                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-20029

                            ROYCE LABORATORIES, INC.
                             5350 N.W. 165TH STREET
                              MIAMI, FLORIDA 33014
                                 (305) 624-1500

                                                                  March 17, 1997

Dear Fellow Shareholders:

     You are cordially invited to attend a Special Meeting of the Shareholders of Royce Laboratories, Inc. ("Royce" or the "Company") to be held on the 16th day of April, 1997 at 11:00 a.m. Miami time at Don Shula's Hotel & Golf Club, Miami Lakes Drive, Miami Lakes, Florida.

     At the Special Meeting, holders of the Company's outstanding common stock, $.005 par value per share (the "Royce Common Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, as amended effective as of March 4, 1997 (the "Merger Agreement"), among Watson Pharmaceuticals, Inc. ("Watson"), Dolphins Acquisition Corp., a wholly-owned subsidiary of Watson, and the Company, with respect to the merger of Dolphins Acquisition Corp. with and into the Company, as provided for in the Merger Agreement (the "Merger"), and to approve the Merger.

     Under the terms of the Merger Agreement, Watson will issue at the closing of the Merger to the holders of each share of Royce Common Stock, the number of shares of Watson common stock, $.0033 par value per share ("Watson Common Stock"), equal to $7.25 divided by the average closing price (the "Average Closing Price") of a share of Watson Common Stock for the ten consecutive trading days ending on the trading day immediately preceding the effective date of the Merger (the "Effective Date"), subject to a $38.00 and $47.00 collar (the "Exchange Ratio"), all as more particularly described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus. Based upon the maximum Average Closing Price of $47.00 and the minimum Average Closing Price of $38.00, and the number of shares of Royce Common Stock and options and warrants to purchase shares of Royce Common Stock outstanding on February 27, 1997, (a) the maximum and minimum number of shares of Watson Common Stock which can be issued in connection with the Merger is 2,580,595 and 2,086,439, respectively, which excludes between 392,942 and 317,698 shares of Watson Common Stock, respectively, which will be issued upon the exercise of outstanding options and warrants to purchase shares of Royce Common Stock, and (b) the Exchange Ratio may be as high as 0.191 or as low as 0.154. Based on 13,525,879 shares of Royce Common Stock issued and outstanding on February 27, 1997, options and warrants to purchase 2,059,558 shares of Royce Common Stock outstanding on February 27, 1997 and assuming that the Average Closing Price is $43.50 (the last closing price of Watson Common Stock on February 27, 1997), Watson will issue 0.167 of a share of Watson Common Stock for each share of Royce Common Stock, or an aggregate of 2,254,313 shares of Watson Common Stock to the holders of all outstanding shares of Royce Common Stock upon the closing of the Merger, which excludes 343,260 shares of Watson Common Stock to be issued upon the exercise of the outstanding options and warrants to purchase shares of Royce Common Stock. Cash will be issued in lieu of fractional shares of Watson Common Stock.

     Gruntal & Co. Incorporated ("Gruntal"), Royce's financial advisor, has rendered an opinion that the terms of the Merger are fair, from a financial point of view, to the holders of Royce Common Stock. A copy of such opinion, which includes certain assumptions made and limitations on the review undertaken by Gruntal, appears as Annex B to the Proxy Statement/Prospectus.

     You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus for details of the Merger and for additional related information.

     THE BOARD OF DIRECTORS OF ROYCE HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ROYCE AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF ROYCE VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     The affirmative vote of the holders of a majority of the outstanding Royce Common Stock is necessary to approve the Merger Agreement.

     I look forward to meeting with those shareholders who are able to be present at the Special Meeting; however, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

     Please do not send your stock certificates with your proxy card. If the Merger Agreement is approved by the Company's shareholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

     Thank you for your cooperation.

                                          Sincerely,

                                          Patrick J. McEnany
                                          Chairman, President and Chief
                                          Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                            ROYCE LABORATORIES, INC.
                             5350 N.W. 165TH STREET
                              MIAMI, FLORIDA 33014
                                 (305) 624-1500
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1997
                             ---------------------

TO THE SHAREHOLDERS OF ROYCE LABORATORIES, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders (the "Meeting") of Royce Laboratories, Inc., a Florida corporation (the "Company"), will be held on April 16, 1997, at 11:00 a.m., Miami time, at Don Shula's Hotel & Golf Club, Miami Lakes Drive, Miami Lakes, Florida for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 24, 1996, as amended effective as of March 4, 1997, among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Dolphins Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Watson established for purposes of the Merger (the "Sub"), and the Company, and the Plan of Merger annexed thereto (collectively, the "Merger Agreement") and to approve the Merger, as described more completely in the accompanying Proxy Statement/Prospectus and in the Merger Agreement which is annexed thereto as Annex A.

          2. To transact such other business as may properly come before the Meeting or at any adjournments or postponements thereof.

     Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on February 27, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof.

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock, $.005 par value per share ("Royce Common Stock"), is necessary to approve and adopt the Merger Agreement and approve the Merger.

     Holders of the Royce Common Stock will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to the holders of the Royce Common Stock because, on the Record Date, there were more than 2,000 holders of record of the Royce Common Stock.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Richard W. Gross,
                                          Secretary

Miami, Florida
March 17, 1997

                                PROXY STATEMENT

                            ROYCE LABORATORIES, INC.
                             ---------------------

                                   PROSPECTUS

                          WATSON PHARMACEUTICALS, INC.

    This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of Royce Laboratories, Inc., a Florida corporation (the "Company" or "Royce"), in connection with the solicitation of proxies ("Proxy" or "Proxies") by the Board of Directors of the Company for use in connection with the Special Meeting of Shareholders of the Company to be held on April 16, 1997 and any adjournments or postponements thereof (the "Meeting").

    At the Meeting, the Company's shareholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 24, 1996, as amended effective as of March 4, 1997, by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Dolphins Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Watson established for purposes of the Merger (the "Sub"), and the Company, and the Plan of Merger annexed thereto (collectively the "Merger Agreement") and to approve the Merger. Pursuant to the merger contemplated by the Merger Agreement (the "Merger"), the Sub is to be merged with and into the Company, and the Company is to become a wholly-owned subsidiary of Watson. The manner and basis of converting shares of Royce common stock, $.005 par value per share ("Royce Common Stock"), into shares of Watson common stock, $.0033 par value per share ("Watson Common Stock"), are described more fully below and are set forth in the Merger Agreement which is attached hereto as Annex A.

    The Average Closing Price for purposes of calculation of the Exchange Ratio is subject to a collar (the "Collar"). Based upon the maximum Average Closing Price (as defined herein) of $47.00 and the minimum Average Closing Price of $38.00, and the number of shares of Royce Common Stock and options and warrants to purchase shares of Royce Common Stock outstanding on February 27, 1997, (a) the maximum and minimum number of shares of Watson Common Stock which can be issued in connection with the Merger is 2,580,595 and 2,086,439 respectively, which excludes between 392,942 and 317,698 shares of Watson Common Stock, respectively, which will be issued upon the exercise of outstanding options and warrants to purchase shares of Royce Common Stock, and (b) the Exchange Ratio (as defined herein) may be as high as 0.191 or as low as 0.154. Based on 13,525,879 shares of Royce Common Stock issued and outstanding on February 27, 1997, options and warrants to purchase 2,059,558 shares of Royce Common Stock outstanding on February 27, 1997 and assuming the Average Closing Price is $43.50 (the last closing price of the Watson Common Stock on February 27, 1997), Watson will issue 0.167 of a share of Watson Common Stock for each share of Royce Common Stock or an aggregate of 2,254,313 shares of Watson Common Stock to the holders of all outstanding shares of Royce Common Stock upon the closing of the Merger, which excludes 343,260 shares of Watson Common Stock to be issued upon the exercise of outstanding options and warrants to purchase shares of Royce Common Stock. Cash will be issued in lieu of fractional shares of Watson Common Stock. The Exchange Ratio provides for the conversion of each share of Royce Common Stock into the right to receive the number of shares of Watson Common Stock equal to the following: $7.25 divided by the Average Closing Price. The value of the shares received will depend upon the actual market price of the Watson Common Stock. The effect of the Collar will be to limit the maximum and minimum number of shares that will be issuable to Royce shareholders. All options and warrants to acquire Royce Common Stock at the Effective Time will remain outstanding after the Effective Time. Each such option or warrant shall be exercisable upon the same terms and conditions in their respective option or warrant agreement, except that (x) the unexercised portion of each such option or warrant will be exercisable into the number of shares of Watson Common Stock (rounded to the nearest whole share, with 0.5 rounded upward) equal to the number of shares of Royce Common Stock subject to such unexercised portion multiplied by the Exchange Ratio; and (y) the exercise price per share of Watson Common Stock will be equal to the applicable exercise price per share of Royce Common Stock subject to such option or warrant divided by the Exchange Ratio (rounded to the nearest full cent, with $0.005 rounded upward). No payment will be made for fractional interests in such options or warrants.

    The number of shares of Watson Common Stock to be received by the holders of Royce Common Stock will be determined in accordance with the Exchange Ratio. The Average Closing Price will be calculated immediately prior to the closing of the Merger. The Closing Date is expected to occur either on the day of the shareholder vote or on the day following the shareholder vote. Consequently, the actual consideration to be paid to the Royce shareholders and the Exchange Ratio will not be determinable at the time of the shareholder vote. Current market prices for the Watson Common Stock may be obtained free of charge prior to the Effective Time by calling Royce's Investor Relations at 1-800-432-5682. The Exchange Ratio and the Average Closing Price are subject to adjustment in the event of any stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction with respect to Watson Common Stock or Royce Common Stock occurring prior to the Effective Time, so that holders of shares of Royce Common Stock will receive the consideration that has been contemplated by the terms of the Merger Agreement. From December 24, 1996 through the date of this Proxy Statement/Prospectus, no such actions have occurred and none are contemplated. See "Summary -- Merger Consideration" for a description of the range of shares to be issued and applicable Exchange Ratio.

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR INFORMATION THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF THE COMPANY IN VOTING UPON THE MERGER AGREEMENT.

    Watson has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Watson Common Stock that will be issued in connection with the Merger. The Registration Statement also registers the shares of Watson Common Stock issuable upon the exercise of Royce's outstanding warrants and options. This Proxy Statement/Prospectus constitutes the Prospectus of Watson filed as part of the Registration Statement. All information contained in this Proxy Statement/ Prospectus concerning Watson has been provided by Watson. All information contained in this Proxy Statement/Prospectus concerning the Company has been provided by the Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROXY
                STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

    This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Shareholders and Proxy are first being mailed to the shareholders of the Company on or about March 17, 1997. A shareholder of the Company who has given a Proxy may revoke it at any time prior to its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

    Shareholders of the Company are urged to read and carefully consider the information contained in this Proxy Statement/ Prospectus and the Annexes attached hereto.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 13, 1997.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................     1
Incorporation of Certain Documents by Reference.............     1
Cautionary Statement........................................     2
Summary.....................................................     3
Comparative Per Share Data..................................    17
Comparative Market Data.....................................    18
Risk Factors................................................    19
The Meeting.................................................    25
The Merger..................................................    27
Opinion of Royce's Financial Advisor........................    39
Opinion of Watson's Financial Advisor.......................    45
The Merger Agreement........................................    51
Comparative Rights of Shareholders..........................    58
Description of Watson Capital Stock.........................    66
Watson's Business...........................................    69
Watson's Management.........................................    72
Watson's Principal Stockholders.............................    74
Watson's Executive Compensation.............................    76
Watson's Selected Consolidated Financial Information........    79
Watson's Management's Discussion............................    81
Watson's Supplementary Consolidated Financial Information...    88
Watson's Supplementary Management's Discussion..............    90
Watson's Certain Relationships and Related Transactions.....    96
Royce's Business............................................    97
Royce's Selected Consolidated Financial Information.........   109
Royce's Management's Discussion.............................   110
Royce's Security Ownership of Certain Beneficial Owners and
  Management................................................   114
Dissenters' Rights..........................................   115
Legal Matters...............................................   115
Experts.....................................................   115
Index to Financial Statements...............................   F-1
Royce's Consolidated Financial Statements...................   F-2
Watson's Consolidated Financial Statements..................  F-27
Watson's Supplementary Consolidated Financial Statements....  F-50
Watson's Consolidated Financial Statements -- September 30,
  1996......................................................  F-74
Watson's Supplementary Consolidated Financial
  Statements -- September 30, 1996..........................  F-80
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-87

ANNEX
A -- Agreement and Plan of Merger, As Amended...............   A-1
B -- Opinion of Gruntal & Co., Incorporated.................   B-1
C -- Opinion of Bear, Stearns & Co. Inc.....................   C-1

                             AVAILABLE INFORMATION

     Watson and the Company are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission, located at Suite 1300, 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the National Association of Securities Dealers, 1935 K Street, N.W., Washington, D.C. 20006. In addition, electronic copies of the Registration Statement and all related exhibits and schedules may be accessed on the World Wide Web via the Commission's EDGAR database at its website (http://www.sec.gov).

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus, or in any document incorporated in this Proxy Statement/Prospectus by reference, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each circumstance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or documents incorporated in this Proxy Statement/Prospectus. Each such statement is qualified in all respects by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

     No person is authorized to give any information or to make any representation in connection with the solicitation of Proxies or the offering of securities made hereby other than those contained in this Proxy Statement/Prospectus or in the documents incorporated herein by reference and, if given and made, such information or representation must not be relied upon as having been authorized by Watson or the Company. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction, to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor the issuance of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Watson or the Company since the date hereof or that the information in this Proxy Statement/Prospectus or in any documents incorporated herein by reference is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Watson pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:
(i) Watson's Annual Report on Form 10-K for the year ended December 31, 1995, as amended; (ii) Watson's Current Reports on Form 8-K, dated October 3, 1996 and January 9, 1997; and (iii) Watson's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996, as amended and (iv) the description of Watson Common Stock contained in Watson's Registration Statement on Form 8-A, dated April 3, 1992.

     In addition, all documents filed by Watson with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Proxy Statement/ Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

                              CAUTIONARY STATEMENT

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus. The information in this Proxy Statement/Prospectus should be carefully considered before consenting to the exchange of Royce Common Stock for Watson Common Stock in the Merger.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO WATSON PHARMACEUTICALS, INC., 311 BONNIE CIRCLE, CORONA, CALIFORNIA 91720, TELEPHONE NUMBER (909) 270-1400;
ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, REQUESTS SHOULD BE MADE BY APRIL 7, 1997.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes attached hereto. The Company's shareholders are urged to read and carefully consider this Proxy Statement/Prospectus and the Annexes attached hereto.

                             PARTIES TO THE MERGER

WATSON PHARMACEUTICALS, INC.

     Watson develops, manufactures and markets a comprehensive array of off-patent (referred to herein as "off-patent" or "generic") pharmaceuticals, and develops proprietary pharmaceutical products. Watson pursues a balanced strategy of generating revenue through its long-established off-patent pharmaceuticals business, capitalizing on its proven capabilities to support the development of off-patent and proprietary products, and seeking opportunities to acquire businesses, technologies and products to broaden its technology platform. Watson's objective is to become a fully integrated pharmaceutical company, which (i) develops and markets off-patent pharmaceuticals and (ii) develops proprietary products and markets such products worldwide through pharmaceutical companies, joint ventures and its own marketing efforts. Watson targets difficult-to-produce niche pharmaceuticals, thereby avoiding competition with traditional commodity-oriented off-patent pharmaceutical companies. Watson also regularly reviews potential opportunities to acquire or invest in technologies, products or product rights and businesses compatible with its existing business. See "Watson's Business."

     In addition to the Merger, Watson entered into a definitive Agreement and Plan of Merger ("Oclassen Merger Agreement") with Oclassen Pharmaceuticals, Inc. ("Oclassen") dated as of September 25, 1996, as amended effective November 14, 1996 and as amended effective December 31, 1996, pursuant to which Oclassen agreed to merge (the "Oclassen Merger") with a subsidiary of Watson created for the purpose of the Oclassen Merger, with Oclassen surviving the Oclassen Merger as a wholly-owned subsidiary of Watson. It is intended that the Oclassen Merger will qualify as a pooling of interests for accounting purposes and a tax free reorganization for federal income tax purposes. The Oclassen Merger was consummated on February 27, 1997. See "Watson's Business -- Recent Developments."

     Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720. Its telephone number is (909) 270-1400. Watson is currently traded on the Nasdaq National Market System ("Nasdaq NMS") under the symbol "WATS."

ROYCE LABORATORIES, INC.

     Royce develops, manufactures and markets generic prescription drugs in solid dosage forms (tablets and capsules). At present, Royce manufactures and markets 20 generic prescription drugs in 42 dosage strengths and has received approval on an additional drug in 3 dosage strengths which it has not yet commenced manufacturing and marketing. Additionally, Royce has, at present, abbreviated new drug applications ("ANDAs") pending with the Food and Drug Administration ("FDA") for 9 new generic prescription products.

     Royce's principal executive offices are located at 5350 N.W. 165th Street, Miami, Florida 33014. Its telephone number is (305) 624-1500. Royce is currently traded on the Nasdaq SmallCap Market under the symbol "RLAB."

                                  THE MEETING

DATE, TIME AND PLACE OF MEETING

     The Meeting will be held on April 16, 1997 at 11:00 a.m., Miami time, at Don Shula's Hotel & Golf Club, Miami Lakes Drive, Miami Lakes, Florida. At the Meeting, the Company's shareholders will be asked to approve and adopt the Merger Agreement and approve the Merger.

RECORD DATE AND OUTSTANDING SHARES ENTITLED TO VOTE

     Only holders of record of Royce Common Stock at the close of business on February 27, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, there were 13,525,879 shares of Royce Common Stock outstanding and entitled to vote. The holders of the Royce Common Stock are each entitled to one vote per share on the matter to be considered at the Meeting. The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of Royce Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting.

VOTING OF PROXIES

     The Proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Company's Board of Directors for use at the Meeting. The Company's shareholders are requested to complete, date and sign the accompanying Proxy and promptly return it in the enclosed envelope (which requires no postage if mailed in the United States) to the Company's transfer agent. The Proxy permits each Royce shareholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN" from) the approval and adoption of the Merger Agreement. An abstention or broker non-vote has the same effect as a vote against the Merger. If properly executed and returned, such Proxy will be voted in accordance with the choice specified. Where a signed Proxy is returned, but no choice specified, the applicable shares will be voted for the approval and adoption of the Merger Agreement. A Proxy may be revoked at any time before its exercise by filing with the Company Secretary an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

VOTES REQUIRED

     Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Royce Common Stock outstanding on the Record Date. As of the Record Date, Royce's directors and executive officers as a group owned, of record, 799,952 shares (or 5.9%) of the then outstanding Royce Common Stock, excluding shares to be issued to them upon the exercise of outstanding options and warrants. All directors and executive officers of Royce have indicated that they will vote for the approval and adoption of the Merger Agreement and approval of the Merger.

SOLICITATION OF PROXIES AND EXPENSES

     The Company will bear the cost of the solicitation of Proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from the Company's shareholders by telephone, telegram, telecopy, letter or in person. The Company has engaged Morrow & Co., Inc., a professional proxy solicitation firm, to assist in such solicitation for an estimated fee of $10,000, including disbursements. The Company will request brokers, custodians, nominees and other record holders to forward copies of this Proxy Statement/Prospectus, Proxies and other soliciting materials to persons for whom they hold shares of Royce Common Stock and to request authority for the exercise of Proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

RISK FACTORS

     The decision by a Royce shareholder to approve the Merger Agreement and the Merger and to become a stockholder of Watson involves a number of risks: including the risk that the combined company may experience difficulties in integration of the two businesses; that certain persons might have interests in the Merger that differ from the interests of a Royce shareholder; that the shareholders of Royce will effectively relinquish direct control over the business of Royce; that the rights of Royce shareholders may differ as stockholders of a Nevada corporation; that there are certain conditions to the consummation of the Merger; the possibility of future acquisitions and any problems attendant thereto; Watson's lack of control over joint ventures pursuant to which it derives substantial revenue; Watson's and Royce's dependence upon new product introductions; the level of competition in the combined company's industries; the extent of, and changes in, the level of government regulation; the dependence of the combined company on certain key personnel; the potential volatility of the price of Watson Common Stock and the absence of dividends; the fluctuations in quarterly earnings which Watson has experienced and may continue to experience; the costs associated with product development and the uncertainty of returns; risks relating to any difficulty in obtaining patent or other intellectual property protection or the costs associated therewith; the dependence of the combined company on certain products; the uncertainty of royalty and joint venture income; the dependence of the combined company on certain suppliers; the loss of exclusive rights to market certain products; the cost and availability of product liability insurance and the risks associated with any such liability action; the existence of certain anti-takeover provisions under Nevada law; the dilution the Royce shareholders will experience as a result of the Merger; the existence of certain "no-shop" provisions; and the fact that the closing of the Merger is subject to the satisfaction of certain conditions.

                                   THE MERGER

     The following summary is qualified in its entirety by reference to the more detailed discussion of the Merger which appears under the caption "The Merger" and to the full text of the Merger Agreement which is attached hereto as Annex A and is incorporated herein by reference. Capitalized terms not defined herein are defined in the Merger Agreement.

STRUCTURE OF THE MERGER

     Pursuant to the Merger Agreement, (i) the Sub will be merged with and into the Company, (ii) each issued and outstanding share of Royce Common Stock will be converted into the right to receive shares of Watson Common Stock, and cash in lieu of fractional shares, and (iii) each outstanding share of the Sub's common stock will be converted into one share of Royce Common Stock, as a result of which the Company, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Watson. After the Merger, shareholders of the Company will no longer have any direct ownership interest in the Company and each shareholder of the Company will become a Watson stockholder. For a summary of the principal differences between the rights of holders of Royce Common Stock and Watson Common Stock, see "--Effects of the Merger on Rights of Shareholders; Summary of Comparative Rights of Shareholders" and "Comparative Rights of Shareholders."

MERGER CONSIDERATION

     Under the terms of the Merger Agreement, Watson will issue at the closing of the Merger to each holder of a share of Royce Common Stock a number of shares of Watson Common Stock equal to the following (the "Exchange Ratio"): $7.25 divided by the average daily closing price (the "Average Closing Price") of a share of Watson Common Stock as quoted on the Nasdaq NMS and as reported in The Wall Street Journal for the ten consecutive trading days ending on the trading day immediately preceding the effective date of the Merger (the "Effective Date"). If the Average Closing Price (i) exceeds $47.00, the Average Closing Price will be deemed to be $47.00 for purposes of calculating the Exchange Ratio and (ii) is less than $38.00, the Average Closing Price shall be deemed to be $38.00 for purposes of calculating the Exchange Ratio.

     Based upon the maximum Average Closing Price of $47.00 and the minimum Average Closing Price of $38.00, and the number of shares of Royce Common Stock and options and warrants to purchase shares of Royce Common Stock outstanding on February 27, 1997, (a) the maximum and minimum number of shares of Watson Common Stock which can be issued in connection with the Merger is 2,580,595 and 2,086,439, respectively, which excludes between 392,942 and 317,698 shares of Watson Common Stock, respectively, to be issued upon the exercise of outstanding options and warrants to purchase shares of Royce Common Stock, and (b) the Exchange Ratio may be as high as 0.191 or as low as 0.154.

     No fractional shares of Watson Common Stock will be issued in the Merger and holders of Royce Common Stock will receive cash in lieu thereof. For each fractional share of Watson Common Stock that would otherwise be issuable, each eligible holder will receive an amount of cash equal to such fractional proportion of the Average Closing Price per share of Watson Common Stock. Since the actual number of shares of Watson Common Stock to be received by holders of Royce Common Stock is based upon a formula calculated at a time after the Royce shareholder vote, the Royce shareholders will not know the actual number of shares of Watson Common Stock they will receive in the Merger at the time of the shareholder vote.

     During the period from October 1, 1996 to March 12, 1997, the closing price of a share of Watson Common Stock as quoted on the Nasdaq NMS has been as high as $45.875 and as low as $32.00. See also "Comparative Market Data."

     The number of shares of Watson Common Stock issuable to holders of currently outstanding Royce Common Stock in connection with the Merger and the Exchange Ratio can be illustrated by the following table:

                               SHARES OF WATSON
 WATSON AVERAGE                COMMON STOCK TO
CLOSING PRICE PER  EXCHANGE     BE RECEIVED BY
      SHARE        RATIO(A)   ROYCE SHAREHOLDERS
-----------------  --------   ------------------
$38.00 or less      0.191         2,580,595(maximum)
$39.00              0.186         2,514,426
$40.00              0.181         2,451,566
$41.00              0.177         2,391,771
$42.00              0.173         2,334,824
$43.00              0.169         2,280,526
$44.00              0.165         2,228,696
$45.00              0.161         2,179,169
$46.00              0.158         2,131,796
$47.00 or more      0.154         2,086,439(minimum)

---------------

(a) Represents the number of shares of Watson Common Stock to be issued in exchange for each share of Royce Common Stock, rounded to three decimal points.

     The value of the shares to be received by the Royce shareholders will depend upon the actual market price of the Watson Common Stock. The effect of the Collar will be to limit the maximum and minimum number of shares that will be issuable to Royce shareholders to the maximum and minimum identified in the above table.

     The Exchange Ratio and the Average Closing Price will be adjusted in the event of any stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction with respect to Watson Common Stock or Royce Common Stock occurring prior to the Effective Time, so that holders of shares of Royce Common Stock will receive the same consideration as originally contemplated by the terms of the Merger Agreement. From December 24, 1996 through the date of this Proxy Statement/Prospectus, no such actions have occurred and none are contemplated.

     By way of illustration, based on 13,525,879 shares of Royce Common Stock issued and outstanding on February 27, 1997, options and warrants to purchase 2,059,558 shares of Royce Common Stock outstanding on February 27, 1997, and assuming the Average Closing Price is $43.50 (the last closing price of Watson Common Stock on February 27, 1997), Watson will issue 0.167 of a share of Watson Common Stock for each share of Royce Common Stock, or an aggregate of 2,254,313 shares of Watson Common Stock to the holders of all outstanding shares of the Royce Common Stock upon the closing of the Merger, which excludes 343,260 shares of Watson Common Stock to be issued upon the exercise of the outstanding options and warrants to purchase shares of Royce Common Stock. It is currently anticipated that the closing of the Merger will occur on either the day of the Meeting or on the day following the date of the Meeting. Since the Average Closing Price will be calculated immediately prior to the closing of the Merger, the actual consideration to be paid to the Royce shareholders and the Exchange Ratio may differ from the above example and there can be no assurance that the price of the Watson Common Stock used for purposes of calculation of the Average Closing Price will not be lower than the price at the time of the vote. Current prices for the Watson Common Stock may be obtained free of charge prior to the Effective Time by calling Royce's Investor Relations at 1-800-432-5682.

     Subject to the Royce Board of Directors' ability to terminate the Merger in the event it determines, in the exercise of its fiduciary duties, to withdraw its recommendation of the Merger Agreement or the Merger, neither party has the right to terminate the Merger Agreement based upon fluctuations in the Average Closing Price. Royce believes that its Board of Directors would not withdraw its recommendation unless it determined events have occurred that render the Merger or the Exchange Ratio no longer fair to its shareholders, including but not limited to, the withdrawal by Gruntal of its opinion that the terms of the Merger were fair, from a financial point of view, to the holders of Royce Common Stock.

OWNERSHIP OF WATSON AFTER THE MERGER

     Based upon the number of outstanding shares of Watson Common Stock on February 27, 1997 and of Royce Common Stock on February 27, 1997 and assuming
(i) no exercise of options or warrants for or conversion of securities convertible into capital stock of Watson or Royce, (ii) no change in the price of Watson Common Stock from the closing sale price on February 27, 1997 ($43.50 per share), and (iii) the issuance of 3.3 million shares of Watson Common Stock in connection with the Oclassen Merger, immediately following the Merger, (a) the former holders of Royce Common Stock will collectively hold approximately 5.3% of the issued and outstanding shares of Watson Common Stock; and (b) the persons who held Watson Common Stock immediately prior to the Merger will hold collectively approximately 94.7% of the issued and outstanding shares of Watson Common Stock.

REASONS FOR THE MERGER; ADVANTAGES AND DISADVANTAGES OF THE MERGER

     The Boards of Directors of both Watson and Royce considered a number of potential advantages and disadvantages of the Merger. Watson's Board of Directors believes that the material advantages of the Merger to Watson and its stockholders are the effect on Watson's future estimated earnings per share, the complementary product lines of the two entities, operating efficiencies created by the Merger, the increased product pipeline, the rationalization of certain product development activities and the expansion of Watson's existing off-patent prescription drug business. The Royce Board of Directors believes that the material advantages of the Merger to Royce and its shareholders are a diversified revenue base, an expanded product pipeline, stronger financial resources and enhanced access to capital, a talented management team for the combined company, the enhanced ability to recruit and retain employees and the terms of the Merger, including the consideration to be received by the Royce shareholders.

     Each Board of Directors has recognized that there are potential disadvantages of the Merger, including potential disruption in the businesses of Royce and Watson following announcement of the Merger and during the combination of the operations of the two companies, the risk of non-consummation of the Merger, risks of integration following the Merger and the possibility that the anticipated advantages of the Merger as described above may not be realized. The Watson Board of Directors recognized that disadvantages of the Merger include the risk of overpayment of consideration otherwise justified based upon the current level of earnings of Royce, the risk that some or all of Royce's products for which ANDA submissions have been made will not be approved by the FDA, or will not be approved when anticipated, potential disruption in Watson's business, the risk of non-consummation of the Merger and the risks associated with integrating the businesses, operations and personnel of Watson and Royce following the Merger. The Royce Board of Directors also recognized that, as a result of the Merger, the Royce shareholders will lose the exclusive opportunity to develop and exploit

Royce's current and potential products and will, as stockholders of Watson, bear the risks associated with the operation of the Watson business and will experience dilution in their voting power.

     Although the Board of Directors of each of Watson and Royce carefully considered the advantages and disadvantages of the Merger described above, the Boards of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the more specific advantages and disadvantages considered. For a more complete discussion of the advantages and disadvantages of the Merger, see "The Merger -- Watson's Reasons for the Merger; Advantages and Disadvantages of the Merger" and "The Merger -- Royce's Reasons for the Merger; Advantages and Disadvantages of the Merger."

     THE BOARDS OF DIRECTORS OF WATSON AND ROYCE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS OF ROYCE RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY ROYCE'S SHAREHOLDERS.

     At the time the Merger Agreement was approved, the Board of Directors of Watson believed that the terms of the Merger were fair to and in the best interests of Watson and its stockholders. In reaching its determination, the Board of Directors of Watson believed the Merger would create a significantly stronger pharmaceutical business than either of the two companies experience operating independently and would reduce risks to which Watson would be subject as a stand-alone company; information concerning the financial performance, condition and business operations of Watson and Royce; the presentation of Bear Stearns & Co. Inc. ("Bear Stearns"), Watson's financial advisor, delivered to Watson's Board at its meeting on December 19, 1996, and the opinion of Bear Stearns to the effect that, as of December 20, 1996, the Merger was fair, from a financial point of view, to the Watson stockholders; the terms and conditions of the Merger and the Merger Agreement; the fact that the Merger will be accounted for as a pooling of interests; and the likelihood that the Merger will be consummated. For a more complete discussion of the factors considered by the Watson Board of Directors in determining to approve the Merger Agreement and the Merger, see "The Merger -- Watson's Reasons for the Merger" and "The
Merger -- Approval of the Board of Directors of Watson; Advantages and Disadvantages of the Merger."

     At the time the Merger Agreement was approved, the Board of Directors of Royce believed that the terms of the Merger were fair to and in the best interests of Royce and its shareholders. In reaching its determination, the Board of Directors of Royce considered Royce's strategic alternatives; information concerning the financial performance, condition and business operations of Watson and Royce; the presentation of Gruntal & Co., Incorporated ("Gruntal"), Royce's financial advisor, delivered to Royce's Board at its meeting on December 23, 1996; and the opinion of Gruntal to the effect that as of the date of the execution of the Merger Agreement, the terms of the Merger were fair, from a financial point of view, to the holders of Royce Common Stock; the existing trading market for Watson Common Stock; the fact that the Merger would be a tax free transaction accounted for as a pooling of interests; the opportunity for Royce's shareholders to continue to share in the potential for long-term gains from their investment in Royce through their ownership of Watson Common Stock following the Merger; the terms and conditions of the Merger; the likelihood that the Merger will be consummated; and the advantages and disadvantages of the Merger to Royce and its shareholders described above. For a more complete discussion of the factors considered by the Royce Board of Directors in determining to recommend approval and adoption of the Merger Agreement and approval of the Merger, see "The Merger -- Royce's Reasons for the Merger; Advantages and Disadvantages of the Merger."

     A VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT BY THE COMPANY'S SHAREHOLDERS WILL BE DEEMED APPROVAL OF THE EXCHANGE RATIO.

     An approval of the Exchange Ratio by a holder of Royce Common Stock will be deemed to be an election by such holder to exchange his or her shares of Royce Common Stock at the Exchange Ratio stated herein and absent a showing of fraud or bad faith in connection with the Merger such approval may foreclose any later claim by such holder that such Exchange Ratio was unfair.

     At the closing of the Merger, outstanding options and warrants to purchase shares of Royce Common Stock (collectively, "Company Options") will be converted into the right to purchase that number of shares of

Watson Common Stock as the holder of such Company Options would have been entitled to receive had they exercised such Company Options prior to the consummation of the Merger and participated in the Merger. As of February 27, 1997 there were outstanding options and warrants to purchase 2,059,558 shares of Royce Common Stock. Additionally, at the closing of the Merger, the options to purchase shares of Royce Common Stock issued pursuant to Royce's 1992 and 1995 Stock Option Plans (which will be converted into options to purchase shares of Watson Common Stock, as described above) will, in accordance with the terms of such plans, immediately vest. In addition, certain options issued pursuant to the currently outstanding employment agreement between the Company and Patrick
J. McEnany, the Company's Chairman, President and Chief Executive Officer, will, in accordance with the terms of such agreement, immediately vest. All other options and warrants will continue to vest in accordance with the vesting schedules or acceleration provisions contained in the agreements evidencing such options.

OPINION OF FINANCIAL ADVISORS

     Gruntal is acting as the financial advisor to Royce in connection with the Merger and has rendered an opinion to Royce's Board of Directors that the terms of the Merger are fair, from a financial point of view, to Royce's shareholders. The full text of the opinion of Gruntal is set forth as Annex B to this Proxy Statement/ Prospectus. See "Opinion of Royce's Financial Advisor," and Annex B.

     Bear Stearns, acting as financial advisor to Watson in connection with the Merger, has rendered an opinion to Watson's Board of Directors to the effect that the Exchange Ratio to be paid by Watson in the Merger is fair to Watson from a financial point of view as of December 20, 1996. The full text of the opinion is set forth as Annex C to the Proxy Statement/Prospectus. See "Opinion of Watson's Financial Advisor" which is annexed hereto as Annex C.

RECOMMENDATION OF THE ROYCE BOARD OF DIRECTORS

     Royce's Board of Directors has unanimously adopted the Merger Agreement, authorized the Merger and the transactions contemplated in the Merger Agreement, and has determined that the Merger is fair to, and in the best interest of, Royce and the Royce shareholders. Royce's Board of Directors recommends approval and adoption of the Merger Agreement by Royce's shareholders. In reaching its decision to adopt the Merger Agreement and to recommend the Merger, Royce's Board considered a number of factors. See "The Merger -- Background of the Merger" and "-- Reasons for the Merger," and "Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Each of the directors and officers of Royce are shareholders and/or option holders of Royce. As a result, they will receive the same consideration as other shareholders and option holders of Royce in the Merger. However, in considering the recommendation of the Board of Directors of Royce with respect to the Merger, Royce shareholders should be aware that Patrick J. McEnany, Chairman, President and Chief Executive Officer of Royce, has certain additional interests in the Merger.

     In particular, upon the effective date of the Merger, Patrick J. McEnany will execute a new three-year employment agreement with Watson and the Company whereby Mr. McEnany will remain as the President of Royce after the Merger and will also become a Vice President of Watson in charge of Corporate Development. The new employment agreement will replace the existing employment agreement between the Company and Mr. McEnany.

     Under the terms of the new employment agreement, Mr. McEnany will receive:
(i) a base salary of $200,000 per annum (adjusted annually for increases in the cost of living); (ii) the right to receive a bonus of up to $150,000 during the first year of the agreement by meeting certain targets, and discretionary bonuses in future years; (iii) customary benefits consistent with the other officers of Watson; and (iv) an option (vesting over five years) to purchase 100,000 shares of Watson Common Stock at an exercise price equal to the last closing price of shares of Watson Common Stock on the Effective Date.

     The new employment agreement will also provide that if Mr. McEnany terminates the agreement after one year or for "good reason" (as defined in the employment agreement) or if Watson terminates the agreement for any reason other than cause, Mr. McEnany will receive severance benefits of $350,000 payable over the year following his termination of employment. Additionally, in the event that Mr. McEnany's employment agreement is terminated by Watson for any reason other than cause or by Mr. McEnany for "good reason," Mr. McEnany will become a consultant to Watson for a term to end in 2002. During the term of his employment and for a period of one year after the termination of Mr. McEnany's employment with Watson and the Company, Mr. McEnany will be prohibited from competing with Watson in the development, manufacture, sale and marketing of generic prescription products. Additionally, Mr. McEnany's consulting agreement with Watson and the Company will terminate if Mr. McEnany competes with Watson in the development, sale and marketing of generic prescription products. See "The Merger -- Interests of Certain Persons in the Merger."

     As of February 27, 1997, (i) Mr. McEnany, either directly or indirectly owned, of record, 459,053 shares (or 3.4%) of the then outstanding Royce Common Stock, excluding shares to be issued to him upon the exercise of outstanding options and warrants; and (ii) Royce's directors and executive officers as a group owned, of record, 799,952 shares (or 5.9%) of the then outstanding Royce Common Stock, excluding shares to be issued to them upon the exercise of outstanding options and warrants. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Royce Common Stock outstanding on the Record Date. All directors and executive officers of Royce have indicated that they will vote for the approval and adoption of the Merger Agreement and approval of the Merger.

ADDITIONAL SECURITIES REGISTERED IN THE REGISTRATION STATEMENT

     This Registration Statement also registers the issuance by Watson of up to 300,314 shares of Watson Common Stock issuable to the holders of 941,666 outstanding Royce warrants and 1,117,892 outstanding Royce options upon the exercise of such warrants and options. See "The Merger Agreement -- Company Options" and "Description of Watson Capital Stock -- Additional Securities Registered in the Registration Statement."

GOVERNANCE

     Following the Merger, holders of shares of Royce Common Stock will be holders of shares of Watson Common Stock and will not have any direct ownership interest in Royce. However, as holders of Watson Common Stock, the holders of Royce Common Stock will have an indirect interest in Royce, which will be a wholly-owned subsidiary of Watson. Following the consummation of the Merger, (a) the Chairman of the Board and Chief Executive Officer of Watson will be Dr. Allen Chao, and the President of Watson will be Dr. Melvin D. Sharoky; (b) the Board of Directors of Watson will consist of Dr. Allen Chao, Dr. Melvin D. Sharoky, Dr. Alec D. Keith, Michel J. Feldman, Albert F. Hummel, Michael Fedida and Ronald R. Taylor; (c) the executive officers of Watson will be Dr. Allen Chao, Dr. Melvin Sharoky and Dr. David Hsia, Senior Vice President, Scientific Affairs (except that in connection with the Merger and the Oclassen Merger, Patrick J. McEnany, Glenn A. Oclassen and Terry L. Johnson may be deemed to be "executive officers" of Watson under applicable securities laws); (d) the Chairman of the Board of Royce will be Dr. Allen Chao, the President of Royce will be Patrick J. McEnany and the Secretary of Royce will be Michel J. Feldman;
(e) the Board of Directors of Royce will consist of Dr. Allen Chao, Patrick J. McEnany and Frederick Wilkinson, Senior Vice President -- Sales and Marketing and Vice President -- Business Development of Watson Laboratories, Inc., a wholly-owned subsidiary of Watson ("Watson Labs"). Other than Patrick J. McEnany, who will become the Vice President, Corporate Development of Watson, no director or officer of Royce will become an officer or member of the Board of Directors of Watson in connection with the Merger. Additionally, upon consummation of the Oclassen Merger, no director or officer of Oclassen will become an officer or member of the Board of Directors of Watson.

FEDERAL INCOME TAX CONSEQUENCES

     The obligation of each of Royce and Watson to consummate the Merger is conditioned upon the receipt by Royce and Watson of an opinion from each of D'Ancona & Pflaum, counsel to Watson, and Akerman, Senterfitt & Eidson, P.A., counsel to Royce, to the effect that, for federal income tax purposes, the Merger will constitute a tax free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the

Internal Revenue Code of 1986, as amended (the "Code"). Such tax opinions have been rendered and the material tax consequences are summarized herein. See "The Merger -- Federal Income Tax Consequences." If, as anticipated, the Merger qualifies as a tax free reorganization, among other things, no gain or loss would be recognized by the Company's shareholders as a result of the Merger, except gain or loss recognized on the receipt of cash paid in lieu of fractional shares. The Merger Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. The Company's shareholders are urged to consult their own tax advisors regarding the particular tax consequences of the Merger to them.

FEDERAL SECURITIES LAWS CONSEQUENCES

     The Watson Common Stock issuable in connection with the Merger has been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by the Company's shareholders who are not deemed to be "affiliates" of the Company, as such term is used in Rule 145 under the Securities Act. With respect to those shareholders who may be deemed to be affiliates of the Company, Rule 144 and Rule 145 under the Securities Act place certain restrictions on the transfer of Watson Common Stock which may be received by them pursuant to the Merger. Additionally, it is a condition to the consummation of the Merger that all persons deemed "affiliates" of the Company enter into an agreement with Watson whereby each such person agrees not to sell their shares of Watson Common Stock received by them in connection with the Merger until combined operating results covering a minimum thirty-day period of Royce and Watson are publicly released. See "The Merger Agreement -- Conditions Precedent."

ACCOUNTING TREATMENT

     Both Watson and Royce believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes and have been so advised by their respective independent public accountants. Consummation of the Merger is conditioned upon, among other things, the receipt by Watson of a letter from its independent public accountants, dated the closing date of the Merger, stating that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and the receipt by Royce of a letter from its independent public accountants, dated the closing date of the Merger, indicating that Royce has not taken any action that would preclude it from entering into a transaction that would be treated as a pooling of interests for accounting and financial reporting purposes. See "The Merger
Agreement -- Conditions Precedent" and "The Merger -- Accounting Treatment."

EFFECTS OF THE MERGER ON RIGHTS OF SHAREHOLDERS; SUMMARY OF COMPARATIVE RIGHTS OF SHAREHOLDERS

     As a result of the Merger, Royce's shareholders will become stockholders of Watson. Royce is organized under the laws of Florida while Watson is organized under the laws of Nevada. The following is a summary of certain material differences between (i) Nevada corporate law and the Articles of Incorporation and Bylaws of Watson and (ii) Florida corporate law and the Articles of Incorporation and Bylaws of Royce. For a more detailed discussion of the comparative rights of the shareholders of Watson and Royce see "Comparative Rights of Shareholders."

     (i) Number of Directors. Watson's Articles of Incorporation provide that the number of directors of Watson shall be nine persons. The Royce Bylaws provide that the number of directors shall not be less than five nor more than nine persons.

     (ii) Anti-Takeover Provisions. The combined company may be subject to the provisions of the Nevada's anti-takeover laws. The Nevada Combination with Interested Stockholders Statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. The Nevada Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages unless the acquiror obtains the approval of the target corporation's stockholders. Such provisions may make an unsolicited acquisition of control of Watson more difficult or expensive.

ABSENCE OF DISSENTERS' RIGHTS

     Holders of Royce Common Stock will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are generally unavailable to the holders of Royce Common Stock because the Royce Common Stock was, on the Record Date, held by more than 2,000 shareholders of record. See "Dissenters' Rights."

REGULATORY APPROVAL

     The obligations of Watson and Royce to consummate the Merger are subject to the expiration of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder. Watson and Royce filed the Pre-Merger Notification under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on January 10, 1997. The waiting period under the HSR Act expired on February 9, 1997. See "The Merger Agreement -- Conditions Precedent" and "The Merger -- Regulatory Approval."

NO SOLICITATION

     Under the terms of the Merger Agreement, the Company is prohibited from, directly or indirectly, soliciting or encouraging the initiation of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or substantially all of its assets. However, if the Company's Board of Directors determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend an unsolicited proposal which it deems superior to the Merger (the "Alternative Proposal"), then the Company shall be entitled to enter into the Alternative Proposal and terminate the Merger Agreement. In such event, Royce will be obligated to pay Watson the Termination Fee described below.

CONDITIONS PRECEDENT

     The consummation of the Merger is subject to a number of conditions. See "The Merger Agreement -- Conditions Precedent."

TERMINATION OF THE MERGER

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the consummation of the Merger: (i) by the mutual consent of the Boards of Directors of the Company and Watson; (ii) by the Board of Directors of either the Company or Watson if there has been a material breach by the other of any representation or warranty in the Merger Agreement or of any covenant in the Merger Agreement, which breach of a covenant has not been, or cannot be, cured within 30 days after written notice thereof; (iii) by the Board of Directors of either the Company or Watson if the Merger has not occurred by April 30, 1997 (except that neither the Company nor Watson shall be entitled to terminate if such party's willful and material violation of the Merger Agreement caused the Merger not to be consummated by such date); (iv) by the Board of Directors of either the Company or Watson if the required approval of the shareholders of the Company shall not have been obtained (except that the Company shall not be entitled to terminate if it caused or aided in such failure); (v) by the Board of Directors of either the Company or Watson if a governmental authority shall have issued a final and non-appealable order or ruling permanently restraining, enjoining, or otherwise prohibiting the Merger or compelling Watson, the Sub or the surviving corporation of the Merger to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson or the Company, or sell or license any material product of Watson or the Company; (vi) by the Board of Directors of the Company if it determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of the Merger Agreement and/or Merger; (vii) by the Board of Directors of the Company or Watson if the Company receives an Alternative Proposal, and the Board of Directors of the Company accepts such Alternative Proposal and recommends such Alternative Proposal to its shareholders; (viii) by the Board of Directors of the Company or Watson if the Board of Directors of the other shall have withdrawn or modified in a manner materially adverse to the other, its approval or recommendation of the Merger Agreement and/or the Merger (other than upon the happening of an event described in (ii) above); or (ix) by the Company if Watson, prior to the Effective Date, enters into any transaction, or series of related transactions, or enters into any agreement relating to the foregoing, where Watson would (A) require the approval of its stockholders pursuant to Nevada General Corporate Law, or (B) issue or propose to issue in excess of twenty-percent (20%) of the outstanding Watson Common Stock in connection with such transaction, or series of related transactions, calculated on a fully-diluted basis after giving effect to the consummation of the contemplated transaction between Watson and Oclassen and the consummation of such new transaction or series of related transactions. Subject to the Royce Board of Director's ability to terminate the transaction in the event it determines, in the exercise of its fiduciary duties, to withdraw its recommendation of the Merger Agreement or the Merger, neither party has the right to terminate the Merger Agreement based upon fluctuations in the Average Closing Price.

TERMINATION FEE

     In the event the Merger Agreement is terminated by Royce or Watson as a result of (i) Royce entering into an Alternative Proposal or (ii) because the Royce Board of Directors shall have withdrawn or modified its approval or recommendation of the Merger Agreement and the Merger, in a manner materially adverse to Watson, and the Company enters into an agreement or an understanding with respect to an Alternative Proposal within nine (9) months of the date of termination and thereafter consummates such transaction, then Watson shall be entitled to receive from Royce a cash fee of $3,000,000 (the "Termination Fee"). Additionally, if the Merger Agreement is terminated by Royce or Watson because of Royce's acceptance of an Alternative Proposal and Royce does not enter into an agreement with regard to such Alternative Proposal within nine (9) months of the termination of the Merger Agreement or such proposal does not close within eighteen (18) months of such termination, Royce shall reimburse Watson for its out of pocket costs and expenses incurred in connection with the Merger Agreement and the consummation and negotiation of the transactions contemplated by the Merger Agreement, including legal, professional and service fees and expenses, which shall be payable within 12 months from the date of termination of the Merger Agreement. If the fees described above are not paid when due, all amounts owing will accrue interest at a rate equal to 12% per annum.

                       SUMMARY HISTORICAL FINANCIAL DATA

     Set forth below are selected summary historical financial data of Watson and Royce which are based upon the historical financial statements of Watson and Royce. The following data for each of the years ended December 31, 1993, 1994 and 1995 and as of December 31, 1994 and 1995 are derived from the respective company's audited consolidated financial statements and the notes thereto, as well as the respective Management's Discussion sections included elsewhere in this Proxy Statement/Prospectus. Historical financial data for Watson and Royce for the years ended December 31, 1991 and 1992 and as of December 31, 1991, 1992 and 1993 are derived from audited financial statements not included herein. Historical financial data of Watson and Royce for the nine months ended September 30, 1995 and 1996 and as of September 30, 1996 has been derived from and should be read in conjunction with the unaudited financial statements included elsewhere in this Proxy Statement/Prospectus. The unaudited data as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, for each of Watson and Royce reflect, in the opinion of management of Watson and Royce, respectively, all adjustments necessary for a fair presentation of such data and are not necessarily indicative of the results which may be expected for any other interim period or for the year ending December 31, 1996.

                          WATSON PHARMACEUTICALS, INC.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                          NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,(1)                      SEPTEMBER 30,
                                              ------------------------------------------------------    ---------------------
                                              1991(2)    1992(3)   1993(4)(5)   1994(4)   1995(4)(6)    1995(4)(6)     1996
                                              --------   -------   ----------   -------   ----------    ----------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................  $ 30,802   $34,773    $70,838     $94,858    $152,935      $109,639    $142,017
Net income (loss)...........................   (55,204)   (6,090)    50,417      36,545      47,890        31,011      53,617
Earnings (loss) per share...................     (1.72)    (0.18)      1.42        1.00        1.29          0.84        1.43
Weighted average number of common and common
  equivalent shares outstanding.............    32,036    32,938     35,504      36,515      37,143        36,987      37,624

                                                                          DECEMBER 31, (1)
                                                        ----------------------------------------------------   SEPTEMBER 30,
                                                          1991       1992       1993       1994       1995         1996
                                                        --------   --------   --------   --------   --------   -------------
CONSOLIDATED BALANCE SHEET DATA:
Current assets........................................  $ 40,987   $ 57,118   $155,025   $172,912   $197,634     $256,609
Working capital.......................................    23,618     31,534    131,943    154,661    168,812      221,684
Total assets..........................................   122,238    130,516    235,672    262,316    322,121      395,194
Long-term debt and deferred partnership liability.....     2,736     11,589     17,385     19,091      3,577        3,116
Total stockholders' equity............................    81,426     77,872    185,081    223,370    289,035      357,153

---------------

(1) Watson merged with Circa Pharmaceuticals, Inc. ("Circa") in July 1995 in a transaction accounted for as a pooling of interests. Accordingly, the financial data presented include the accounts of Circa for all periods presented.
(2) In 1991, Circa was both a defendant and a plaintiff in a variety of legal proceedings. A provision for legal settlements of $73.4 million was recorded in 1991 for the costs related to these now-settled legal matters.
(3) In 1992, Circa recorded a loss of $15.6 million for its share of the operating losses of a partnership formed with Rhone-Poulenc Rorer, Inc. ("RPR") to develop Dilacor XR(R). See Note 6 to Watson's consolidated financial statements included in Watson's Annual Report on Form 10-K for 1995.
(4) In 1993, Circa recorded a gain of $14.5 million related to the sale of approximately 847,000 common shares of Marsam Pharmaceuticals, Inc. ("Marsam"). In 1994 and 1995, Circa disposed of its remaining investment in Marsam and recorded gains of $3.2 million and $6.2 million, respectively.
(5) Also in 1993, as a result of Watson's 1995 merger with Circa, an income tax benefit of $29.8 million was recorded which was the result of the reduction in the valuation allowance related to net deferred tax assets. These net deferred tax assets resulted principally from net operating loss carryforwards and tax credit carryforwards generated by Circa prior to its merger with Watson. Previously, these net deferred tax assets were fully reserved by Circa.
(6) The costs associated with the merger of Watson and Circa resulted in a one-time charge of $13.9 million during the third quarter of 1995.

                            ROYCE LABORATORIES, INC.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                                     YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                          ----------------------------------------------   -----------------
                                                           1991     1992      1993      1994      1995      1995      1996
                                                          ------   -------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...............................................  $1,991   $ 2,422   $ 3,519   $ 6,191   $10,503   $ 6,522   $17,216
Net income (loss).......................................      64    (2,898)   (3,933)   (1,477)   (2,336)   (1,513)    1,214
Earnings (loss) per share...............................    0.01     (0.31)    (0.41)    (0.14)    (0.19)    (0.12)     0.09
Weighted average number of common and common equivalent
  shares outstanding....................................   7,897     9,321     9,493    10,554    12,352    12,190    14,013

                                                                             DECEMBER 31,
                                                              -------------------------------------------   SEPTEMBER 30,
                                                               1991     1992     1993     1994     1995         1996
                                                              ------   ------   ------   ------   -------   -------------
CONSOLIDATED BALANCE SHEET DATA:
Current assets..............................................  $3,064   $6,066   $3,400   $7,048   $10,284      $14,170
Working capital.............................................   2,410    5,344    2,800    5,325     7,045       11,389
Total assets................................................   3,578    6,657    4,065    8,111    12,093       17,588
Long-term debt and other long-term liabilities..............      12        4       --       33       181        1,053
Total stockholders' equity..................................   2,912    5,931    3,465    6,355     8,673       13,754

  WATSON/OCLASSEN SUMMARY SUPPLEMENTARY UNAUDITED CONDENSED COMBINED FINANCIAL
                                      DATA

     Effective February 27, 1997, the Company consummated its merger with Oclassen. The summary supplementary unaudited condensed combined financial information of Watson and Oclassen set forth below gives effect to that merger under the pooling of interests accounting method. Such supplementary information assumes the merger had been effective at January 1 of each period presented for the statement of operations information and on September 30, 1996 and December 31, 1995, 1994 and 1993 for the balance sheet information. The supplementary information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated prior to February 27, 1997, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The supplementary information should be read in conjunction with the "Supplementary Consolidated Financial Statements of Watson," including the notes thereto, included elsewhere herein.

                                WATSON/OCLASSEN
       SUMMARY SUPPLEMENTARY UNAUDITED CONDENSED COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               NINE MONTHS
                                                                YEARS ENDED DECEMBER 31,          ENDED
                                                              -----------------------------   SEPTEMBER 30,
                                                               1993       1994       1995         1996
                                                              -------   --------   --------   -------------
SUPPLEMENTARY CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $95,503   $122,912   $181,971     $166,293
Net income..................................................   51,603     38,502     50,517       56,377
Net income available to common stockholders.................   51,494     36,585     47,800       54,339
Net income per common share:
  Primary...................................................     1.42        .98       1.27         1.41
  Fully diluted(1)..........................................     1.33        .98       1.27         1.36
Shares used in per share calculation:
  Primary...................................................   36,132     37,144     37,778       38,519
  Fully diluted(1)..........................................   38,748     37,144     37,778       41,339

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1994       1995         1996
                                                              --------   --------   -------------
SUPPLEMENTARY CONSOLIDATED BALANCE SHEET DATA:
Current assets..............................................  $199,766   $224,470     $286,607
Working capital.............................................   173,154    188,046      243,978
Total assets................................................   290,357    352,142      428,204
Long-term debt and other long-term liabilities..............    20,770      4,303        3,128
Mandatorily redeemable preferred stock......................    33,933     36,650       38,688
Total stockholders' equity..................................   209,042    274,765      343,759

---------------

(1) The effects of anti-dilutive securities were excluded from the calculation of fully-diluted net income (loss) per common share.

                             WATSON/OCLASSEN/ROYCE
         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The summary unaudited pro forma condensed combined financial data of Watson/Oclassen/Royce assumes that Watson's merger with Royce is accounted for under the pooling of interests method of accounting. The Company's merger with Oclassen was consummated effective February 27, 1997. Such pro forma data assumes that these transactions had been effective at January 1 of each period presented for the pro forma statement of operations data and on September 30, 1996 for the pro forma balance sheet data. The pro forma data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated, nor is it necessarily indicative of the future operating results or financial position of the combined companies (Watson, Oclassen and Royce). This summary unaudited pro forma condensed combined data should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                             WATSON/OCLASSEN/ROYCE
                          SUMMARY UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31,          ENDED
                                                              -----------------------------   SEPTEMBER 30,
                                                               1993       1994       1995         1996
                                                              -------   --------   --------   -------------
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $99,022   $129,103   $192,474     $183,509
Net income..................................................   47,670     37,025     48,181       57,591
Net income available to common stockholders.................   47,561     35,108     45,464       55,553
Net income per common share:
  Primary...................................................     1.26        .90       1.14         1.36
  Fully diluted.............................................     1.18        .90       1.14         1.32
Shares used in per share calculation:
  Primary...................................................   37,770     38,966     39,910       40,931
  Fully diluted.............................................   40,386     38,966     39,910       43,751

                                                              SEPTEMBER 30,
                                                                  1996
                                                              -------------
PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Current assets..............................................    $286,277
Working capital.............................................     240,867
Total assets................................................     431,292
Long-term debt and other long-term liabilities..............       4,181
Total stockholders' equity..................................     381,701

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Watson and Royce and supplementary per share data for Watson and Oclassen and the Watson/Oclassen/Royce combined per share data on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. The pro forma comparative per share data gives effect to the Merger at an assumed Exchange Ratio of 0.173 (assuming the Average Closing Price is $42.00). Book value per share for the pro forma combined presentation is based upon outstanding common shares, adjusted to include the shares of Watson Common Stock issued upon consummation of the Oclassen Merger and the Watson Common Stock to be issued in the Merger and assumes that the Merger had been effective at the end of the period presented. In addition, the following table sets forth the earnings and book value for Royce on an unaudited per share equivalent pro forma basis. The equivalent pro forma earnings and book value is calculated by multiplying the pro forma combined per share amounts by the Exchange Ratio of
0.173. The pro forma comparative per share data does not purport to represent what Watson's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Watson's financial position or results of operations for any future date or period. This data should be read in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements and notes thereto of Watson and Royce and the Supplementary Consolidated Financial Statements of Watson and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                                     NINE MONTHS
                                                        YEARS ENDED DECEMBER 31,        ENDED
                                                       --------------------------   SEPTEMBER 30,
                                                        1993      1994      1995        1996
                                                       ------    ------    ------   -------------
Watson -- Historical:
  Earnings...........................................  $ 1.42    $ 1.00    $ 1.29       $1.43
  Book value.........................................    5.21      6.24      7.95        9.70
Watson-Oclassen -- Supplementary:
  Earnings -- Primary................................  $ 1.42    $ 0.98    $ 1.27       $1.41
  Earnings -- Fully diluted..........................    1.33      0.98      1.27        1.36
  Book value.........................................    5.22      6.22      7.85        9.33
Watson-Oclassen-Royce -- Pro Forma Combined:
  Earnings -- Primary................................  $ 1.26    $ 0.90    $ 1.14       $1.36
  Earnings -- Fully diluted..........................    1.18      0.90      1.14        1.32
  Book value.........................................    5.00      6.02      7.62        9.00
Royce -- Historical:
  Earnings (loss)....................................  $(0.41)   $(0.14)   $(0.19)      $0.09
  Book value.........................................    0.35      0.53      0.68        1.02
Equivalent Pro Forma Combined for Royce:
  Earnings -- Primary................................  $ 0.22    $ 0.16    $ 0.20       $0.24
  Earnings -- Fully diluted..........................    0.20      0.16      0.20        0.23
  Book value.........................................    0.87      1.04      1.32        1.56

                            COMPARATIVE MARKET DATA

     Watson Common Stock is traded on the Nasdaq NMS under the symbol "WATS" and the Royce Common Stock is traded on the Nasdaq SmallCap Market under the symbol "RLAB." The following table sets forth, for the calendar quarters indicated, the high and low bid prices per share reported on the Nasdaq NMS for the Watson Common Stock and the Nasdaq SmallCap Market for the Royce Common Stock.

                                                             WATSON                ROYCE
                                                          COMMON STOCK         COMMON STOCK
                                                       ------------------    -----------------
                                                        HIGH        LOW       HIGH       LOW
                                                       -------    -------    -------    ------
1995:
First Quarter........................................  $33.000    $20.000    $ 8.813    $4.500
Second Quarter.......................................   40.000     28.250      8.063     5.375
Third Quarter........................................   44.250     32.750      9.625     6.125
Fourth Quarter.......................................   50.000     39.500     10.625     7.188
1996:
First Quarter........................................  $49.250    $37.000    $12.000    $8.500
Second Quarter.......................................   48.250     36.500     10.375     4.875
Third Quarter........................................   39.875     26.000      5.500     3.875
Fourth Quarter.......................................   45.500     31.750      7.063     3.625
1997:
First Quarter (through March 12, 1997)...............  $46.000    $40.625    $ 7.125    $6.750

     The last reported sale prices per share of Watson Common Stock and Royce Common Stock on (i) December 24, 1996, the date the Merger Agreement was entered into, were $43.50 and $6.19, respectively, and (ii) on March 12, 1997, the latest practicable date prior to the date of this Proxy Statement/Prospectus, were $42.94 and $7.03, respectively.

     Watson has not paid any cash dividends on the Watson Common Stock and has no present intention of paying cash dividends in the near future.

     As of February 27, 1997, there were approximately 1,993 record holders of Watson Common Stock and approximately 9,100 record holders of Royce Common Stock.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE WATSON COMMON STOCK AND THE ROYCE COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF THE WATSON COMMON STOCK AFTER THE MERGER.

                                  RISK FACTORS

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Proxy Statement/Prospectus. In addition to the other information in this Proxy Statement/Prospectus, the following factors should be considered carefully before voting upon the Merger proposal.

     Integration of the Businesses. The Merger involves the integration of two companies that have previously operated independently. There can be no assurance that Watson and Royce will not encounter difficulties in integrating the operations of the two companies. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, managements and personnel of the two companies will be compatible or that Watson or Royce will not experience the loss of key personnel.

     Interests of Certain Persons in the Merger. Certain members of management of Royce and the Royce Board of Directors have interests in the Merger that are in addition to the interests of Royce shareholders generally. Specifically, by virtue of the Merger (i) all options currently outstanding under existing Royce stock option plans will be assumed by Watson and (ii) Patrick J. McEnany will enter into an employment agreement with Watson which provides for, among other things, the grant of additional options to purchase shares of Watson Common Stock and severance payments under certain circumstances to Mr. McEnany in the event of his termination of employment. See "The Merger -- Interests of Certain Persons in the Merger."

     No Control Over Royce. As a result of the Merger, the shareholders of Royce will effectively relinquish direct control over the business of Royce. Royce will become a wholly-owned subsidiary of Watson, and thus, the continuing interest of such shareholders in the business and financial condition of Royce will be an indirect interest, as stockholders of Watson. As Watson stockholders, Royce shareholders will be entitled to vote on all matters submitted to a vote by Watson stockholders, together with all other Watson stockholders. The Royce shareholders will lose the right to vote on any matter relating to the business of Royce after the Merger.

     Comparative Rights of Shareholders. As a result of the Merger, the shareholders of Royce, a Florida corporation, will become stockholders of Watson, a Nevada corporation. While the corporate law of Florida is essentially similar to the corporate law of Nevada, and the Articles of Incorporation and Bylaws of Watson are similar, in many respects, to the Articles of Incorporation and Bylaws of Royce, certain differences exist which are identified in this Proxy Statement/Prospectus under "Comparative Rights of Shareholders."

     Conditions to the Merger. The Merger Agreement provides for certain conditions to the consummation of the Merger. The non-occurrence of any such condition may mean that the Merger will not be consummated. Moreover, any waiver of a material condition to the Merger, such as the conditions that (i) the Merger qualify for pooling of interests treatment for accounting purposes and
(ii) the Merger qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), will require a resolicitation of Royce shareholders prior to consummation of the Merger.

     Future Acquisitions. Watson is actively reviewing various candidates for potential acquisitions of technologies, products or product rights and businesses complementary to Watson's business. While, except for the Merger Agreement and the Oclassen Merger Agreement (see "Watson's Business -- Recent Developments"), Watson currently has not entered into any definitive agreements with respect to any such acquisition, Watson may do so in the future. The impact of such an announcement on the market price of a company's stock is often uncertain. Consequently, an announcement of any such acquisition may have a material adverse effect upon the market price of Watson Common Stock. In addition, an acquisition may be disruptive to the management of the combined company, and there can be no assurance that any such disruption will not have a material adverse effect on the business or financial condition of the combined company.

     No Control Over Joint Ventures. A substantial portion of Watson's net income is derived from joint ventures and a royalty arrangement. In addition, a substantial portion of Watson's efforts in developing controlled-release technology is primarily conducted through joint ventures. These arrangements involve various partners. Watson does not control the joint ventures or the commercial exploitation of the licensed products, and there can be no assurance that such joint ventures will be profitable. In addition, certain of these arrangements, including Watson's arrangement with Rhone-Poulenc Rorer, Inc. ("RPR") relating to Dilacor XR(R), have competition restrictions which may restrict the development or marketing of the existing or future products of either Watson or the joint venture. To the extent any such restrictions are enforced, such restrictions could affect future revenues and have a material adverse effect on the combined company. See "-- Uncertainty of Royalty and Joint Venture Income."

     Dependence Upon New Product Introductions. Watson's and Royce's future results of operations will depend, to a significant extent, upon their ability to successfully commercialize new off-patent and proprietary pharmaceutical products in a timely manner. Newly introduced off-patent products with limited or no off-patent competition are typically sold at higher selling prices, often resulting in increased gross profit margins. As competition from other manufacturers intensifies, selling prices typically decline. New products must be developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals. The development and commercialization process is time-consuming and costly. Delays in any part of the process or the inability of Watson and Royce to obtain regulatory approval for their products could adversely affect the combined company's quarterly and annual operating results. Moreover, there can be no assurance that any of Watson's or Royce's products, if and when developed and approved, can be successfully commercialized.

     Competition. Watson competes, and the combined company will compete, with off-patent drug manufacturers, brand-name pharmaceutical companies that manufacture off-patent drugs, the original manufacturers of brand-name drugs that continue to be produced after patent expirations and manufacturers of new drugs that may compete with Watson's off-patent drugs. Royce experiences substantial competition in connection with the sale of its generic prescription drugs. Watson's competitors vary depending upon product categories and, within each product category, upon dosage strengths. Such competitors include the major brand name and off-patent manufacturers of pharmaceuticals doing business in the United States. Many competitors have been in business for a longer period of time than either Watson or Royce, have a greater number of products on the market and have greater financial and other resources. Because selling prices of pharmaceutical products typically decline as competition intensifies, the maintenance of profitable operations will be dependent, in part, on both companies' ability to maintain efficient production capabilities and to develop and introduce new products in a timely manner. There can be no assurance that developments by others will not render Watson's or Royce's products or technologies noncompetitive or obsolete.

     Government Regulation. All pharmaceutical manufacturers are subject to extensive regulation by the federal Food and Drug Administration ("FDA") and other federal and state agencies. Moreover, Watson and Royce are subject to the periodic inspection of their facilities and operations and the testing of their products by the FDA. The FDA has extensive enforcement powers over pharmaceutical manufacturers, including the power to withhold approvals of new products, to force the voluntary recall of products to delay or prevent product sales and to halt operations. Further, after an Abbreviated New Drug Application ("ANDA") or New Drug Application ("NDA") has been approved, current FDA procedures may delay initial product shipment. Any manufacturer failing to comply with FDA requirements may be unable to obtain approvals for the introduction of new products. Watson and Royce are dependent on receiving FDA approvals prior to marketing and shipping their respective products. There can be no assurance, however, that the FDA will approve products either pending before the FDA or under development, or that the rate, timing and cost of FDA approvals will not adversely affect Watson's or Royce's product introduction plans or results of operations. In recent years, the FDA's approval process of ANDA off-patent products has become more rigorous, time-consuming and costly, and neither Watson nor Royce can predict the extent to which they may be affected by legislative and regulatory developments concerning their respective products, operations or the healthcare field generally. The Uruguay Round Agreements Act ("URAA"), which became effective June 8, 1994, lengthens the term of existing and future patents by changing the patent term from 17 years, based on the date of patent grant, to the longer of 17 years from the date of patent grant or 20 years from the date of patent application. These URAA changes could postpone approval eligibility of some ANDAs. Regulatory compliance issues or regulatory changes affecting Watson's or Royce's operations or the approval or shipment of products could have a material adverse effect upon both the companies' businesses. In addition, political pressure to contain healthcare costs at the federal and state levels is increasing. There may be future legislative or executive programs to reform the healthcare system, to increase access to healthcare for the presently uninsured, to control the continued escalation of healthcare expenditures or to use healthcare reimbursement policies to help control the federal deficit. Regulatory compliance issues or regulatory changes affecting Watson's or Royce's operations or the approval or shipment of products could have a material adverse effect upon Watson's or Royce's businesses.

     Dependence on Key Personnel. The success of Watson's present and future operations will depend, to a great extent, upon the experience, abilities and continued services of certain executive officers of Watson, including Dr. Allen Chao. In addition, the success of Royce's continuing operations will depend on Royce's officers after the Merger, including Dr. Allen Chao and Patrick J. McEnany. The loss of the services of these officers could have a material adverse effect on the combined company. Watson has entered into employment agreements with the following executive officers: Dr. Allen Chao, Dr. Melvin Sharoky and Dr. David C. Hsia. Watson does not maintain key-man life insurance on the lives of any of its officers. The success of the combined company also depends upon its ability to attract and retain other highly qualified scientific, managerial, sales and manufacturing personnel. However, when two companies merge, there is a risk of departure of employees due to factors relating to the combination process, and such departures may occur with respect to the combined company. Competition for such personnel is intense. In this respect, Watson and Royce compete with numerous pharmaceutical and healthcare companies, as well as universities and nonprofit research organizations. There can be no assurance that the combined company will continue to attract and retain qualified personnel.

     Potential Volatility of Stock Price and Absence of Dividends. The market prices for securities of companies engaged primarily in pharmaceutical development have been volatile, and the market price of the Watson Common Stock may be volatile. Fluctuations in Watson's or Royce's operating results, the announcement of technological innovations or new commercial products by Watson, Royce or their competitors, governmental regulation, regulatory approvals, developments relating to patents or proprietary rights, publicity regarding actual or potential clinical results with respect to products under development by Watson, Royce or others, political developments or proposed legislation in the healthcare industry, and other investment considerations, may have a significant impact on the market price of the Watson Common Stock. Watson has not paid any cash dividends since inception, and, after the Merger, Watson does not anticipate paying cash dividends in the foreseeable future.

     Fluctuations in Quarterly Operating Results. Watson's results of operations have fluctuated on a quarterly basis in the past, and may continue to fluctuate. Watson believes such fluctuations are primarily due to new product introductions and a variety of other factors including, without limitation, the purchasing practices of Watson's customers, changes in the degree of competition for Watson's products and the timing of new approvals.

     Product Development. Although Watson and Royce intend to maintain extensive product development activities, income from such efforts will not be realized until the products have been approved by the FDA and successfully marketed. No assurance can be given that any product development expenditures will ever result in revenue. Further, in connection with its proprietary drug delivery systems, Watson will depend on certain pharmaceutical company partners to fund a portion of the costs of product development, testing, regulatory approval and marketing. Such partners may abandon a product at any time, and there can be no assurance that Watson could replace such collaborative arrangements or successfully develop, test and market such products on their own.

     Patents and Proprietary Rights. Watson's success with its proprietary products will depend in part on its ability to obtain patent protection for its products and preserve its trade secrets. Watson has 15 U.S. patents issued or allowed, three U.S. patents pending and numerous foreign patents issued and pending. No assurance can be given, however, that Watson's patent applications will be approved or that any patents will provide competitive advantages for its products or will not be challenged or circumvented by competitors.

     In connection with Watson's and Royce's production of off-patent drugs, recent changes to the patent law resulting from passage of the URAA will lengthen the term of some granted patents. Patents that may be issued based upon pending applications will have a patent term that is the longer of 17 years from patent grant or 20 years from patent application. Watson and Royce also rely on trade secrets and proprietary know-how which they seek to protect, in part, through confidentiality agreements with their respective partners, customers, employees and consultants. There can be no assurance that these agreements will not be breached, that Watson or Royce will have adequate remedies for any breach, or that Watson's or Royce's trade secrets will not otherwise become known or be independently developed by competitors.

     Watson and Royce may be required or may desire to obtain licenses from others to develop, manufacture and market commercially viable products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable. In a pending case, the U.S. Supreme Court has agreed to consider the standard promulgated by the Federal Circuit Court of Appeals for determining patent infringement. The U.S. Supreme Court's ruling could impact the ability of Watson to enforce its patents and to defend against potential patent infringement claims by third parties. In Hilton Davis Co. v. Warner-Jenkinson Co., the U.S. Supreme Court will consider whether to adopt a new standard for determining infringement under the doctrine of equivalents, which may affect the breadth of protection afforded by a patent. The U.S. Supreme Court's decision may broaden or narrow the breadth of any of Watson's United States patents or any United States patents for which Watson has a license or any third party's patents which potentially may be asserted against Watson. Although neither Watson nor Royce is aware of any claim of patent infringement, the companies' ability to commercialize their products will depend on their not infringing the patents of others. Litigation concerning patents and proprietary technologies can be protracted and expensive. Any such litigation may have an adverse effect on the combined company's business, financial condition or results of operations.

     Dependence on Certain Products. During 1995, five products in the hydrocodone bitartrate/acetaminophen product group sold by Watson accounted for approximately 44% of Watson's total revenues. In addition, Watson's royalty income from RPR sales of Dilacor XR(R) represented 14.5% of Watson's total revenues in 1995. In 1994, three products in this product group accounted for approximately 52% of Watson's total revenues. For the same period, the loxapine succinate product group accounted for approximately 11% of total revenues. In 1993, loxapine succinate and the three products in the hydrocodone bitartrate/acetaminophen product groups accounted for approximately 15% and 51%, respectively, of Watson's total revenues. Due to FDA approval of products that will compete with Watson's hydrocodone products group, management anticipates increased price competition with respect to the hydrocodone group, and consequently, Watson may experience a reduction in future sales of such products which could have an adverse effect on the financial condition and results of operations of Watson and the combined company.

     During 1995, four products sold by Royce accounted for approximately 58% of Royce's total revenues. In 1994, four products sold by Royce accounted for approximately 69% of Royce's total revenues. Royce expects that a significant portion of its revenues for the next few years will be dependent upon sales of its currently marketed products. Limited or reduced commercial acceptance of these products or reluctance of physicians to prescribe these products due to adverse side effects, or otherwise, could have an adverse effect on the combined company's business, financial condition or results of operations.

     Uncertainty of Royalty and Joint Venture Income. Watson's royalty income from RPR sales of Dilacor XR(R) represented approximately 30.5% of Watson's pre-tax income for the year ended December 31, 1995. Royalties are based on the prescriptions written, as defined, for the product Dilacor XR(R), which lost exclusivity in May 1995. Watson's 50% equity interest in the earnings of Somerset Pharmaceuticals, Inc. ("Somerset") were generated from the sale of one product, Eldepryl(R). Watson's share of Somerset's earnings represented approximately 34.1% of pre-tax income for the year ended December 31, 1995. Exclusivity on Eldepryl(R) expired in June 1996. See "Risk Factors -- Loss of Exclusive Rights to Market Certain Products." Somerset is developing an Eldepryl(R) transdermal patch for treatment of Alzheimers Disease and is currently in Phase III clinical trials on this product. In addition, Somerset is also committed to the development of other pharmaceutical products. The loss of exclusivity with respect to these products and/or the introduction by other companies of additional competitive products, could have a material adverse effect on the financial condition and results of operations of Watson and the combined company.

     Subsequent Event -- Somerset. In connection with an examination of Somerset's federal tax returns for the three years ended December 31, 1995, representatives of the Internal Revenue Service, on March 7, 1997, reviewed with Somerset a draft "Notice of Proposed Adjustments" that contains a proposed adjustment to Somerset's use of tax credits under Section 936 of the Code. Under the proposed adjustment Somerset could be subject to approximately $9 million (50% of which would be Watson's share) of additional income tax and interest charges that have not been accrued as of December 31, 1996. Management of Somerset believes that Somerset has met all of the requirements to qualify for the tax credits available under Code Section 936, and intends to vigorously defend its position on this matter. However, any adverse outcome of this issue may effectively reduce Watson's equity in earnings from joint ventures during 1997.

     Dependence Upon Certain Suppliers. Some materials used in Watson's and Royce's products are currently available only from sole suppliers thereof. In accordance with industry practice, such supply arrangements are not typically evidenced by written contracts. In addition, sources for materials for Watson's and Royce's products must be approved by the FDA and/or the Drug Enforcement Agency ("DEA") and, in many instances, only one source has been approved for certain materials in Watson's or Royce's products. Any interruption of materials from sole source suppliers or delays in FDA or DEA approval of new suppliers or price increases by such sole source suppliers could have a material adverse effect on Watson's or Royce's business.

     Loss of Exclusive Rights to Market Certain Products. Patent exclusivity expired for Somerset's Eldepryl(R) product in June of 1996. In August 1996, three competitors received FDA approval to market a tablet form of the product which competes with Somerset's capsule form of Eldepryl(R). Watson's management anticipates that Watson's Somerset joint venture earnings were reduced in 1996 and will be reduced in subsequent years due to this increased competition. For the year ended December 31, 1995, Watson earned royalties of $22.2 million on Dilacor XR(R). The Dilacor XR(R) product lost patent exclusivity in May of 1995, and, as a result, heightened competition and lower profit margins may result. However, to date, no such competition has entered the market. The loss of patent exclusivity with respect to these products could have a material adverse effect on the financial condition and results of operations of Watson and the combined company.

     Product Liability and Insurance. The design, development and manufacture of Watson's and Royce's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Watson currently maintains product liability insurance coverage in the amount of $15 million per incident and $15 million aggregate coverage. Although Watson and Royce currently maintain liability insurance for all of their products, there can be no assurance that the coverage limits of Watson's or Royce's insurance policies will be adequate. A claim brought against Watson or Royce, whether fully covered by insurance or not, could have a material adverse effect upon the combined company.

     Certain Anti-Takeover Provisions. The combined company may be subject to the provisions of Nevada's antitakeover laws. The Nevada Combination with Interested Stockholders Statute prevents "interested stockholders" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his or her shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he or she became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statutes specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become Control Shares and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders within twenty days after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters' rights. The Control Share Acquisition Statute currently may not apply to Watson because Watson does not believe it has 100 or more stockholders who are residents of the State of Nevada.

     Such provisions may make an unsolicited acquisition of control of Watson more difficult or expensive. In addition, provisions of Watson's Articles of Incorporation permitting the issuance of Preferred Stock by the Board of Directors and the existence of a staggered board of directors may also make an unsolicited acquisition of control more difficult or expensive. See "Comparative Rights of Stockholders" and "-- Anti-Takeover Provisions."

     Voting Dilution. Royce's shareholders will suffer dilution in their voting rights in connection with the Merger. Based on the capitalization of the companies as of February 27, 1997, and assuming 3.3 million shares of Watson Common Stock are issued pursuant to the Oclassen Merger, Royce's shareholders will own approximately 5.3% of the outstanding shares of the combined company after the Merger, rather than 100% of the outstanding shares of Royce.

     No-Shop Provisions. The Merger Agreement contains certain "no-shop provisions" which prohibit Royce from soliciting Alternative Proposals or, subject to the Board's fiduciary duties to Royce's shareholders, negotiating with a potential acquiror. These provisions could deter other parties who might be interested in Royce and could deter an auction process with respect to a potential sale of Royce that could result in the maximization of value to be received by shareholders of Royce in connection with such a sale.

     Closing. The closing of the Merger is subject to the conditions contained in the Merger Agreement. Many of these conditions are beyond the control of Watson and Royce. Although Watson and Royce believe that such conditions will be fully satisfied, there can be no assurance that the closing of the Merger will occur. The Closing is subject to the satisfaction of certain significant conditions, including, among others, approval by the shareholders of Royce, the receipt by Watson and Royce of an opinion from their independent public accountants with respect to certain matters relating to the applicability of pooling of interests accounting treatment for the Merger, the receipt of regulatory approval under the HSR Act and the absence of any material adverse change in the business results of operations or financial condition of either Watson or Royce. In addition, the Merger Agreement may be terminated by either party if the closing does not occur by April 30, 1997. See "The Merger
Agreement -- Conditions Precedent."

                                  THE MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, holders of Royce Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement, to approve the Merger and to consider any other matters that are properly brought for a vote.

     ROYCE'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     The Royce Board of Directors has fixed the close of business on February 27, 1997 as the Record Date. Only holders of record of Royce Common Stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. On the Record Date there were 13,525,879 shares of Royce Common Stock outstanding. Each such share is entitled to one vote. A majority of the outstanding shares of Royce Common Stock on the Record Date must be represented in person or by proxy at the Meeting in order for a quorum to be present and business to be transacted at the Meeting. Abstentions will have the effect of a vote against the Merger, as will the failure of holders of Royce Common Stock to sign and return a Proxy.

     Brokers will not vote shares as to which the brokers do not have discretionary authority to vote ("broker non-votes"). Since the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Royce Common Stock outstanding on the Record Date, a broker non-vote will have the effect of a vote against the Merger.

VOTES REQUIRED

     Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Royce Common Stock on the Record Date.

     As of the Record Date, Royce's directors and executive officers were the owners of 799,952 shares of Royce Common Stock or approximately 5.9% of the then outstanding shares of Royce Common Stock. See "Royce's Security Ownership of Certain Beneficial Owners and Management."

VOTING OF PROXIES

     Shares of Royce Common Stock represented by properly executed Proxies, received at or prior to the Meeting, will be voted in the manner specified in the Proxies by the holders of such shares. Properly executed Proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement. Any Company shareholder who abstains from voting and all broker non-votes will be counted for purposes of determining whether a quorum exists. An abstention or broker non-vote has the same effect as a vote against the Merger.

     If any other matters are properly presented for consideration at the Meeting, the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

REVOCABILITY OF PROXIES

     The grant of a Proxy does not preclude a shareholder from voting in person or otherwise revoking a Proxy. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy. A Proxy may be revoked at any time before its exercise by filing with the Corporate Secretary, 5350 N.W. 165th Street, Miami, Florida 33014, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of Proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies from shareholders by telephone, telecopy or telegram or in person. Such persons soliciting Proxies will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. The Company has also engaged Morrow & Co., Inc., a professional proxy solicitation firm, to assist in such solicitation at an estimated fee of $10,000, including disbursements. The Company will reimburse brokerage firms, nominees, fiduciaries and other custodians for the cost of forwarding solicitation materials to the beneficial owners of shares held of record by them.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE MERGER, THE COMPANY'S SHAREHOLDERS WILL BE PROVIDED WITH INSTRUCTIONS AND A LETTER OF TRANSMITTAL RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES.

                                   THE MERGER

     The terms of the Merger are set forth in the Merger Agreement which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. The description of the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL DESCRIPTION

     The Merger Agreement provides for a business combination between Watson and the Company in which a wholly-owned subsidiary of Watson established for purposes of the Merger would be merged with and into the Company in a transaction intended to qualify as a tax free reorganization for federal income tax purposes and to be accounted for as a pooling of interests. As a result of the Merger, the Company would become a wholly-owned subsidiary of Watson.

EFFECTIVE DATE OF THE MERGER

     The Merger will become effective upon the filing of Articles of Merger (the "Articles of Merger") with the Florida Department of State (the "Effective Date"). The Articles of Merger will be filed as promptly as practicable after the approval by the Company's shareholders has been obtained and all other conditions to the Merger have been satisfied or waived. It is presently expected that the Merger will be consummated on or about April 16, 1997 or as soon thereafter as such conditions are satisfied.

BACKGROUND OF THE MERGER

     The terms and conditions of the Merger were determined through arm's-length negotiations between the management and the Boards of Directors of Watson and Royce. In determining the definitive terms of the Merger Agreement, numerous factors were considered by the Boards of Directors of Watson and Royce. See "Reasons for the Merger" below. The following is a brief discussion of these negotiations and certain related events.

     In connection with the continuing efforts of Watson to position itself for the future, management of Watson from time to time engages in discussions with third parties relating to possible joint ventures, strategic business alliances and business combinations. The Board of Directors of Watson recognizes that the increased costs of healthcare and the potential reform of the nation's healthcare system have resulted in many changes to pharmaceutical companies, including the acquisitions of off-patent pharmaceutical companies, consolidation among brand pharmaceutical companies, consolidation of brand and off-patent pharmaceutical companies, the acquisitions of pharmacy benefit management companies by brand pharmaceutical companies, and the introduction of off-patent pharmaceuticals directly by the brand pharmaceutical companies. The Board of Directors of Watson was concerned that the financial condition of Watson could be jeopardized as a result of increased competition, resulting in lower margins, and that, with this competition, Watson might be less able to develop and market new off-patent and proprietary products more rapidly than its competitors, resulting in a smaller market share and lower profitability. As a result, the Board of Directors of Watson recognized that, to increase stockholder value in the long term, it would be beneficial for Watson to pursue a business combination with Royce in order to more effectively compete in the changing healthcare market.

     In late 1995 and early 1996, Royce's management and Board of Directors began to focus on issues relating to the Company's long-term goals and strategic plans. Management believed at that time that the Company was poised for significant growth during the next few years, based upon anticipated approvals of new products. They also believed that it would be important for Royce to align itself with one or more technology partners to allow the Company to develop products which were other than immediate release generic pharmaceutical products more quickly than such products could be developed if the Company sought to develop them on its own. The Company's Board and management also recognized that the dynamics of the generic pharmaceutical industry were changing, competition was becoming more of a factor and the likelihood that a company such as Royce would be the sole source of supply on a large generic product were becoming less likely than it had been in previous years.

     Based upon these factors, the Company's Board determined to pursue a strategy of searching for one or more strategic partners with technology which the Company felt was necessary to develop off-patent pharmaceutical products in alternative delivery systems. The Company's Board authorized management to pursue opportunities which might be available, and to further this objective, the Company's Board authorized management to retain an investment banker to assist the Company in seeking various opportunities. In that regard, in February 1996, Royce engaged Gruntal to assist the Company in its search for one or more strategic technology partners.

     During this same period of time, in late November 1995, Patrick J. McEnany, the Company's Chairman, President and CEO and Dr. Allen Chao, Watson's Chairman and CEO, met at an industry conference. At their meeting, Dr. Chao and Mr. McEnany had general discussions regarding the dynamics of the off-patent drug industry and the status of their respective companies. Dr. Chao and Mr. McEnany also discussed the ongoing consolidation within the off-patent drug industry and Dr. Chao expressed an interest in pursuing a dialogue with Mr. McEnany as to a possible amalgamation of the two companies.

     As a result of these discussions, in December 1995, Royce and Watson entered into a confidentiality agreement and exchanged financial and other information regarding their respective business activities. Additionally, in late January 1996, Mr. McEnany visited Watson's Corona, California manufacturing and research and development facilities. During this and subsequent meetings, Dr. Chao and Mr. McEnany continued to discuss their respective businesses, the changing nature of the off-patent drug industry and how their companies might perform if they were combined. However, no agreements were reached during these discussions.

     Similarly, in May 1996 and June 1996, respectively, Dr. Chao and Mr. McEnany met in New York and Corona and continued their dialogue regarding the off-patent drug industry and what a combined Royce and Watson might look like. Again, no agreements were reached during these discussions.

     In late July 1996, at Watson's regularly scheduled board meeting, the Watson Board discussed the potential acquisition of Royce.

     During the spring and summer of 1996, Royce also had discussions with various potential strategic technology partners, none of whom appeared to fit the Company's long term objectives. During this period, Dr. Chao and Mr. McEnany continued their discussions at a meeting in New York and by telephone on various occasions and Dr. Chao advised Mr. McEnany that he would like to pursue further discussions towards an amalgamation of Watson and Royce.

     Dr. Chao and Mr. McEnany met in Dallas, Texas on August 29, 1996. At that meeting, they continued their discussions as to the synergies which might be achieved if the two companies were combined. Dr. Chao informally suggested at that meeting a price at which he was prepared to recommend to his board to acquire all of Royce's outstanding securities (on a fully diluted basis, accounting for the value of outstanding options and warrants) in a tax free reorganization transaction accounted for as a pooling of interests. After this meeting, Mr. McEnany agreed to allow Watson's FDA consultant to commence due diligence with respect to Royce preparatory to further discussions and, between September 16-19, 1996, Watson's FDA consultant visited Royce's operations and conducted an FDA regulatory and commercial due diligence on Royce.

     On September 4, 1996, Dr. Chao provided Mr. McEnany with a draft term sheet setting forth the proposed terms as he had described them at the meeting on August 29. Such term sheet proposed a price per share of $6.30, at which Watson was prepared to acquire the outstanding shares of Royce, and provisions concerning the treatment of outstanding options and warrants. The term sheet did not address any proposed collars, break-up fees or walk-away rights. After several follow up telephone conversations between Watson's and Royce's chief executive officers, Watson submitted a revised term sheet on September 9, 1996 which addressed the same issues as the September 4 term sheet. At a regularly scheduled board meeting of Watson on September 24, 1996, Dr. Chao advised the Watson Board on the status of the Royce negotiations. No formal action was taken by the Watson Board at such meeting but the Board authorized Dr. Chao to continue negotiations with Royce's management with respect to a possible acquisition of Royce. At a regular meeting of Royce's Board held on September 26, 1996, Mr. McEnany advised the Board regarding his discussions with Dr. Chao, as well as the status of his discussions with potential strategic technology partners, but stated his belief that it would be premature for the Board to consider any of these arrangements until more definitive terms could be negotiated. He advised the Board that he would report back to them as his discussions progressed. On October 11, 1996, Watson finalized its intention to hire Bear Stearns as its financial advisor in connection with the potential acquisition of Royce.

     On October 11, 1996, Mr. McEnany and Royce's counsel met with Dr. Chao in New York to discuss the terms of a potential merger of the two companies. At that meeting, Mr. McEnany advised Dr. Chao that the Company had commenced negotiations with one potential strategic technology partner and had identified a second potential strategic technology partner. He stated that the Company was at a crossroads and needed to decide whether it was in the Company's best interest to pursue one of these proposed strategic technology relationships or merge into and become part of a larger entity such as Watson. Dr. Chao agreed that discussions should be pursued to determine whether an acceptable arrangement could be achieved.

     In October 1996, the Company was faced with a decision as to whether to pursue a possible strategic alliance with a technology partner or to seek to determine whether an acceptable agreement could be reached with Watson. The Company believed that by remaining independent, it might achieve a certain level of success, with corresponding increases in the value in its share price to the Company's shareholders. The Company also recognized that there might be factors which might not allow the Company to achieve the level of success that it was then projecting, which might result in the share price of the Company's common stock not trading at the projected level. The Company also believed that at the right merger consideration, an agreement with Watson might offer the Company's shareholders more long term value than the Company might achieve as a stand alone entity. As a consequence of this analysis, the Company made the decision in October 1996 to pursue a transaction with Watson to determine whether acceptable terms could be reached which would potentially give the shareholders of Royce greater long term value than that offered by the Company's plan to remain an independent company and pursue one or more alliances with strategic technology partners. At the time this decision was made, the Company put all negotiations with strategic technology partners on hold, believing that these negotiations (or negotiations with other parties who might be identified who might become strategic technology partners to the Company) could be restarted in the future if an acceptable agreement was not reached with Watson. At the time that this decision was made, negotiations with potential strategic partners had not progressed to the point where there were specific transactions to be considered as an alternative to the merger with Watson.

     At a regularly scheduled board meeting of Watson on October 18, 1996, Dr. Chao again advised the Watson Board on the status of the Royce negotiations. No formal action was taken by the Watson Board at such meeting but the Board authorized Dr. Chao to continue negotiations with Royce's management with respect to a possible acquisition of Royce.

     On October 28, 1996, Dr. Chao and Mr. McEnany met for several hours in New York. In that meeting, Dr. Chao proposed a revised price at which Watson was prepared to acquire the outstanding shares of Royce. The terms of Mr. McEnany's employment by Watson after the Merger were also discussed. Other essential terms of the proposed merger (i.e. collars, break-up fees and walk-away rights) were not discussed at this meeting.

     Thereafter, on November 4, 1996, Watson issued another term sheet to Royce with respect to the proposed transaction. The term sheet left blank the proposed collars on the purchase price, which Mr. McEnany and Dr. Chao agreed would be negotiated at a later date. On November 5, 1996, Dr. Chao, Watson's counsel, Mr. McEnany and Royce's counsel participated in a conference call during which the terms of the proposed term sheet were discussed. After the telephone conference, many issues remained unresolved including whether outstanding stock options would reduce the consideration payable to Royce shareholders, the size of the break-up fee, the collars and the ability for either party to terminate the Merger based upon fluctuations in the Average Closing Price.

     On November 14, 1996, Royce's Board met to consider the Company's available opportunities. The Board determined at that meeting that while the Company's prospects as an independent company continued to be positive, the opportunities afforded to the Company and its shareholders as part of a combined operation with Watson could be more favorable. The Board also determined that it was in the best interest of the Company and its shareholders for the Company to continue to pursue an arrangement with Watson. In furtherance of that objective, the Board directed the Company's management to continue its negotiation with Watson.

     Between November 12-14, 1996, representatives of Watson, their counsel and investment bankers conducted a legal and financial due diligence investigation of Royce. Shortly thereafter, on November 18, 1996, Watson presented Royce's management and counsel with a first draft of an Agreement and Plan of Merger with respect to the proposed merger.

     During the period between November 18, 1996 through December 16, 1996, (i) Royce's management, counsel and investment bankers conducted a due diligence investigation of Watson; (ii) Watson's management, counsel and investment bankers continued their due diligence investigation of Royce, and (iii) Watson and Royce negotiated the terms of the definitive Agreement and Plan of Merger and the exhibits thereto. The discussions relating to the Merger Agreement focused on, among other things, the representations and warranties to be made by Royce and Watson and on each party's respective obligations between the date of the Merger Agreement and the closing of the Merger.

     On December 11 and 12, 1996 and on December 16, 1996, representatives of Royce and Watson, their counsel and financial advisors, met in Chicago to attempt to negotiate the final definitive financial terms of the proposed merger (i.e. exchange ratio, collar and break-up fees), the treatment of outstanding options and warrants to purchase Royce Common Stock, and the terms of Mr. McEnany's post-Merger employment with Watson. At these meetings, and during the period between these meetings, the parties actively discussed their views regarding the proposed financial terms of the merger. They also reviewed and conducted further due diligence on the results of operations and prospects of both entities and on the potential synergies which each party believed might be achieved if a merger were to be consummated. The decision to increase the proposed price per share was taken following direct discussions between Dr. Chao and Mr. McEnany, each acting with the advice of their respective financial advisors and legal counsel.

     At the meeting on December 16, 1996, after considering all of these matters, the managements of Royce and Watson, subject to the approval of their respective Boards, agreed that they would recommend a proposed exchange of Royce shares for Watson shares based upon a price of $7.25 for each outstanding share of Royce Common Stock on the effective date of the Merger, subject to a collar on the price of Watson Common Stock of between $38.00 and $47.00 per share. They also agreed that each Royce option and warrant outstanding on the effective date of the Merger would automatically convert into an option or warrant to purchase shares of Watson Common Stock. Furthermore, the parties agreed upon a $3 million break-up fee if Royce entered into an Alternative Proposal within nine months after the termination of the Merger and Royce later consummated such Alternative Proposal. The parties also tentatively agreed on the terms of Mr. McEnany's employment agreement with Watson.

     At a meeting on December 19, 1996, Watson's Board approved the Merger Agreement. At a meeting on December 23, 1996, Royce's Board met to consider the proposed terms of the Merger Agreement. At that time, the Board gave approval to the Merger Agreement and directed Royce's senior management to complete the final negotiations of the Merger Agreement and to execute and deliver the Merger Agreement on behalf of Royce. In making each of their respective financial decisions, the Board of Directors of both Watson and Royce received opinions of their financial advisors as to the fairness of the transaction from a financial point of view.

     The final negotiations of the terms of the Merger Agreement, and Mr. McEnany's employment agreement and the other exhibits to the Merger Agreement, took place between December 20, 1996 and December 24, 1996, and the Merger Agreement was executed and delivered late in the afternoon on December 24, 1996. A press release announcing the Merger was disseminated before the opening of business on December 26, 1996 (the first business day after the Merger Agreement was executed and delivered).

     Effective as of March 4, 1997, the parties amended the Merger Agreement to extend the termination date thereof to April 30, 1997.

REASONS FOR THE MERGER

  Joint Reasons for the Merger.

     Based upon their respective experiences and internal analysis of the current environment in the generic drug industry, Royce's and Watson's respective Boards decided that there are significant opportunities for a well capitalized off-patent pharmaceutical firm with a strong technology base and that the combination of the two entities should help Watson to become a more significant factor in the pharmaceutical industry on a going forward basis. The Boards of each company were aware of the substantial consolidation which is ongoing in the off-patent pharmaceutical industry and believed that larger well-capitalized entities will have better opportunities in the off-patent pharmaceutical industry in the future.

     In reaching their decisions regarding the Merger, the respective Boards of the two companies considered: (i) the potential for modest increases in operating efficiencies for the combined company, primarily relating to selling expenses and general and administrative expenses, which could allow the combined company to achieve economies of scale unavailable to either company on a stand-alone basis; (ii) the complementary product lines of the two entities; and
(iii) that the combined company should realize the benefits of increased product innovation through the combination of Royce's and Watson's research and development operations.

  Watson's Reasons for the Merger; Advantages and Disadvantages of the Merger.

     At a meeting held on December 19, 1996, the Watson Board of Directors determined that the Merger was fair to the Watson stockholders from a financial point of view and approved the Merger Agreement. In reaching its conclusion to approve the Merger Agreement, the Watson Board of Directors considered the following factors as well as the reasons set forth above:

          1. The effects on its future estimated earnings per share due to the acquisition of Royce and whether such transaction would be accretive or dilutive to Watson's stockholders. Watson believes that the combination of the businesses and product pipelines of Watson and Royce and the elimination of certain overlapping costs associated with the existing businesses, will allow Watson to expand its presence in the off-patent pharmaceutical market and enable Watson to achieve a marginal increase in its earnings per share in 1997 and in subsequent years;

          2. The fact that both Watson and Royce devote significant resources to product development and both companies have a number of products in the development pipeline. Watson believes that combining the companies and their product development activities through the Merger will result in an enhanced product pipeline when compared to the product pipeline of each company prior to the Merger and may result in a rationalization of product development efforts. There can be no assurance that any of the products currently in development by Watson or Royce will ever be successfully developed, receive required regulatory approvals or be successfully marketed. However, by expanding and diversifying the combined company's product pipeline through the Merger, the failure to successfully develop, receive required approvals or successfully market any particular product under development is likely to have less severe effects on the business, operations or financial condition of the combined company, than such event would have on the business operations or financial condition of either Watson or Royce alone;

          3. The terms and conditions of the Merger, the Merger Agreement and related matters. In considering the terms of the Merger, particular attention was given by the Watson Board of Directors to (a) the consideration to be received by the Royce shareholders, including the structure and terms of the pricing collar, (b) the treatment of outstanding options and warrants to purchase Royce Common Stock and (c) the termination provisions, including the potential payment by the Company of a $3,000,000 break up fee in the event the Company terminates the Merger Agreement and subsequently enters into an Alternative Proposal (as defined in the Merger Agreement). The Board of Directors of Watson considered the terms of the Merger Agreement as a whole (and not individually) and, given its experience in similar transactions, analysis of comparable transactions and advice of Watson's financial and legal advisors, determined to approve the Merger and adopt the Merger Agreement. See "The Merger -- Approval of the Board of Directors of Watson."

          4. The historical and current financial conditions, results of operations, prospects and businesses of Royce and Watson before and after giving effect to the Merger;

          5. Current market conditions, historical market prices, and trading information for both the Royce Common Stock and the Watson Common Stock;

          6. The opinion of Bear Stearns that as of the date of its opinion, the Exchange Ratio was fair, from a financial point of view, to Watson; and

          7. The expectations that the complementary businesses of Watson and Royce, as described above, including their respective philosophies, will provide significant growth opportunities after consummation of the Merger.

     The Watson Board of Directors believes that the material disadvantages of the proposed Merger to Watson and its stockholders are the following:

          1. The Watson Board of Directors recognized and considered the risk that the aggregate consideration to be paid by Watson to acquire Royce might exceed the amount of consideration justified based upon the current level of earnings of Royce and based on the price of Watson Common Stock and the pricing collar. However, the Board concluded that such risk did not outweigh the perceived advantages of the Merger. The Watson Board of Directors also recognized and considered the risk that Royce may not achieve its anticipated future financial performance due to factors both within Royce's control and factors outside Royce's control. If such performance is not met by Royce, the consideration paid by Watson to acquire Royce might exceed the amount of consideration justified for such acquisition. Additionally, the Watson Board of Directors considered that Watson would have no ability to terminate the Merger due to fluctuations in the Average Closing Price.

          2. There can be no assurance that any of Royce's products currently in development will ever receive the required regulatory approvals from the FDA. Consequently, the Watson Board of Directors considered the risk that such products will not be approved and that Watson will never realize the potential revenues from the production and sale of these products.

          3. Watson may experience disruption in its business or employee base as a result of uncertainty following announcement of the Merger and during the combination of the operations of Watson and Royce if the Merger is consummated. Such disruption has not occurred to date, but remains a risk of the Merger.

          4. The Watson Board of Directors recognized and considered the risk that the Merger will not be consummated. If the Merger is not consummated, the public announcement of the Merger and non-consummation of the Merger may have an adverse effect on the market price of Watson Common Stock.

          5. The Watson Board of Directors also considered the risks associated with integrating the businesses, operations and personnel of Watson and Royce following the Merger and the possibility that the modest anticipated benefits of the Merger (through the expansion and diversification of product pipelines, the benefits of increased product innovation through the combination of research and development activities, the elimination of certain overlapping costs, the enhanced marketing capabilities and the ability to more effectively compete with larger pharmaceutical companies) will not be realized. See "Risk Factors -- Integration of the Businesses."

     Although the Watson Board of Directors carefully considered the advantages and disadvantages of the Merger described above, Watson's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific advantages and disadvantages considered. However, after discussing and considering the advantages and disadvantages, the Watson Board of Directors approved the Merger and the adoption of the Merger Agreement. See "The Merger -- Approval by the Board of Directors of Watson."

  Royce's Reasons for the Merger; Advantages and Disadvantages of the Merger.

     At a meeting held on December 23, 1996, the Royce Board of Directors determined that the Merger was advisable and in the best interest of the Royce shareholders and approved the Merger Agreement. In reaching its conclusion to approve the Merger Agreement and to recommend adoption of the Merger Agreement by the Royce shareholders, the Royce Board considered various factors, including, without limitation, the following:

          1. The arms-length negotiation with Watson, which resulted in the agreement by Watson to acquire all outstanding Royce Common Stock, and to assume outstanding options and warrants in exchange for Watson Common Stock which represented approximately a 42% premium (assuming an Exchange Ratio based upon a Watson stock price within the collars established under the Merger Agreement) over the average closing price for the Royce Common Stock for the ten-day period ended December 17, 1996 ($5.11 per share);

          2. The historical and current financial conditions, results of operations, prospects and businesses of Royce and Watson before and after giving effect to the Merger;

          3. Current market conditions, historical market prices, and trading information for both the Royce Common Stock and the Watson Common Stock and the expectation that the substantially higher average daily trading volume of Watson Common Stock will create better liquidity of investment for Royce shareholders;

          4. The structure of the Merger, which provides that the Royce shareholders will receive an equity interest in a larger, more diversified pharmaceutical company with a stronger balance sheet and cash flow and with depth of management personnel and training resources;

          5. The expectation that the Merger will afford the Royce shareholders the opportunity to receive Watson Common Stock in a tax free transaction;

          6. The relative probability of completion, attractiveness and timing of various other alternatives available to Royce and the belief that being part of Watson was more likely to provide greater value to Royce's shareholders than remaining independent;

          7. The expectation that the Merger will be beneficial to the employees of Royce;

          8. The opinion of Gruntal that as of the date of the Merger Agreement, the terms of the Merger were fair, from a financial point of view, to Royce's shareholders (in considering the opinion of Gruntal, the Royce Board of Directors was aware of, among other things, the terms of Gruntal's engagement by Royce and the fees payable to Gruntal thereunder, and Gruntal's ownership of warrants to purchase 283,333 shares of Royce Common Stock; see "Opinion of Royce's Financial Advisor");

          9. The expectation that the complementary businesses of Watson and Royce, as described above, including their respective operating philosophies, will provide significant growth opportunities after consummation of the Merger; and

          10. The belief that Watson's experienced management team, its reputation in the pharmaceutical industry and investment community, and its history of profitable operations while maintaining a high growth rate will be beneficial to the shareholders of Royce.

     The Royce Board of Directors believes that the material disadvantages to Royce and its shareholders concerning the proposed Merger are the following:

          (i) The Royce Board recognized and considered the risk that Royce shareholders would lose control over the future operations of Royce following the Merger, including the opportunity to develop and exploit Royce's current and potential products for their sole benefit and the possibility that the combined company would make strategic decisions that differ from those that Royce would make absent the Merger;

          (ii) The risk that prior to or following consummation of the Merger, the trading price of Watson Common Stock would drop below its level at the time the Merger was negotiated or closed. The Royce

     Board of Directors also recognized and considered the risk that Watson may not achieve its anticipated future performance due to factors both within Watson's control and outside Watson's control. If the price of Watson Common Stock declines or such performance is not met by Watson, the consideration paid by Watson to acquire Royce might be less than the consideration justified for such acquisition;

          (iii) The Royce Board also recognized and considered the potential commercial repercussions to Royce in the event the Merger was not consummated. The Royce Board of Directors was concerned that if the Merger was not consummated, after being publicly announced, Royce's reputation might be damaged (even if the non-consummation of the Merger was not the result of either action or inaction by Royce) which would limit strategic alternatives available to Royce in such event, such as aligning Royce with one or more strategic partners. Accordingly, Royce's Board of Directors deemed it important that the Merger Agreement have minimal risk of termination regardless of the market value of Watson Common Stock during the period between signing of the Merger Agreement and consummation of the Merger. In considering the terms of the Merger, particular attention was given to (a) the consideration to be received by the Royce shareholders, including the structure and terms of the minimum and maximum Average Closing Price, (b) the treatment of outstanding options and warrants to purchase Royce Common Stock, (c) the extent of the indemnification obligations of Royce and Watson and (d) the conditions under which the Merger Agreement could be terminated. The Royce Board also considered the no-shop provisions of the Merger Agreement which (a) prohibit Royce from soliciting Alternative Proposals or, subject to the Board's fiduciary duties to Royce shareholders, from negotiating with a potential acquiror, and (b) obligate Royce to pay the Termination Fee, if the Merger Agreement is terminated as a result of Royce entering into an Alternative Proposal or because the Royce Board of Directors shall have withdrawn or modified its approval of the Merger Agreement and the Merger and certain other conditions are met, or, under certain circumstances, require the reimbursement of Watson by Royce for Watson's out of pocket costs and expenses incurred in connection with the Merger Agreement. The Royce Board of Directors recognized and considered the fact that the no-shop provisions would essentially prevent Royce from considering or entering into any other acquisition transaction with a party other than Watson. In addition, the Royce Board of Directors recognized and considered (a) the terms of the employment agreement to be entered into with Patrick J. McEnany by Watson and (b) the fiduciary duties of the Royce Board of Directors in view of the fact that Mr. McEnany was an interested director on the Royce Board of Directors. See "Interests of Certain Persons in the Merger." The Royce Board of Directors believes that the retention of a key officer and employee of Royce after the consummation of the Merger will be an important factor in any future development of the Royce business and considered such employment agreement to be reasonable in scope and an effective means for retaining such officer following the Merger. In addition, the Royce Board recognized and considered its fiduciary duties in view of the fact that Mr. McEnany, as a member of the Royce Board, has certain additional interests in the Merger but that the impact of any such interest was not material to the Royce Board's decisions regarding the Merger since he was the sole interested director on the Royce Board and all of the other members of the Royce Board determined to approve the Merger and adopt the Merger Agreement. The Royce Board of Directors also reviewed and considered the possible lack of independence of Gruntal due to its stockholdings in Royce but determined, after receiving advice from counsel, to accept Gruntal's fairness opinion and to advise the Company's shareholders of the existence of Gruntal's warrants so that the shareholders could consider this issue in voting on the Merger.

          (iv) Royce shareholders will suffer dilution in their voting rights in connection with the Merger. Based on the capitalization of the companies as of February 27, 1997, and assuming 3.3 million shares of Watson Common Stock are issued pursuant to the Oclassen Merger, Royce shareholders will own approximately 5.3% of the outstanding shares of the combined company after the Merger rather than 100% of the outstanding shares of Royce.

     The Royce Board of Directors considered the fact that no auction process has been conducted with respect to a potential sale of Royce. The provisions of the Merger Agreement prohibit Royce from soliciting Alternative Proposals or, subject to the Board's fiduciary duties to Royce shareholders, negotiating with a potential acquiror of Royce. The Board was aware that these provisions could be a deterrent to other parties who might be interested in a business combination with Royce. However, Watson required such provisions as a condition to executing the Merger Agreement. The Royce Board of Directors believed that the Merger would be in the best interests of Royce and its shareholders as it would provide Royce shareholders with the opportunity to continue to participate in an entity strengthened through a business combination with Watson.

     In view of the wide variety of factors considered, both positive and negative, the Royce's Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, Royce's Board of Directors viewed its determination and recommendations as being based on the totality of the information presented to it and considered by it. Individual members of Royce's Board of Directors may have given different weight to different factors.

     THE ROYCE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ROYCE SHAREHOLDERS AND RECOMMENDS THAT ROYCE SHAREHOLDERS VOTE FOR THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Company's Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, the Company's shareholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger in addition to the interests of the Company's shareholders generally.

     Proposed Employment Agreement with Watson. In conjunction with the closing of the Merger, Watson will enter into an Employment Agreement with Patrick J. McEnany, the Chairman, President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement will be for a three-year term and will provide that Mr. McEnany will remain as the President of the Company and will also become a Vice President of Watson in charge of Corporate Development. The Employment Agreement will replace the currently existing employment agreement between the Company and Mr. McEnany.

     Under the Employment Agreement, Mr. McEnany will receive: (i) a base salary of $200,000 per annum (adjusted annually for increases in the cost of living);
(ii) the right to receive a bonus of up to $150,000 during the first year of the agreement by meeting certain targets, and discretionary bonuses in future years;
(iii) customary benefits consistent with the other officers of Watson; and (iv) an option (vesting over five years) to purchase 100,000 shares of Watson Common Stock at an exercise price equal to the last closing price of shares of Watson Common Stock on the Effective Date.

     The Employment Agreement will also provide that if Mr. McEnany terminates the agreement after one year or for "good reason" (as defined in the Employment Agreement) or if Watson terminates the Employment Agreement for any reason other than cause, Mr. McEnany will receive severance benefits of $350,000 payable over the year following the termination of employment. Additionally, in the event that Mr. McEnany's Employment Agreement is terminated by Watson for any reason other than cause or by Mr. McEnany for "good reason," Mr. McEnany will become a consultant to Watson for a term to end in 2002. In return for becoming a consultant, all options granted to Mr. McEnany pursuant to the Employment Agreement will continue to vest in accordance with the terms of the Employment Agreement. Mr. McEnany will be prohibited from competing with Watson in the development, manufacture, sale and marketing of generic prescription products during the term of such Employment Agreement and for a one-year period after termination of Mr. McEnany's employment with Watson and the Company. Additionally, Mr. McEnany's consulting agreement with Watson and the Company shall terminate upon Mr. McEnany competing with Watson in the development, sale and marketing of generic prescription drugs. While Mr. McEnany intends to abide by the terms of the Employment Agreement, including the non-compete provisions, the enforceability of such provisions is subject to doubt and no assurance can be given that a court would in fact enforce such provisions.

     Acceleration of Options. At the closing of the Merger, outstanding Company Options will be converted into the right to purchase that number of shares of Watson Common Stock as the holder of such Company Options would have been entitled to receive had they exercised such Company Options prior to consummation of the Merger and participated in the Merger. Company Options issued pursuant to the Company's 1992 and 1995 Stock Option Plans and options granted to Mr. McEnany under the terms of his present employment agreement with the Company, will, in accordance with the terms of the plans and such agreement, immediately vest at the closing of the Merger. All other Company Options will continue to vest in accordance with the vesting or acceleration provisions contained in the agreements evidencing such Company Options. As of February 27, 1997, the officers and directors of Royce held options currently exercisable for 622,233 shares of Royce Common Stock. See "Royce's Security Ownership of Certain Beneficial Owners and Management."

     As of February 27, 1997, the estimated number of shares issuable to Royce's officers and directors upon the exercise of 746,733 Company Options held by them, including those that vest upon closing of the Merger, is 142,469 based upon the maximum Exchange Ratio of 0.191.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     After the Effective Time, Watson has agreed to, and agreed to cause the surviving corporation of the Merger to, indemnify and hold harmless each person who is or was an officer or director of the Company and its subsidiaries (each an "Indemnified Person") as of December 24, 1996 from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of the Company or its subsidiaries, to the extent provided to officers and directors of Watson and to the extent provided by law. Subject to an Indemnified Person's obligation to refund any advances in accordance with the Florida Business Corporation Act, Watson agreed to advance all litigation costs reasonably incurred by such Indemnified Party in accordance with applicable law.

FEDERAL INCOME TAX CONSEQUENCES

     The respective obligations of Watson and Royce are conditioned on the receipt of opinions of their respective counsel, D'Ancona & Pflaum and Akerman, Senterfitt & Eidson, P.A. (which opinions have been rendered), to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "The Merger Agreement -- Conditions Precedent," and "-- Limitation on Opinion and Discussion." Such tax opinions have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the following are the expected results:

     Consequences to the Company Shareholders. Generally no gain or loss will be recognized by the Company shareholders upon their receipt in the Merger of Watson Common Stock (except to the extent of cash received in lieu of a fractional share of Watson Common Stock).

     The aggregate tax basis of Watson Common Stock received in the Merger will be the same as the aggregate tax basis of Royce Common Stock surrendered in exchange therefore, excluding any basis allocated to fractional shares for which cash is received.

     The holding period, for federal income tax purposes, of each share of Watson Common Stock received by each Royce shareholder in the Merger will include the period during which the Royce shareholder held his or her Royce Common Stock surrendered in exchange therefore, provided that the Royce Common Stock is held as a capital asset at the time of the Merger.

     Cash payments received in lieu of a fractional share should be treated as if a fractional share of Watson Common Stock had been issued in the Merger and then redeemed by Watson. A Royce shareholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between the amount of cash received and the shareholder's basis in the fractional share (which will be a pro rata portion of the shareholder's basis in the shareholder's Royce Common Stock).

     Consequences to the Company and Watson. The Merger will result in no gain or loss to Watson or Royce.

     Limitation on Opinion and Discussion. The foregoing discussion is intended only as a summary of material federal income tax consequences of the Merger under current law and does not purport to be a complete analysis or description of all potential tax effects of the Merger. The summary does not address the tax consequences that may be important to shareholders subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax exempt organizations, or foreign persons, or to shareholders who acquired their shares of Royce Common Stock as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger under foreign, state, local or other tax laws. The discussion is based on the current provisions of the Code and Treasury Regulations promulgated thereunder, published Revenue Rulings, published Revenue Procedures and existing administrative rulings and court decisions in effect as of the date hereof. All of the foregoing are subject to change (which could be retroactive) and any such change could effect the accuracy of this discussion. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("Service"). Therefore the Service is not precluded from challenging the tax free reorganization status of the Merger.

     COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

FEDERAL SECURITIES LAWS CONSEQUENCES

     The Watson Common Stock issuable in connection with the Merger has been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by the Company's shareholders, except for those shareholders who are deemed to be "affiliates" of the Company as such term is used in Rule 144 and Rule 145 under the Securities Act.

     With respect to those shareholders who may be deemed to be affiliates of the Company, Rule 144 and Rule 145 place certain restrictions on the transfer of the shares of Watson Common Stock which may be received by them pursuant to the Merger. Additionally, it is a condition to the consummation of the Merger that all persons deemed to be "affiliates" of the Company enter into an agreement with Watson whereby each such person agrees not to sell their shares of Watson Common Stock received by them in connection with the Merger until combined operating results covering a minimum thirty-day period of Royce and Watson are publicly released. Persons who may be deemed to be affiliates of the Company generally include individuals who, or entities which, directly or indirectly, controls or are controlled by or are under common control with the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company. This Proxy Statement/Prospectus does not cover resales of Watson Common Stock received by any person who may be deemed to be an affiliate of the Company.

REGULATORY APPROVAL

     Certain acquisitions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements of the HSR Act had been satisfied. Information was filed with the Antitrust Division and the FTC under the HSR Act by Watson and Royce on January 10, 1997. The waiting period under the HSR Act expired on February 9, 1997. Notwithstanding such early termination, at any time before or after consummation of the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Watson or the Company. At any time before or after the Effective Date, and notwithstanding that the HSR Act waiting period has been terminated, Florida (or any other state having appropriate jurisdiction) could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture by Watson of the Company or certain of the businesses of Watson or the Company. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

ACCOUNTING TREATMENT

     Both Watson and the Company believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes and have been so advised by their respective independent public accountants. Consummation of the Merger is conditioned upon, among other things, the receipt by Watson of a letter from its independent public accountants, dated the closing date of the Merger, stating that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and the receipt by Royce of a letter from its independent public accountants, dated the closing date of the Merger, indicating that Royce has not taken any action that would preclude it from entering into a transaction that would be treated as a pooling of interests for accounting and financial reporting purposes.

     Under this method of accounting, the assets and liabilities of Watson and the Company will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of Watson and the Company for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

DELISTING; EXCHANGE ACT REGISTRATION

     Following completion of the Merger, it is expected that the Royce Common Stock will cease being traded on the Nasdaq SmallCap Market and that Royce's registration under the Exchange Act will be terminated. Accordingly, Royce will no longer be required to file periodic reports with the Commission.

                      OPINION OF ROYCE'S FINANCIAL ADVISOR

     Gruntal was engaged by Royce pursuant to an engagement letter, dated December 4, 1996 (the "Engagement Letter"), to act as Royce's financial advisor in connection with the Merger. In connection with such engagement, Royce requested that Gruntal render an opinion as to the fairness, from a financial point of view, of the terms of the Merger to Royce's shareholders.

     On December 23, 1996, in connection with the evaluation of the Merger by Royce's Board of Directors, Gruntal made an oral presentation to Royce's Board with respect to the Merger, subsequently confirmed in writing, that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion, as summarized below, the terms of the Merger were fair, from a financial point of view, to the holders of Royce Common Stock. Gruntal confirmed its December 23, 1996 oral opinion by delivery of its written opinion, dated December 24, 1996. Gruntal updated its opinion on February 27, 1997 (the "Gruntal Opinion").

     Gruntal has previously rendered investment banking services to Royce, including acting as placement agent for Royce's 1994 and 1995 private placements of securities and acting as warrant solicitation agent in connection with Royce's winter 1995/96 warrant call. In connection with rendering these services, Gruntal received cash commissions and warrants to purchase shares of Royce Common Stock. Gruntal continues to hold warrants to purchase 283,333 shares of Royce Common Stock, of which 200,000 shares may be purchased at an exercise price of $3.50 per share and 83,333 shares may be purchased at an exercise price of $6.00 per share. Pursuant to the terms of the Merger, these warrants will be assumed by Watson and will become exercisable for a number of shares of Watson Common Stock equal to the number of shares of Royce Common Stock subject to the respective warrants multiplied by the Exchange Ratio at an exercise price per share equal to the warrant exercise price immediately prior to the Effective Date divided by the Exchange Ratio. Gruntal is a market maker for Royce Common Stock and Watson Common Stock and may at any time hold a long or short position in such securities.

     Gruntal is an investment banking firm that, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Gruntal regularly publishes research reports, regarding the generic pharmaceutical industry and the businesses and securities of publicly owned companies in that industry, including Royce and Watson. Royce's Board selected Gruntal as Royce's financial advisor because of its expertise, reputation and familiarity with the generic pharmaceutical industry and because of its familiarity with Royce.

     Pursuant to the terms of the Engagement Letter, Gruntal was paid $25,000 upon execution of the Engagement Letter and $75,000 was payable to Gruntal upon the delivery of the Gruntal Opinion. In addition, Gruntal is entitled to receive a financial advisory fee in the amount of $400,000 upon consummation of the Merger. Royce agreed to indemnify Gruntal against certain liabilities, including liabilities under the federal securities laws, and to reimburse Gruntal up to $15,000 for their reasonable out-of-pocket expenses in connection with this engagement. Royce also agreed to reimburse Gruntal for the fees and disbursements of Gruntal's counsel.

     THE FULL TEXT OF THE GRUNTAL OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN, IS INCLUDED AS ANNEX "B" TO THIS PROXY STATEMENT/PROSPECTUS. ROYCE'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE GRUNTAL OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Gruntal Opinion was prepared for the Royce Board of Directors and is directed only to the fairness, from a financial point of view, to the shareholders of Royce of the terms of the Merger and does not constitute a recommendation to any Royce shareholder as to how to vote with respect to the Merger. Gruntal was not retained as an advisor or agent to Royce shareholders or any other person, other than as an advisor to the

Royce Board. The Exchange Ratio was determined in arm's length negotiations between Royce and Watson, in which negotiations Gruntal advised Royce. No restrictions or limitations were imposed by Royce upon Gruntal with respect to the investigations made or the procedures followed by Gruntal in rendering its opinion.

     In arriving at its opinion, Gruntal reviewed certain financial and other publicly available information concerning Royce and Watson and certain internal financial forecasts and other information with respect to the business, operation and prospects of each of Watson and Royce furnished to Gruntal by the respective managements of Watson and Royce. Gruntal reviewed, among other information, (i) the audited financial statements for Royce for the years ended December 31, 1993, 1994 and 1995, the unaudited financial statements for the nine months ended September 30, 1995 and 1996, respectively, and preliminary financial statements for the year ended December 31, 1996; (ii) Watson's 1995 Annual Report on Form 10-K, its quarterly report on Form 10-Q for the period ended September 30, 1996 and its preliminary financial statements for the year ended December 31, 1996; and (iii) certain other publicly available information concerning Royce and Watson. Gruntal also held discussions with members of the senior management of each of Watson and Royce regarding the business operations, present conditions and prospects of their respective companies and the strategic operating benefits they anticipated from the Merger. In addition, Gruntal (i) reviewed the reported price and trading activity for Royce Common Stock and Watson Common Stock; (ii) compared certain financial and stock market information for Royce and Watson with similar information of certain selected public companies that Gruntal deemed to be reasonably similar to Royce and Watson; (iii) reviewed the financial terms of certain business combinations which it deemed relevant in whole or in part to the Merger; (iv) reviewed the Merger Agreement; and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate for the purpose of rendering its opinion.

     In connection with its review, Gruntal assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification and Gruntal did not assume any responsibility to independently verify any of such information. As to all legal matters, Gruntal relied on advice of counsel to Royce. Gruntal further relied upon the assurances of the respective managements of Royce and Watson that such managements were not aware of any facts that would make such information inaccurate or misleading. Gruntal also relied upon the statements and information provided by Royce's and Watson's managements concerning the business, operations and strategic benefits and implications of the Merger. With respect to financial forecasts and other information relating to the prospects of Watson and Royce provided to Gruntal by the managements of Royce and Watson, Gruntal assumed that such information was reasonably prepared on a basis reflecting the best available estimates and judgments of such managements as to the likely future financial performance of Watson and Royce. Gruntal expressed no view as to such information or the assumptions on which it was based. In arriving at its opinion, Gruntal did not conduct physical inspections of Royce's and Watson's facilities and did not make or obtain, or assume any responsibility for making or obtaining, any independent evaluation or appraisals of the assets or liabilities of Watson or Royce. Gruntal assumed, with the consent of Royce and Watson, that receipt of Watson Common Stock will be tax-free for federal income tax purposes to the shareholders of Royce and that neither Royce nor Watson will recognize income, gain or loss as a result of the Merger.

     The Gruntal Opinion was based upon market, economic, financial and other conditions as they existed on, and the information made available to Gruntal as of, its date. It should be understood that although subsequent developments may affect its opinion, Gruntal does not have any obligation to update, revise or reaffirm the Gruntal Opinion. Gruntal's opinion does not constitute an opinion or imply any conclusion as to the likely trading range for the Watson Common Stock following consummation of the Merger. Gruntal was not requested to solicit or entertain any other offers for the acquisition of Royce. Gruntal's opinion also does not address Royce's underlying business decision to effect the Merger or constitute a recommendation to any Royce shareholders as to how to vote with respect to the Merger.

     In connection with its oral presentation to Royce's Board on December 23, 1996, and the Gruntal Opinion dated February 27, 1997, Gruntal performed certain financial and comparative analyses, including all material analyses described below. The summary of Gruntal analyses set forth below does not purport to be a complete description of the analyses underlying the Gruntal Opinion, but includes a summary of the material valuation methodologies employed by Gruntal. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Gruntal did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Gruntal believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Gruntal made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Watson and Royce. Any estimates contained in Gruntal's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

     The following is a summary of all material financial analyses utilized by Gruntal in rendering its opinion. Such summary does not purport to be a complete description of the analyses performed or all of the factors considered by Gruntal in connection with its opinion.

     Comparable Company Analysis. Using publicly available information, Gruntal compared selected historical, current and projected operating and financial data, stock data and financial ratios for Royce and Watson with certain data from selected publicly traded companies engaged in the generic pharmaceutical business that, in Gruntal's judgement, were most closely comparable to Royce and Watson. The companies selected were Alpharma, Inc., Barr Laboratories, Inc., Copley Pharmaceutical, Inc., Faulding Inc., Mylan Laboratories, Inc., Pharmaceutical Resources, Inc., Teva Pharmaceutical Industries and, with respect to Royce, Watson (the "Comparable Companies"). Gruntal reviewed, among other things, the following data with respect to the Comparable Companies: (i) operating statement data, including latest twelve months ("LTM") net revenues;
(ii) LTM operating cash flow ("LTM EBITDA"); (iii) LTM operating income ("LTM EBIT"); (iv) LTM net income; (v) estimated 1997 net income; (vi) estimated 1998 net income, and (vii) selected balance sheet data, including book value. All 1997 and 1998 results are based on publicly available estimates from the Institutional Brokers Estimate System ("IBES"). Utilizing this information, Gruntal calculated a range of market multiples for the Comparable Companies by dividing the "Enterprise Value" (total common shares outstanding multiplied by closing market price per share on February 23, 1997 ("Market Equity Value"), plus total debt and preferred stock, minus cash and cash equivalents) for each Comparable Company by, among other things, such company's LTM net revenues, LTM EBITDA and LTM EBIT, and by dividing each of the Comparable Company's Market Equity Value by, among other things, the company's LTM net income, estimated 1997 and 1998 net incomes and book value. For the Royce Comparable Companies:
(i) the LTM net revenue multiples ranged from 1.09x to 4.27x (1.93x mean), (ii) the LTM EBITDA multiples ranged from 9.31x to 36.16x (22.25x mean), (iii) the LTM EBIT multiples ranged from 16.56x to 55.09x (30.82x mean), (iv) the LTM net income multiples ranged from 21.52x to 77.39x (43.55x mean), (v) the estimated 1997 net income multiples ranged from 18.29x to 55.47x (32.06x mean), (vi) the estimated 1998 net income multiples ranged from 14.58x to 22.19x (17.72x mean), and (vii) the book value multiples ranged from 0.99x to 6.82x (3.22x mean).

     Based on a price of $7.25 for each outstanding share of Royce Common Stock, Royce's implied multiples, calculated on the same basis as the Comparable Companies, were as follows: (i) LTM net revenues -- 4.24x, (ii) LTM EBITDA
-- 73.25x, (iii) LTM EBIT -- 133.21x, (iv) LTM net income -- 173.70x, (v)
estimated 1997 net income -- 41.42x, (vi) estimated 1998 net income based on IBES figures were not available, and (vii) book value -- 7.33x.

     With respect to Watson, utilizing the same analysis, Gruntal calculated a range of market multiples for the Comparable Companies by dividing the Enterprise Value for each Comparable Company by, among other things, such companies' LTM net revenues, LTM EBITDA and LTM EBIT, and by dividing each of the Comparable Company's Market Equity Value by, among other things, the company's LTM net income, estimated 1997 and 1998 net incomes and book value. For the Watson Comparable Companies: (i) the LTM net revenue multiples ranged from 1.09x to 4.27x (1.93x mean), (ii) the LTM EBITDA multiples ranged from 9.31x to 36.16x (23.62x mean), (iii) the LTM EBIT multiples ranged from 18.72x to 55.09x (34.39x mean), (iv) the LTM net income multiples ranged from 29.96x to 77.39x (49.06x mean), (v) the estimated 1997 net income multiples ranged from 21.99x to 55.47x (34.36x mean), (vi) the estimated 1998 net income multiples ranged from 14.58x to 22.19x (18.18x mean), and (vii) the book value multiples ranged from 0.99x to 6.82x (3.09x mean).

     Based upon the closing price per share of Watson's Common Stock on February 23, 1997 of $41.875 Watson's implied multiples, calculated on the same basis as the Comparable Companies, were as follows: (i) LTM net revenues -- 7.06x, (ii) LTM EBITDA -- 15.40x, (iii) LTM EBIT -- 16.56x, (iv) LTM net income -- 21.52x,
(v) estimated 1997 net income -- 18.29x, (vi) estimated 1998 net income -- 15.45x, and (vii) book value -- 4.12x. Gruntal compared the Watson Comparable Company ratios to those of Watson and concluded that the Watson multiples were consistent with the range of multiples derived from Watson Comparable Companies. Gruntal believes that the multiples of EBITDA, EBIT and net income are more relevant particularly since Watson has significant equity in earnings from joint ventures and other non-operating income which are not included in revenues.

     Because of the inherent differences in the business, operations, and prospects of Royce and Watson and the businesses, operations and prospects of the Royce and Watson Comparable Companies, Gruntal believes it was inappropriate to, and therefore did not rely solely on the quantitative results of the analysis, but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Royce and Watson Comparable Companies that would affect the public trading values of each as compared to Royce and Watson. In this regard, Gruntal considered the state of the generic drug industry (in which Royce operates), competitive factors such as the product pipeline, operating infrastructure and distribution network of the companies, and such industry characteristics as price competition and erosion of operating margins. These qualitative judgements were utilized to confirm the findings based on Gruntal's quantitative analysis. These qualitative judgments did not result in specific conclusions but rather were part of Gruntal's evaluation.

     Comparable Transaction Analysis. Gruntal reviewed selected publicly-available financial data, including Enterprise Value (at the effective date of the transaction) to net revenues, Enterprise Value to EBITDA, Enterprise Value to EBIT, Market Equity Value to net income and Market Equity Value to book value, regarding seven acquisitions of selected generic pharmaceutical companies. The seven transactions selected, which took place between November 1993 and May 1996, were as follows: (i) the acquisition of Biocraft Laboratories, Inc. by Teva Pharmaceutical Industries, (ii) the acquisition of Marsam Pharmaceuticals, Inc. by Schein Pharmaceuticals, Inc., (iii) the acquisition of Circa Pharmaceuticals, Inc. by Watson Pharmaceuticals, Inc., (iv) the acquisition of Zenith Laboratories, Inc. by Ivax Corp., (v) the acquisition of Hi-Tech Pharmacal Co. Inc. by Circa Pharmaceuticals Inc., (vi) the acquisition of McGaw Inc. by Ivax Corp. and (vii) the acquisition of a majority interest in Copley Pharmaceutical Inc. by Hoechst Celanese Corp.

     Gruntal calculated the multiples of each of these aforementioned selected data points based upon the seven selected transactions. The range of multiples calculated was as follows: (i) Enterprise Value to LTM net revenues was 1.36x and 5.38x, (ii) Enterprise Value to LTM EBITDA was 10.49x and 37.39x, (iii) Enterprise Value to LTM EBIT was 14.02x and 40.83x, (iv) Market Equity Value to LTM net income was 27.34x and 62.60x, and (v) Market Equity Value to book value was 1.40x and 10.90x. Accordingly, the calculated mean and median multiples were as follows: (i) Enterprise Value to LTM net revenues were 3.53x and 3.46x, respectively; (ii) Enterprise Value to LTM EBITDA were 22.58x and 19.86x, respectively; (iii) Enterprise Value to LTM EBIT were 26.99x and 26.55x, respectively; (iv) Market Equity Value to LTM net income were 45.77x and 44.62x, respectively; and (v) Market Equity Value to book value were 5.31x and 4.60x, respectively. Based on a price of $7.25 for each outstanding share of Royce Common Stock, Royce's implied multiples were as follows: (i) Enterprise Value to estimated (based on preliminary figures for December 31, 1996) net revenues -- 4.28x, (ii) Enterprise Value to estimated EBITDA -- 73.85x, (iii) Enterprise Value to estimated EBIT -- 134.30x, (iv) Market Equity Value to estimated net income -- 173.70x, and (v) Market Equity Value to estimated book value -- 7.33x. Based on an assumed Merger consideration value of $98 million, the implied multiples for Royce were above the range of the aforementioned multiples. None of such acquisitions, however, took place under market conditions or competitive circumstances that were directly comparable to those of the Merger, and each of the acquired companies is distinguishable from Royce in certain respects. Accordingly, an analysis of the results for the foregoing is not mathematical nor necessarily precise; rather it involves complex consideration and judgment concerning differences in financial and operating characteristics of companies and other factors that could affect results. In particular, Gruntal considered the strategic fit of the merger of Watson and Royce, Royce's current product mix and product pipeline, the form of consideration offered by Watson and the tax characteristics of the Merger. These qualitative judgements were utilized to confirm the findings based on Gruntal's quantitative analysis. These qualitative judgments do not lead to specific conclusions regarding the transaction value or multiples, but rather were part of Gruntal's evaluation.

     Premium Analysis. Gruntal analyzed the percentage premiums of offer values over market values in each of the aforementioned seven selected transactions. This analysis demonstrated that in these seven transactions, the high, low, mean and median premium paid based upon the price of the target's stock: (i) one day prior to the announcement of the transaction was 57.5%, 10.0%, 32.3% and 29.2%, respectively, and (ii) four weeks prior to the announcement of the transaction was 66.9%, 28.7%, 51.1% and 55.6%, respectively. Gruntal compared this data against the average closing price of Royce Common Stock for the 10 day period ending December 17, 1996 ($5.11 per share). Utilizing the mean premium for the seven selected transactions one day and four weeks prior to announcement of the selected transactions, Gruntal implied a share price for Royce Common Stock of $6.76 per share and $7.72 per share, respectively, and determined that the premium being paid in the Merger (at an exchange ratio $7.25 per Royce share, assuming that Watson Common Stock continues to trade between $38.00 and $47.00 per share) was comparable to the premium paid in the selected transactions. On a percentage basis, a price of $7.25 per share represents a premium of 41.88% over Royce's average closing price of $5.11 per share on December 17, 1996.

     Contribution Analysis. Gruntal analyzed the contribution of each of Royce and Watson to the pro forma 1996 operating results and the projected 1997 and 1998 operating results of the combined entity (for 1997 and 1998 including the pro forma effect of the acquisition of Oclassen), with and without the synergies anticipated by Royce and Watson management. The synergies estimated by Royce and Watson, post merger, included certain savings of selling, general and administrative expenses. Without synergies, for 1996 (based upon preliminary figures for Royce and Watson), Royce would have contributed 10.31% of revenues, 5.84% of gross profit, .85% of operating profit (5.86% with synergies), .77% of pre-tax income (3.32% with synergies) and 1.09% of net income (4.81% with synergies). For projected 1997 and 1998, these figures, without synergies, were 11.08% and 11.43%, respectively of net revenues, 6.65% and 7.52%, respectively, of gross profit, 3.57% and 4.56%, respectively, of operating profit (6.49% and 6.62%, respectively, with synergies), 3.06% and 4.21%, respectively, of pre-tax net income (4.96% and 5.56%, respectively, with synergies), and 4.46% and 5.60%, respectively, of net income (7.25% and 7.66%, respectively, with synergies). Gruntal then calculated that the number of shares of Watson Common Stock to be issued to the Royce shareholders will range from 2,085,411 (if the Average Closing Price of Watson Common Stock is $47.00 or above on the Effective Date), or 5.25% of Watson's outstanding common stock on a pro forma basis, to 2,579,324 (if the Average Closing Price of Watson Common Stock is $38.00 or less on the Effective Date), or 6.42% of Watson's outstanding common stock on a pro forma basis.

     Gruntal also tested the accretion (dilution) of the Merger for 1996 (based on preliminary figures) and projected for 1997 and 1998 (for 1997 and 1998 including the pro forma effect of the acquisition of Oclassen), at Watson stock prices of $38.00, $42.00 and $47.00. Analyses were prepared with and without synergies and with and without the availability of Royce's net operating tax loss carryforwards (applying a 40% tax rate on Royce's pre-tax income). Gruntal found that in all circumstances for 1996, the Merger would have been dilutive. For 1997, Gruntal determined that the transaction would only be accretive with the use of Royce's tax loss carryforward and the realization of anticipated synergies from the proposed transaction. For 1998, the transaction was accretive only with the anticipated synergies, but was not reliant on the use of Royce's tax loss carryforward.

     Discounted Cashflow Analysis. Gruntal performed a discounted cashflow ("DCF") analysis for Royce on a standalone basis, based upon a three year and five year projection using financial information provided by Royce management for the years ending December 31, 1997 through December 31, 2001. For each of the two DCF analyses, Gruntal discounted the projected unleveraged free cash flows (earnings before interest, taxes, plus depreciation and amortization, less capital expenditures) for the respective three years and five years and the terminal value (calculated as a multiple of EBIT). From this Enterprise Value, Gruntal subtracted all

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

debt obligations appearing on Royce's preliminary balance sheet at December 31, 1996 and added the cash balance on such balance sheet to arrive at an implied equity value ("Equity Value"). The terminal value was computed by applying multiples ranging from 6.00x to 10.00x to the forecasted EBIT of the last year projected. Gruntal applied a discount rate of 17.5% based on its estimates of Royce's weighted average cost of capital. Further, Gruntal performed sensitivity analyses to understand the effects on Equity Value from changes in the terminal value. Based on management's three year projections for the calendar years ending December 31, 1997 through December 31, 1999, the implied Equity Value for Royce ranged from $49.6 million to $72.0 million. Due to the high proportion of value contribution associated with the terminal value, a sensitivity analysis was performed assuming the terminal value was 80.0% or 120.0% of the foregoing terminal value. With these changes the implied Equity Value for Royce ranged from $42.9 million to $83.3 million. Based on management's five-year projections for the calendar years ending December 31, 1997 through December 31, 2001, the implied Equity Value for Royce ranged from $89.2 million to $130.2 million. As in the three year analysis, due to the high proportion of value contribution associated with the terminal value, a sensitivity analysis was performed applying a factor of 60% or 80% of the foregoing terminal value. With these changes the implied Equity Value for Royce ranged from $64.6 million to $109.7 million. Gruntal noted the assumed merger consideration value of $98 million exceeded the range of implied Equity Value based on three years of projections and was within the range of implied Equity Value based on five years of projections. Gruntal considered the former to be more relevant in light of the high degree of uncertainty in the later years due to the significant risks in the industry.

     Historical Price and Volume Analysis. Gruntal reviewed the daily closing price and volume of Royce Common Stock during the one, two, three and four and one-half year periods ended December 17, 1996 and Watson Common Stock during the one, two and three year periods ended December 17, 1996. Gruntal also indexed Royce's and Watson's stock performance over the one, two and three year period against an index of the stock prices over such periods of the Comparable Companies. Gruntal noted that on an indexed basis, Watson's stock price has outperformed Royce's stock price over the last half of 1996 and over a three year period, but that Royce's stock price on an indexed basis had outperformed Watson on a two year basis (except that over the last six months, Watson and Royce had traded on a comparable basis). They also noted that over a one, two and three year period, Watson had outperformed the Comparable Company index, but that Royce had only outperformed the Comparable Company index over the two year period. Gruntal also tested the frequency distribution for price sensitivity of both Royce and Watson Common Stock. Gruntal noted that both Royce and Watson experienced significant volatility and a net decline in stock price during the twelve months ended December 17, 1996, largely as a result of the competitive market environment for new drugs and investor sentiment about the generic drug industry. As to Royce, the high, low and average closing prices for Royce Common Stock for the 12 month period ended December 17, 1996 were $11.75, $3.88 and $7.38, respectively. Royce Common Stock declined more than 25% on June 14, 1996 as a result of the unforeseen intense competition for several of its major new drugs. The high, low and average closing prices for Royce Common Stock for the six month period ended December 17, 1996 were $6.06, $3.88 and $4.74, respectively. Gruntal noted the assumed exchange price of $7.25 per share represents a premium to the six month average, high and low share price and a slight discount to the 12-month average share price.

     As to Watson, the high, low and average closing prices for Watson Common Stock for the 12 month period ended December 17, 1996 were $49.25, $26.00 and $39.45, respectively. Gruntal also determined that over the last year, approximately 41% of the trades of Watson's Common Stock have been in the range of $39.00 to $46.50. The collar range of $38.00 to $47.00 per share of Watson Common Stock provided certain protection against the volatility in Watson Common Stock to preserve the $98 million of value to Royce's shareholders.

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

                     OPINION OF WATSON'S FINANCIAL ADVISOR

     Watson retained Bear Stearns to act as its financial advisor and to render its fairness opinion to Watson's Board of Directors as to the fairness of the Merger, from a financial point of view, to the stockholders of Watson.

     Bear Stearns delivered its written opinion, dated December 19, 1996, to the Board of Directors of Watson to the effect that, as of such date, the Merger was fair, from a financial point of view, to the stockholders of Watson. No restrictions were imposed by Watson's Board of Directors upon Bear Stearns with respect to the investigations made or procedures followed by Bear Stearns in rendering its opinion.

     The full text of Bear Stearns' fairness opinion (which opinion will not be updated) which sets forth certain assumptions made, certain procedures followed and certain matters considered by Bear Stearns, is attached as Annex C to this Proxy Statement/Prospectus. As set forth therein, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Royce and Watson. With respect to Royce's and Watson's projected financial results and estimates of potential synergies that could be achieved upon consummation of the Merger, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements as to their expected future performance. Bear Stearns did not assume any responsibility for the independent verification of any of such information or of the projections provided to it and Bear Stearns further relied upon the assurances of the managements of Royce and Watson that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Royce or Watson. Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date of its opinion. Bear Stearns further assumed that the Merger would be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

     Bear Stearns' opinion addresses only the fairness of the Merger from a financial point of view to Watson. The opinion is for the benefit and use of the Board of Directors of Watson in its consideration of the Merger. The opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to Watson and does not address the underlying business decision of the Board of Directors to proceed with or effect the Merger. Furthermore, the opinion does not constitute a recommendation by Bear Stearns to any stockholder to vote in favor of the transaction.

     The summary of the opinion of Bear Stearns set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In rendering its fairness opinion, Bear Stearns: (i) reviewed a draft of the Merger Agreement dated December 24, 1996; (ii) reviewed Royce's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended September 30, 1996; (iii) reviewed certain operating and financial information, including projections, provided to Bear Stearns by Royce's management relating to its business and prospects; (iv) met with certain members of Royce's senior management to discuss its operations, historical financial statements and future prospects; (v) reviewed Watson's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended September 30, 1996; (vi) reviewed certain operating and financial information, including projections, provided to Bear Stearns by Watson's management relating to its business and prospects; (vii) reviewed analyses provided to Bear Stearns by Watson's management relating to the anticipated pro forma impact on Watson of the Merger; (viii) met with certain members of Watson's senior management to discuss its operations, historical financial statements and future prospects; (ix) reviewed the historical prices and trading volumes of the common shares of Royce and Watson; (x) reviewed publicly available financial data and stock price performance of companies which Bear Stearns deemed generally comparable to Royce; (xi) reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to Royce; and (xii) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

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

     The following is a brief summary of financial analyses used by Bear Stearns in connection with providing its opinion to the Board of Directors of Watson.

          Comparable Company Analysis. Using publicly available data, Bear Stearns compared selected historical and projected financial and operating data, and selected stock market data, of Royce to the corresponding data of the following generic drug companies Alpharma Inc.; Watson; Barr Laboratories, Inc.; Copley Pharmaceutical, Inc.; IVAX Corporation; Mylan Laboratories Inc.; and Teva Pharmaceutical Industries Ltd. (collectively, the "Comparable Companies"). The Comparable Companies were chosen by Bear Stearns as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which Royce operates, although Bear Stearns recognizes that each of the Comparable Companies is distinguishable from Royce in certain respects. Bear Stearns considered with respect to the Comparable Companies, among other things, (i) operating statement data, including latest reported twelve months (previous four quarters, or "LTM"), earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"); (ii) LTM earnings per share ("EPS"), estimated calendar 1996 EPS and estimated calendar 1997 EPS;
     (iii) projected five year EPS growth rates; and (iv) historical stock price performance. Earnings per share estimates and projected five year EPS growth rates were obtained from the Institutional Brokers Estimate System ("IBES").

          Bear Stearns calculated market multiples for the Comparable Companies based on closing stock prices as of December 13, 1996. Bear Stearns then compared those multiples to the multiples being paid for Royce in the Merger based on the assumed Merger consideration of $7.25 per share. In analyzing the multiples being paid by Watson in the Merger, Bear Stearns calculated multiples based on (i) Royce's stand-alone earnings; and (ii) Royce's stand-alone earnings adjusted for the anticipated level of cost synergies as estimated by Watson management. Net income multiples for Royce were calculated on a fully-taxed basis.

          For the Comparable Companies, Enterprise Value (market value of equity plus total debt minus cash and cash equivalents) to LTM EBITDA multiples ranged from 6.8x to 81.3x with a harmonic mean of 17.6x and Enterprise Value to LTM EBIT multiples ranged from 11.0x to 34.9x with a harmonic mean of 18.8x (two of the Comparable Companies' LTM EBIT multiples were considered not meaningful since LTM EBIT was negative). These multiples compare to synergy-adjusted multiples of 20.3x and 22.7x for Enterprise Value to LTM EBITDA and Enterprise Value to LTM EBIT, respectively, for Royce, and stand-alone multiples of 122.4x and 329.8x for Enterprise Value to LTM EBITDA and Enterprise Value to LTM EBIT, respectively, for Royce. For the Comparable Companies, LTM EPS multiples ranged from 14.7x to 37.0x with a harmonic mean of 23.5x (three of the Comparable Companies' LTM EPS multiples were considered not meaningful since LTM EPS was negative), estimated calendar 1996 EPS multiples ranged from 21.2x to 31.6x with a harmonic mean of 25.4x (three of the Comparable Companies' estimated calendar 1996 EPS multiples were considered not meaningful since estimated calendar 1996 EPS was negative), and estimated calendar 1997 EPS multiples ranged from 14.1x to 26.9x with a harmonic mean of 19.1x. These multiples compare to synergy-adjusted multiples of 37.7x, 32.5x and 18.2x LTM EPS, projected calendar 1996 EPS and projected calendar 1997 EPS, respectively, for Royce, and stand-alone multiples of 385.6x, 146.2x and 32.4x LTM EPS, projected calendar 1996 EPS and projected calendar 1997 EPS, respectively, for Royce. Bear Stearns noted that the projected five year EPS growth rate for the Comparable Companies ranged from 15.0% to 33.0% with an arithmetic mean of 26.7%. This compares to an implied growth rate of fully-taxed EPS from 1997 through 2001 of 45.2% for Royce based on projections prepared by Royce management.

          In comparing the multiples being paid for Royce to the ranges of multiples presented by the Comparable Company Analysis, Bear Stearns noted that the multiples being paid to Royce were (i) substantially higher than the multiples observed in the Comparable Companies when calculated on the basis of Royce's stand-alone earnings; (ii) generally near the high end of or above the range of multiples observed in the Comparable Companies when calculated on the basis of Royce's synergy-adjusted historical earnings (including estimated full year 1996 results); and (iii) well within the range when calculated on the basis of projected (1997) synergy-adjusted earnings. In evaluating the data summarized above, Bear Stearns considered the comparison of 1997 multiples most relevant since (i) Royce has a very high projected EPS growth rate compared to the Comparable Companies, and (ii) Watson's management has a high degree of confidence that Royce's 1997 projections will be achieved. Bear Stearns further considered the multiples calculated including estimated synergies to be most relevant since Watson management has a high degree of confidence that such synergies will be achieved particularly in light of the similarities and overlaps in the two companies' business systems.

          Precedent Transaction Analysis. Bear Stearns reviewed and analyzed publicly available information for six transactions involving the acquisition of generic drug companies. The transactions selected included all significantly sized acquisitions of U.S. generic drug companies since 1993 for which sufficient data was available to analyze purchase multiples. The transactions considered included the acquisitions of Biocraft Laboratories Inc. by Teva Pharmaceutical Industries Ltd.; Marsam Pharmaceuticals, Inc. by Schein Pharmaceutical, Inc.; Circa Pharmaceuticals, Inc. by Watson; Zenith Laboratories, Inc. by IVAX Corporation; 28.3% of Schein Pharmaceutical, Inc. by Bayer AG; and 51.0% of Copley Pharmaceutical, Inc. by Hoechst Celanese Corporation. Although these various merger and acquisition transactions were used for comparison purposes, none of such transactions took place under market conditions or competitive circumstances that were directly comparable to those of the Merger, and each of the acquired generic drug companies is distinguishable from Royce in certain respects. Accordingly, an analysis of the results described below is not mathematical nor necessarily precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that would necessarily affect the acquisition value of Royce versus the acquisition values of the companies to which Royce was being compared.

          For the selected transactions, Bear Stearns reviewed the financial terms and prices paid in such transactions in terms of (i) the Enterprise Value of such transactions as a multiple of LTM sales, LTM EBITDA and LTM EBIT prior to the announcement of such transactions, (ii) the equity purchase price of such transactions as a multiple of LTM net income prior to the announcement of such transactions and projected net income based on research analysts' estimates immediately prior to the announcement of such transactions and (iii) the one month premium of such transactions based on the equity purchase price per share and the acquired company's stock price one month prior to the announcement of such transactions. For the six generic drug company transactions, the multiples of Enterprise Value to LTM sales ranged from 2.5x to 14.8x. The harmonic mean multiples of the Enterprise Value to LTM sales for the six generic drug company transactions and for Royce were 4.4x and 4.5x, respectively. For the six generic drug company transactions, the multiples of Enterprise Value to LTM EBITDA ranged from 11.8x to 77.1x. The harmonic mean multiples of the Enterprise Value to LTM EBITDA for the six generic drug company transactions, for Royce based on synergy-adjusted earnings and for Royce based on stand-alone earnings were 28.1x, 20.3 and 122.4x, respectively. For the six generic drug company transactions, the multiples of Enterprise Value to LTM EBIT ranged from 12.9x to 67.5x (the acquisition of Biocraft Laboratories Inc. by Teva Pharmaceutical Industries Ltd. LTM EBIT multiple was considered not meaningful since LTM EBIT was negative.) The harmonic mean multiples of the Enterprise Value to LTM EBIT for the six generic drug company transactions, for Royce based on synergy-adjusted earnings and for Royce based on stand-alone earnings were 29.8x, 22.7x and 329.8x, respectively. For the six generic drug company transactions, the multiples of equity purchase price to LTM net income ranged from 21.3x to 67.0x (the acquisition of Biocraft Laboratories Inc. by Teva Pharmaceutical Industries Ltd. LTM net income multiple was considered not meaningful since LTM net income was negative). The harmonic mean multiples of the equity purchase price to LTM net income for the six generic drug company transactions, for Royce based on fully-taxed, synergy-adjusted net income and for Royce based on fully-taxed, stand-alone net income were 41.1x, 37.7x and 385.6x, respectively. For the six generic drug company transactions, the multiples of equity purchase price to projected net income ranged from 12.1x to 60.6x (the acquisition of Biocraft Laboratories Inc. by Teva Pharmaceutical Industries Ltd. projected net income multiple was considered not meaningful since projected net income was negative). The harmonic mean multiples of the equity purchase price to projected net income for the six generic drug company transactions, for Royce based on fully-taxed, synergy-adjusted net income and for Royce based on fully-taxed, stand-alone net income were 24.3x, 18.2x and 32.4x, respectively. The one month premiums ranged from 14.3% to 57.4% with an average of 42.8% for those five of the precedent transactions involving the acquisition of public companies with three of the transactions having a premium of 50% or more. These one month premiums compare to a 52.6% premium for Royce based on an assumed per share purchase price of $7.25 and Royce's closing stock price one month prior to December 13, 1996.

          In comparing the multiples being paid for Royce to the multiples paid in the precedent transactions, Bear Stearns noted that the multiples of earnings being paid for Royce were generally higher than in the precedent transactions when calculated on the basis of Royce's stand-alone earnings and were generally lower than in the precedent transactions when calculated on the basis of Royce's synergy-adjusted earnings. Bear Stearns believes that given Royce's low level of current and near-term stand-alone earnings and the substantial overlaps between the business systems of Watson and Royce, the level of anticipated cost synergies relative to acquired stand-alone earnings is substantially higher in the Merger than in most of the precedent transactions (Bear Stearns believes that anticipated cost synergies were negligible or very modest for several of the precedent transactions). Accordingly, Bear Stearns believes that a comparison of the multiples being paid in the Merger to the multiples paid in the precedent transactions is most relevant if the multiples being paid in the Merger are considered on a synergy-adjusted basis.

          Discounted Cash Flow Analyses. Bear Stearns performed a discounted cash flow analysis of Royce based upon financial projections prepared by Royce's management for calendar years ending December 31, 1997 through December 31, 2001 ("Royce Projections Without Synergies"). Bear Stearns also performed a discounted cash flow analysis of Royce based upon financial projections prepared by Royce's management adjusted to include anticipated cost synergies as estimated by Watson management ("Royce Projections With Synergies"). Using discount rates ranging from 14% to 16% per annum reflecting Bear Stearns' estimate of Royce's weighted average after-tax cost of capital, Bear Stearns calculated the present value of the projected Free Cash Flows (as defined below) for each of the fiscal years ending December 31, 1997 through 2001 and the present value of the terminal value (the "Terminal Value") of Royce at December 31, 2001. As used in Bear Stearns' analysis, "Free Cash Flow" means, for each fiscal year, earnings before interest, taxes, depreciation and amortization, less estimated taxes, less capital expenditures and less incremental working capital requirements. The Terminal Value was computed by applying multiples of between 16.0x and 20.0x the forecasted unlevered net income of Royce for the fiscal year ended December 31, 2001. To calculate the aggregate net present value of the equity of Royce, Bear Stearns subtracted total debt minus cash and cash equivalents of Royce from the sum of the present value of the projected Free Cash Flows, the present value of the Terminal Value and the present value of the expected tax savings from Royce's available tax net operating loss carryforward. Based on this analysis and the assumptions set forth above, Bear Stearns calculated the equity value per share of Royce Common Stock to be between $11.71 and $15.02 for the Royce Projections With Synergies and between $9.27 and $11.88 for the Royce Projections Without Synergies. Bear Stearns noted the calculated range of equity value per share of Royce Common Stock exceeded the assumed Merger consideration of $7.25 per share for both the Royce Projections With Synergies and the Royce Projections Without Synergies.

          Bear Stearns also performed sensitivity analyses to understand the impact of alternative projection assumptions on Royce's implied per share discounted cash flow value. The projections supplied by Royce management assume a substantial increase in sales and earnings between 1997 and 2001. Bear Stearns performed sensitivity analyses which assumed that Royce's stand-alone level of earnings in 2001 only reached between approximately one-third and two-thirds of the projected level. Assuming that Royce's stand-alone level of earnings only reached two-thirds of the projected level by the year 2001, Bear Stearns calculated the equity value per share of Royce Common Stock to be between $9.26 and $11.75 based on the Royce Projections With Synergies and between $6.83 and $8.65 based on the Royce Projections Without Synergies. Bear Stearns noted that, assuming Royce's stand-alone level of earnings in 2001 only reached two-thirds of the projected level by the year 2001, the calculated range of equity value per share of Royce Common Stock exceeded the assumed Merger consideration of $7.25 per share for the Royce

     Projections With Synergies and included the assumed Merger consideration of $7.25 per share and for the Royce Projections Without Synergies. Assuming that Royce's stand-alone level of earnings only reached one-third of the projected level by the year 2001, Bear Stearns calculated the equity value per share of Royce Common Stock to be between $5.76 and $7.24 based on the Royce Projections With Synergies and between $3.76 and $4.73 based on the Royce Projections Without Synergies. Bear Stearns noted that, assuming Royce's stand-alone level of earnings in 2001 only reached one-third of the projected level by the year 2001, the calculated range of equity value per share of Royce Common Stock fell below the assumed Merger consideration of $7.25 per share for both the Royce Projections With Synergies and the Royce Projections Without Synergies. In evaluating the relevance of the per share discounted cash flow values implied by a projection forecast which assumes that Royce's earnings will only reach one-third of the level projected by Royce's management for the year 2001, Bear Stearns noted the belief of Watson's management that such a projection forecast was overly conservative and that Royce's stand-alone earnings were likely to be significantly above the level assumed in such a forecast.

          The range of multiples and discount rates used in the analysis described above were chosen to reflect the growth prospects and relative risk of Royce and were selected by Bear Stearns based on its review (including discussions with management of Royce) of the results and the prospects of Royce and Bear Stearns' expertise in securities valuation generally.

          Contribution Analysis. Bear Stearns analyzed the projected pro forma contribution of each of Royce and Watson (pro forma to include the acquisition of Oclassen Pharmaceuticals, Inc.), to the earnings of the combined company, if the Merger were to be consummated. Using earnings estimates prepared by the respective managements and cost synergy estimates prepared by Watson's management, Bear Stearns calculated the contributions of Royce and Watson to the pro forma pre-tax earnings and net income of the combined company. Such analysis indicated that, based on respective managements projections for 1997, 1998 and 1999, Royce's relative contribution to the financial results of the combined company would be (i) 5.2%, 6.2% and 5.8% of pre-tax earnings with synergies, (ii) 3.4%, 4.2% and 4.3% of pre-tax earnings without synergies, (iii) 6.8%, 7.3% and 5.5% of net income with synergies and (iv) 5.0%, 5.6% and 4.1% of net income without synergies. Bear Stearns noted that the 5.0% to 6.1% (approximately 5.5% based on Watson's closing stock price of $42.25 on December 18, 1996) of the pro forma fully diluted number of shares for the combined company to be owned by former Royce stockholders is generally less than or in line with Royce's relative earnings contributions with synergies.

          Pro Forma Combination Analysis. Bear Stearns analyzed earnings per share estimates for 1997 and 1998 both for Watson, pro forma to include the acquisition of Oclassen Pharmaceuticals, Inc. and, on a pro forma basis, for the combined company after the Merger. These analyses were based upon financial projections provided by the senior managements of Watson and Royce. Such analyses took into account cost synergy estimates prepared by Watson's management. Based on managements' projections and assuming the aforementioned synergies and an Exchange Ratio of 0.1716 based on Watson's closing stock price of $42.25 on December 18, 1996, such analysis showed accretion in Watson's fully diluted earnings per share in 1997 and 1998. Bear Stearns performed a sensitivity analysis which analyzed the EPS impact in 1997 and 1998 to Watson based on achieving various percentages of Royce's pre-tax earnings as prepared by Royce's management. Bear Stearns' analysis indicated that the acquisition would not be dilutive in 1997 or 1998 even if only 50% of Royce's projected pre-tax earnings were achieved.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinion. In arriving at its opinion, Bear Stearns considered the results of all such analyses. They were prepared for the purposes of providing its opinion as to the fairness of the Merger, from a financial point of view, to the stockholders of Watson. Analyses of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Bear Stearns opinion and presentation to the Watson Board was one of many factors taken into consideration by the Watson Board in making its determination to approve the Merger Agreement. The foregoing analysis does not purport to be a complete description of the analysis performed by Bear Stearns.

     The Watson Board of Directors retained Bear Stearns based upon its experience and expertise. Bear Stearns is an internationally recognized investment banking and advisory firm. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Bear Stearns may, from time to time, have a long or short position in, and may buy and sell, securities of Watson and Royce. In the past, Bear Stearns and its affiliates have provided financial advisory and financing services to Watson and have received customary fees for the rendering of these services.

     Pursuant to a letter dated December 10, 1996, Watson agreed to pay Bear Stearns a fee of $250,000 for rendering its opinion in connection with the Merger and, upon consummation of the Merger, an additional fee of $250,000 for its financial advisory work. Watson has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal securities laws.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. The description of the Merger Agreement contained in the Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

GENERAL

     The Board of Directors of Watson and Royce, meeting separately, each authorized the execution and performance of the Merger Agreement.

EFFECTIVE TIME; EFFECT OF MERGER

     If the Merger Agreement is approved and adopted by the requisite vote of the shareholders of Royce, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the appropriate filings being delivered to the Department of State of the State of Florida (the "Effective Time"). The Effective Time is expected to occur on or around April 16, 1997 (the "Effective Date"). As of the Effective Time, the Sub will be merged with and into Royce, with Royce continuing as the surviving corporation of the Merger and as the wholly-owned subsidiary of Watson. The separate corporate existence of Sub will terminate upon consummation of the Merger, and each share of common stock of the Sub shall be converted into one share of Royce Common Stock (as the surviving corporation). In addition, Watson will issue to the holders of Royce Common Stock the aggregate number of shares of Watson Common Stock which is equal to the Exchange Ratio multiplied by the number of outstanding shares of Royce Common Stock, subject to adjustment as described below.

CLOSING DATE

     Consummation of the Merger and the other transactions contemplated by the Merger Agreement (the "Closing") is required to take place three business days after the satisfaction of the conditions set forth in the Merger Agreement; or such other date as agreed to by the parties. The date on which the Closing takes place is referred to as the "Closing Date." It is currently anticipated that the Closing will occur either on the day of the Meeting or on the following day.

ARTICLES OF MERGER

     Upon the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement, and provided that the Merger Agreement has not been terminated, the Sub and the Company will cause Articles of Merger to be prepared, executed, delivered and filed with the Florida Department of State, upon which the Merger will become effective.

CONVERSION OF SHARES

     Under the terms of the Merger Agreement, in connection with the Merger the holder of each share of Royce Common Stock shall receive a number of shares of Watson Common Stock as is equal to the following (the "Exchange Ratio"): $7.25 divided by the average daily closing price (the "Average Closing Price") of a share of Watson Common Stock as reported on the Nasdaq NMS and as reported in The Wall Street Journal for the ten consecutive trading days ending on the trading day immediately preceding the effective date of the Merger (the "Effective Date"). If the Average Closing Price (i) exceeds $47.00, the Average Closing Price will be deemed to be $47.00 for purposes of calculating the Exchange Ratio; and (ii) if less than $38.00, the Average Closing Price will be deemed equal to $38.00 for purposes of calculating the Exchange Ratio.

     If from December 24, 1996 through the Effective Time, the outstanding shares of Watson Common Stock or Royce Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and Average Closing Price shall be appropriately adjusted so that the holders of shares of Royce Common Stock shall receive the consideration that has been contemplated by the terms of the Merger Agreement. From December 24, 1996 through the date of this Proxy Statement/Prospectus, no such actions have occurred and none are contemplated.

     A VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT BY THE COMPANY'S SHAREHOLDERS WILL BE DEEMED APPROVAL OF THE EXCHANGE RATIO AND ANY ADJUSTMENTS THERETO.

EXCHANGE OF SHARES

     Watson has authorized American Stock Transfer & Trust Company to serve as exchange agent (the "Exchange Agent") for the exchange of stock certificates representing Royce Common Stock (each a "Certificate"), for stock certificates representing Watson Common Stock and for the payment of cash in lieu of fractional shares that would otherwise be issued as described above. Promptly after the Effective Date, but no later than five (5) business days after the Effective Date, Watson will deliver to the Exchange Agent certificates representing the number of whole shares of Watson Common Stock to which the holders of shares of Royce Common Stock are entitled to receive in connection with the Merger as well as cash for the payment of fractional share interests.

     As soon as practicable after the Effective Date, the Exchange Agent will mail to each record holder of Royce Common Stock a letter of transmittal (the "Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates for exchange and payment. Delivery will be effected and risk of loss and title to the Certificates will pass only upon proper delivery of the Certificates representing Royce Common Stock to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed Letter of Transmittal, the holder of such Certificate will be entitled to receive in exchange therefor one or more certificates as requested by the holder representing that number of whole shares of Watson Common Stock to which such holder of Royce Common Stock will have become entitled and a check representing a cash payment for any fractional share interests. No interest will be paid or accrued on the cash payable upon surrender of Certificates.

     From and after the Effective Time, until surrendered, each Certificate therefore representing shares of Royce Common Stock will be deemed for all corporate purposes, to evidence the ownership of the number of whole shares of Watson Common Stock into which such shares of Royce Common Stock have been converted. Unless and until any such certificates shall be so surrendered, the holder of such Certificates will not be entitled to receive payment of any dividends on such shares of Watson Common Stock payable to the holders thereof after the Effective Time. Upon surrender of the certificates previously representing shares of Royce Common Stock, the holder thereof will receive Certificates representing the number of whole shares of Watson Common Stock to which such holder shall be entitled and the amount of dividends or other distributions that shall have been payable to holders of record of Watson Common Stock on or after the Effective Time with respect to such shares of Watson Common Stock, without interest. Any dividends payable to holders of record of Watson Common Stock as of any record date prior to the Effective Time will not be payable to holders of certificates previously representing Royce Common Stock.

     After the Merger, each holder of a Certificate representing any shares of Royce Common Stock will thereafter cease to have any rights with respect to such shares of Royce Common Stock, except for the right to receive, without interest, shares of Watson Common Stock and cash for fractional interests of Watson Common Stock upon the surrender of such Certificate. Each share of Royce capital stock held in Royce's treasury or owned by Watson or any of its subsidiaries at the Effective Time will cease to be outstanding and will be canceled and retired without payment of any consideration therefor.

     At or after the Effective Time, there will be no transfers on the transfer books of Royce of shares of Royce Common Stock which were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of Royce Common Stock which is not registered in the transfer records of Royce, a certificate representing the proper number of shares of Watson Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the Certificate representing such Royce Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     No fractional shares of Watson Common Stock will be issued upon consummation of the Merger. In lieu thereof, each Royce shareholder who would otherwise be entitled to a fractional share will be paid an amount of cash, without interest, equal to the such fractional proportion of the Average Closing Price per share of Watson Common Stock.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE MERGER, THE COMPANY'S SHAREHOLDERS WILL BE PROVIDED WITH A LETTER OF TRANSMITTAL AND INSTRUCTIONS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES.

COMPANY OPTIONS

     As of February 27, 1997, there were outstanding the following Company Options (including warrants):

1992 Stock Option Plan:.....................................    285,168
1995 Stock Option Plan:.....................................    207,643
Options granted outside of a Company plan:..................    625,081
Warrants....................................................    941,666
                                                              ---------
     Total..................................................  2,059,558

     Under the Merger Agreement, each of such options and warrants will become an option or warrant to purchase a number of whole shares of Watson Common Stock equal to the number of shares of Royce Common Stock into which such Company Option is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio (rounded to the nearest whole share with 0.5 rounded upward) at an option or warrant exercise price determined by dividing the exercise price of such option or warrant immediately prior to the Effective Date by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent with $0.005 rounded upward).

     In accordance with the Company's 1992 and 1995 Stock Option Plans, each Company Option granted under either of such Plans, whether or not then exercisable, will automatically become fully vested and immediately exercisable upon consummation of the Merger. Company Options granted outside of a Company plan will not become fully vested and immediately exercisable upon consummation of the Merger and will vest in accordance with their original terms, subject to the acceleration provisions of such agreements. As of the Effective Time, the provisions of the Company's stock option plans providing for issuance or grant of any of the Company's Common Stock will be deleted. The options previously granted will remain subject to the Company's stock option plans, with all actions to be taken under such plans by the Company's Board of Directors or a committee thereof, after the Effective Date, to be taken by Watson Board of Directors or a committee thereof. See "Merger -- Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties. The representations and warranties of Watson relate to, among other things: (a) Watson and the Sub's existence, good standing and corporate authority; (b) the authorization of the Merger Agreement and other documents by Watson and the Sub,
(c) the absence of restrictions and conflicts with the Merger Agreement; (d) Watson's reports filed with the Commission; (e) the use of brokers; (f) the opinion of Watson's financial advisor; (g) the shares of Watson Common Stock to be issued in the Merger; (h) capitalization; (i) the absence of certain changes with respect to Watson and the Sub since September 30, 1996; (j) litigation matters; (k) information in this Proxy Statement/Prospectus; (l) the tax and accounting treatment of the Merger; (m) compliance with laws; (n) compliance with rules and regulations of the FDA and the related laws; and (o) Watson's books and records.

     The representations and warranties of the Company relate to, among other things: (a) the Company's organization, standing and qualification; (b) its capitalization; (c) its subsidiaries; (d) its other ownership interests; (e) its constituent documents; (f) its authorization of the Merger Agreement and other related documents; (g) the absence of restrictions and conflicts with the Merger Agreement; (h) compliance with laws; (i) compliance with the rules and regulations of the FDA and other related laws; (j) books and records;

(k) reports filed with the Commission; (l) accounts receivable; (m) inventory;
(n) bank accounts; (o) intellectual property; (p) title to property; (q) real estate; (r) contracts; (s) insurance; (t) litigation; (u) warranties; (v) products liability; (w) arbitration; (x) taxes; (y) ERISA matters; (z) labor matters; (aa) environmental matters; (bb) interim conduct of business; (cc) affiliated transactions; (dd) significant customers, suppliers and employees;
(ee) material adverse changes; (ff) bribes; (gg) absence of indemnifiable claims; (hh) undisclosed liabilities; (ii) brokers; (jj) tax reorganization;
(kk) opinion of financial advisor; (ll) information supplied in this Proxy Statement/Prospectus; and (mm)takeover statutes.

CERTAIN COVENANTS

     Each of Watson and the Company have agreed, among other things, to use its reasonable efforts to: (a) proceed promptly to make or give the necessary applications, notices, requests and filings in order to obtain the HSR Act approvals; (b) cooperate with the other and use its commercially reasonable efforts to: (i) receive all necessary and appropriate consents of third parties to the Merger Agreement, (ii) satisfy all requirements prescribed by law, and
(iii) effect the Merger at the earliest practicable date; and (c) cooperate with the other in the preparation of the Registration Statement and this Proxy Statement/Prospectus. In connection therewith, the Company has agreed that it shall not, among other items, without the prior written consent of Watson: (a) with certain exceptions, issue shares of capital stock; (b) amend its organizational documents; (c) with certain exceptions, pledge or encumber its assets, except for taxes not currently due; (d) fail to maintain books and records; (e) declare or pay any dividends or redeem, purchase or otherwise acquire shares of Royce capital stock; (f) enter into any transaction outside the ordinary course of business; or (g) take action which would prevent the tax free nature of the transaction or "pooling of interests" accounting treatment.

CONDITIONS PRECEDENT

     The respective obligations of Watson and the Company to consummate the Merger are subject to the fulfillment of several conditions, including among others, that:

          (a) the Merger Agreement will have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of Royce Common Stock;

          (b) the waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

          (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the term or conditions of the Merger Agreement shall have been issued and remain in effect;

          (d) the Registration Statement of which this Proxy Statement/Prospectus is a part and the registration statement on Form S-3 required under the Merger Agreement to register certain of the Company Options will have been declared effective by the Commission and no stop order suspending the effectiveness of the Registration Statement or the Form S-3 registration statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing and all necessary approvals under state securities laws relating to the issuance or trading of Watson Common Stock to be issued under the Merger Agreement shall have been received (note that the parties currently intend to file a post-effective amendment to the Registration Statement in satisfaction of this condition);

          (e) all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time;

          (f) the Watson Common Stock to be issued to the Royce shareholders in connection with the Merger will have been authorized for listing on the Nasdaq NMS, subject only to official notice of issuance;

          (g) Watson shall have received the opinion of D'Ancona & Pflaum, counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Royce and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (h) Royce shall have received the opinion of Akerman, Senterfitt & Eidson P.A., counsel to Royce, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Royce and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (i) Watson shall have received the opinion of Price Waterhouse LLP, dated the Closing Date, to the effect that the Merger will be treated as a pooling of interests for accounting purposes.

          (j) The Company shall have received from Price Waterhouse LLP, a letter, dated the Closing Date, indicating that the Company has not taken any action that would preclude the Company from entering into a transaction that will be treated as a pooling of interests for accounting purposes.

          (k) Patrick J. McEnany shall have executed and delivered an employment agreement providing for certain employment services to be performed by him.

          Except as may be waived by Watson, the obligations of Watson and the Sub to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following additional conditions, among others:

          (a) the representations and warranties of the Company contained in the Merger Agreement and in all documents delivered in connection therewith will be true and correct as of the Closing Date in all material respects, and the Company will have performed, in all material respects, all of its agreements contained in the Merger Agreement to be performed by the Company prior to or on the Closing Date;

          (b) the Company will have delivered to Watson certified copies of the resolutions of the Company's Board of Directors and Shareholders approving and adopting the Merger Agreement, the related documents and the transactions contemplated thereby;

          (c) Watson shall have received from Akerman, Senterfitt & Eidson, P.A., counsel to the Company, an opinion in form and substance satisfactory to Watson;

          (d) from December 24, 1996 through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of the Company;

          (e) Royce shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, permit, environmental permit and license which are required as a result of a change of control of Royce except in those instances where failure to receive any such consent would not have a material adverse effect on the Company; and

          (f) the Company shall have executed and delivered such other documents and taken such other actions as Watson shall reasonably request.

     Except as may be waived by the Company, the obligations of the Company to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following conditions, among others:

          (a) the representations and warranties of Watson and the Sub contained in the Merger Agreement and in any documents delivered in connection therewith will be true and correct as of the Closing Date in all material respects, and Watson will have performed, in all material respects, with all of its agreements contained in the Merger Agreement to be performed with by Watson prior to or on the Closing Date;

          (b) Watson will have delivered to the Company certified copies of the resolutions of Watson's and the Sub's Board of Directors approving and adopting the Merger Agreement, related documents and the transactions contemplated thereby;

          (c) the receipt by the Company of opinions from D'Ancona & Pflaum, counsel for Watson, in form and substance satisfactory to the Company;

          (d) From December 24, 1996 through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of Watson and its subsidiaries, taken as a whole; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including Somerset), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions);

          (e) the Company shall have received a letter from Gruntal, dated the Closing Date, to the effect that the Merger or the Exchange Ratio, as the case may be, continues to be fair to the shareholders of Royce from a financial point of view; and

          (f) Watson and Sub shall have executed and delivered such other documents and taken such other action as the Company shall reasonably request.

TERMINATION

     The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time on or before the Effective Time:

          (a) by mutual consent of the Board of Directors of the Company and Watson;

          (b) by the Board of Directors of either the Company or Watson if there has been a material breach by the other party of any representation or warranty set forth in the Merger Agreement or of any covenant contained in the Merger Agreement, which breach of a covenant, has not, or cannot be, cured within 30 days after written notice thereof;

          (c) by the Board of Directors of either the Company or Watson if the Merger has not occurred by April 30, 1997 (except that neither party shall be entitled to terminate if such party is in willful and material violation of the Merger Agreement which has caused the Merger not to be consummated by such date);

          (d) by the Board of Directors of either the Company or Watson if the required vote of the shareholders of the Company shall not have been obtained (except that the Company shall not be entitled to terminate if it caused or aided in such failure);

          (e) by the Board of Directors of either the Company or Watson if a governmental authority shall have issued a final and non-appealable order or ruling permanently restraining, enjoining or otherwise prohibiting the Merger or compelling Watson, the Sub or the surviving corporation of the Merger to dispose of or hold separate a material portion of the respective businesses or assets of Watson or the Company, or sell or license any material product of Watson or the Company;

          (f) by the Board of Directors of the Company if it determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of the Merger Agreement and/or Merger;

          (g) by the Board of Directors of the Company or Watson if the Company received an Alternative Proposal, and the Board of Directors of the Company accepts such Alternative Proposal and recommends such Alternative Proposal to its shareholders;

          (h) by the Board of Directors of the Company or Watson if the Board of Directors of the other shall have withdrawn or modified in a manner materially adverse to the other, its approval or recommendation of the Merger Agreement and/or the Merger (other than upon the happening of an event described in (b) above);

          (i) by the Board of Directors of the Company or Watson, if the Company determines to withdraw its recommendation of the Merger; or

          (j) by the Company if Watson, prior to the Effective Date, enters into any transaction, or series of related transactions, or enters into any agreement relating to the foregoing, where Watson would (A) require the approval of its shareholders pursuant to Nevada General Corporate Law or
     (B) issue or propose to issue in excess of twenty-percent (20%) of the outstanding Watson Common Stock in connection with such transaction, or series of related transactions, calculated on a fully diluted basis after giving effect to the consummation of the contemplated transaction between Watson and Oclassen and the consummation of such new transaction or series of related transactions. Neither party has the right to terminate the Merger Agreement based upon fluctuations in the Average Closing Price.

NO SOLICITATION; TERMINATION FEE

     Under the terms of the Merger Agreement, the Company is prohibited from, directly or indirectly, soliciting or encouraging the initiation of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or substantially all of its assets. However, if the Company's Board of Directors determines that it would be consistent with its fiduciary responsibilities to approve or recommend an Alternative Proposal, then the Company shall be entitled to enter into the Alternative Proposal and terminate the Merger Agreement. In such event, Royce will be obligated to pay Watson the Termination Fee described below.

     In the event the Merger Agreement is terminated by the Company or Watson as a result of (i) Royce entering into a Alternative Proposal or (ii) because the Company's Board of Directors shall have withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger in a manner material adverse to Watson, and the Company enters into an agreement or an understanding with respect to an Alternative Proposal within nine (9) months of the date of termination and thereafter consummates such transaction, then Watson shall be entitled to receive from the Company, a cash fee of $3,000,000 (the "Termination Fee").

     Additionally, if the Merger Agreement is terminated by the Company or Watson because of Royce's acceptance of an Alternative Proposal and Royce does not enter into an agreement with regard to such Alternative Proposal within nine
(9) months of the termination of the Merger Agreement or such proposal does not close within eighteen (18) months of such termination, Royce shall reimburse Watson for its out of pocket costs and expenses incurred in connection with the Merger Agreement and the consummation and negotiation of the transactions contemplated by the Merger Agreement, including legal, professional and service fees and expenses, which shall be payable within 12 months from the date of termination of the Merger Agreement. If the fees described above are not paid when due, all amounts owing will accrue interest at a rate equal to 12% per annum.

EXPENSES

     Each of Watson and the Company will pay its own expenses (including, without limitation, financial, legal and tax advice) incurred in connection with the Merger Agreement and the transactions contemplated thereby except that the parties agreed to share equally all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus to the Royce shareholders. The costs of merging the operations of Watson and Royce are expected to result in a charge to Watson's earnings following the Merger.

MODIFICATION AND WAIVERS

     The parties may at any time mutually amend in writing the Merger Agreement or any other agreements contemplated thereby, or individually waive in writing satisfaction of any of the conditions set forth therein; provided, however, that
(i) any waiver of a material condition to the Merger, including the conditions that (a) the Merger qualify as a pooling of interests for accounting purposes, and (b) the Merger qualify as a tax-free reorganization under the Code, will require a resolicitation of Royce shareholders prior to consummation of the Merger and (ii) after the holders of Royce Common Stock have approved the Merger, no amendment may be made which by law requires the further approval of the holders of Royce Common Stock without obtaining such further approval.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     Upon consummation of the Merger, holders of Royce Common Stock will become holders of Watson Common Stock and the rights of former Royce shareholders will be governed by the Watson Certificate of Incorporation, the Watson Bylaws and the Nevada General Corporation Law (the "Nevada Act").

     Shareholders should note the following summary of certain material provisions of, and the material differences between, the Nevada Act and the Florida Business Corporation Act (the "FBCA") as they affect the rights of shareholders of Royce. The following comparison of the Nevada Act and Watson's Certificate of Incorporation and Bylaws, on the one hand, and the FBCA and Royce's Articles of Incorporation and Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to Watson's Certificate of Incorporation and Bylaws and Royce's Articles of Incorporation and Bylaws. Copies of the Watson Certificate of Incorporation and Bylaws are available for inspection at the offices of Watson and copies will be sent to the holders of Royce Common Stock upon request. Copies of the Company's Articles of Incorporation and Bylaws are available for inspection at the offices of the Company and copies will be sent to the holders of Royce Common Stock upon request.

DISTRIBUTIONS TO SHAREHOLDERS

     Under the Nevada Act and the FBCA, a corporation may make distributions to shareholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation's total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

DISSENTERS' RIGHTS

     A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment for the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party,
(2) consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan, and (3) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares. The Nevada Act provides that unless a corporation's articles of incorporation provide otherwise (which Watson's Articles of Incorporation do not), a stockholder does not have dissenters' rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either listed on a national securities exchange, or included in the national market system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. In such event, the stockholder's rights will be determined as if the shares to which he dissents and his other shares were registered in the names of different stockholders.

     The FBCA provides dissenters' rights in connection with (i) a merger, except that such rights are not provided when (a) no vote of the shareholders is required for the merger or (b) shares of the corporation are listed on a national securities exchange, traded on Nasdaq NMS, or held of record by fewer than 2,000 shareholders; (ii) a sale of substantially all the assets of a corporation; (iii) amendments to the articles of incorporation that may adversely affect the rights or preferences of shareholders; and (iv) a Control Share Acquisition (as described below).

     While dissenters' rights provisions under the Nevada Act and the FBCA are essentially similar, situations could theoretically arise in which dissenters' rights, which would be available under the FBCA, are not available under the Nevada Act.

STATE TAKEOVER LAWS

     Watson may be subject to the provisions of Nevada's anti-takeover laws known respectively as the "Combination with Interested Stockholders Statute" and the "Control Share Acquisition Statute."

     The Combination with Interested Stockholders Statute prevents "interested stockholders" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder", or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

     The Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute specifies three thresholds: one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquiror crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become Control Shares and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders within twenty days after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters' rights. The Control Share Acquisition Statute currently does not apply to Watson because Watson does not have 100 or more stockholders who are residents of the state of Nevada.

     Section 607.0901 of the FBCA, informally known as the "Fair Price Statute," provides that the approval of the holders of two-thirds of the voting shares of a company, other than the shares owned by an Interested Shareholder (as hereinafter defined) would be required in order to effectuate certain transactions, including without limitation a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an Interested Shareholder (and "Affiliated Transaction"). An "Interested Shareholder" is defined under the FBCA as beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or a corporation's articles of incorporation.

     The special voting requirement does not apply in any of the following four circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the Interested Shareholder has beneficially owned 80% of the corporation's voting shares for five years; (iii) the Interested

Shareholder beneficially owns 90% of the corporation's voting shares; or (iv) all of the following conditions are met: (A) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price calculated pursuant to various methods set forth in
Section 607.0901 of the FBCA, (B) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder, and (C) during the portion of the three years preceding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of preferred stock dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder, and no benefit to the Interested Shareholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation.

     A corporation may "opt out" of the provisions of Section 607.0901 by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out and having such amendment approved by the holders of a majority of the voting shares not held by the Interested Shareholder, its affiliates or associates. The amendment will not be effective until 18 months after such vote, and will not apply to any Affiliated Transaction with someone who is an Interested Shareholder on or prior to the effective date of the amendment. The Company has not opted out of the provisions of Section 607.0901.

     A person who inadvertently becomes an Interested Shareholder (for example, as a result of a corporation's repurchase of some of its shares) may promptly divest himself of enough stock to fall below the 10% threshold so that no special vote would apply to a transaction with that shareholder, so long as such person has not otherwise been an Interested Shareholder within the five years preceding the first public announcement of the transaction.

     Section 607.0902 of the FBCA, informally known as the "Florida Acquisition Statute," provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more shareholders,
(ii) its principal place of business, its principal office, or substantial assets in Florida, and (iii) either (A) more than 10% of its shareholders residing in Florida, (B) more than 10% of its shares owned by Florida residents, or (C) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

     "Control Shares" are defined in the FBCA to be shares acquired in a Control Share Acquisition (as defined below) that, when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges:
(a) 20% or more but less than 33% of all voting power of the corporation's voting securities, (b) 33% or more but less than a majority of all voting power of the corporation's voting securities, or (c) a majority or more of all of the voting power or the corporation's voting securities. A "Control Share Acquisition" is defined in the FBCA as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares. Section 607.0902 also states that, if provided in the articles of incorporation or bylaws of a corporation prior to their acquisition, Control Shares may be redeemed by the corporation for fair value in certain circumstances. Finally, unless otherwise provided in a corporation's articles of incorporation or bylaws prior to a Control Share Acquisition, in the event Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders shall have dissenters' rights.

     Section 607.0902 further provides that, in certain circumstances, an acquisition of shares that otherwise would be governed by its provisions does not constitute a Control Share Acquisition. Among such circumstances are acquisitions of shares approved by the corporation's board of directors and mergers effected in compliance with the applicable provisions of the FBCA, if the corporation is a party to the agreement of merger.

COMPANY TAKEOVER PROVISIONS

     In addition to state law provisions, Royce's Articles of Incorporation contain certain provisions that may be considered to have an anti-takeover effect, including restrictions on removal of members of Royce's Board of Directors, as discussed above, the elimination of the shareholder action by written consent in lieu of a shareholder meeting and supermajority approval for certain business combinations. As a result of the Merger, the benefits and/or detriments of such provisions will no longer be available to holders of Royce Common Stock who exchange such shares in the Merger for shares of Watson Common Stock.

LIMITATION ON DIRECTOR'S LIABILITY

     The Nevada Act allows a corporation to provide in its articles of incorporation that a director or officer will not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except that such provision must not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (ii) the payment of distributions to stockholders. The Articles of Incorporation of Watson limit a director's and officer's liability to the events specified in the Nevada Act.

     The FBCA provides that a director of a corporation will not be personally liable for monetary damages for breach of his fiduciary duty as a director, unless the director's breach of duty involves: (i) a violation of the criminal law; (ii) a transaction from which the director derived an improper personal benefit; (iii) an unlawful payment of a dividend or unlawful stock repurchase or redemption; (iv) in a derivative proceeding or one by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission that was committed in bad faith, with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. Consequently, situations may arise in which an existing Royce shareholder, following the Merger, would have less ability to bring an action against an officer or director of Watson.

CALLING A SPECIAL MEETING OF SHAREHOLDERS

     The FBCA provides that a special meeting of shareholders can be called by
(i) a corporation's board of directors; (ii) the persons authorized by the articles of incorporation or bylaws; or (iii) the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the proposed special meeting. A corporation's articles of incorporation can require a higher percentage of votes, up to a maximum of 50%, to call a special meeting of shareholders. The Company's Bylaws provide that special meetings of shareholders shall be held only when called by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

     The Nevada Act contains no similar provision for the calling of a special meeting of stockholders.

AMENDMENTS TO BYLAWS

     The Nevada Act permits the directors of a Nevada corporation to amend the bylaws of the corporation, subject to the bylaws, if any, adopted by the stockholders. Watson's Bylaws provide that the Board of Directors has the power to make, alter, amend or repeal the Bylaws. Under the FBCA, a corporation's board of directors may amend or repeal the bylaws unless such power is expressly reserved to the shareholders in the articles of incorporation or the FBCA or the shareholders expressly provide, in amending or repealing all or any part of the bylaws, that the board of directors may not amend or repeal the affected bylaws.

AMENDMENT TO ARTICLES OF INCORPORATION

     Under the Nevada Act, the board of directors must adopt a resolution setting forth any proposed amendment to the articles of incorporation and declaring its advisability, and must call a meeting of the stockholders entitled to vote for the consideration thereof. A majority of the stockholders entitled to vote must approve the amendment. If any proposed amendment would alter any preference or any right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment, regardless of limitations or restrictions on the voting power thereof.

     Under the FBCA, unless the articles of incorporation provide otherwise, the board of directors of a corporation may, without shareholder action, adopt certain amendments to the articles of incorporation, including, but not limited to, amendments (i) to delete the names and addresses of the initial directors;
(ii) to delete the name and address of the initial registered agent or registered office, if a statement of change is filed with the Department of State; (iii) to delete the authorization for a class or series of shares authorized in the articles if no shares of such series or class are issued; (iv) to change the par value for a class or series of shares; (v) to increase or decrease the number of authorized shares, and to make any other changes necessary or appropriate to assure that the rights or preferences of each holder of issued and outstanding shares of all classes and series will not be adversely affected by the combination or division; (vi) to make certain changes to the corporation's name; or (vii) to make any other change expressly permitted by the FBCA to be made without shareholder approval. All other amendments to the articles of incorporation of a Florida corporation must be approved by the majority of all the votes entitled to be cast by that voting group, unless the articles require a greater or lesser vote. The Company's Articles of Incorporation may be amended upon the affirmative vote of 80% of the outstanding shares.

MERGER WITH SUBSIDIARY

     The Nevada Act permits a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation to merge the subsidiary into itself without the approval of the stockholders of such parent corporation. The FBCA permits the merger of a subsidiary into its parent without shareholder approval if 80% of each class of stock of the subsidiary is owned by the parent corporation.

INDEMNIFICATION

     Under the Nevada Act and the FBCA, a corporation may generally indemnify its officers, directors, employees and agents against expenses incurred in any proceeding (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses and certain amounts paid in settlement and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts are deemed proper, fair and reasonable by the appropriate court upon application thereto. The Nevada Act and the FBCA both provide that to the extent such persons have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses. Both the Nevada Act and the FBCA also provide that if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.

     In addition, under both the Nevada Act and the FBCA, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if such director or officer is ultimately found not to be entitled to indemnification by the corporation.

     The Bylaws of Watson and Royce provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by law.

DERIVATIVE ACTIONS

     Under the Nevada Rules of Civil Procedure (the "Nevada Rules") and the FBCA, a person may not bring a derivative action unless the person was a stockholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a stockholder at such time. Both the Nevada Rules and the FBCA provide that a complaint in a derivative proceeding must be verified and must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action, and the reasons for his failure to obtain the action he desires.

     The Nevada Rules also provide that a derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of stockholders. The FBCA provides that a court may dismiss a derivative proceeding if it determines that any of the following groups made a determination in good faith after conducting a reasonable investigation, that the maintenance of the derivative suit is not in the best interests of the corporation: (i) a majority vote of independent directors present at a meeting of the board of directors, if the independent directors constitute a quorum; (ii) a majority vote of a committee consisting of two or more independent directors appointed by a majority vote of independent directors present at a meeting of the board of directors, whether or not such independent directors constitute a quorum; or (iii) a panel of one or more independent persons appointed by the court upon motion by the corporation. Under both the Nevada Rules and the FBCA, an action will not be dismissed, compromised or settled without court approval.

     The FBCA provides further that, upon termination of the proceeding, a court may require the plaintiff to pay the defendant's reasonable expenses (including attorneys' fees) incurred in defending the proceeding if it finds that the proceeding was commenced without reasonable cause. Further, the FBCA permits a court to award reasonable expenses for maintaining the proceeding (including attorneys' fees) to a successful plaintiff or to the person commencing the proceeding who receives any relief, whether by judgment, compromise or settlement.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS

     Under the Nevada Act a stockholder who has been a stockholder of record of a Nevada corporation for at least six months preceding his demand or who owns 5% or more of the issued and outstanding shares of stock of the corporation (or who has been authorized in writing by such holders) is entitled to inspect and copy a list of the names of the corporation's stockholders during regular business hours if the stockholder gives at least five business days' prior written demand to the corporation. A stockholder of a Nevada corporation must hold, or be authorized by the holders of, 15% of the outstanding shares in order to review the books and records of the corporation. The Nevada Act provides further that a corporation may deny any demand for inspection if the stockholder refuses to furnish the corporation an affidavit that such inspection is not desired for a purpose not related to his interest in the corporation as a stockholder. Pursuant to Watson's Bylaws, a stockholder may inspect and copy Watson's Articles of Incorporation, Bylaws, stockholder lists, corporate minutes and accounting books and records to the fullest extent permitted under the Nevada Act.

     The Company's Bylaws permit any person who has been a holder of record of one quarter of one percent of shares or of voting trust certificates therefor at least six months immediately proceeding his demand or is the holder of, or the holder of record of voting trust certificates for, at least five percent of the outstanding shares of the corporation, to inspect and copy the books, records of accounts, minutes and record of shareholders of the Company upon written demand. Consequently, unless a Royce shareholder will, following the Merger, own 15% or greater of the issued and outstanding shares of Watson Common Stock, such shareholder will have more limited rights of inspection under the Nevada Act than such shareholder had as a Royce shareholder.

QUORUM FOR STOCKHOLDER MEETINGS

     Under the Nevada Act, unless otherwise provided in a corporation's articles of incorporation or bylaws, a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders. Similarly, under the FBCA, a majority of shares entitled to vote constitutes a quorum unless the corporation's articles of incorporation provide otherwise. Under the Nevada Act, the articles of incorporation or bylaws may provide for a greater or lesser quorum requirement. The FBCA provides that the articles of incorporation may increase or decrease the quorum requirement, except that the quorum may not be less than one-third of the shares entitled to vote.

     The bylaws of both Watson and Royce provide that the presence in person or by proxy of a majority of the shares entitled to vote will constitute a quorum.

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

BOARD VACANCIES

     Both the Nevada Act and FBCA provide that a vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum of the board of directors, unless the articles of incorporation provide otherwise. The FBCA also provides that a vacancy on the board of directors may be filled by the affirmative vote of a majority of the shareholders.

     Watson's Articles of Incorporation provides that vacancies created by newly created directorships will be filled by a majority of directors then in office, provided that a quorum is present. All other vacancies will be filled by a majority of directors then in office, even if less than a quorum.

     Royce's Bylaws provide that all vacancies will be filled by a majority vote of directors then in office (not by shareholder vote).

REMOVAL OF DIRECTORS

     Under the Nevada Act, any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power unless the articles of incorporation require the concurrence of a lesser percentage of the stock entitled to voting power in order to remove a director. Watson's Bylaws provide that any director may be removed from office with or without cause, at a meeting called expressly for that purpose, by the vote or written consent of the holders of a majority of the outstanding shares of the corporation.

     Under the FBCA, shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause, at a meeting of the shareholders called expressly for that purpose. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director. The Company's Bylaws provide that a director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

CLASSIFIED BOARD OF DIRECTORS

     The Nevada Act provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Both the Watson Bylaws and the Royce Bylaws provide that the Boards of Directors of the respective corporations may be divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors may be elected each year for a three-year term.

     Classification of directors may have the effect of making it more difficult for stockholders to change the composition of the Watson Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Watson Board. Such a delay may help ensure that Watson's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Watson, even though such a transaction could be beneficial to Watson and its stockholders. The classification of the Watson Board of Directors might also increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS

     Watson's Articles of Incorporation provide that the number of directors shall be nine persons. Royce's Bylaws provide that the number of directors shall not be less than five nor more than nine persons.

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

LOANS TO AND GUARANTEES OF OBLIGATIONS OF OFFICERS AND EMPLOYEES

     Under the FBCA, a loan to, guarantee of an obligation of, or other assistance to an officer, director, or employee of the corporation, requires the determination of the board of directors of the corporation that the loan, guarantee or assistance may reasonably be expected to benefit the corporation. The Nevada Act contains no comparable provision, although it provides that directors exercising their powers may consider, among other things, the interests of the employees and the long-term as well as the short-term interests of the corporation and its stockholders. Consequently, an existing Royce shareholder may, following the Merger, have less ability to challenge any such loans as a Watson stockholder.

     Under the FBCA, any contract or transaction (including a loan or guarantee) between the corporation and any of its directors, or between the corporation and any other organization in which the corporation's directors are also directors of officers, or have a financial interest, is voidable unless approved by a majority of the disinterested directors or the shareholders after the fact of such relationship is disclosed to such directors or shareholders, or unless the transaction is fair to the corporation at the time it is approved. The Nevada Act has a similar requirement except that such transactions may be approved by the majority vote of stockholders holding a majority of the voting power, and such transactions are also permissible if the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer when the transaction is brought before the board for action. Consequently, transactions including interested persons may be more difficult to challenge as shareholder of Watson than as a shareholder of Royce.

                      DESCRIPTION OF WATSON CAPITAL STOCK

     Watson is authorized to issue up to 500,000,000 shares of Common Stock, $.0033 par value per share, 40,477,830 shares of which were issued and outstanding at February 27, 1997, and 2,500,000 shares of Preferred Stock, none of which were outstanding as of the date hereof.

WATSON COMMON STOCK

     The holders of Watson Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Watson Common Stock are entitled to receive such dividends as may lawfully be declared by the Watson Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Watson Common Stock. The holders of Watson Common Stock are entitled to share ratably in Watson's assets remaining after payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of Watson. The holders of Watson Common Stock have no preemptive rights. There are no conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Watson Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Watson Common Stock to be issued pursuant to the Merger Agreement will be fully paid and non-assessable.

WATSON PREFERRED STOCK

     The Watson Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Watson stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Watson without further action by the stockholders and may adversely affect the voting and other rights of the holders of Watson Common Stock. At present, Watson has no plans to issue any of the Preferred Stock.

ADDITIONAL SECURITIES REGISTERED IN THE REGISTRATION STATEMENT

     This Registration Statement also registers the issuance by Watson of shares of Watson Common Stock to the holders of the following outstanding options and warrants of Royce. In connection with the Merger, each of the following Royce options and warrants will become an option or warrant to purchase a number of whole shares of Watson Common Stock equal to the number of shares of Royce Common Stock into which such options or warrants are exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio (rounded to the nearest whole share with 0.5 rounded upward) at an option or warrant exercise price determined by dividing the exercise price of such option or warrant immediately prior to the Effective Date by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent with $.005 rounded upward).

          Gruntal Warrants. Gruntal holds warrants to purchase up to 283,333 shares of Royce Common Stock, 200,000 of which are exercisable at $3.50 per share ("Gruntal Warrant 1") and 83,333 of which are exercisable at $6.00 per share ("Gruntal Warrant 2") (Gruntal Warrant 1 and Gruntal Warrant 2 may sometimes be collectively referred to as the "Gruntal Warrants"). As a result of the Merger, assuming an Average Closing Price of $43.50 per share (the last closing price of Watson Common Stock on February 27, 1997), Gruntal Warrant 1 may be exercised for 33,333 shares of Watson Common Stock at an exercise price of $21.00 per share and Gruntal Warrant 2 may be exercised for 13,889 shares of Watson Common Stock at an exercise price of $36.00 per share.

          Gruntal Warrant 1 is exercisable until August 12, 1999 and Gruntal Warrant 2 is exercisable until July 21, 1998. The Gruntal Warrants may be exercised in cash. Alternatively, the holder of the Gruntal Warrants, may at any time and from time to time exercise the Gruntal Warrants, in whole or in part, by surrendering the warrant certificate in exchange for the number of shares of Watson Common Stock equal to (x) the number of shares as to which the particular Gruntal Warrant is being exercised, multiplied by (y) a fraction, the numerator of which is the market price of the Watson Common Stock at the date of exercise less the exercise price and the denominator of which is such market price. The holders of the Gruntal Warrants also have certain demand and piggyback registration rights. If such registration should involve an underwriting agreement, such underwriting agreement would include, among other things, customary indemnification and contribution obligations.

          The Gruntal Warrants were issued to Gruntal as part of their compensation for acting as the placement agent for Royce's 1994 and 1995 private placements.

          Series F Warrants. During the fourth quarter of 1994, Royce issued warrants (the "Series F Warrants") to purchase up to 658,333 shares of Royce Common Stock at an exercise price of $15.00 per share as part of a settlement of certain class action litigation. As a result of the Merger, assuming an Average Closing Price of $43.50 per share (the last closing price of Watson Common Stock on February 27, 1997), the Series F Warrants would allow the holders thereof the right to purchase an aggregate of 109,722 shares of Watson Common Stock at an exercise price of $90.00 per share.

          The Series F Warrants are exercisable until December 31, 1999. The Company has the right to call the Series F Warrants under certain conditions if the market price of Royce Common Stock exceeds $18 per share ($108.00 per share of Watson Common Stock after the Merger, assuming an Average Closing Price of $43.50 per share) for 20 consecutive trading days.

          Major Option. One of Royce's customers, Major Pharmaceuticals, Inc. ("Major"), holds an option to purchase up to 50,000 shares of Royce Common Stock (the "Major Option") at an exercise price of $6.00 per share. The option was granted in return for the customer agreeing that Royce would be Major's sole source of supply for certain products for a period of five years. As a result of the Merger, due to a change of control provision contained in the agreement documenting the Major Option, the Major Option will become fully vested at the Effective Time of the Merger. Additionally, as a result of the Merger, the Major Option will allow the holder thereof to purchase, assuming an Average Closing Price of $43.50 per share (the last closing price of Watson Common Stock on February 27, 1997), 8,333 shares of Watson Common Stock at an exercise price of $36.00 per share.

          The Major Option is exercisable until February 25, 2002, and is not transferable. Major may pay the exercise price in cash. Alternatively, Major has the right at any time and from time to time to convert the Major Option into shares of Watson Common Stock. Upon exercise of such conversion right with respect to any shares subject to options, Major will receive (without payment by Major of any cash) that number of shares of Watson Common Stock equal to the quotient obtained by dividing (x) the fair market value of such options on the conversion date, which value shall be determined by subtracting (A) the aggregate option price of the converted option shares immediately prior to the exercise of the conversion right from (B) the aggregate fair market value of such converted option shares on the conversion date, by (y) the fair market value of one share of Watson Common Stock on the conversion date.

          Major has certain demand and piggyback registration rights under the Major Option, and has the right to indemnification with respect to any untrue or alleged untrue statements or omissions contained in such registration statement except for statements or omissions made in reliance on written information provided by Major specifically for use in the preparation of such registration statement.

          P&PSI Option. A consultant to the Company, Physician and Pharmaceutical Services, Inc. ("P&PSI") holds an option to purchase up to 20,000 shares of Royce Common Stock (the "P&PSI Option") at an exercise price of $10.50 per share if certain annual minimum net sales targets were met by the consultant during 1997. If certain 1997 net sales targets are met, P&PSI could earn on January 1, 1998, the right to receive upon exercise up to 20,000 shares of Royce Common Stock underlying the P&PSI Option. Assuming that P&PSI earns the right to exercise all 20,000 of the shares underlying the P&PSI Option, and assuming an Average Closing Price of $43.50 per share (the last closing price of Watson Common Stock on February 27, 1997), P&PSI would have the right to purchase 3,333 shares of

     Watson Common Stock at an exercise price of $63.00 per share upon the exercise of the P&PSI Option.

          The P&PSI Option will expire on December 31, 1999. Payment of the option price may be made by cash or by delivery of Royce Common Stock (Watson Common Stock after the Merger) having a fair market value equal to the option price, or by a combination of cash and shares. The P&PSI Option is not transferable.

          Shares Issuable Upon the Exercise of Royce Options Granted Outside of Plans to Non Employees of Royce. In addition to the Major Option, the P&PSI Option and the options referred to below, as of February 27, 1997 Royce had outstanding options to purchase 62,915 shares of Royce Common Stock which were granted outside of the Company's 1992 and 1995 Stock Option Plans and which were held by persons who were not employees of the Company. As a result of the Merger, these options collectively will allow the holders to purchase, assuming an Average Closing Price of $43.50 per share (the last closing price of Watson Common Stock on February 27, 1997), 10,486 shares of Watson Common Stock, at exercise prices ranging from $24.00 to $152.46 per share.

          Shares Issuable Upon the Exercise of Options Issued to Employees. As of the date of this Proxy Statement/Prospectus, Royce had outstanding options to purchase a total of 492,811 shares of Royce Common Stock pursuant to the exercise of options underlying the Company's 1992 Plan and 1995 Plan, and 492,166 shares of Royce Common Stock issuable upon the exercise of options held by employees of the Company whose options were granted outside of any plan. As a result of the Merger, these options collectively will allow the holders to purchase, assuming an Average Closing Price of $43.50 per share (the last closing price of Watson Common Stock on February 27, 1997) 164,163 shares of Watson Common Stock, at exercise prices ranging from $18.00 to $152.46 per share.

WATSON TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Watson's Common Stock is American Stock Transfer & Trust Company.

                               WATSON'S BUSINESS

GENERAL

     Watson develops, manufactures and markets a comprehensive array of off-patent pharmaceuticals, and develops proprietary pharmaceutical products. Watson pursues a balanced strategy of generating revenue through its long-established off-patent pharmaceuticals business, capitalizing on its proven capabilities to support the development of off-patent and proprietary products, and seeking opportunities to acquire businesses, technologies and products to broaden its technology platform. Watson's objective is to become a fully integrated pharmaceutical company, which (i) develops and markets off-patent pharmaceuticals and (ii) develops proprietary products and markets such products worldwide through pharmaceutical companies, joint ventures and its own marketing efforts. Watson targets difficult-to-produce niche pharmaceuticals, thereby avoiding competition with traditional commodity-oriented off-patent pharmaceutical companies. Watson also regularly reviews potential opportunities to acquire or invest in technologies, products or product rights and businesses compatible with its existing business. Except for the Merger Agreement and the Oclassen Merger Agreement, Watson currently has not entered into any definitive agreements with respect to any such acquisition, although Watson may do so in the future. See "Risk Factors -- Future Acquisitions."

     Watson has historically derived a substantial portion of its revenues from the manufacture and sale of off-patent pharmaceutical products. While this continues to be the primary revenue source, certain developments have occurred which have augmented Watson's revenue mix resulting in a decreased emphasis upon sales of off-patent products. Management expects this change in the revenue mix to continue. Product sales of off-patent medications accounted for approximately 100% of total revenues in 1993 and for approximately 99% of total revenues in 1994. In 1995, sales of off-patent products accounted for approximately 85.5% of total revenues and royalty income accounted for approximately 14.5% of total revenues. A substantial portion of Watson's income is included in other income, as a result of its joint ventures and investments, and is not reflected in its revenue figures.

     In July 1995, Watson strengthened and diversified its revenue base through a merger with Circa Pharmaceuticals, Inc. ("Circa"). The merger, accounted for as a pooling-of-interests, enhanced Watson's manufacturing capabilities and increased its product development program, particularly in the area of proprietary products. Watson also owns a 50% equity interest in Somerset, which exclusively markets Eldepryl(R) for the treatment of Parkinson's disease. Watson recorded equity in earnings of this joint venture of $24.8 million in 1995. Patent exclusivity expired for Eldepryl(R)in June 1996. For the nine months ended September 30, 1996, Watson experienced a decrease in earnings from Somerset due to increased competition for Eldepryl(R) and increased research and development expenditures. Watson's earnings from Somerset in 1997 and future years may decrease substantially compared to 1996 due to decreased sales of Eldepryl(R) and increased research and development expenditures in support of the Phase III clinical trials on an Eldepryl(R) transdermal patch. See "Risk Factors -- Loss of Exclusive Rights to Market Certain Products."

     Circa and RPR were partners in the development of Dilacor XR(R). Dilacor XR(R) is used for the treatment of hypertension and angina. Through an amended partnership agreement with RPR, Watson earns royalties on sales of Dilacor XR(R) by RPR. Royalty income is determined based upon the market demand for the product, as evidenced by prescriptions written, as defined. Revenues under this royalty agreement were $22.2 million in 1995 and $1.2 million in 1994. Dilacor XR(R) lost patent exclusivity in May 1995. Watson and RPR intend to launch an off-patent Dilacor XR(R) product, following approval by the FDA, as considered appropriate. The costs and profits from the off-patent product are to be shared equally by Watson and RPR.

     Watson continues to expand its research and development efforts in the area of proprietary product development through joint ventures, product acquisitions and strategic alliances. Watson also continues to seek opportunities to broaden its technology platform and to invest in new products, technologies or businesses that are consistent with its strategy to focus on niche or technically difficult to duplicate products. This strategy was evidenced by Watson's increased investment in Andrx Corporation ("Andrx"), a company engaged in the development of advanced controlled-release delivery systems for certain orally-administered drugs. In October 1995, Watson purchased additional Andrx common stock for approximately $15.6 million, resulting in its present ownership of 15.6% of the total outstanding common stock of Andrx.

     Watson devotes significant resources to research and development, and invests significantly in the development of proprietary products. Watson has entered into certain licensing agreements with pharmaceutical companies under which Watson typically retains manufacturing rights and receives product development fees and royalties from future product sales. Licensing agreements individually and in the aggregate have not generated significant revenue for Watson, and currently no individual license agreement is material to Watson's operations. Watson is also developing a number of proprietary products for which it intends to retain all manufacturing and marketing rights.

     In March 1996, Watson's wholly-owned subsidiary, Watson Pharmaceuticals
(Asia) Ltd. ("Watson (Asia)") entered into an agreement to form two joint ventures with China-based Changzhou No. 4 Pharmaceutical Factory. Watson's wholly-owned subsidiaries include Watson Labs, Watson (Asia), Corona Pharmaceuticals, Inc. (currently inactive) and Circa.

RECENT DEVELOPMENTS

     In addition to the Merger, Watson entered into a definitive Agreement and Plan of Merger (the "Oclassen Merger Agreement") with Oclassen dated as of September 25, 1996, as amended effective November 14, 1996 and effective December 31, 1996 (the "Oclassen Merger") pursuant to which Oclassen agreed to merge with a subsidiary of Watson created for the purpose of the Oclassen Merger, with Oclassen surviving the Oclassen Merger as a wholly-owned subsidiary of Watson. Oclassen develops specialty prescription pharmaceuticals to prevent and treat skin diseases and markets these products to dermatologists. The Oclassen Merger was consummated on February 27, 1997. To consummate the merger, Oclassen shareholders received an aggregate of approximately 3.3 million shares of Watson Common Stock.

     Oclassen in-licenses pharmaceutical products, which have been developed beyond the initial discovery phase, from United States and foreign pharmaceutical companies and from universities and research institutions. Oclassen completes product formulation and any preclinical development, conducts clinical trials and brings products through the required regulatory approval process and into the market. Oclassen markets its products to dermatologists through its 60-person nationwide direct sales force. Oclassen believes that its in-licensing, development and marketing strategy reduces the time, risks and costs associated with product development and marketing.

     In connection with the Oclassen Merger, Watson will enter into employment agreements with each of Glenn A. Oclassen, the Chairman of Oclassen, Terry L. Johnson, the President, Chief Executive Officer and a director of Oclassen, and Anthony A. DiTonno, Vice President, Sales and Marketing of Oclassen, in conjunction with the closing of the Oclassen Merger. These employment agreements provide that Mr. Oclassen will serve as Vice Chairman of the Board of Directors of Oclassen, Mr. Johnson will remain as the President and Chief Executive Officer of Oclassen and Mr. DiTonno will remain as the Vice President, Sales and Marketing of Oclassen. Watson filed a Registration Statement with the Commission with respect to the shares of Watson Common Stock to be issued in connection with the Oclassen Merger. See Watson's Form S-4 Registration Statement, as amended (Registration No. 333-16275).

FDA APPROVALS

     On December 30, 1996 Watson received approval from the FDA for a new once-daily, low-dose, capsule form of Microzide(TM) (hydrochlorothiazide) used for the treatment of mild-to-moderate hypertension. The product is expected to be launched in the first quarter of fiscal 1997.

     In addition, in February 1997 Watson received FDA approval for NORCO(TM) tablets (Hydrocodone Bitartrate/Acetaminophen 10 mg/325 mg). NORCO(TM) is the highest single tablet dose of Hydrocodone Bitartrate with the lowest level of Acetaminophen of all 10 mg Hydrocodone combination products indicated for the relief of moderate to moderately severe pain. The product is expected to be launched in the first quarter of fiscal 1997.

                              WATSON'S MANAGEMENT

     The directors and executive officers of Watson, and their ages as of January 15, 1997, are as follows:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Allen Chao, Ph.D..........................  51    Chairman and Chief Executive Officer
Melvin Sharoky, M.D.......................  46    President and Director
David C. Hsia, Ph.D.......................  52    Senior Vice President of Scientific Affairs
Alec D. Keith, Ph.D.......................  64    Director
Michel J. Feldman.........................  53    Secretary and Director
Albert F. Hummel..........................  52    Director
Michael Fedida............................  50    Director
Ronald R. Taylor..........................  49    Director

     Dr. Chao has been Chief Executive Officer of Watson since August 1983, Chairman of Watson since May 1996 and a director of Circa since July 1995. Dr. Chao was President of Watson from August 1983 until July 1995. He is a co-founder of Watson and has been a director of Watson and Watson Labs, since its inception. Dr. Chao served as Director of Pharmaceutical Technology and Packaging Development at Searle Laboratories, Inc. from September 1979 to August 1983, where he had overall responsibility for new product implementation and new pharmaceutical technology development. He received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. He currently serves on the Board of Directors of Circa and Somerset.

     Dr. Sharoky has been a director and President of Watson, and a director of Watson Labs since July 1995. Dr. Sharoky has been President and Chief Executive Officer of Circa since February 1, 1993. Dr. Sharoky joined Circa in 1988 as Medical Director. In April 1991, he became Circa's Senior Vice President and Director of Research and Development. From August 1992 through January 1993, Dr. Sharoky served as Circa's Executive Vice President and Director of Research and Development. Prior to joining Circa, Dr. Sharoky was Senior Vice President of Contract Development for Pharmakinetics Laboratories, Inc., a drug research and testing organization from 1986 through June 1988. He currently serves on the Boards of Directors of Circa, Somerset and Andrx Corporation and is the President of Somerset.

     Dr. Hsia, a co-founder of Watson, is Senior Vice President of Scientific Affairs and has served as a Vice President of Watson since 1984. He was Manager of Pharmaceutical Technology at Searle Laboratories, Inc. from April 1980 to April 1984 and had responsibility for the development of line extension products and new pharmaceutical technologies. Dr. Hsia has been involved in the development of pharmaceutical formulations for oral contraceptives, sustained release products and novel dosage forms. Dr. Hsia received a Ph.D. in industrial and physical pharmacy from Purdue University in 1975. Dr. Hsia is Dr. Chao's brother-in-law.

     Dr. Keith has been a director of Watson since 1991 and served as Watson's Chairman from 1991 until he retired from that office in May 1996. He is presently a consultant to Watson pursuant to a consulting agreement which he entered into with Watson in July 1996. Dr. Keith has served as the Chairman of Polydex Pharmaceuticals, Ltd., a Canadian company, since November 1996. Dr. Keith was a co-founder of Zetachron, Incorporated ("Zetachron"), a subsidiary of Watson from 1991 to 1995, and held senior executive positions at Zetachron from 1983. He is also Adjunct Professor of Biophysics at Pennsylvania State University. From 1978 through 1982 he was Vice President of Research and Development at Key Pharmaceuticals, Inc. Dr. Keith has authored many scientific publications, has edited two books, and holds numerous domestic and foreign pharmaceutical patents. He received a Ph.D. in genetics from the University of Oregon in 1966.

     Mr. Feldman has been a director of Watson since 1984 and its Secretary since 1995. Mr. Feldman has been a partner in the law firm of D'Ancona & Pflaum, Chicago, Illinois, since June 1991 and is counsel to Watson. He was formerly a partner in the law firm of Keck, Mahin & Cate, Chicago, Illinois, from 1983 to 1991. Mr. Feldman received a J.D. from Northwestern University Law School in 1968 and is a Certified Public Accountant.

     Mr. Hummel has been a director of Watson since March 1986, except for a period from July 1991 to October 1991, and is a partner of Affordable Residential Communities, a property management firm. Formerly, Mr. Hummel was Chief Financial Officer of Watson from October 1991 to December 1994.

     Mr. Fedida is a registered pharmacist and has served for the past five years as an officer and director of several retail pharmacies wholly or partially owned by him. In addition, Mr. Fedida has acted as a consultant, without remuneration, to Watson in regard to certain marketing concepts. Mr. Fedida became a director of Watson in July 1995.

     Mr. Taylor has been a director of Watson since November 1994. Mr. Taylor was a founder and was formerly Chairman of Pyxis Corporation, a San Diego-based company engaged in the development and marketing of systems to help hospitals and other healthcare providers efficiently manage drugs and supplies.

                        WATSON'S PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of January 31, 1997, the name, address (where required) and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by Watson to be the beneficial owner of more than five percent of Watson's Common Stock, and the amount of Common Stock beneficially owned by each of the directors and executive officers of Watson, and by all directors and named executive officers of Watson as a group.

                                                              AMOUNT AND NATURE OF
                                                                   BENEFICIAL          PERCENT
                  NAME OF BENEFICIAL OWNER                        OWNERSHIP(1)        OF CLASS
                  ------------------------                    --------------------    ---------
American Express Company....................................       2,296,300(2)          6.2%
  IDS Tower 10
  Minneapolis, Minnesota 55440
Allen Chao..................................................       2,115,393(3)(4)       5.7%
  311 Bonnie Circle
  Corona, CA 91720
Phylis and David C. Hsia....................................       1,147,593(3)(5)       3.1%
Melvin Sharoky..............................................         625,293(6)          1.7%
Alec D. Keith...............................................         493,000(7)          1.3%
Albert F. Hummel............................................         286,594(8)         *
Michel J. Feldman...........................................          27,500(9)         *
Michael Fedida..............................................          26,500(10)        *
Ronald R. Taylor............................................          10,000(11)        *
All current directors and executive
  officers of Watson (8 persons)............................       4,731,873            12.8%

---------------

   * Represents less than 1%
 (1) Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, Watson believes the persons named in this table have sole voting and investment power with respect to all shares of Watson Common Stock reflected in this table.
 (2) As of December 31, 1996, based upon a Form 13G Report filed with the Securities and Exchange Commission on January 31, 1997.
 (3) Allen Chao and Phylis Hsia are siblings. David C. Hsia is married to Phylis Hsia.
 (4) Includes 478,793 shares of Watson Common Stock subject to outstanding options, 793,213 shares of Watson Common Stock held by Allen Chao Interests, Ltd., a partnership in which Dr. Chao is a controlling partner, 490,323 shares of Watson Common Stock held by MAL Investment Company, a corporation of which Dr. Chao is a controlling stockholder, and 353,064 shares of Watson Common Stock held by the Allen Chao and Lee Hwa Chao Family Trust.
 (5) Includes 60,946 shares of Watson Common Stock held by Phylis Hsia, 46,786 shares of Watson Common Stock held by David C. Hsia, 1,052 shares of Watson Common Stock held by Mrs. Hsia as custodian for the children of Dr. and Mrs. Hsia, 119,000 shares of Watson Common Stock subject to outstanding options held by Dr. Hsia, 20,000 shares of Watson Common Stock held by David and Phylis Hsia Charitable Remainder Trust, 571,428 shares of Watson Common Stock held by Hsia Interest Ltd., a partnership in which Dr. and Mrs. Hsia are partners and 328,381 shares of Watson Common Stock held by the Hsia Family Trust. Excludes 87,750 shares of Watson Common Stock held in irrevocable trusts for the benefit of Dr. and Mrs. Hsia's children over which Dr. and Mrs. Hsia have no voting or investment power.
 (6) Includes 439,293 shares of Watson Common Stock held by Dr. Sharoky of which 86,000 shares are subject to forfeiture under certain circumstances pursuant to the terms of Dr. Sharoky's employment agreement, 186,000 shares of Watson Common Stock subject to outstanding options, 12,348 shares of

     Watson Common Stock held by Dr. Sharoky as custodian for his three children, and 411 shares of Watson Common Stock held by Dr. Sharoky as custodian for his niece.
 (7) All shares of Watson Common Stock are held by Dr. Keith. Mr. Hummel has an option to purchase 132,000 shares of Watson Common Stock from Dr. Keith.
 (8) Includes 76,378 shares of Watson Common Stock subject to outstanding options, 12,216 shares of Watson Common Stock are held by Mr. Hummel, and options to purchase 132,000 and 66,000 shares of Watson Common Stock from Dr. Keith and Dr. Wallace C. Snipes (a former officer of Watson), respectively.
 (9) Includes 10,000 shares of Watson Common Stock subject to outstanding options, 10,000 shares of Watson Common Stock held by Mr. Feldman, 1,500 shares of Watson Common Stock owned by Ercelle Feldman, the wife of Mr. Feldman, for which Mr. Feldman disclaims beneficial ownership, and an aggregate of 6,000 shares of Watson Common Stock owned by Mr. Feldman as trustee for two of his sons, for which he disclaims beneficial ownership.
(10) Includes 26,500 shares of Watson Common Stock subject to outstanding options.
(11) Shares of Watson Common Stock subject to outstanding options.

                        WATSON'S EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued to the Company's Chief Executive Officer and each of the Company's executive officers other than the Chief Executive Officer who served during 1996.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                               ANNUAL                COMPENSATION
                                            COMPENSATION                AWARDS
                                    ----------------------------     ------------
                                                                      SECURITIES       ALL OTHER
      NAME AND PRINCIPAL                     SALARY       BONUS       UNDERLYING      COMPENSATION
          POSITION(1)               YEAR       ($)       ($)(3)       OPTIONS(#)         ($)(4)
      ------------------            ----     -------     -------     ------------     ------------
Allen Chao, Ph.D.(5)                1996     400,000     300,000       100,000            4,750
  Chairman and Chief Executive      1995     300,000     150,000       100,000            2,074
  Officer                           1994     260,608     137,500        50,000            4,529
Melvin Sharoky, M.D.(2)(5)(6)       1996     350,000     300,000                        158,595
  President                         1995     300,000     150,000       386,000            6,494
                                    1994     300,000     125,000                          3,722
Alec D. Keith, Ph.D.                1996     105,162      25,000        75,000            3,029
  Former Chairman of the Board      1995     175,000      52,800        35,000            4,620
                                    1994     160,866                                      4,616
David C. Hsia, Ph.D.                1996     165,000      20,000         7,500            4,750
  Senior Vice President,            1995     151,730      25,408       100,000            4,373
  Scientific Affairs                1994     126,218      19,566                          3,741

---------------

(1) Drs. Chao, Sharoky and Hsia have entered into employment agreements with the Company. Please refer to "Employment Agreements" below for details.
(2) Dr. Sharoky became an officer of the Company effective July 17, 1995. Compensation reflects amounts earned throughout fiscal 1996 and prior years while at Circa. Dr. Sharoky's compensation is disclosed for the periods prior to the merger because the Company's financial statements have been restated as a result of the merger with Circa. The financial statements reflect all compensation paid by the Company to Dr. Sharoky for the three years ended December 31, 1996.
(3) Pursuant to bonus formulas established by the Company's Compensation Committee, Dr. Chao received the maximum annual bonuses in 1996, 1995 and 1994 as based upon net after-tax earnings of the Company. Dr. Sharoky received a bonus for 1996 and 1995 as determined by the Company's Compensation Committee and a bonus for 1994 as determined by Circa's Compensation Committee. Bonuses paid to Dr. Hsia in 1996, 1995 and 1994 were based on the satisfaction of certain objective criteria set by the Company's Chief Executive Officer.
(4) Amounts in 1996, 1995 and 1994 represent the Company's 401(k) contributions on behalf of the named officers, above. Amounts in 1996, 1995 and 1994 for Dr. Sharoky represented insurance premiums paid by the Company on a life insurance policy in which Dr. Sharoky's wife is the named beneficiary. In addition, other compensation to Dr. Sharoky in 1996 included $144,777 in relocation expenses and $2,574 for the personal use of a company auto.
(5) Drs. Chao and Sharoky serve on the Board of Directors of Somerset, a joint venture which is 50% owned by the Company. Dr. Chao was elected to the Somerset Board of Directors in 1995 and received a director fee of $12,000 in 1996 and 1995. Dr. Sharoky has served on the Somerset Board of Directors since 1993 and received director fees of $12,000 in each of 1996, 1995 and 1994. These fees were not paid by the Company and are not included in the Summary Compensation Table above. Of the salary and bonus paid to Dr. Sharoky in 1996, $300,000 was reimbursed by Somerset.
(6) Dr. Sharoky received an original grant of 258,000 restricted shares of Common Stock of the Company. Such shares were subject to forfeiture in decreasing annual increments if Dr. Sharoky voluntarily terminated his employment, or if his employment was terminated for cause, prior to January 31, 1997. Such forfeiture provisions are no longer in effect.

EMPLOYMENT AGREEMENTS

     Effective May 29, 1995, the Company entered into employment agreements with each of Drs. Allen Chao and David C. Hsia (the "Senior Executives"), which will terminate on May 31, 2000. These agreements provide that, among other things,
(i) Drs. Chao and Hsia will receive minimum annual salaries of $400,000 and $165,000 per year, respectively; (ii) the Company cannot terminate the Senior Executives' employment except by reason of death, disability or for cause; (iii) in the event of termination on account of retirement or disability, the Company will continue the Senior Executives' major medical coverage; and (iv) in the event of termination without cause or for good reason (as described in the employment agreements) subsequent to a change in control, the Senior Executives are entitled to receive, among other things, certain severance benefits, including an amount equal to 2.99 times their base salary and incentive compensation. In addition, Dr. Chao is entitled to receive options to purchase 150,000 shares of the Company's Common Stock under the 1991 Plan, 100,000 of which were granted in 1996 and 50,000 of which will be granted in 1997. Dr. Hsia is entitled to receive options to purchase 100,000 shares of the Company's Common Stock under the 1991 Plan. Such options granted to Drs. Chao and Hsia vest over a five year period following each grant date.

     Effective February 1997, the Company and Dr. Sharoky entered into a letter agreement extending the term of Dr. Sharoky's prior employment agreement until January 31, 1998. Pursuant to the letter agreement, (i) Dr. Sharoky will receive base compensation of $375,000 during the term of the agreement; (ii) Dr. Sharoky may receive a bonus of up to $140,000, based upon the Company's 1997 earnings-per-share, as well as a discretionary bonus based upon the performance of Somerset; and (iii) Dr. Sharoky is entitled to certain severance benefits, including a payment of 2.99 times the sum of his base compensation and incentive compensation.

     Effective July 18, 1996, Dr. Alec Keith resigned his employment with the Company and its affiliates. At that time, the Company entered into a consulting agreement with Dr. Keith, the term of which is one year. The consulting agreement provides that: (i) Dr. Keith will provide at least two days' consulting services to the Company each month during the term of the agreement;
(ii) Dr. Keith is to be paid a $2,000 monthly retainer, with additional payments if he consults more than two days in a given month; and (iii) Dr. Keith is to remain a director of the Company, to be compensated at a rate of $6,250 per quarter.

OPTIONS

     The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1996, to each named executive officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                              NUMBER OF     % OF TOTAL                                 ANNUAL RATES OF STOCK PRICE
                                SHARES       OPTIONS                                        APPRECIATION FOR
                              UNDERLYING    GRANTED TO     EXERCISE OR                       OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN    BASE PRICE     EXPIRATION   ---------------------------
NAME                          GRANTED(#)   FISCAL YEAR    ($ PER SHARE)      DATE         5%($)          10%($)
----                          ----------   ------------   -------------   ----------   ------------   ------------
Allen Chao                     100,000        20.88%         $33.875(2)    7/17/06       $2,130,381     $5,398,803
David C. Hsia                    7,500         1.57%         $ 27.50       8/19/06       $  129,710     $  328,709

---------------

(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by Securities and Exchange Commission rules and are not intended as a forecast of possible future appreciation in stock prices.
(2) These options were granted on July 17, 1996 pursuant to the July 17, 1995 merger with Circa and are exercisable at a rate of 20% per year over a five-year period following the date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to each named executive officer concerning the exercise of options during the fiscal year ended December 31, 1996, as well as any unexercised options held as of the end of such fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING         VALUE OF UNEXERCISED
                          SHARES                   UNEXERCISED OPTIONS AT  IN-THE-MONEY OPTIONS AT
                         ACQUIRED       VALUE            FY-END (#)               FY-END($)
                            ON         REALIZED         EXERCISABLE/            EXERCISABLE/
         NAME           EXERCISE(#)      ($)           UNEXERCISABLE            UNEXERCISABLE
         ----           -----------    --------    ----------------------  -----------------------
Allen Chao............     30,000     $  805,050          478,793/155,000   $15,877,972/$1,934,723
Melvin Sharoky........                                    186,000/200,000    $3,020,875/$1,537,500
Alec D. Keith.........     15,000     $  350,625
David C. Hsia.........                                     119,000/93,500      $4,083,563/$961,406

                         WATSON'S SELECTED CONSOLIDATED
                             FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                                            NINE MONTHS
                                                                                                               ENDED
                                                         FOR THE YEARS ENDED DECEMBER 31,(1)               SEPTEMBER 30,
                                                 ---------------------------------------------------    -------------------
                                                   1991      1992       1993       1994       1995        1995     1996(1)
                                                 --------   -------   --------   --------   --------    --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Product sales..................................  $ 30,802   $34,773   $ 70,838   $ 93,649   $130,688    $ 93,626   $122,155
Royalty income.................................        --        --         --      1,209     22,247      16,013     19,862
                                                 --------   -------   --------   --------   --------    --------   --------
        Total revenues.........................    30,802    34,773     70,838     94,858    152,935     109,639    142,017
                                                 --------   -------   --------   --------   --------    --------   --------
Cost of revenues...............................    21,506    23,291     39,207     48,972     64,996      47,005     56,842
Research and development.......................     9,556     8,217     15,085     18,980     18,573      13,922     12,467
Selling, general and administrative............    17,206    14,944     15,682     13,342     17,030      12,528     13,371
Merger expenses(6).............................                                               13,939      13,939
                                                 --------   -------   --------   --------   --------    --------   --------
        Total operating expenses...............    48,268    46,452     69,974     81,294    114,538      87,394     82,680
                                                 --------   -------   --------   --------   --------    --------   --------
        Operating income (loss)................   (17,466)  (11,679)       864     13,564     38,397      22,245     59,337
                                                 --------   -------   --------   --------   --------    --------   --------
Equity in earnings of joint ventures...........    18,392    20,712     24,688     24,968     22,766      15,857     14,156
Investment and other income(4).................     9,657     2,871     16,879      6,542     11,594      10,193      5,844
Gain from (provision for) legal
  settlements(2)...............................   (73,383)              (6,297)     2,299
Partnership loss(3)............................             (15,598)    (7,644)
                                                 --------   -------   --------   --------   --------    --------   --------
                                                  (45,334)    7,985     27,626     33,809     34,360      26,050     20,000
                                                 --------   -------   --------   --------   --------    --------   --------
        Income (loss) before provision
          (benefit) for income taxes...........   (62,800)   (3,694)    28,490     47,373     72,757      48,295     79,337
Provision (benefit) for income taxes(5)........    (7,596)    2,396    (21,927)    10,828     24,867      17,284     25,720
                                                 --------   -------   --------   --------   --------    --------   --------
        Net income (loss)......................  $(55,204)  $(6,090)  $ 50,417   $ 36,545   $ 47,890    $ 31,011   $ 53,617
                                                 ========   =======   ========   ========   ========    ========   ========
Earnings per common and common equivalent
  share........................................  $  (1.72)  $ (0.18)  $   1.42   $   1.00   $   1.29    $   0.84   $   1.43
                                                 ========   =======   ========   ========   ========    ========   ========
Weighted average number of common and common
  equivalent shares outstanding................    32,036    32,938     35,504     36,515     37,143      36,987     37,624
                                                 ========   =======   ========   ========   ========    ========   ========

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                    DECEMBER 31,(1)                         SEPTEMBER 30,
                                                  ----------------------------------------------------   -------------------
                                                    1991       1992       1993       1994       1995       1995     1996(1)
                                                  --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Current assets..................................  $ 40,987   $ 57,118   $155,025   $172,912   $197,634   $192,553   $256,609
Working capital.................................    23,618     31,534    131,943    154,661    168,812    165,944    221,684
Total assets....................................   122,238    130,516    235,672    262,316    322,121    295,366    395,194
Long-term debt and capitalized lease
  obligations...................................     2,736      3,991      2,143      5,058      3,577      7,670      3,116
Deferred partnership liability..................                7,598     15,242     14,033
Total stockholders' equity......................    81,426     77,872    185,081    223,370    289,035    261,087    357,153

---------------

(1) Watson merged with Circa Pharmaceuticals, Inc. ("Circa") in July 1995 in a transaction accounted for as a pooling of interests. Accordingly, the financial data presented include the accounts of Circa for all periods presented.
(2) In 1991, Circa was both a defendant and a plaintiff in a variety of legal proceedings. A provision for legal settlements of $73.4 million was recorded in 1991 for the costs related to these now-settled legal matters.
(3) In 1992, Circa recorded a loss of $15.6 million for its share of the operating losses of a partnership formed with Rhone-Poulenc Rorer, Inc. ("RPR") to develop Dilacor XR(R). See Note 6 to Watson's consolidated financial statements included in Watson's Annual Report on Form 10-K for 1995.
(4) In 1993, Circa recorded a gain of $14.5 million related to the sale of approximately 847,000 common shares of Marsam Pharmaceuticals, Inc. ("Marsam"). In 1994 and 1995, Circa disposed of its remaining investment in Marsam and recorded gains of $3.2 million and $6.2 million, respectively.

(5) Also in 1993, as a result of Watson's 1995 merger with Circa, an income tax benefit of $29.8 million was recorded which was the result of the reduction in the valuation allowance related to net deferred tax assets. These net deferred tax assets resulted principally from net operating loss carryforwards and tax credit carryforwards generated by Circa prior to its merger with Watson. Previously, these net deferred tax assets were fully reserved by Circa.
(6) The costs associated with the merger of Watson and Circa resulted in a one-time charge of $13.9 million during the third quarter of 1995.

                        WATSON'S MANAGEMENT'S DISCUSSION

     Introductory note: The following discussion gives effect to the July 1995 merger between Watson and Circa as more fully described in Note 2 of the Notes to Consolidated Financial Statements.

     Watson cautions readers that certain important factors may affect Watson's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Report, or which are otherwise made by or on behalf of Watson. Such factors include, but are not limited to, changing market conditions; the availability and cost of raw materials; the timely development, FDA approval and market acceptance of Watson's products, the products producing royalties for Watson and the products being developed and marketed by Watson's joint ventures; and other risks detailed herein or detailed from time to time in the Watson's Securities and Exchange Commission filings. In addition, the U.S. off-patent drug industry is highly competitive, with pricing determined by many factors, including the number and timing of product introductions. Although the price of an off-patent product generally declines over time as competitors introduce additional versions of the product, the actual degree and timing of price competition is not predictable.

GENERAL

     Watson has historically derived its revenues from the manufacture and sale of off-patent pharmaceutical products. A substantial portion of Watson's net income is included in other income, as a result of its earnings from joint ventures and investments, and is not reflected in its revenue figures. While sales of off-patent products continue to be the primary revenue source, certain developments have occurred which have augmented Watson's revenue mix resulting in a decreased proportion of sales of off-patent products to total revenues. Product sales of off-patent medications accounted for approximately 100% of total revenues in 1993 and for approximately 99% of total revenues in 1994. In 1995, sales of off-patent products accounted for approximately 85.5% of total revenues and royalty income accounted for approximately 14.5% of total revenues. The significant change in the revenue mix from 1994 to 1995 was largely due to an increase in the contractual royalty rate from 1% in 1994 to 20% in 1995 earned by Watson on sales of Dilacor XR(R) by Rhone-Poulenc Rorer, Inc. ("RPR"). Dilacor XR(R) lost patent exclusivity in May 1995. As a result, royalty income may decline as competitive generic versions of this drug enter the marketplace.

     In July 1995, Watson strengthened and diversified its revenue base through a merger with Circa. The merger, accounted for as a pooling-of-interests, enhanced Watson's manufacturing capabilities and increased its product development program, particularly in the area of proprietary products. Prior to Watson's merger with Circa, in February 1990, as a result of an investigation by the FDA, Circa ceased manufacturing and marketing all pharmaceutical products. This investigation was a result of Circa's non-compliance with certain FDA rules and regulations. Circa was restricted by the FDA from obtaining scientific review of its applications. In April 1993, following the completion of a comprehensive three-year rehabilitation program, the FDA notified Circa that all regulatory restrictions were lifted and that it was in compliance with "current Good Manufacturing Practices." As a result, Circa began operating under the standard framework of the FDA. In November 1994, Circa received its first product approval from the FDA since 1989. Such events were significant, and if they were to recur, would have a material adverse effect on Watson's financial position and results of operations. Watson endeavors to strictly adhere to FDA requirements, as well as requirements of all other applicable government agencies. Accordingly, management has no reason to believe that similar events will occur in the future.

     Watson owns a 50% equity interest in Somerset, which exclusively markets Eldepryl(R) for the treatment of Parkinson's disease. Watson recorded equity in earnings of this joint venture of $24.8 million in 1995. Patent exclusivity expired for Eldepryl(R)in June 1996. Watson's earnings from Somerset in 1997 and future years may decrease substantially due to decreased sales of Eldepryl(R) and increased research and development expenditures in support of the Phase III clinical trials on an Eldepryl(R) transdermal patch.

     In 1989, Circa and RPR were partners in the development of Dilacor XR(R). In connection with the Dilacor XR(R) development, Circa incurred a liability to the partnership reflecting Watson's share of development and operating costs. At December 31, 1993, the liability to the partnership was $15.2 million.

The partnership agreement was amended in April 1993, so that after September 1993, Watson earns a royalty from RPR's sales of Dilacor XR(R). The amended partnership agreement also provides that all royalties earned will be used first to offset the partnership liability. As royalties were earned in 1994 and 1995, the partnership liability was reduced per the terms of this agreement. The royalty revenues have been recorded gross of the partnership liability.

     Dilacor XR(R) is used for the treatment of hypertension and angina. Royalty income is determined based upon market demand for the product, as evidenced by prescriptions written, as defined. Revenues under this royalty agreement were $22.2 million in 1995 and $1.2 million in 1994. As contractually specified, the royalty percentage earned by Watson in 1994 on RPR's sales of Dilacor XR(R) was 1%, whereas in 1995 it was 20%. Dilacor XR(R) lost exclusivity in May 1995. This loss of exclusivity did not have a significant impact on 1995 and 1996 sales of Dilacor XR(R). However, if competitors introduce generic versions of this drug, sales of Dilacor XR(R) are likely to decrease, resulting in a corresponding decrease in Watson's royalty income. It is Watson's intention to launch a generic Dilacor XR(R) as competition intensifies. Any future off-patent Dilacor XR(R) profits are expected to be shared equally by both Watson and RPR. Actual revenues, costs and profits, however, from any future collaboration, if any, cannot be determined at this time.

     Watson continues to expand its research and development efforts in the area of proprietary product development through joint ventures, product acquisitions and strategic alliances. Watson also continues to seek opportunities to broaden its technology platform and to invest in new products, technologies or businesses that are consistent with its strategy to focus on niche or technically difficult to duplicate products. This strategy was evidenced by Watson's increased investment in Andrx, a company engaged in the development of advanced controlled-release delivery systems for certain orally-administered drugs. In October 1995, Watson purchased additional Andrx common stock for approximately $15.6 million, increasing its ownership to 19.5% of the total outstanding common stock of Andrx, which was subsequently reduced to approximately 15.6% as a result of an initial public offering and subsequent stock option activity by Andrx.

     Watson's future results of operations will depend to a significant extent upon its ability to introduce new off-patent and proprietary pharmaceutical products. Future operating results may vary significantly on an annual or quarterly basis depending on the timing of, and Watson's ability to obtain, FDA approvals of ANDAs and NDAs for such products and FDA approvals for shipment of such products. Newly introduced off-patent products with limited or no off-patent competition are typically sold at higher prices, often resulting in increased gross profit margins. As competition from other manufacturers intensifies, selling prices typically decline. Watson's future operating results may also be affected by a variety of additional factors, including customer purchasing practices and changes in the degree of competition affecting Watson's products. The loss of exclusivity with respect to Eldepryl(R) and Dilacor XR(R) and/or the introduction by other companies of additional competitive products, could have a material adverse effect on the financial condition of Watson.

QUARTERLY FLUCTUATIONS

     Watson's results of operations on a quarterly basis have fluctuated in the past, and may continue to fluctuate. Watson believes such fluctuations are primarily due to new product introductions and to a variety of additional factors including, without limitation, purchasing practices of Watson's customers and changes in the degree of competition regarding Watson's products.

RESULTS OF OPERATIONS

     The following table represents selected components of Watson's results of operations, in thousands of dollars and as percentages of revenues. The table reflects Watson's merger with Circa for all periods presented.

                                                                                                   NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                    ----------------------------------------------------   ----------------------------------
                                          1995              1994              1993               1996              1995
                                    ----------------   ---------------   ---------------   ----------------   ---------------
                                       $         %        $        %        $        %        $         %        $        %
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
Revenues:
  Product sales...................  $130,688    85.5%  $93,649    98.7%  $70,838   100.0%  $122,155    86.0%  $93,626    85.4%
  Royalty income..................    22,247    14.5     1,209     1.3                       19,862    14.0    16,013    14.6
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
                                     152,935   100.0    94,858   100.0    70,838   100.0    142,017   100.0   109,639   100.0
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
Operating expenses:
  Cost of revenues................    64,996    42.6    48,972    51.6    39,207    55.4     56,842    40.0    47,005    42.9
  Research & development..........    18,573    12.1    18,980    20.0    15,085    21.3     12,467     8.8    13,922    12.7
  Selling, general &
    administrative................    17,030    11.1    13,342    14.1    15,682    22.1     13,371     9.4    12,528    11.4
  Merger expenses.................    13,939     9.1                                                           13,939    12.7
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
                                     114,538    74.9    81,294    85.7    69,974    98.8     82,680    58.2    87,394    79.7
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
  Operating income................    38,397    25.1    13,564    14.3       864     1.2     59,337    41.8    22,245    20.3
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
Other income (expense):
  Equity in earnings from joint
    ventures......................    22,766    14.9    24,968    26.3    24,688    34.9     14,156    10.0    15,857    14.5
  Investment and other income,
    net...........................    11,594     7.6     8,841     9.3     2,938     4.1      5,844     4.1    10,193     9.3
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
                                      34,360    22.5    33,809    35.6    27,626    39.0     20,000    14.1    26,050    23.8
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
Income before provision (benefit)
  for income taxes................    72,757    47.6    47,373    49.9    28,490    40.2     79,337    55.9    48,295    44.0
Provision (benefit) for income
  taxes...........................    24,867    16.3    10,828    11.4   (21,927)  (31.0)    25,720    18.1    17,284    15.8
                                    --------   -----   -------   -----   -------   -----   --------   -----   -------   -----
Net income........................  $ 47,890    31.3%  $36,545    38.5%  $50,417    71.2%  $ 53,617    37.8%   31,011    28.3%
                                    ========   =====   =======   =====   =======   =====   ========   =====   =======   =====

  Fiscal Period Ended September 30, 1996 Compared With September 30, 1995

     Revenues for the nine months ended September 30, 1996 were $142.0 million compared to $109.6 million for the nine months ended September 30, 1995, an increase of $32.4 million or 29.5%. The product sales component of revenues increased $28.5 million or 30.5% in the first nine months of 1996 as compared to the first nine months of 1995. The royalty income component of revenues increased $3.8 million or 24.0% when compared to the nine months ended September 30, 1995. The increase in product sales was due to a combination of increased sales of Watson's core products and the successful introduction of seven new products subsequent to September 30, 1995. Net sales of new products for the nine months ended September 30, 1996 amounted to $36.4 million or 29.8% of total product sales for that period. As previously discussed, increased sales of new products have been offset by minor decreases in sales of Watson's older core products and certain of its Hydrocodone products. The increase in royalty income was due to increased prescriptions written for Dilacor XR(R) during the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1995. The level of product sales and royalty income during the first nine months may not be indicative of future sales and royalties during the remainder of 1996.

     Cost of revenues increased by $9.8 million to $56.8 million for the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1995. Gross profit margins increased to 53.5% in the nine months ended September 30, 1996 from 49.8% in the nine months ended September 30, 1995. These increases were due primarily to the increase in sales and to the higher than average gross profit margins earned on certain new products sold during the first nine months of 1996.

     Research and development expenses decreased by $1.5 million or 10.5% to $12.5 million for the first nine months of 1996. Watson continues to integrate the product research and development activities of Circa and Watson following the July 1995 merger. The level of research and development expenses incurred during the first nine months may not be indicative of future research and development expenses during the remainder of 1996.

     Selling, general and administrative expenses increased by 6.7% to $13.4 million when compared to the nine months ended September 30, 1995, but decreased as a percentage of revenues from 11.4% to 9.4%. Although selling, general and administrative spending has increased, the growth of Watson's revenues has outpaced the growth of these expenses.

     Watson's equity in earnings from joint ventures was generated primarily from its 50% ownership of Somerset. Total earnings from joint ventures decreased by $1.7 million or 10.7% to $14.2 million, as compared to the first nine months of 1995. This decrease was due in part to increased research and development expenses at both Somerset and ANCIRC and due in part to increased competition for Somerset's product. As previously discussed herein, management anticipates the earnings from joint ventures for 1996 will be lower than the earnings from joint ventures achieved in 1995.

     Investment income increased by $1.8 million during the first nine months of 1996. This increase was primarily due to rising interest rates and a larger base of invested cash during the nine months ended September 30, 1996. In the third quarter of 1995, Watson incurred merger expenses of $13.9 million and recorded a gain on the sale of common stock of Marsam Pharmaceuticals, Inc. ("Marsam") of $6.2 million. These non-recurring items account for substantially all of the change in other income between 1996 and 1995.

     The provision for income taxes increased by $8.4 million in 1996, as compared to 1995. Watson's effective income tax rate decreased from 35.8% in 1995 to 32.4% in 1996, due primarily to the non-deductibility of merger expenses incurred in 1995.

     Net income for the nine months ended September 30, 1996 increased by $22.6 million to $53.6 million or $1.43 per share from net income of $31.0 million or $0.84 per share for the nine months ended September 30, 1995. The 1995 period included Circa merger expenses and the Marsam gain, as previously discussed. This increase was due to a combination of the absence of 1995's non-recurring items and the increased revenues and gross profit margins Watson experienced in the nine months ended September 30, 1996. Excluding such non-recurring items, net income rose by $13.5 million or 33.6% as compared to the nine months ended September 30, 1995. Weighted average common and common equivalent shares outstanding increased by approximately 0.6 million shares in the first nine months of 1996 as compared to 1995.

  Years ended December 31, 1995 and 1994

     Revenues for the year ended December 31, 1995 were $152.9 million compared to $94.9 million for the year ended December 31, 1994, an increase of $58.0 million or 61.2%. The increase in revenues was composed of a $37.0 million increase in product sales and a $21.0 million increase in royalty income. The increase in product sales was due primarily to increased sales of Watson's core products, defined as products available in the marketplace for one year or longer. In addition, Watson introduced eight products during 1995 which accounted for $12.9 million in sales, or 9.9% of total 1995 product sales.

     The increase in royalty income was attributable to an increase in market demand for Dilacor XR(R) and to the increase in the royalty percentage on prescriptions written for Dilacor XR(R) from 1% in 1994 to 20% in 1995. The royalty percentage on Dilacor XR(R) will increase to 22% for prescriptions written in the years ending December 31, 1997 through 2000 and then decline to 3% thereafter.

     Cost of revenues increased $16.0 million to $65.0 million for the year ended December 31, 1995 (an increase of 32.7%). Cost of revenues were 49.7% of product sales in 1995 compared to 52.3% in 1994. This favorable decrease was due to a combination of higher than average gross margins earned on certain core products and new products introduced during 1995.

     Research and development expenses were consistent with the prior year, decreasing slightly from $19 million in 1994 to $18.6 million in 1995, despite increasing research and development efforts in the area of proprietary pharmaceuticals. Following the merger with Circa, Watson has continued to integrate the two research and development departments into one, eliminating duplication and focusing efforts.

     Selling, general and administrative expenses increased 27.6% to $17.0 million for 1995 from $13.3 million in 1994. The increase in such expenses is largely attributable to increased marketing and selling expenses associated with new product introductions and an increase in administrative support due to the overall growth of Watson. As a percentage of revenues, these costs decreased from 14.1% to 11.1% from 1994 to 1995, which reflected management's efforts to control costs. In addition, Watson's growth in revenues outpaced the growth in selling, general and administrative expenses.

     Equity in earnings from joint ventures decreased 8.8% (or $2.2 million) to $22.8 million in 1995 compared to $25.0 million in 1994. The two most significant ventures included in this earnings amount are Somerset and ANCIRC, a joint venture with Andrx. Equity in earnings from Somerset decreased slightly from $25.1 million in 1994 to $24.8 million in 1995. Watson's portion of ANCIRC's losses increased from $220,000 in 1994 to $1.7 million in 1995. In October 1995, Watson amended its joint venture agreement with Andrx and became equal partners in ANCIRC. Previously, Watson recognized 40% of the costs and profits from ANCIRC.

     In connection with the merger with Circa, Watson recorded a one-time $13.9 million charge for costs incurred related to the merger. These costs included investment banking fees and other costs related to the consolidation of operations between the two companies. Included in investment and other income in 1995 was a $6.2 million gain from the sale of Marsam common stock, a stock held for investment purposes, as compared to a $3.2 million gain in 1994. During 1995, Watson disposed of its remaining investment in Marsam common stock. In addition, during 1994, Watson recognized a one-time gain from legal settlements of $2.3 million. The balance of the increase in investment and other income in 1995 as compared to 1994, was due to higher short-term interest rates on a larger base of invested cash.

     The provision for income taxes increased to $24.9 million in 1995, compared to $10.8 million in 1994. The effective income tax rates for the years ended December 31, 1995 and 1994 were 34% and 23%, respectively. This increase was primarily attributable to increased taxable income and the non-deductibility of a significant portion of merger expenses recognized in 1995.

     Net income increased to $47.9 million in 1995 from $36.5 million in 1994. As a percentage of revenues, net income decreased to 31.3% in 1995 from 38.5% principally due to the one-time merger expenses related to the merger with Circa and the higher effective income tax rate in 1995. Exclusive of non-recurring merger expenses of $13.9 million, a third quarter gain of $6.2 million from the gain on sale of Marsam common stock and the income tax effect of such items, net income for 1995 would have been $57.0 million or $1.54 per share.

  Years ended December 31, 1994 and 1993

     Revenues for the year ended December 31, 1994 were $94.9 million compared to $70.8 million for the year ended December 31, 1993, an increase of $24.1 million or 34.0%. The increase in revenues was composed of a $22.8 million increase in product sales and a $1.2 million increase in royalty income. The increase in product sales was due primarily to the introduction of five new products in 1994. The remaining portion of the increase stemmed from the sales of core products. The increase in royalty income resulted from royalties on sales of Dilacor XR(R) by RPR during 1994. The 1% royalty rate in 1994 generated $1.2 million of royalty income.

     Cost of revenues increased $9.8 million to $49.0 million for the year ended December 31, 1994 (an increase of 25.0%). Cost of revenues were 52.3% of product sales in 1994 compared to 55.4% in 1993. This favorable decrease was due to higher than average gross margins earned on new products introduced in 1994 and certain core products.

     Research and development expenses increased 25.8% to $19.0 million for 1994 from $15.1 million for 1993. The increase was primarily due to the addition of research personnel and increased usage of test chemicals for validation batches as required by the Food and Drug Administration.

     Selling, general and administrative expenses decreased 14.9% to $13.3 million in 1994 from $15.7 million in 1993. The $2.4 million decrease in such expenses was largely attributable to a reduction in Watson's 1994 legal expenses due to the resolution of certain litigation matters.

     Equity in earnings from joint ventures in 1994 increased slightly to $25.0 million from $24.7 million due primarily to earnings from Somerset. In 1993, Watson recognized a loss from its partnership with RPR of $7.6 million. In September 1993, the partnership agreement was amended to provide that Watson would no longer share in profits and losses of the partnership and, instead would earn royalties from the sales of Dilacor XR(R). The royalties earned were used to offset the partnership liability, which was $14.0 million and $15.2 million at December 31, 1994 and 1993, respectively. Royalties earned in excess of this liability were remitted to Watson.

     Investment and other income in 1994 was $6.5 million, a decrease of $10.3 million from the 1993 amount. This decrease was primarily attributable to the fewer number of Marsam common shares sold in 1994, offset by increased interest income on the invested proceeds from Watson's public offerings in 1993. The 1994 gain on sales of Marsam common stock was $3.2 million compared to $14.5 million in 1993. In addition, Watson recognized a one-time gain from legal settlements of $2.3 million in 1994 as compared to a provision for legal settlements of $6.3 million in 1993.

     Income tax expense was $10.8 million, compared to an income tax benefit of $21.9 million in 1993. The effective income tax rate in 1994 was 22.9%, compared with an income tax benefit rate of 77.0% in 1993. As a result of the merger, the 1993 statement of operations reflected the reduction in the valuation allowance relating to Circa's net deferred tax asset balance at December 31, 1993. In determining that the deferred tax asset was fully realizable by the combined company, management considered the prior operating results of each company and the future plans and expectations for the combined company.

     Net income as a percentage of revenues decreased to 38.5% for 1994 from 71.2%, principally from the income tax benefit recorded in 1993, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     As Watson has grown during the last three years, its overall liquidity requirements have increased. The increases in accounts receivable, inventories, and investment in property and equipment have been financed primarily by cash flows from operating activities and from Watson's public offerings in 1993. The net proceeds from these offerings were used primarily for working capital and purchases of property and equipment. The balance was invested in short-term investments during 1994, 1995 and 1996.

     Watson has experienced a significant increase in accounts receivable balances over the last three years. This growth has been caused primarily by increased product sales. Watson performs ongoing credit evaluations of its customers and maintains reserves for potentially uncollectible accounts. Actual losses have been within management's expectations.

  Cash, Cash Equivalents and Marketable Securities

     Cash equivalents are defined as highly liquid debt instruments with original maturities of three months or less. Cash, cash equivalents and marketable securities increased $65.1 million to $183.4 million at September 30, 1996 from $118.3 million at December 31, 1995. Cash flows from operating activities provided $73.0 million for the nine months ended September 30, 1996, an increase of $53.3 from the 1995 nine-month period. This net inflow was supplemented by proceeds from the exercise of stock options ($4.8 million) and offset by net purchases of marketable securities ($46.1 million), capital expenditures ($7.5 million) and additional investments in joint ventures ($3.9 million).

  Working Capital

     Current assets increased $59.0 million to $256.6 million at September 30, 1996, compared to December 31, 1995, due primarily to a combination of the increase in cash and marketable securities of $65.1 million, an increase in inventories of $3.7 million and a decrease in deferred tax assets of $10.0 million. Current liabilities increased $6.1 million to $34.9 million at September 30, 1996. This increase was due primarily to an increase in income taxes payable of $7.0 million. As a result, working capital increased $52.9 million to $221.7 million at September 30, 1996 from $168.8 million at December 31, 1995.

  Investments in Joint Ventures and Other Long-Term Investments

     Watson presently owns approximately 15.6% of the outstanding common shares of Andrx. Andrx completed its initial public offering in June 1996. Pursuant to Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," Watson considers its investment in Andrx as an "available-for-sale" security and has recorded an unrealized holding gain of $6.0 million to adjust the cost of this investment to its fair value at September 30, 1996. This increase was a balance sheet adjustment only which did not affect Watson's net income. The $6.0 million unrealized holding gain, plus the net changes in Watson's investment in joint ventures (primarily Somerset), account for the $10.8 million increase in these long-term assets from December 31, 1995 to September 30, 1996.

  Capital Resources

     Primarily as a result of funds from the 1993 public offerings and continued cash flows from operations, Watson had cash and marketable securities of $183.4 million at September 30, 1996. Watson anticipates that its current cash balances and marketable securities together with: (a) net cash provided by operating activities; and (b) amounts available under its bank financing agreement will be sufficient to fund its short-term working capital requirements and enable Watson to continue its operations on a long-term basis. To the extent that additional capital resources are required, such capital may be raised through bank borrowings, equity offerings, or other means.

     Watson regularly reviews potential opportunities to acquire or invest in technologies, products or product rights. Watson also regularly reviews potential acquisitions, investments or combinations involving businesses compatible with its existing businesses and corporate objectives. Watson could use sources other than cash, such as the issuance of debt or equity securities, to finance any such acquisition or investment. If such an acquisition or investment was completed, Watson's operating results and financial condition could change materially in future periods.

     Management believes that inflation does not have, and has not had, a significant impact on Watson's revenues or operations.

                             WATSON'S SUPPLEMENTARY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                     NINE MONTHS ENDED
                                     FOR THE YEARS ENDED DECEMBER 31, (1)            SEPTEMBER 30, (1)
                             ----------------------------------------------------   -------------------
                               1991       1992       1993       1994       1995       1995     1996(1)
                             --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Product sales..............  $ 36,877   $ 50,914   $ 95,503   $121,703   $159,724   $114,821   $146,431
Royalties income...........                                      1,209     22,247     16,013     19,862
                             --------   --------   --------   --------   --------   --------   --------
          Total revenues...    36,877     50,914     95,503    122,912    181,971    130,834    166,293
                             --------   --------   --------   --------   --------   --------   --------
Cost of revenues...........    23,068     28,089     47,400     57,957     74,274     53,836     63,941
Research and development...    11,364     10,995     18,316     22,565     22,350     16,926     16,021
Selling, general and
  administrative...........    25,728     26,201     28,752     28,070     31,545     22,963     25,037
Merger expenses (6)........                                                13,939     13,939
                             --------   --------   --------   --------   --------   --------   --------
          Total operating
            expenses.......    60,160     65,285     94,468    108,592    142,108    107,664    104,999
                             --------   --------   --------   --------   --------   --------   --------
          Operating income
            (loss).........   (23,283)   (14,371)     1,035     14,320     39,863     23,170     61,294
                             --------   --------   --------   --------   --------   --------   --------
Equity in earnings of joint
  ventures.................    18,392     20,712     24,688     24,968     22,766     15,857     14,156
Investment and other income
  (4)......................    10,162      5,573     17,904      7,768     12,755      4,942      6,707
Gain from (provision for)
  legal settlements (2)....   (73,383)               (6,297)     2,299                 6,126
Partnership loss (3).......              (15,598)    (7,644)
                             --------   --------   --------   --------   --------   --------   --------
                              (44,829)    10,687     28,651     35,035     35,521     26,925     20,863
                             --------   --------   --------   --------   --------   --------   --------
  Income (loss) before
     provision (benefit)
     for income taxes......   (68,112)    (3,684)    29,686     49,355     75,384     50,095     82,157
Provision (benefit) for
  income taxes (5).........    (7,596)     2,396    (21,917)    10,853     24,867     17,284     25,780
                             --------   --------   --------   --------   --------   --------   --------
          Net income
            (loss).........  $(60,516)  $ (6,080)  $ 51,603   $ 38,502   $ 50,517   $ 32,811   $ 56,377
                             ========   ========   ========   ========   ========   ========   ========
Net income (loss) available
  to common stockholders...  $(60,604)  $ (6,190)  $ 51,494   $ 36,585   $ 47,800   $ 30,773   $ 54,339
                             ========   ========   ========   ========   ========   ========   ========
PER SHARE DATA:
  Earnings per share
     -- Primary............  $  (1.86)  $  (0.18)  $   1.42   $   0.98   $   1.27   $   0.82   $   1.41
                             ========   ========   ========   ========   ========   ========   ========
     -- Fully diluted......                        $   1.33                                    $   1.36
                                                   ========                                    ========
  Weighted average number
     of common and common
     equivalent shares
     outstanding
     -- Primary (6)........    32,520     33,537     36,132     37,144     37,778     37,621     38,519
                             ========   ========   ========   ========   ========   ========   ========
     -- Fully diluted......                          38,748                                      41,339
                                                   ========                                    ========

                                                                                        NINE MONTHS
                                                                                           ENDED
                                               DECEMBER 31, (1)                        SEPTEMBER 30,
                             ----------------------------------------------------      -------------
                               1991       1992       1993       1994       1995            1996
                             --------   --------   --------   --------   --------      -------------
CONSOLIDATED BALANCE SHEET
  DATA:
Current assets.............  $ 50,834   $ 77,570   $179,677   $199,766   $224,470        $286,607
Working capital............    32,308     47,262    148,091    173,154    188,046         243,978
Total assets...............   132,325    151,734    261,722    290,357    352,142         428,204
Long-term debt and deferred
  partnership
  liabilities..............     2,736     11,589     17,385     19,091      3,577           3,128
Mandatorily redeemable
  preferred stock..........    24,327     31,907     32,016     33,933     36,650          38,688
Total stockholders'
  equity...................    65,865     62,314    170,611    209,042    274,765         343,759

---------------

(1) Watson merged with Circa Pharmaceuticals, Inc. ("Circa") in July 1995 in a transaction accounted for as a pooling of interests. On February 27, 1997, Watson merged with Oclassen Pharmaceuticals, Inc ("Oclassen") in a transaction accounted for as a pooling of interests. Accordingly, the financial data presented include the accounts of Circa and Oclassen for all periods presented.
(2) In 1991, Circa was both a defendant and a plaintiff in a variety of legal proceedings. A provision for legal settlements of $73.4 million was recorded in 1991 for the costs related to these now-settled legal matters.
(3) In 1992, Circa recorded a loss of $15.6 million for its share of the operating losses of a partnership formed with Rhone-Poulenc Rorer, Inc. ("RPR") to develop Dilacor XR(R). See Note 6 to Watson's consolidated financial statements included in Watson's Annual Report on Form 10-K for 1995.
(4) In 1993, Circa recorded a gain of $14.5 million related to the sale of approximately 847,000 common shares of Marsam Pharmaceuticals, Inc. ("Marsam"). In 1994 and 1995, Circa disposed of its remaining investment in Marsam and recorded gains of $3.2 million and $6.2 million, respectively.
(5) Also in 1993, as a result of Watson's 1995 merger with Circa, an income tax benefit of $29.8 million was recorded which was the result of reduction in the valuation allowance related to net deferred tax assets. These net deferred tax assets resulted principally from net operating loss carryforwards and tax credit carryforwards generated by Circa prior to its merger with Watson. Previously, these net deferred tax assets were fully reserved by Circa.
(6) The costs associated with the merger of Watson and Circa resulted in a one-time charge of $13.9 million during the third quarter of 1995.

                 WATSON'S SUPPLEMENTARY MANAGEMENT'S DISCUSSION

        WATSON PHARMACEUTICALS, INC., AND OCLASSEN PHARMACEUTICALS, INC.

     The following Supplementary Management's Discussion of Watson and Oclassen reflects the February 27, 1997 merger between Watson and Oclassen which resulted in Oclassen becoming a wholly owned subsidiary of Watson. The merger qualifies as a tax free reorganization and was accounted for as a pooling-of-interests. This Supplementary Management's Discussion includes the effects of Oclassen. See
Note 2 in the Supplementary Consolidated Financial Statements for further discussion of the merger.

SUPPLEMENTARY RESULTS OF OPERATIONS -- WATSON AND OCLASSEN

     The following table represents selected components of the Company's results of operations, in thousands of dollars and as percentages of revenues. The table reflects the Company's mergers with Circa and Oclassen for all periods presented.

                                                                                                      NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                                    ------------------------------------------------------   -----------------------------------
                                          1995               1994               1993               1996               1995
                                    ----------------   ----------------   ----------------   ----------------   ----------------
                                       $         %        $         %        $         %        $         %        $         %
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Revenues:
  Product sales...................  $159,724    87.8%  $121,703    99.0%  $ 95,503   100.0%  $146,431    88.1%  $114,821    87.8%
  Royalty income..................    22,247    12.2      1,209     1.0                        19,862    11.9     16,013    12.2
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
        Total revenues............   181,971   100.0    122,912   100.0     95,503   100.0    166,293   100.0    130,834   100.0
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Operating expenses:
  Cost of revenues................    74,274    40.8     57,957    47.2     47,400    49.6     63,941    38.5     53,836    41.1
  Research and development........    22,350    12.3     22,565    18.4     18,316    19.2     16,021     9.6     16,926    12.9
  Selling, general and
    administrative................    31,545    17.3     28,070    22.8     28,752    30.1     25,037    15.1     22,963    17.6
  Merger expenses.................    13,939     7.7                                                              13,939    10.7
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
        Total operating
          expenses................   142,108    78.1    108,592    88.4     94,468    98.9    104,999    63.1    107,664    82.3
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Operating income..................    39,863    21.9     14,320    11.6      1,035     1.1     61,294    36.8     23,170    17.7
Other income (expenses):
  Equity in earnings of joint
    ventures......................    22,766    12.5     24,968    20.3     24,688    25.9     14,156     8.5     15,857    12.1
  Gain on sale of Marsam common
    stock.........................     6,243     3.4      3,179     2.6     14,491    15.2                         6,126     4.7
  Investment and other income.....     6,512     3.6      4,589     3.7      3,413     3.6      6,707     4.0      4,942     3.8
  Partnership loss................                                          (7,644)   -8.0
  Gain from (provision for) legal
    settlement....................                        2,299     1.9     (6,297)   -6.6
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
        Total other income,net....    35,521    19.5     35,035    28.5     28,651    30.0     20,863    12.5     26,925    20.6
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Income before provision for income
  taxes...........................    75,384    41.4     49,355    40.1     29,686    31.1     82,157    49.4     50,095    38.3
Provision (benefit) for income
  taxes...........................    24,867    13.7     10,853     8.8    (21,917)  -22.9     25,780    15.5     17,284    13.2
                                    --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Net income........................  $ 50,517    27.7%  $ 38,502    31.3%  $ 51,603    54.0%  $ 56,377    33.9%  $ 32,811    25.1%
                                    ========   =====   ========   =====   ========   =====   ========   =====   ========   =====

SUPPLEMENTARY WATSON AND OCLASSEN -- NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
1995

     Revenues for the nine months ended September 30, 1996 were $166.3 million compared to $130.8 million for the nine months ended September 30, 1995, an increase of $35.5 million or 27.1%. The product sales component of revenues increased $31.6 million or 27.5% in the first nine months of 1996 as compared to the first nine months of 1995. The royalty income component of revenues increased $3.8 million or 24.0% when compared to the nine months ended September 30, 1995. The increase in product sales was due to a combination of increased sales of Watson's core products and the successful introduction of nine new products subsequent to September 30, 1995. Net sales of new products for the nine months ended September 30, 1996 amounted to $38.0 million or 25.9% of total product sales for that period. Increased sales of new products were offset by minor decreases in sales of certain dosages of the Company's Hydrocodone products and certain core products which are nearing the end of their anticipated product life. The increase in royalty income was due to increased prescriptions written for Dilacor XR(R) during the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1995. The level of product sales and royalty income during the first nine months may not be indicative of future sales and royalties during the remainder of 1996.

     Cost of revenues increased $10.1 million to $63.9 million for the nine months ended September 30, 1996, as compared to $53.8 million for the nine months ended September 30, 1995. Gross profit margins increased to 56.3% in the nine months ended September 30, 1996 from 53.1% in the nine months ended September 30, 1995. These increases were due primarily to the increase in sales and to the higher than average gross profit margins earned on certain new products sold during the first nine months of 1996.

     Research and development expenses decreased by $0.9 million or 5.3% to $16.0 million for the first nine months of 1996. Watson continues to integrate the research and development activities of Citca, following the July 1995 merger. Oclassen charged $0.5 million to research and development costs in 1996 in conjunction with the licensing of a topical antimicrobial technology from the Symbollon Corporation. This agreement provides for milestone payments during the development period. Oclassen also in-licensed a phototherapy technology from Laboratories Bergaderm in 1996 which also provides for milestone payments during the development period. The milestone payments on these agreements may result in increased research and development costs in the future. The level of research and development expenses incurred during the first nine months may not be indicative of future research and development expenses during the remainder of 1996.

     Selling, general and administrative expenses increased 9.0% to $25.0 million when compared to the nine months ended September 30, 1995, but decreased as a percentage of revenues from 17.6% to 15.1% for the nine months ended September 30, 1995 and 1996, respectively. Although selling, general and administrative spending has increased, the growth of Watson's revenues has outpaced the growth of these expenses.

     In the third quarter of 1995, Watson incurred merger expenses of $13.9 million related to the acquisition of Circa. No such expenses were incurred during the nine months ended September 30, 1996.

     Watson's equity in earnings from joint ventures was generated primarily from its 50% ownership of Somerset. Total earnings from joint ventures decreased by $1.7 million or 10.7% to $14.2 million, as compared to the first nine months of 1995. This decrease was due in part to increased research and development expenses at both Somerset and ANCIRC and due in part to increased competition for Somerset's product. As previously discussed herein, management anticipates the earnings from joint ventures for 1996 will be lower than the earnings from joint ventures achieved in 1995.

     Investment income increased by $1.8 million during the first nine months of 1996. This increase was primarily due to improved investment rates and a larger base of invested cash during the nine months ended September 30, 1996. In the third quarter of 1995, Watson recorded a non-recurring gain on the sale of common stock of Marsam Pharmaceuticals, Inc. ("Marsam") of $6.2 million. No such gain was recorded during the nine month period ended.

     The provision for income taxes increased by $8.5 million in 1996, as compared to 1995. Watson's effective income tax rate decreased from 34.5% in 1995 to 31.4% in 1996, due primarily to the non-deductibility of certain merger expenses incurred in 1995.

     Net income for the nine months ended September 30, 1996 increased by $23.6 million to $56.4 million or $1.41 per share from net income of $32.8 million or $0.82 per share for the nine months ended September 30, 1995. On a fully diluted basis, earnings per share increased to $1.36 for the nine months ended September 30, 1996 as compared to $0.82 for the nine months ended September 30, 1995. The 1995 period included Circa merger expenses and the Marsam gain, as previously discussed. This increase was due to a combination of the absence of the net of 1995's non-recurring items and the increased revenues and gross profit margins experienced in the nine months ended September 30, 1996. Weighted average common and common equivalent shares outstanding increased by approximately 0.9 million and 3.7 million shares on a primary and fully diluted basis, respectively, during the first nine months of 1996 as compared to 1995.

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

SUPPLEMENTARY WATSON AND OCLASSEN -- YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenues for the year ended December 31, 1995 were $182.0 million compared to $122.9 million for the year ended December 31, 1994, an increase of $59.1 million or 48.0%. The increase in revenues was composed of a $38.0 million increase in product sales and $21.0 million increase in royalty income. The increase in product sales was due primarily to increased sales of the Company's core products (defined as products available in the marketplace for one year or longer) and a 14% increase in Oclassen's Monodox(R) sales. In addition, the Company introduced eight products during 1995 which accounted for $12.9 million in sales, or 8.1% of total 1995 product sales.

     The increase in royalty income was attributable to an increase in market demand for Dilacor XR(R) and to the increase in the royalty percentage on net product sales of Dilacor XR(R) from 1% in 1994 to 20% in 1995. The royalty percentage on Dilacor XR(R) will increase to 22% of product sales, as defined in the agreement with RPR, in the years ending December 31, 1997 through 2000 and then decline to 3% thereafter.

     Cost of revenues increased $16.3 million to $74.3 million for the year ended December 31, 1995 (an increase of 28.2%). Cost of revenues were 46.5% of product sales in 1995 compared to 47.6% in 1994. This favorable decrease was due to a combination of higher than average gross margins earned on certain core products and new products introduced during 1995.

     Research and development expenses were consistent with the prior year, decreasing slightly from $22.6 million in 1994 to $22.4 million in 1995, despite increasing research and development efforts in the area of proprietary pharmaceuticals. Following the merger with Circa, the Company began to integrate the two research and development departments into one, eliminating duplication of projects. The Company expects that 1996 research and development expenses will be consistent with 1995 research and development expenses.

     Selling, general and administrative expenses increased 12.4% to $31.5 million for 1995 from $28.1 million in 1994. The increase in such expenses is largely attributable to increased marketing and selling expenses associated with new product introductions and an increase in administrative support due to the overall growth of Watson. As a percentage of revenues, these costs decreased from 22.8% to 17.3% from 1994 to 1995, respectively, which reflected management's efforts to control costs. In addition, Watson's growth in revenues outpaced the growth in selling, general and administrative expenses.

     In connection with the merger with Circa, the Company recorded a one-time $13.9 million charge for costs incurred related to the merger. These costs included investment banking fees and other costs related to the consolidation of operations between the two companies.

     Equity in earnings from joint ventures decreased $2.2 million or 8.8% to $22.8 million in 1995 compared to $25.0 million in 1994. The two most significant ventures included in this earnings amount are Somerset and ANCIRC, a joint venture with Andrx. Equity in earnings from Somerset decreased slightly from $25.1 million in 1994 to $24.8 million in 1995. The Company's portion of ANCIRC's losses increased from $220,000 in 1994 to $1.7 million in 1995. In October 1995, the Company amended its joint venture agreement with Andrx and became equal partners in ANCIRC. Previously, the Company recognized 40% of the costs and profits from ANCIRC.

     Included in investment and other income in 1995 was a $6.2 million gain from the sale of Marsam Pharmaceuticals Inc. ("Marsam") common stock, a stock held for investment purposes, as compared to a $3.2 million gain in 1994. During 1995, the Company disposed of its remaining investment in Marsam common stock. In addition, during 1994, the Company recognized a one-time gain from legal settlements of $2.3 million. The balance of the increase in investment and other income in 1995 as compared to 1994, was due to higher short-term interest rates on a larger base of invested cash.

     The provision for income taxes increased to $24.9 million in 1995, compared to $10.9 million in 1994. The effective income tax rates for the years ended December 31, 1995 and 1994 were 33.0% and 22.0%, respectively. This increase was primarily attributable to increased taxable income and the non-deductibility of a significant portion of merger expenses recognized in 1995.

     Net income increased to $50.5 million in 1995 from $38.5 million 1994. As a percentage of revenues, net income decreased to 27.7% in 1995 from 31.3% principally due to the one-time merger expenses related to the merger with Circa and the higher effective income tax rate in 1995.

SUPPLEMENTARY WATSON AND OCLASSEN -- YEARS ENDED DECEMBER 31, 1994 AND 1993

     Revenues for the year ended December 31, 1994 were $122.9 million compared to $95.5 million for the year ended December 31, 1993, an increase of $27.4 million or 28.7%. The increase in revenues was composed of a $26.2 million increase in product sales and a $1.2 million increase in royalty income. The increase in product sales was due primarily to the introduction of five new products in 1994. The remaining portion of the increase stemmed from the sales of core products. The increase in royalty income resulted from royalties on sales of Dilacor XR(R) by RPR during 1994. The 1% royalty rate in 1994 generated $1.2 million of royalty income.

     Cost of revenues increased $10.6 million to $58.0 million for the year ended December 31, 1994 (an increase of 22.3%). Cost of revenues were 47.6% of product sales in 1994 compared to 49.6% in 1993. This favorable decrease was due to higher than average gross margins earned on new products introduced in 1994 and certain core products.

     Research and development expenses increased 23.2% to $22.6 million for 1994 from $18.3 million for 1993. The increase was primarily due to the addition of research personnel and increased usage of test chemicals for validation batches as required by the Food and Drug Administration.

     Selling, general and administrative expenses decreased 2.4% to $28.1 million in 1994 from $28.8 million in 1993. The $0.7 million decrease in such expenses was largely attributable to a reduction in the Company's 1994 legal expenses due to the resolution of certain litigation matters. This decrease was partially offset by an increase in Oclassen's sales force expenses to facilitate its entry into the wound care business through its Iodosorb/Iodoflex product line, which was in-licensed and introduced during 1994.

     Equity in earnings from joint ventures in 1994 increased slightly to $25.0 million from $24.7 million, due primarily to earnings from Somerset.

     In 1993, the Company recognized a loss from its partnership with RPR of $7.6 million. In September 1993, the partnership agreement was amended to provide that the Company would no longer share in profits and losses of the partnership and, instead, earns royalties from the sales of Dilacor XR(R). The royalties earned were used to offset the partnership liability, which was $14.0 million and $15.2 million at December 31, 1994 and 1993, respectively. Royalties earned in excess of this liability will be remitted to the Company.

     Investment and other income in 1994 was $7.8 million, a decrease of $10.1 million from the 1993 amount. This decrease was primarily attributable to the fewer number of Marsam common shares sold in 1994, offset by increased interest income on the invested proceeds from the Company's public offerings in 1993. the 1994 gain on sales of Marsam common stock was $3.2 million compared to $14.5 million in 1993. In addition, the Company recognized a one-time gain from legal settlements of $2.3 million in 1994 as compared to a provision for legal settlements of $6.3 million in 1993.

     Income tax expense was $10.9 million, compared to an income tax benefit of $21.9 million in 1993. The effective income tax rate in 1994 was 22.0%, compared with an income tax benefit rate of 73.8% in 1993. As a result of the merger, the 1993 statement of operations reflected the reduction in the valuation allowance relating to Circa's net deferred tax asset at December 31, 1993. In determining that the net deferred tax asset was fully realizable by the Company, management considered the prior operating results of Watson and Circa and the future plans and expectations for the Company.

     Net income as a percentage of revenues decreased to 31.3% for 1994 from 54.0%, principally from the income tax benefit recorded in 1993, as discussed above.

SUPPLEMENTARY WATSON AND OCLASSEN -- LIQUIDITY AND CAPITAL RESOURCES

     As the Company has grown during the last three years, its overall liquidity requirements have increased. The significant increase in accounts receivable, inventories, and investment in property and equipment have been financed primarily by cash flows from operating activities and from the Company's public offerings in 1993. The net proceeds from these offerings were used primarily for working capital and purchases of property and equipment. The balance was invested in short-term investments during 1994, 1995 and 1996.

     The Company has experienced a significant increase in accounts receivable balances over the last three years. This growth has been caused primarily by increased product sales. Watson performs ongoing credit evaluations of its customers and maintains reserves for potentially uncollectible accounts. Actual losses have been within management's expectations.

  Cash, Cash Equivalents and Marketable Securities

     Cash equivalents are defined as highly liquid debt instruments with original maturities of three months or less. Cash, cash equivalents and marketable securities increased $66.8 million to $203.8 million at September 30, 1996 from $137.0 million at December 31, 1995. Cash flows from operating activities provided $74.8 million for the nine months ended September 30, 1996, an increase in $54.5 from the 1995 nine-month period. This net inflow was supplemented by proceeds from the exercise of stock options ($5.0 million) and offset by net purchases of marketable securities ($45.4 million), capital expenditures ($8.0 million) and additional investments in joint ventures ($3.9 million).

  Working Capital

     Current assets increased $62.1 million to $286.6 million at September 30, 1996 compared to December 31, 1995, due primarily to a combination of the increase in cash and marketable securities of $66.8 million, an increase in inventories of $4.3 million and a decrease in deferred tax assets of $10.0 million. Current liabilities increased $6.2 million to $42.6 million at September 30, 1996. This increase was due primarily to an increase in income taxes payable of $7.0 million. As a result, working capital increased $55.9 million to $244.0 million at September 30, 1996 from $188.0 million at December 31, 1995.

  Investments in Joint Ventures and Other Long-Term Investments

     Watson presently owns approximately 15.6% of the outstanding common shares of Andrx. Andrx completed its initial public offering in June 1996. Pursuant to Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," Watson considers its investment in Andrx as an "available-for-sale" security and has recorded an unrealized holding gain of $6.0 million to adjust the cost of this investment to its fair value at September 30, 1996. The $6.0 million unrealized holding gain, plus the net changes in Watson's investment in joint ventures (primarily Somerset), account for the $10.8 million increase in these long-term assets from December 31, 1995 to September 30, 1996.

  Capital Resources

     Primarily as a result of proceeds from the 1993 public offerings and continued cash flows from operations, the Company had cash and marketable securities of $203.8 million at September 30, 1996. Watson anticipates that its current cash balances and marketable securities together with: (a) net cash provided by operating activities; and (b) amounts available under its bank financing agreements will be sufficient to fund its short-term working capital requirements and enable Watson to continue its operations on a long-term basis. To the extent that additional capital resources are required, such capital may be raised through bank borrowings, equity offerings, or other means.

     The Company regularly reviews opportunities to acquire or invest in technologies, products or product rights. The Company also regularly reviews potential acquisitions, investments or combinations involving businesses compatible with its existing business. The Company could use sources other than cash, such as issuance of debt or equity securities, to finance any such acquisition or investment. If such an acquisition or investment was completed, the Company's operating results and financial condition could change materially in future periods.

     Management believes inflation does not have, and has not had, a significant impact on the Company's revenues or operations.

                         WATSON'S CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

     In 1985, Watson entered into leases for a manufacturing facility and leasehold improvements with a family trust in which the Chief Executive Officer and certain family members are beneficiaries for an original term of ten years, commencing January 1, 1986. The agreement for the leasehold improvements has expired and the obligation was paid in full at December 31, 1995. The lease for the manufacturing facility was extended through December 31, 2000, requires monthly payments of approximately $25,000, and includes a 5% per year escalation factor.

     Watson leased a facility in Pennsylvania from a partnership in which Dr. Alec D. Keith, a director of Watson, is a partner. The 15 year lease was entered into on March 1, 1984. Lease payments of approximately $130,000 were made to the partnership in each of the three years ended December 31, 1995. Watson had the option, at any time during the lease period, to purchase the building from the partnership for the partnership's cost ($1.2 million) plus the cost of any partnership improvements to the building. Watson guaranteed the partnership's mortgage on the building. This lease was terminated in January 1997 pursuant to a termination agreement between the parties thereto.

     In July 1996, Watson entered into a consulting agreement with Dr. Alec D. Keith, a director of Watson, pursuant to which Dr. Keith will provide research and development-related services to Watson. The agreement will expire in July 1997 and includes automatic one-year extension terms which are cancellable by either party on the annual renewal date. The agreement requires Watson to pay minimum consulting fees of $2,000 per month, plus expenses.

                                ROYCE'S BUSINESS

GENERAL

     Royce develops, manufactures and markets generic prescription drugs in solid dosage form (tablets and capsules). Tablets and capsules comprise the largest portion of the prescription pharmaceutical market. At present, Royce manufactures and markets 20 generic prescription drugs in 42 dosage strengths and has received approval for an additional drug in 3 dosage strengths which it has not yet commenced manufacturing and marketing. Additionally, the Company has, at present, ANDAs pending with the FDA for 9 new products in 15 dosage strengths.

     Royce's objective is to increase the number of products offered while being an efficient, low cost manufacturer of generic pharmaceuticals. Royce's product development strategy is to focus on selected niche or overlooked products and on products whose brand name equivalents have U.S. sales of over $100 million. The Company has identified a number of products that it believes offer growth opportunities, such as drugs having a controlled substance as one of their active ingredients and used in pain management, and selected drugs with difficult-to-develop formulations. Royce sells its products, manufactured under its own or a customer's private label, primarily to drug wholesalers, generic drug distributors, retail buying groups, managed care organizations and drug chains. Royce also manufactures products for private label customers.

PRODUCTS

     Royce has received the required approvals for the following products, all except one of which it currently markets:

                                                                                            NUMBER OF        ANDA
                                                       BRAND NAME           THERAPEUTIC      DOSAGE        APPROVAL
                    PRODUCT NAME                       EQUIVALENT              CLASS        STRENGTHS        DATE
                    ------------                       ----------           -----------     ---------      --------
 1.  Alprazolam(1)                                Xanax(R)               Tranquilizer           3        January 1997
 2.  Pentazocine and Naloxone Hydrochloride       Talwin NX(R)           Narcotic               1        January 1997
                                                                         analgesic
 3.  Propoxyphene Hydrochloride and               Wygesic(R)             Narcotic               1       December 1996
     Acetaminophen                                                       analgesic
 4.  Carisoprodol(1)                              Soma(R)                Muscle relaxant        1       December 1996
 5.  Hydrocodone Bitartrate/Acetaminophen         Lorcet(R), Lortab(R)   Narcotic               6         March 1996
                                                  Vicodin(R),            analgesic
                                                  Vicodin(R)ES,
                                                  Lorcet(R) Plus
 6.  Captopril(1)                                 Capoten(R)             Anti-hypertensive      4       February 1996
 7.  Hydroxychloroquine Sulfate(2)                Plaquenil(R)           Anti-rheumatoid        1       November 1995
                                                                         Arthritis
 8.  Piroxicam(1)                                 Feldene(R)             Anti-inflammatory      2       September 1995
 9.  Pindolol(1)                                  Visken(R)              Anti-hypertensive      2       February 1995
10.  Acetaminophen and Codeine Phosphate(3)       Tylenol(R) with        Narcotic               3       December 1994
                                                  Codeine                analgesic
11.  Cyclobenzaprine Hydrochloride(1)             Flexeril(R)            Muscle relaxant        1       November 1994
12.  Hydroxyzine Hydrochloride                    Atarax(R)              Tranquilizer           3         March 1994
13.  Baclofen                                     Lioresal(R)            Muscle relaxant        2        January 1994
14.  Lorazepam                                    Ativan(R)              Tranquilizer           3        October 1991
15.  Perphenazine and Amitriptyline               Triavil(R)             Anti-depressant        4        October 1991
     Hydrochloride
16.  Amiloride Hydrochloride and                  Moduretic(R)           Anti-hypertensive      1         July 1991
     Hydrochlorothiazide
17.  Doxepin Hydrochloride                        Sinequan(R)            Tranquilizer           3         March 1991
18.  Chlorzoxazone                                Parafon Forte(R)       Muscle relaxant        1        August 1989
19.  Yohimbine Hydrochloride                      Yocon(R)               Sympathicolytic        1        Not Required
                                                                         and mydriatic
20.  Quinine Sulfate Capsules(4)                  None                   Anti-malarial          1        Not Required
21.  Quinine Sulfate Tablets(4)                   None                   Anti-malarial          1        Not Required

---------------

(1) Each of these products is subject to a license agreement between Royce and Royce Research and Development Limited Partnership (the "Partnership"). See "Strategic Relationships."
(2) This product is subject to a license agreement between Royce and the formulator of the drug. See "Strategic Relationships".
(3) Royce is not marketing this drug at this time, but rather is currently evaluating the profit potential for this drug prior to manufacturing and marketing it.
(4) In April 1995, the FDA published a proposed rule stating that Quinine Sulfate will become a prescription drug and urging manufacturers to comply with the prescription labeling requirements. In July 1995, Royce converted labeling for this product to bring it into compliance with the proposed FDA rule.

     During 1996, 3 products each accounted for more than 10% of sales (the largest of these products accounted for 23% of sales) and together, accounted for approximately 59% of such sales. During 1995, four of Royce's products each individually accounted for more than 10 percent of Royce's gross sales (the largest of these products accounted for approximately 18% of Royce's gross sales) and together collectively accounted for approximately 58% of Royce's gross sales. During 1994, four of the Company's products each individually accounted for more than 10% of Royce's gross sales (the largest of these products accounted for approximately 22% of Royce's gross sales) and together collectively accounted for approximately 69% of Royce's gross sales. Royce believes that as new products are developed and approved, sales of Royce's largest products relative to total sales and Royce's dependence thereon may vary from period to period.

     Royce currently has ANDA submissions pending with the FDA for 9 additional products. Of the products currently pending, 4 are narcotic analgesics, 1 is a tranquilizer, 1 is an anti-convulsant, 1 is an anti-hypertensive and 2 are anti-inflammatory. Six of these products have controlled substances as one of their active ingredients. Except for two of the products, patent protection for all of the products as to which Royce has an ANDA pending has expired.

     Products with a controlled substance as one of their active ingredients are subject to extensive regulation and to a quota system which requires approval of the DEA before controlled substance raw materials can be purchased. Although there can be no assurance, Royce believes that it will receive a sufficient quota of the controlled substance raw materials required to manufacture and market its controlled substance products. See "Government Regulation" and "Raw Materials" below.

PRODUCT DEVELOPMENT STRATEGY

     Royce has pursued a strategy of developing a variety of generic products, focusing primarily on selected niche or overlooked opportunities, as well as on drugs whose brand-name equivalents have U.S. sales of over $100 million. Products are chosen for development primarily based on the patent or marketing exclusivity expiration date, market size and potential, anticipated competition, availability of active ingredients and manufacturing requirements.

     Royce has identified a number of products that it believes offer growth opportunities, such as drugs having a controlled substance as one of their active ingredients which are used in pain management, certain smaller products for which patent protection has expired and which are not being marketed by other generic drug manufacturers and selected drugs with difficult-to-develop formulations. Royce believes that products such as these will offer a significant opportunity and generally face less competition in the marketplace.

     Royce also focuses on developing generic versions of high-volume drugs whose patent or marketing exclusivity is nearing expiration. Royce seeks to be among the first to offer such products. While such high-volume drugs generally face significant competition, even a small market share of a drug generating in excess of $100 million in revenue would be significant and would enable the Company to broaden the range of products which it offers to its customers. Recent changes in U.S. patent terms connected with the General Agreement on Tariffs and Trade (GATT) have resulted in extensions to the patent terms for several products which Royce is considering for future development.

     Royce believes that the time required for the development and approval of the products which it plans to market should take approximately two to three years from the time Royce identifies a drug for which it will seek an ANDA through the date that FDA approval is obtained. This time period has, in the past, been longer and may be longer in the future. Royce is presently engaged in research and development with respect to more than 15 generic prescription products. There can be no assurance as to whether products can be developed or whether ANDAs filed will be approved. See "Government Regulation" below for a description of the approval process for ANDAs.

SALES AND MARKETING

     Royce markets its products to drug wholesalers, generic drug distributors, retail buying groups, drug chains, other drug manufacturers, health care institutions and governmental agencies. Royce markets its products primarily through direct contact by the Company's regional sales managers, telemarketing efforts, responding to requests for proposals and bids, and through independent sales representatives. Royce advertises in trade journals and uses direct mailing to independent drug stores, among other promotional activities targeted to the pharmaceutical industry.

     Royce sells its products either under its own label (approximately 60% of net sales for 1996) or under a customer's private label (approximately 40% of net sales for 1996). The Company intends to continue manufacturing products under a customer's private label and believes that its willingness to offer private label products provides an additional opportunity for growth, since many of the larger generic drug manufacturers do not manufacture private label products.

     Royce has over 325 customers, which include various divisions of large individual wholesalers. Customer service is an integral part of Royce's focus. Maintaining adequate inventories, making timely delivery of its products and providing support services are emphasized by Royce in order to serve its customers better.

     During 1996, Zenith-Goldline accounted for 21% of Royce's sales. During 1995, two of Royce's customers, Qualitest and Zenith-Goldline, accounted for 13% and 12%, respectively, of Royce's net sales. During 1994, sales to two of Royce's customers accounted for 14% and 10%, respectively, of the Company's net sales. No other customer accounted for more than 10% of net sales in either 1996, 1995 or 1994. Royce's top ten customers for these years accounted for approximately 58%, 62% and 60%, respectively, of net sales. The loss of any of these customers may have an adverse effect on Royce's operations.

STRATEGIC RELATIONSHIPS

     Royce believes that strategic marketing relationships with customers and drug companies in the U.S. and other countries could contribute to increased sales and gross profit. Royce has entered into several agreements with this objective in mind.

     Royce has a license agreement with Wille Laboratories, PTY. Ltd. ("Wille"), a pharmaceutical manufacturer located in Queensland, Australia. The license permits Wille to develop, manufacture and market the licensed products in the Pacific Rim markets, including Australia, New Zealand, Japan, Taiwan and Hong Kong (the "Territory"). The only product licensed to Wille at this time is Captopril. Under the agreement, Royce will receive a minimal initial fee and additional minimal fees while Wille is pursuing regulatory approvals to manufacture and market the licensed products in the Territory. Thereafter, if Wille is able to obtain such requisite approvals, the Company will receive a royalty from Wille with respect to any sales of the licensed products by Wille in the Territory. There can be no assurance that any regulatory applications filed by Wille with the appropriate governmental authorities in the Territory will be approved. Although Royce and Wille have agreed that Captopril will be licensed under the agreement, there can be no assurance that any other products will be licensed under such agreement. Royce is not obligated under such agreement to license any products to Wille other than Captopril, and Wille is not obligated to accept a license for any additional product from Royce.

     Royce has an agreement with a customer whereby the customer agreed to engage Royce as its sole supplier of Royce's present and future products for a five year period, subject to certain exceptions. In return,

Royce granted the customer stock options to purchase up to 50,000 shares of Royce Common Stock at $6.00 per share, the market price on the date of grant. Such options vest at the rate of 9,000 per year, with 5,000 options vesting upon entering into this agreement. In connection with this agreement, Royce recorded a charge to earnings of approximately $66,000 in 1995 and $39,000 in 1996.

     Royce has a license agreement with Pharmascience, Inc. ("Pharmascience"), a Canadian pharmaceutical company. Pursuant to the agreement, Pharmascience licensed the right to manufacture or purchase from Royce at normal selling prices and distribute eight of the Company's products under the Pharmascience private label (including two products as to which Royce does not presently have an approved ANDA). In connection with the agreement, Pharmascience is obligated to seek regulatory approval of these products for sale in Canada. Canada has a generic drug approval procedure similar to that of the United States. Royce will receive a royalty of 5% on Pharmascience's net sales of the licensed products in Canada for a period of five years starting from the date of the first commercial sale of each licensed product by Pharmascience, if and when the products are approved for sale in Canada.

     Royce has an agreement with Duramed Pharmaceuticals, Inc. ("Duramed"), whereby Duramed markets and distributes nine of the Company's current products (excluding Hydroxychloroquine Sulfate, Captopril and Hydrocodone Bitartrate) on an exclusive basis to a select group of warehousing drug chains and to other classes of trade, on a non-exclusive basis, under the Duramed label. The agreement is for an initial three-year term, renewable annually thereafter.

     With respect to one of its products, Royce has a perpetual license agreement with the formulator of the drug whereby Royce has agreed to pay the formulator a sliding royalty with a maximum of 10% of net sales of this product for a ten-year period. In 1994, Royce paid the formulator certain fees (approximately $70,000) when Royce received an acceptable bioequivalency study for this drug and charged such fees to expense. In 1995, Royce issued 10,695 shares of unregistered common stock upon the filing of an ANDA for this drug and accordingly charged $24,000 to expense. Additionally, Royce expensed royalties of $38,000 for this product in 1995 and $210,000 in 1996.

     Royce Research and Development Limited Partnership I (the "Partnership") developed five products (the "Licensed Drugs") pursuant to the terms of a license agreement (the "License Agreement") between Royce and the Partnership. The Partnership was funded with approximately $1.0 million. Royce Research Group, Inc., a wholly-owned subsidiary of Royce, is the general partner of the Partnership, for which it earns an administrative fee based on sales of the Licensed Drugs, and, owns a one percent interest in the Partnership. Unaffiliated investors own the limited partnership interests.

     Under the terms of the License Agreement, Royce granted to the Partnership an exclusive irrevocable license to the Licensed Drugs (for a term of five years from the date of the first commercial sale of each of the Licensed Drugs), and received from the Partnership licensing fees for the Licensed Drugs, third party out-of-pocket expenses for raw materials and bioequivalency studies relating to the Licensed Drugs, and $50,000 for a one percent royalty interest in the gross revenues derived from the commercial sale of Piroxicam for a three-year period from the time it is first commercially sold. After the expiration of such five-year term, all rights to the Licensed Drugs revert back to Royce. All of the Partnership funds were expended developing the five Licensed Drugs. As of February 27, 1997, Royce had received approvals for all of the Licensed Drugs and Piroxicam.

     In return for funding the development of the Licensed Drugs, the Partnership will receive a royalty of 10% of the net revenues generated by sales of the Licensed Drugs over a five-year term commencing with the first commercial sales of these drugs. During 1996 and 1995, the Company incurred royalty expenses of $225,000 and $69,000, respectively, related to the sale of the Licensed Drugs and Piroxicam.

COMPETITION

     Royce competes with generic drug manufacturers, brand name pharmaceutical companies that manufacture or market generic drugs, the original manufacturers of brand name drugs that continue to produce such drugs after their respective patents expire or introduce generic versions of their branded products, and manufacturers of new drugs that may compete with Royce's generic drugs. Many competitors have a greater number of products on the market and have greater financial and other resources than Royce, allowing them to devote greater resources to research and development and marketing.

     The generic drug industry is highly competitive. Most generic drugs enjoy relatively short periods of limited competition. The introduction of a new generic drug typically is followed by the introduction of other competitive generic products into the marketplace, which results in significant declines in prices and profit margins. Generic drug manufacturers must frequently introduce new products in order to retain their profitability and sales volume. Approvals for new products may have a synergistic effect on a company's entire product line, since orders for new products are frequently accompanied by, or bring about, orders for other products available from such company. Royce believes that price is a significant competitive factor, particularly as the number of generic manufacturers which produce a particular product increases. Royce's current product line consists mainly of mature generic pharmaceutical products. Royce faces competition with respect to these products. The Company's product development strategy is, in part, intended to attempt to market products subject to lower levels of competition.

     The principal competitive factors in the generic pharmaceutical market are the ability to be one of the first to introduce a product after a patent expires, product price, product quality, methods of distribution, reputation, customer service and breadth of product line. Royce believes that its commitment to service and quality and its willingness to produce private label products for its customers enhances its ability to compete with other drug manufacturers.

     Royce's brand-name competitors may, in the future, attempt to prevent or discourage the use of generic equivalents through litigation and negative public relations campaigns. Some brand-name competitors also have introduced generic versions of their own branded products prior to the expiration of the patents for such drugs, which may result in a retention of a larger portion of the market share available to generic products by these companies following expiration of the applicable patents.

GOVERNMENT REGULATION

  General

     The research and development, manufacture and marketing of Royce's products are subject to regulation by the FDA and the DEA in the United States and by comparable authorities in other countries. These national authorities and other federal, state and local entities regulate, among other things, research and development activities and the testing, manufacture, labeling, storage, record keeping, advertising and promotion of Royce's products.

     Almost every state and the District of Columbia has drug product selection legislation that repeals, in part or in whole, previous laws prohibiting the substitution of generic drugs in prescriptions for their brand-name counterparts. Drug product selection legislation generally permits or encourages pharmacists to substitute equivalent generic prescription drug products for brand-name pharmaceutical products prescribed by physicians, usually where such substitution has been either authorized or not prohibited by the prescribing physician.

     The Federal Food, Drug, and Cosmetic ("FDC") Act, the Controlled Substances Act ("CSA"), and other federal statutes and regulations govern or influence all aspects of Royce's business. Noncompliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunction actions and criminal prosecutions. In addition, administrative remedies can involve the recall of products, as well as the refusal by the FDA to approve pending applications or supplements to approved applications. The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures and has significant additional authority under the Generic Drug Enforcement Act of 1992.

  Food and Drug Administration

     Except in limited circumstances, FDA approval is required before any dosage form of any new drug, including generic equivalents of a previously approved drug, can be marketed. A drug that is not generally recognized by qualified experts as safe and effective for its intended use, or that is a generic equivalent of a previously approved prescription drug, is deemed to be a "new" drug requiring FDA approval. There are two primary types of applications currently needed to obtain FDA approval of a new drug, a full new drug application ("NDA") and an ANDA.

     The full NDA typically applies to any drug with active ingredients not previously approved by the FDA. For the NDA, a prospective manufacturer must conduct and submit to the FDA complete pre-clinical and clinical studies to prove that drug's safety and efficacy. The FDA usually requires two adequate and well-controlled clinical studies to support approval, as well as pre-clinical animal toxicology studies for supporting safety. An NDA may also be submitted for a drug with a previously approved active ingredient if the abbreviated procedure discussed below is not available. If a company obtains approval of a full NDA for a drug with an active ingredient that has not been previously approved by the FDA, that company is generally entitled to five years of marketing exclusivity during which period ANDAs may not be filed for FDA approval. None of Royce's products currently in development is believed to require a full NDA.

     An ANDA is similar to an NDA except that the FDA waives the requirement to conduct complete pre-clinical and clinical studies to prove safety and efficacy. Instead, for drugs that contain the same active ingredient and are intended for the same use as drugs already approved for use in the United States, the FDA ordinarily requires only bioavailability data demonstrating that the generic drug formulation is, within an acceptable range, bioequivalent to a previously approved drug. "Bioequivalence" compares the bioavailability of one oral dosage form of a drug product with another and, when established, indicates that the rate of absorption and the levels of concentration of the generic drug in the body are substantially equivalent to those of the previously approved equivalent drug. "Bioavailability" indicates the rate of absorption and levels of concentration of a drug in the bloodstream needed to produce a therapeutic effect. The FDA review period can last between 12 and 30 months and the outcome is not certain. Royce's products have been and in the future will likely be developed pursuant to the ANDA procedure.

     All applications for FDA approval of drug products must contain information relating to product formulation, stability, manufacturing process, packaging, labeling and quality control. The manufacturer must establish that the methods, facilities, and controls used in connection with the production, processing, packaging, and storage of the drug meet FDA requirements embodied in FDA regulations and guidelines, generally referred to as the current good manufacturing practice ("cGMP") requirements. Compliance with cGMP is required at all times during the manufacturing and processing of drugs. Such compliance requires considerable Company time and resources in the area of production and quality control studies performed to establish that the drug will be safe and effective for its intended uses. Royce believes that it is in substantial compliance with cGMP requirements.

     The FDA may not approve an ANDA if applicable regulatory criteria, including compliance with cGMP requirements, are not satisfied. The FDA may require additional testing, or manufacturing or quality control changes. Even if such data are submitted and such changes are made, the FDA may ultimately decide that the ANDA does not satisfy the criteria for approval. Following approval of an ANDA, the FDA expects the applicant to conduct extensive in-process and finished products testing on consecutive batches made in the initial manufacturing campaign to validate the reliability of all critical processes during full-scale commercial production. This is commonly referred to in the industry as the post-approval or pre-shipment validation process. Only after all processes have been shown through test data to produce consistent results within quality specifications will the FDA permit commercial distribution. Accordingly, following the approval of an ANDA, several weeks or months may be required to complete testing and the FDA pre-shipment validation process. Product approvals may be withdrawn by the FDA if compliance with regulatory standards is not maintained or if new evidence demonstrating that the drug is unsafe or lacks efficacy for its intended uses becomes known after the product reaches the market.

     In 1988, the House Subcommittee on Oversight and Investigations launched an investigation into possible wrongdoing by FDA officials and several generic drug manufacturers pertaining to the ANDA approval process. Concurrently, the U.S. Department of Justice initiated a similar investigation. Both investigations revealed instances of criminal activity by certain FDA employees and by the drug manufactur-ers and their employees. Five FDA employees pleaded guilty to fraud and the FDA was accused of being lax in its regulation of the generic drug industry. Several generic pharmaceutical manufacturers were charged with giving illegal gratuities to certain FDA officials, substituting branded products for their own in studies required by the FDA, or engaging in other fraudulent or unapproved product development practices. As a result of these investigations, over 200 generic products were recalled, an extensive investigation of the generic pharmaceutical business was initiated by the FDA, and there was a dramatic slowing of the ANDA approval process.

     The Generic Drug Enforcement Act of 1992 establishes penalties for wrongdoing in connection with the development or submission of an ANDA by authorizing the FDA to permanently or temporarily debar companies or individuals from submitting or assisting in the submission of an ANDA, and to temporarily deny approvals and suspend applications to market generic drugs. The FDA must debar companies or individuals convicted of a federal felony for conduct relating to the development or approval of an ANDA, and may debar persons convicted of other misconduct. In addition to debarment, the FDA may refuse to approve an ANDA if the applicant is under active federal criminal investigation for (i) bribery, or (ii) making material false statements in connection with any ANDA, or if a significant question has been raised regarding the integrity of the approval process or the reliability of the data in the ANDA. The FDA also has authority to withdraw approval of an ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of any ANDAs under the Application Integrity Policy. See "Validity Assessment Program" below.

     All new drugs require FDA premarket approval. However, certain products may be exempt from such approval if they were marketed in the United States prior to 1938 and were subject to the Food and Drugs Act of 1906 and whose labeling has not changed since 1938. On this basis, Royce and certain other firms currently market Yohimbine Hydrochloride and Quinine Sulfate without NDA or ANDA approval. However, there is no assurance that the FDA will continue to agree with this basis for marketing and will not require the products to be removed from the market until such an application is approved.

     Quinine Sulfate is currently the subject of FDA review. In May 1993, the FDA published a final order removing Quinine Sulfate from the market as an internal analgesic. In August 1994, the FDA published a final order removing Quinine Sulfate from the market for treating nocturnal leg cramps. Quinine Sulfate is currently available for treating the chills and fever of malaria. In April 1995, the FDA published a Notice of Proposed Rulemaking to make Quinine Sulfate available only as a prescription drug. This notice encouraged voluntary compliance on the part of Quinine Sulfate manufacturers and Royce is in compliance with this and all other FDA requirements concerning Quinine Sulfate. It is the Company's understanding that the FDA is working on proper labeling for Quinine Sulfate and that the FDA will not take any action which results in the removal of Quinine Sulfate from the marketplace. However, no assurance can be given in this regard.

     Sales of products are also subject to regulatory requirements governing human clinical trials, and regulations regarding workplace safety, environmental protection and hazardous substance controls, among others. Royce believes that it is in substantial compliance with all such laws which are applicable to its business.

  Drug Enforcement Administration

     Certain products are regulated under the CSA, which requires controlled substance distributors and controlled substance manufacturers to be registered with the DEA. The DEA has extensive enforcement powers over controlled substance manufacturers and distributors, including the power to seize products, enjoin the manufacture or distribution of these products, or criminally prosecute and/or impose fines against firms and individuals that violate the CSA or DEA regulations.

     Royce is currently subject to the CSA and DEA regulations for marketing and distribution of certain of its pending and approved products. Royce believes that it has complied with all requirements imposed on the controlled substance products sold or proposed for sale or testing by Royce relating to the premarket development, research, production, sale and marketing thereof, pursuant to the federal CSA and applicable state controlled substances laws. Furthermore, Royce believes that it has complied with all requirements imposed on implementing regulations promulgated by the DEA thereunder, and any policies issued by the DEA concerning the development, production, distribution, sale and marketing of such controlled substances, including any conditions for approval or acknowledgments, such as issuance of all registration and licensing applications, and/or any other requirements, such as physical security, record keeping, reporting and filing requirements, that are specific to such controlled substances.

VALIDITY ASSESSMENT PROGRAM

     The Application Integrity Policy ("AIP") was established by the Office of Generic Drugs of the FDA "to investigate wrongful acts by some firms submitting ANDAs, such as committing fraud, making untrue statements of material facts, committing bribery, or paying illegal gratuities." Under this policy, if the agency suspects fraud in any new drug application, it may defer substantive review of the application until the applicant has taken the appropriate corrective actions to establish the scientific data's reliability. A company suspected of fraudulent activity in the submission of an application may be placed in the Validity Assessment Program.

     The Validity Assessment Program was established by the FDA as part of its Application Integrity Policy (originally called the Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities Policy). The Validity Assessment Program is intended to establish means by which a drug company or other regulated firm, suspected by the FDA of seeking to subvert the FDA's review and approval of premarket applications, may seek to restore the FDA's confidence in the integrity of its applications.

     In order to be removed from the Validity Assessment Program, a company must have an audit performed by an outside consultant to identify all the wrongful acts associated with the application submitted to the FDA, and provide all the reports to the FDA; develop procedures and controls to prevent the violations from recurring; provide the FDA with a written corrective action plan to ensure the validity and integrity of product application data; and remove from authority anyone responsible for any fraudulent conduct that may have been discovered. If the FDA determines that a company has satisfied the requirements of the Validity Assessment Program, it will remove Royce from such program and continue its substantive review of the new drug applications pending before the FDA.

     In February 1992, in connection with an inspection of Royce's manufacturing facility, the FDA raised questions about the data underlying Royce's ANDAs for Minoxidil, one of Royce's previously approved products. After investigating the FDA's concerns with respect to this product, Royce withdrew this product. The Company also investigated, and in May 1992 withdrew, its ANDAs for a second product, Haloperidol, after similar questions were raised regarding the data underlying these ANDAs. These products were developed and these ANDAs were approved in 1986 and 1987, prior to employment by Royce of Royce's current management and product development personnel. In Royce's and the FDA's investigations of these applications, which investigations took place between February 1992 and April 1992, it was determined that there were a number of apparent discrepancies in the underlying data that support these applications and that there was insufficient documentation to justify certain of the instances where data was not included in these applications. Based on these findings, Royce voluntarily withdrew its ANDAs relating to these two products and initiated a product recall for these products.

     In early April 1992, the FDA conducted a further examination of the Company's ANDA for Piroxicam (Royce had received a tentative approval of its ANDA for Piroxicam in September 1991). On April 21, 1992, Royce was advised by the FDA that its ANDA for Piroxicam was deficient and, therefore, not approvable as submitted. The FDA enumerated a number of discrepancies and inconsistencies contained in the ANDA, which had originally been filed in 1989, and advised the Company that unless these issues were resolved to their satisfaction, Royce might have to provide data on new test batches manufactured in accordance with cGMP, including the results of new bioequivalency studies, as appropriate, to support approval of the product.

     Royce was placed in the Validity Assessment Program in July 1992. During the period in which Royce was in the Validity Assessment Program, the FDA did not review any of Royce's pending ANDAs or accept ANDAs for new products. Further, during this period, the Company's ANDAs for all of its pending and approved products were audited by Company personnel under the supervision of an independent consultant approved by the FDA. The FDA also conducted an intensive inspection of Royce's facility and all of the documentation supporting the Company's pending and approved ANDAs. Additionally, Royce was required to develop procedures and controls to prevent violations from recurring and provide the FDA with a corrective action plan to assure the validity and integrity of Royce's product application data. Royce was released from the Validity Assessment Program on December 16, 1993. In connection with its release from the Validity Assessment Program, Royce withdrew its then pending ANDA for Piroxicam. Royce filed a new ANDA for this product in March 1994, which ANDA was approved in September 1995. Since its release from the Validity Assessment Program, Royce has received ANDA approvals for thirteen products.

HEALTH CARE POLICY AND REIMBURSEMENT

     The methods of reimbursement and fixing of reimbursement levels under Medicare, Medicaid and other reimbursement programs are under active review by federal, state and local government entities as well as by private third-party reimbursers and political pressure to contain health care costs at the federal and state levels is increasing. In addition, Medicaid legislation requires that all pharmaceutical manufacturers rebate to individual states a percentage of their revenues arising from Medicaid-reimbursed drug sales. In 1996, the required rebate for generic drug manufacturers was 11% of Medicaid-reimbursed drug sales.

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. During 1994, the Clinton administration proposed comprehensive legislation, known as the Health Security Act, to reform the health care system (which legislation did not pass). The Health Security Act mandated basic health care benefits for all Americans, sought to control health care expenditures by placing caps on private health insurance premiums and Medicare and Medicaid spending, and proposed the creation of large insurance purchasing alliances. Although the proposed Health Security Act did not contain any provisions which directly regulate generic drug manufacturers, members of the Clinton administration and Congress have expressed interest in controlling the prices that pharmaceutical companies charge for their products. The Health Security Act did contain inducements for patients and providers to use generic drugs, where available. Members of Congress have introduced other health care reform proposals whose possible impact on generic drug manufacturers is uncertain. None of these proposals has been adopted. In addition, several states in which Royce distributes its products have passed or are considering their own health care reform legislation. Royce anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and that public debate on these issues will continue. Because of the uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, Royce cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the generic drug industry in general or Royce in particular.

     Royce believes that managed care currently affects and will continue in the future to affect Royce's business by creating increased demand for generic drugs as part of the health care cost containment strategy of managed care.

RAW MATERIALS

     The raw materials essential to Royce's business are purchased primarily from U.S. distributors of bulk pharmaceutical chemicals manufactured abroad. The ANDA process requires specification of raw material suppliers, and only one source has been approved for the active ingredient used in all but three of Royce's products. The Company has filed supplements with the FDA to add a second source of supply for five of its other products. There can be no assurance as to if and when Royce's other supplements will be approved. In the event that raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier, if available, would be required, which could cause a delay of between six and twelve months in the manufacture of the drugs involved and the consequent loss of revenues. Royce experienced some raw material shortages during 1995 and 1996. There can be no assurance that such shortages will not recur in the future. Additionally, arrangements with foreign suppliers are subject to certain additional risks, including the availability of governmental clearances, import/export duties, political instability, currency fluctuations and restrictions on the transfer of funds. Certain controlled substances are also subject to a DEA quota system and may not be available in sufficient quantities for Royce to realize its sales potential of such products.

     Royce entered into a development agreement with a raw material supplier to develop two products and to purchase its raw materials requirements for these products from the supplier. The Company has received FDA approval for one of the products and currently has an ANDA pending for the other product. So long as Royce obtains approval of its pending ANDA within a specified time period and thereafter satisfies certain purchase requirements, the supplier has agreed that Royce shall be its exclusive customer for this raw material in the United States, Canada and Mexico. There can be no assurance that Royce will obtain approval of the ANDA filed for the remaining product.

PRODUCT LIABILITY

     Product liability claims constitute a risk to all pharmaceutical manufacturers. Royce maintains what it believes to be adequate product liability insurance, although there can be no assurance that the coverage limit of such policy will be adequate or that the cost of such insurance will not increase. Royce's insurance provides coverage on a claims-made basis and is subject to annual renewal. The insurance may not be available in the future on acceptable terms or at all.

PATENTS, TRADEMARKS, AND LICENSES

     Since Royce's current business is manufacturing products for which patents have expired, it is not anticipated that any of the Company's products in the near future will be patented. However, the Company may develop new products and obtain patents for them in the future. The name Royce(R) and its design are registered as a trademark with the Department of State of Florida and with the U.S. Patent and Trademark Office.

EMPLOYEES

     Royce employed 144 persons as of February 14, 1997. No employees are members of a collective bargaining unit under a union representation contract. Royce believes that its relationships with its employees are good.

PROPERTIES

     Royce's manufacturing plant is located in a 25,000 square foot leased facility in Miami, Florida under a lease expiring July 31, 2000. Additionally, on January 1, 1997, Royce leased an additional 10,200 square feet of space attached to the existing premises. Royce also has two five-year renewal options. Annual rent, excluding taxes, insurance and common area maintenance, after taking possession of such additional space totals $151,000, subject to annual cost of living increases. Under the lease, Royce has an option to purchase the entire 35,200 square foot building, and an adjacent building of approximately 42,000 square feet, throughout the term of the lease, including renewal periods.

     In October 1994, Royce entered into a lease for a 40,000 square foot facility. The lease is for a period of 10 1/2 years, commencing on November 1, 1994 and ending on April 30, 2005. Royce has two additional five year options. Included in the lease are options to purchase the leased property during the first year and the sixth year of the lease term and a right of first refusal to purchase any buildings owned by the lessor to the east of the leased property. The lease can be terminated by Royce upon 180-day written termination notice and payment of a termination fee. Annual rent under this lease, excluding taxes, insurance and common area maintenance, totals $195,000. Royce commenced occupancy of this second facility in May 1995. Currently, it houses Royce's administrative, sales and finance departments, warehouse operations and research and development laboratories. During 1996, Royce moved its research and development laboratory into the new facility.

     Royce owns significantly all of its manufacturing and laboratory equipment. Royce has equipment for all stages of manufacturing tablets and capsules, including machinery for blending and agitating raw materials, compressing tablets, encapsulation, bottling and packaging, and labeling. Royce currently contracts for tablet coating with outside vendors and intends to perform tablet coating at its manufacturing facility in the near future. Royce's laboratory also includes computerized testing and data analysis equipment for quality control and is also equipped for in-house research and development.

COMPANY LEGAL PROCEEDINGS

     In February 1993, the Securities and Exchange Commission (the "SEC") initiated a formal investigation into possible violations of the federal securities laws by the Company and certain of its officers and directors. The SEC's examination focused on the Company's public disclosure during the period between July 1991 and April 1992 regarding the status of the Company's abbreviated new drug applications ("ANDAs") for Piroxicam and Minoxidil and on sales of securities during this period by certain persons, including certain Company executive officers and/or directors.

     On May 2, 1996, the Company and Patrick J. McEnany, the Company's Chairman and Chief Executive Officer, entered into a settlement (the "Settlement") with the SEC resolving the SEC's formal investigation with respect to the Company and Mr. McEnany, without admitting or denying that a violation of the securities laws had occurred. As part of the Settlement, the Company and Mr. McEnany consented to the granting of a civil injunction requiring them to comply with the federal securities laws in the future.

     Further, in connection with the Settlement, Mr. McEnany paid a $25,000 administrative fine, which amount was reimbursed to Mr. McEnany by the Company under the indemnification provisions of the Company's Articles of Incorporation and By-Laws. The Company believes that the Settlement brings to a close the SEC's investigation of the Company and Mr. McEnany.

     In January 1994, the Company was served with a suit brought by one of its shareholders who opted out of the Company's settlement of the class action litigation settled during 1993. The suit, Dinesh Shah v. Royce Laboratories, Inc. and Chatfield Dean & Co., Inc., 94 CIV 0061 (S.D. N.Y.) which was also brought against one of the underwriters of the Company's January 1992 public offering, alleged that the Company's January 9, 1992 prospectus was false and misleading. In August 1996, the Company settled this matter for $25,000 in cash.

     On August 4, 1995, the Company was sued by Bristol-Myers Squibb Company, Inc. and E.R. Squibb & Sons, Inc. (collectively, "Bristol-Myers") in the Southern District of Florida with respect to the Company's ANDA for Captopril (Case No. 95-1682-CIV-Davis). In July 1996, this suit was dismissed without any liability to the Company.

OTHER LEGAL PROCEEDINGS

     On September 6, 1996, the Company became aware of the filing of a complaint for injunctive and other civil relief (the "Complaint") by the SEC against three Company employees who allegedly traded securities of the Company while in the possession of material non-public information. The Complaint also names as defendants three other persons who allegedly traded securities of the Company based upon material non-public information provided to them by one of the Company employee defendants.

     The complaint alleges that Abul Bhuiyan, Nilkanth Patel and Hasmukh Patel violated Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") by purchasing and, in the case of Messrs. Patel and Patel, selling shares of the Company's common stock while in the possession of material non-public information. The alleged improper purchases and sales occurred in September 1991 and April 1992, respectively. The Complaint also alleges that all of the defendants except Mr. Bhuiyan violated Section 17(a) of the Securities Act of 1933, as amended (the "Securities Act"), by reason of their purchase and sales.

     The suit seeks as to all defendants injunctive relief enjoining the defendants from future violations of Section 10(b) and 10b-5 under the Exchange Act and, as to all defendants except Mr. Bhuiyan, enjoining them from future violations of Section 17(a) under the Securities Act. the suit also seeks disgorgement from all of the defendants except Mr. Bhuiyan. Finally, the suit seeks penalties under Section 21A(a) of the Securities Act from each defendant of up to three times his profits gained and losses avoided as a result of the violations alleged in the Complaint.

     After reviewing the allegations contained in the Complaint, the Company took certain corrective actions. These actions were as follows: (i) the Company removed Mr. Bhuiyan as an executive officer of the Company (although Mr. Bhuiyan remains an employee of the Company in a product development function); (ii) the Company terminated Nilkanth Patel as an employee of the Company; and (iii) the Company reprimanded Hasmukh Patel, but retained him as an employee of the Company (Mr. Patel is an analytical research and development manager for the Company).

     The Company does not believe that the outcome of this suit will have a material adverse impact on the Company, its business, financial position or results of operations.

                         ROYCE'S SELECTED CONSOLIDATED
                             FINANCIAL INFORMATION

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                     YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                         ------------------------------------------------   -----------------
                                          1991      1992      1993       1994      1995      1995      1996
                                         -------   -------   -------    -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA(1)
Net sales..............................  $ 1,991   $ 2,422   $ 3,519    $ 6,191   $10,503   $ 6,522   $17,216
Cost of goods sold.....................    1,417     2,345     3,017      4,538     7,143     4,784    11,200
                                         -------   -------   -------    -------   -------   -------   -------
Gross profit...........................      574        77       502      1,653     3,360     1,738     6,016
Expenses related to product recalls....       --       570(3)      --        --        --        --        --
Research and development...............      196       283       305        960     2,212     1,235     1,252
Selling, general and administrative
  expenses.............................      698     2,284     2,084      2,298     3,634     2,122     3,633
Write-off of inventory.................       --        --       768(4)      --        --        --        --
                                         -------   -------   -------    -------   -------   -------   -------
Operating income (loss)................     (320)   (3,060)   (2,655)    (1,605)   (2,486)   (1,619)    1,131
Other income (expense), net............       42       162    (1,278)(5)     128      150       106       115
                                         -------   -------   -------    -------   -------   -------   -------
Income (loss) from operations before
  income taxes.........................     (278)   (2,898)   (3,933)    (1,477)   (2,336)   (1,513)    1,246
Income taxes...........................       --        --        --         --        --        --        32
                                         -------   -------   -------    -------   -------   -------   -------
Income (loss) from operations before
  extraordinary items..................     (278)   (2,898)   (3,933)    (1,477)   (2,336)   (1,513)    1,214
Net extraordinary items................      346(2)      --       --         --        --        --        --
                                         -------   -------   -------    -------   -------   -------   -------
Net income (loss)......................       68    (2,898)   (3,933)    (1,477)   (2,336)   (1,513)    1,214
Dividends on redeemable preferred
  stock................................       (4)       --        --         --        --        --        --
                                         -------   -------   -------    -------   -------   -------   -------
Net income (loss) applicable to common
  shareholders.........................  $    64   $(2,898)  $(3,933)   $(1,477)  $(2,336)  $(1,513)  $ 1,214
                                         =======   =======   =======    =======   =======   =======   =======
Earnings (loss) from operations per
  share................................  $  (.03)  $  (.31)  $  (.41)   $  (.14)  $  (.19)  $  (.12)  $   .09
Extraordinary item per share...........      .04        --        --         --        --        --        --
                                         -------   -------   -------    -------   -------   -------   -------
Earnings (loss) per share..............  $   .01   $  (.31)  $  (.41)   $  (.14)  $  (.19)  $  (.12)  $   .09
                                         =======   =======   =======    =======   =======   =======   =======
Weighted average number of common and
  common equivalent shares
  outstanding..........................    7,897     9,321     9,493     10,554    12,352    12,190    14,013

                                                                                                   SEPTEMBER 30,
                                                      1991     1992     1993     1994     1995         1996
                                                     ------   ------   ------   ------   -------   -------------
BALANCE SHEET DATA(1)
Total assets.......................................  $3,578   $6,657   $4,065   $8,111   $12,093      $17,588
Long term debt.....................................      12        4       --       33       181        1,053
Total liabilities..................................     666      726      600    1,756     3,420        3,834
Stockholders' equity...............................   2,912    5,931    3,465    6,355     8,673       13,754

---------------

(1) Certain amounts presented in prior years' financial data have been reclassified to conform to the current year's presentation.
(2) Gain on settlement of indebtedness.
(3) In May 1992, the Company issued a recall of two products for which it voluntarily withdrew its ANDA's after investigating FDA questions about the data underlying the ANDA's. The expenses related to the product recalls consisted of inventory writedowns and credit memos issued to customers as a result of products returned to the Company.
(4) Represents write-off of inventory and related matters. See Note 7 of Notes to Royce's Consolidated Financial Statements.
(5) Includes a charge against earnings of $1,336 in connection with the settlement of certain class action and other litigation. See Note 7 of Notes to Royce's Consolidated Financial Statements.

                        ROYCE'S MANAGEMENT'S DISCUSSION

     THE FINANCIAL INFORMATION INCLUDED HEREIN SHOULD BE READ IN CONJUNCTION WITH THE ROYCE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO. THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 ARE REFERRED TO HEREIN AS "1995," "1994" AND "1993." THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER FROM THE RESULTS ANTICIPATED HEREIN AS A RESULT OF THE FACTORS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS.

GENERAL

     The Company has incurred substantial operating losses in the past and had accumulated deficit of approximately $16.6 million at September 30, 1996.

     The Company's future profitability, to a large extent, will depend upon the Company's ability to successfully commercialize additional generic pharmaceutical products. Products must be developed and tested, meet strict regulatory standards, receive requisite regulatory approvals and be manufactured on a cost-effective basis before successful commercialization can be achieved. The development and commercialization process is time consuming and costly. Delays in any part of the process or the inability of the Company to obtain regulatory approvals for its products could materially adversely affect the Company's future results of operations. The Company believes that it takes between 12 and 30 months from the time an ANDA is filed to the time it is approved, although such time period has been longer in the past and may be longer in the future. The Company is dependent on the FDA approval process to introduce new products to the market. There can be no assurance as to when the Company will have new products to market, or that if products are approved, they can be successfully commercialized.

     The Company's revenues, gross profit margins and net profitability may vary significantly from quarter to quarter, as well as in comparison to the corresponding quarter of the preceding year. Revenue variations may result from, among other factors, the timing of FDA approvals, the timing of initial shipments of newly approved drugs and the purchasing practices of the Company's customers. Additionally, gross profit margins may vary due to, among other factors, when new products are approved for manufacture and marketing, as well as competition relating to such products. Net profits or losses may also vary due to the foregoing, plus the timing and amounts of research and development ("R & D") spending. The Company's R & D costs are expensed as incurred, resulting in charges to earnings prior to the realization of any revenues from a product.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, and 1995

     Net sales for the first nine months of 1996 were $17.2 million, representing an increase of $10.7 million or 164% over net sales of $6.5 million for the first nine months of 1995. Approximately 67% of the increase in net sales was attributable to the sales of products which were introduced by the Company after September 30, 1995 ("New Products"), while the remaining 33% of the increase in net sales was attributable to sales of products which were introduced by the Company before September 30, 1995 ("Existing Products"). Most of the increase in net sales of New Products was the result of Hydroxychloroquine Sulfate and the Hydrocodone line of products. Most of the increase in net sales of Existing Products was attributable to increased sales of Quinine Sulfate. A material portion of Quinine Sulfate sales for the first nine months of 1996 were to one customer. Three products each accounted for more than 10% of 1996 sales and together, accounted for approximately 57% of such sales. Total units sold for the first nine months of 1996 increased 55% compared to the same period in 1995. Industry-wide changes in the distribution of generic drugs led to widespread price decreases for generic products in the quarter ended September 30, 1996. Due to price competition, the Company believes that for the quarter ending December 31, 1996, net sales will be slightly below net sales for the quarter ended September 30, 1996.

     Gross profit for the first nine months of 1996 was $6.0 million, or 35% of net sales, compared to $1.7 million, or 27% of net sales for the first nine months of 1995. Gross profit, as well as the gross profit margin, increased due to the introduction of New Products and sales increases of Existing Products, both of which caused an improvement in the operating leverage on the Company's fixed costs of manufacturing. The Company believes that price competition will continue in the foreseeable future, which will likely continue to depress prices and gross margins further. However, the Company also believes that new products launched in the future will likely have a positive impact on margins, the extent of which will depend on the level of competition for such new products.

     The Company's R&D expenses were approximately the same in the first nine months of 1996 ($1.3 million) as in the first nine months of 1995 ($1.2 million).

     Selling, General and Administrative ("SG&A") expenses increased 71% to $3.6 million or 21% of net sales in the first nine months of 1996, versus SG&A of $2.1 million or 33% of net sales in the first nine months of 1995. Approximately 39% of the increase in SG&A expenses was attributable to increases in certain variable expenses which increase in relation to sales. Advertising expenses associated with the launch of New Products accounted for 14% of the increase in SG&A expenses. Payroll and benefits accounted for 23% of the increase in SG&A expenses and, along with increases in other SG&A expenses, were due mainly to the growth of the Company's operations.

     The Company recorded $32,000 of income tax expense in the first nine months of 1996, which was the Company's estimate of alternative minimum taxes incurred for the period, after utilizing net operating loss carryforwards to offset 90% of taxable income. As a result of the above factors, the Company's net income for the first nine months of 1996 was $1.2 million, compared to a net loss of $1.5 million for the first nine months of 1995. Earnings for the year ending December 31, 1996 are expected to be approximately $800,000 due to expected lower revenue and gross profit margins in the quarter ending December 31, 1996.

  1995 Compared to 1994

     Net sales for 1995 were $10.5 million, representing an increase of $4.3 million or 70% over net sales of $6.2 million for 1994. Approximately 52% of the increase in net sales was attributable to sales of products which were introduced by the Company during 1995 ("1995 New Products"),while the remaining 48% of the increase in net sales was attributable to sales of products in the Company's product line during 1994 ("1994 Existing Products"). Approximately 64% of the increase in 1995 New Products was attributable to the December 1995 launch of Hydroxychloroquine Sulfate. The majority of the increase in sales of 1994 Existing Products was attributable to a full year's inclusion of two products introduced during 1994 and increased sales of Quinine Sulfate, a prescription drug for the treatment of malaria. See
"Royce's -- Business-Government Regulation" for a description of the FDA drug review on Quinine Sulfate. With the occurrence of the FDA drug review on Quinine Sulfate, the competition in the marketplace for this drug has been reduced and as a result, the Company's market share for this product has increased. While the Company expects that demand for this product will be strong for 1996, it is likely that unit sales of this drug will decline in the long-term.

     The gross profit for 1995 was $3.4 million, or 32% of net sales, compared to $1.7 million, or 27% of net sales for 1994. Gross profits, as well as the gross profit margin, increased due to the introduction of 1995 New Products and sales increases of 1994 Existing Products, both of which caused an improvement in the operating leverage on the Company's fixed costs of manufacturing.

     The Company increased its R&D expenses to $2.2 million or 21% of net sales in 1995 versus $1.0 million or 16% of net sales in 1994. In actual dollars, R&D expense increased 130%. The increase in R&D spending, both in dollars and percentage of sales, reflects the Company's commitment to increasing its R&D expenditures as it believes such efforts are vital to the future growth of the Company.

     SG&A expenses increased 58% to $3.6 million or 35% of net sales in 1995, versus $2.3 million or 37% of net sales in 1994. Approximately 14% of the increase in SG&A expenses was attributable to legal fees associated with the Company's litigation over Captopril (See Note 10(IV) of the Notes to Consolidated Financial Statements for the year ended December 31, 1995). In addition, the Company's reserve for bad debts was increased by $200,000 as a result of a substantial increase in trade receivables from 1994 levels. The remaining increase in SG&A expenses was attributable, in part, to increases in certain variable expenses which increased in relation to sales, such as royalties. General and administrative expenses were also impacted by increases in payroll and related expenses due to pay increases and personnel additions, as well as higher rent and depreciation associated with the Company's new facility.

     As a result of the above factors, the Company's operating loss for 1995 was $2.5 million, compared to $1.6 million for 1994. After accounting for other income and interest expense, the net loss was $2.3 million for 1995 compared to a net loss of $1.5 million for 1994.

  1994 Compared to 1993

     Net sales for 1994 were $6.2 million, representing an increase of $2.7 million or 76% over net sales of $3.5 million for 1993. The increase in net sales was attributable to unit sales increases of all of the Company's products, as well as the introduction of two new products during 1994.

     The Company's gross profit for 1994 was $1.7 million, or 27% of net sales, compared to a gross profit of $502,000 or 14% of net sales for 1993. The increase in the gross profit margin was primarily the result of increased sales volumes, as well as the introduction of two new products during 1994.

     R&D expenses for 1994 were $960,000, which represented 15% of net sales, compared to $305,000 or 8% of net sales for 1993.

     SG&A expenses were $2.3 million for 1994, which represented an increase of $200,000 over SG&A expenses of $2.1 million in 1993. SG&A expenses as a percentage of net sales were 37% for 1994, compared to 59% for 1993. The dollar increase in SG&A was attributable, in large part, to higher selling expenses (including freight expenses resulting from increased sales), as well as higher advertising expenses. Increased general and administrative expenses from year to year resulted primarily from increased payroll expense as a result of personnel additions required to support increased sales and operations. This increase was offset during 1994 by significantly lower legal expenses than in 1993. SG&A, as a percentage of net sales, decreased due to economies of scale resulting from increased sales during 1994.

     Additionally, during 1993, the Company recognized charges (primarily non-cash) of $1.3 million relating to the settlement of two lawsuits, plus a write-off of Piroxicam inventory and related matters in the amount of $768,000. After accounting for other income and interest expense, as well as the factors described above, the net loss for 1994 was $1.5 million, compared to a net loss of $3.9 million for 1993.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has historically financed itself through sales of its equity securities. In early 1996, the Company received net proceeds of $3.4 million from the exercise of 581,333 Private Warrants (See Note 5 of the Notes to Consolidated Financial Statements for the nine months ended September 30,
1996). As of September 30, 1996, the Company received $742,500 in net proceeds from the issuance of long-term debt and entered into a $546,000 capital lease agreement (see Note 3 of the Notes to Consolidated Financial Statements for the nine months ended September 30, 1996) to finance equipment purchases.

     Cash and cash equivalents increased $1.7 million from year end 1995. This increase represents the $4.4 million received from financing activities less $1.2 million used mainly to increase inventories and $1.5 million used for property and equipment purchases.

     Inventories at September 30, 1996 increased by $1.6 million over year end 1995 due to the introduction of new products, increased sales volumes of Quinine Sulfate, and management's decision to increase inventories to improve service levels. The Company expects that its inventory level will be stable during the remainder of 1996.

     Capital expenditures for the nine months ended September 30, 1996 were $1.5 million. These purchases consisted mainly of manufacturing equipment and plant improvements to meet growing production needs and the construction of a new research and development laboratory.

     If the Merger is not completed, the Company may continue to require additional capital. The Company's recent profitability has positively impacted cash flow, however profits have not yet reached the level where they can fund all of the Company's capital requirements. Additionally, if the Merger is not completed, the Company believes that continued growth in sales will be necessary for the Company to generate sufficient cash flow from operations to be able to internally fund its capital requirements over the next 12 months. The Company expects that once it has established a history of earnings, revolving credit bank financing on cost effective terms should become available. Also, if the Merger is not completed, the Company may have to sell additional securities to help finance its business plans and/or strategic alliances or acquisitions in the next year. There can be no assurance that necessary capital will be available in the future when and if it is required. If the Company is unable to maintain sufficient capital, it will likely be forced to reduce the level of its research and development efforts and to make other necessary changes to its present business plans until such funding can be secured.

     The Company believes its capital needs would be satisfied following the Merger based on Watson's strong financial condition. The Company has incurred significant costs associated with the Merger and the Merger Agreement is terminable under certain circumstances. If, pursuant to the Merger Agreement, the Merger is terminated for reasons other than because of the acceptance of an alternative offer from another acquirer, the Company will bear all of its expenses associated with this Merger, which are estimated to total $500,000. If the Merger Agreement is terminated because of the acceptance of an alternative offer, the Company could be obligated to pay Watson termination fees or Watson's Merger expenses.

                     ROYCE'S SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information regarding the Common Stock, owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding Royce Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers as a group. The address for each beneficial owner is c/o the Company, 5350 Northwest 165th Street, Miami, Florida 33014.

                                                                  SHARES              APPROXIMATE
                 NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED    PERCENT OF CLASS(1)
                 ------------------------                   ------------------    --------------------
Patrick J. McEnany(2).....................................        746,550                  5.3
Rick A. Wilber(3).........................................        225,329                  1.6
Richard W. Gross, Esq.(4).................................         71,229                    *
Gregory Reed, M.D.(5).....................................         61,015                    *
Charles J. Simons(6)......................................         46,580                    *
Hubert E. Huckel, M.D.(7).................................         33,333                    *
Ogden R. Reid(8)..........................................          3,333                    *
J. William Grant(9).......................................          4,583                    *
Jacqueline Allee..........................................          2,000                    *
All Directors and Executive Officers as a Group (15
  persons)(10)............................................      1,422,185                 10.1

---------------

   * Less than 1%
 (1) Based on 13,525,879 shares of Common Stock outstanding, plus, as to each person, the exercise of their currently exercisable options and options becoming exercisable within the next 60 days.
 (2) Includes 148,673 shares owned of record by Equisource Capital, Inc., of which Mr. McEnany is the sole shareholder. Includes options to acquire 287,497 shares of Common Stock at exercise prices ranging from $2.64 per share to $25.41 per share. Excludes unvested options to purchase 50,000 shares of Common Stock at an exercise price of $6.75 per share. Also excludes 17,333 shares owned by Mr. McEnany's wife. Mr. McEnany disclaims any beneficial interest in the shares owned by his wife.
 (3) Includes options to acquire 28,330 shares of Common Stock at exercise prices ranging from $4.00 per share to $25.41 per share.
 (4) Includes options to acquire 34,163 shares of Common Stock at exercise prices ranging from $4.00 per share to $25.41 per share.
 (5) Includes options to acquire 33,747 shares of Common Stock at exercise prices ranging from $4.00 per share to $25.41 per share.
 (6) Includes options to acquire 22,914 shares of Common Stock at exercise prices ranging from $4.00 per share to $9.31 per share.
 (7) Includes options to acquire 3,333 shares of Common Stock at an exercise price of $9.31 per share. Excludes 100 shares owned by Dr. Huckel's son. Dr. Huckel disclaims any beneficial interest in the shares owned by his son.
 (8) Includes options to acquire 3,333 shares of Common Stock at an exercise price of $9.31 per share.
 (9) Includes options to acquire 4,583 shares at an exercise price of $25.41 per share.
(10) Includes vested options and options to vest within the next 60 days to purchase an aggregate of 622,233 shares of Common Stock granted to directors and executive officers. Excludes unvested options to purchase an aggregate of 161,167 shares of Common Stock granted to executive officers.

                               DISSENTERS' RIGHTS

     Holders of Royce Common Stock will not be entitled to dissenters' rights or appraisal rights as a result of the Merger. Under Florida law, dissenters' rights and related appraisal rights are unavailable to the holders of Royce Common Stock because the Royce Common Stock was, on the Record Date, held by more than 2,000 shareholders of record.

                                 LEGAL MATTERS

     The validity of the issuance of the Watson Common Stock being offered hereby will be passed upon for Watson by D'Ancona & Pflaum, Chicago, Illinois. As of the date of this Proxy Statement/Prospectus, Michel J. Feldman, a partner of D'Ancona & Pflaum and a director and Secretary of Watson, beneficially owned 27,500 shares of Watson Common Stock. In addition, other members of D'Ancona & Pflaum own additional shares of Watson Common Stock, which ownership is not material in the aggregate. The federal income tax consequences in connection with the Merger have been passed upon for Watson by D'Ancona & Pflaum. The federal income tax consequences of the Merger and certain other matters have been passed upon for Royce by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    EXPERTS

     The consolidated financial statements of Watson Pharmaceuticals, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Proxy Statement/Prospectus and incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as an expert in accounting and auditing.

     The consolidated financial statements of Royce Laboratories, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Proxy Statement/Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheet of Circa as of December 31, 1994 and the consolidated statements of operations, retained earnings, and cash flows for each of the two years in the period ended December 31, 1994, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Somerset Pharmaceuticals, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K/A of Watson Pharmaceuticals, Inc. for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited financial statements and financial statement schedule of Oclassen Pharmaceuticals, Inc. as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 (not presented herein), to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Royce's Consolidated Financial Statements
Years Ended December 31, 1995, 1994 and 1993
  Report of Independent Certified Public Accountants........  F-2
  Consolidated Balance Sheets at December 31, 1995 and
     1994...................................................  F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1995, 1994 and 1993.......................  F-4
  Consolidated Statement of Changes in Stockholders' Equity
     for the Three Years Ended December 31, 1995............  F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1995, 1994 and 1993.......................  F-6
  Notes to Consolidated Financial Statements................  F-7
Nine Months Ended September 30, 1996 and 1995 (unaudited)
  Consolidated Balance Sheets at September 30, 1996 and
     December 31, 1995......................................  F-20
  Consolidated Statements of Operations for the Nine Months
     Ended September 30, 1996 and 1995......................  F-21
  Consolidated Statement of Changes in Stockholders' Equity
     for the Nine Months Ended September 30, 1996...........  F-22
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1996 and 1995......................  F-23
  Notes to Consolidated Financial Statements................  F-24
Watson's Consolidated Financial Statements
Years Ended December 31, 1995, 1994 and 1993
  Report of Independent Accountants.........................  F-27
  Consolidated Balance Sheets as of December 31, 1995 and
     1994...................................................  F-32
  Consolidated Statements of Income for each of the Three
     Years in the Period Ended December 31, 1995............  F-33
  Consolidated Statements of Stockholders' Equity for each
     of the Three Years in the Period Ended December 31,
     1995...................................................  F-34
  Consolidated Statements of Cash Flows for each of the
     Three Years in the Period Ended December 31, 1995......  F-35
  Notes to Consolidated Financial Statements................  F-36
Watson's Supplementary Consolidated Financial Statements
  Supplementary Consolidated Balance Sheets as of December
     31, 1995 and 1994......................................  F-50
  Supplementary Consolidated Statements of Income for each
     of the Three Years in the Period Ended December 31,
     1995...................................................  F-51
  Supplementary Consolidated Statements of Stockholders'
     Equity for each of the Three Years in the Period Ended
     December 31, 1995......................................  F-52
  Supplementary Consolidated Statements of Cash Flows for
     each of the Three Years in the Period Ended December
     31, 1995...............................................  F-54
  Notes to Supplementary Consolidated Financial
     Statements.............................................  F-56
Watson's Consolidated Financial Statements -- Nine Months
  Ended September 30, 1996 and 1995 (unaudited)
  Consolidated Balance Sheets as of September 30, 1996 and
     December 31, 1995......................................  F-74
  Consolidated Statements of Income for the Nine Months
     Ended September 30, 1996 and 1995......................  F-75
  Consolidated Statements of Cash Flows for the Nine Months
     Ended September 30, 1996 and 1995......................  F-76
  Notes to Consolidated Financial Statements................  F-78
Watson's Supplementary Consolidated Financial
  Statements -- Nine Months Ended September 30, 1996
  (unaudited)
  Supplementary Consolidated Balance Sheets as of September
     30, 1996 and December 31, 1995.........................  F-80
  Supplementary Consolidated Statements of Income for the
     Nine Months Ended September 30, 1996 and 1995..........  F-81
  Supplementary Consolidated Statements of Cash Flows for
     the Nine Months Ended September 30, 1996 and 1995......  F-82
  Notes to Supplementary Consolidated Financial
     Statements.............................................  F-84
Unaudited Pro Forma Condensed Combined Financial Statements
  Unaudited Pro Forma Condensed Combined Statements of
     Income.................................................  F-87
  Unaudited Pro Forma Condensed Combined Balance Sheets.....  F-91
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-94

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Royce Laboratories, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Royce Laboratories, Inc. and its subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP
------------------------
Miami, Florida
February 28, 1996

                            ROYCE LABORATORIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS EXCEPT SHARES)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1994
                                                              --------    --------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,291    $  3,323
  Accounts receivable, net of allowances of $909 and $385,
     respectively...........................................     3,466       1,453
  Inventories...............................................     4,212       2,049
  Prepaid expenses and other current assets.................       315         223
                                                              --------    --------
          Total current assets..............................    10,284       7,048
Property and equipment, net.................................     1,732         980
Other assets................................................        77          83
                                                              --------    --------
                                                              $ 12,093    $  8,111
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,521    $  1,376
  Accrued liabilities.......................................       628         322
  Current maturities of long-term debt......................        90          25
                                                              --------    --------
          Total current liabilities.........................     3,239       1,723
Long-term debt..............................................       181          33
                                                              --------    --------
          Total liabilities.................................     3,420       1,756
                                                              --------    --------
Commitments and contingencies...............................        --          --
                                                              --------    --------
Stockholders' equity:
  Common stock, $.005 par value, 35,000,000 shares
     authorized; 12,838,466 and 11,954,451 shares issued,
     respectively...........................................        64          60
  Additional paid-in capital................................    26,471      21,821
  Accumulated deficit.......................................   (17,851)    (15,515)
  Treasury stock (2,500 shares, at cost)....................       (11)        (11)
                                                              --------    --------
          Total stockholders' equity........................     8,673       6,355
                                                              --------    --------
                                                              $ 12,093    $  8,111
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 1995         1994        1993
                                                              ----------   ----------   ---------
Net sales...................................................     $10,503     $  6,191     $ 3,519
Cost of Goods sold..........................................      (7,143)      (4,538)     (3,017)
                                                              ----------   ----------   ---------
Gross profits...............................................       3,360        1,653         502
Expenses:
  Research and development..................................      (2,212)        (960)       (305)
  Selling, general and administrative.......................      (3,634)      (2,298)     (2,084)
  Write-off of inventory....................................          --           --        (768)
                                                              ----------   ----------   ---------
Operating loss..............................................      (2,486)      (1,605)     (2,655)
                                                              ----------   ----------   ---------
Other income (expense):
  Interest income...........................................         161           64          64
  Interest expense..........................................         (36)         (10)         (4)
  Settlement of lawsuits....................................          --           --      (1,336)
  Miscellaneous income (expense)............................          25           74          (2)
                                                              ----------   ----------   ---------
                                                                     150          128      (1,278)
                                                              ----------   ----------   ---------
Net loss....................................................     $(2,336)     $(1,477)    $(3,933)
                                                              ==========   ==========   =========
Per share data:
Loss per share..............................................     $  (.19)     $  (.14)    $  (.41)
                                                              ==========   ==========   =========
Weighted average number of shares outstanding...............  12,352,235   10,554,228   9,493,428
                                                              ==========   ==========   =========

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1995
                          (IN THOUSANDS EXCEPT SHARES)

                                       COMMON STOCK       ADDITIONAL                                TOTAL
                                    -------------------    PAID IN     ACCUMULATED   TREASURY   STOCKHOLDERS'
                                      SHARES     AMOUNT    CAPITAL       DEFICIT      STOCK        EQUITY
                                    ----------   ------   ----------   -----------   --------   -------------
BALANCE AT DECEMBER 31, 1992......   9,361,572    $47      $16,000      $(10,105)      $(11)       $ 5,931
Issuance of common stock exercise
  of options......................     168,254      1          138            --         --            139
Issuance of common stock in
  payment of Company
  obligations.....................     268,801      1        1,327            --         --          1,328
Net Loss..........................          --     --           --        (3,933)        --         (3,933)
                                    ----------    ---      -------      --------       ----        -------
BALANCE AT DECEMBER 31, 1993......   9,798,627     49       17,465       (14,038)       (11)         3,465
Issuance of common stock to
  employees.......................       3,254     --           26            --         --             26
Payment of debt by a director.....          --     --           38            --         --             38
Issuance of common
  stock -- exercise of warrants
  and options.....................     152,570      1          200            --         --            201
Issuance of common
  stock -- private placement......   2,000,000     10        4,116            --         --          4,126
Reclassification of loan to
  director........................          --     --          (24)           --         --            (24)
Net loss..........................          --     --           --        (1,477)        --         (1,477)
                                    ----------    ---      -------      --------       ----        -------
BALANCE AT DECEMBER 31, 1994......  11,954,451     60       21,821       (15,515)       (11)         6,355
Issuance of common stock in
  payment of Company
  obligations.....................      12,017     --           32            --         --             32
Issuance of common
  stock -- exercise of options....      38,665     --          131            --         --            131
Costs related to stock options
  earned by a customer............          --     --           57            --         --             57
Collection of loan from officer...          --     --           27            --         --             27
Adjustment related to 1994 private
  placement.......................          --     --          (15)           --         --            (15)
Issuance of common
  stock -- private placement......     833,333      4        4,418            --         --          4,422
Net loss..........................          --     --           --        (2,336)        --         (2,336)
                                    ----------    ---      -------      --------       ----        -------
BALANCE AT DECEMBER 31, 1995......  12,838,466    $64      $26,471      ($17,851)      ($11)       $ 8,673
                                    ==========    ===      =======      ========       ====        =======

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS EXCEPT IN SUPPLEMENTAL DISCLOSURES)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1995      1994      1993
                                                              -------   -------   -------
Cash flows from operating activities:
Net loss....................................................  $(2,336)  $(1,477)  $(3,933)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Stock issued in settlement of lawsuits....................       --        --     1,319
  Depreciation..............................................      301       211       139
Change in operating assets and liabilities:
  (Increase) in accounts receivable.........................   (2,013)     (650)     (494)
  (Increase) decrease in inventories........................   (2,163)     (821)      953
  (Increase) in prepaid expenses and other current assets...      (92)      (75)      (55)
  Decrease (increase) in other assets.......................        9       (60)        4
  Increase (decrease) in accounts payable...................    1,145     1,087      (195)
  Increase in accrued liabilities...........................      395        40        87
                                                              -------   -------   -------
          Net cash used in operating activities.............   (4,754)   (1,745)   (2,175)
                                                              -------   -------   -------
Cash flows from investing activities:
  Acquisition of property and equipment.....................     (955)     (548)     (217)
                                                              -------   -------   -------
          Net cash used in investing activities.............     (955)     (548)     (217)
                                                              -------   -------   -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................      171        75        --
  Repayments of long-term debt..............................      (59)      (20)       (9)
  Net proceeds from issuance of common stock................    4,538     4,299       138
  Payment of debt by a director or officer..................       27        38        --
                                                              -------   -------   -------
          Net cash provided by financing activities.........    4,677     4,392       129
                                                              -------   -------   -------
Net (decrease) increase in cash and cash equivalents........   (1,032)    2,099    (2,263)
Cash and cash equivalents, beginning of year................    3,323     1,224     3,487
                                                              -------   -------   -------
Cash and cash equivalents, end of year......................  $ 2,291   $ 3,323   $ 1,224
                                                              =======   =======   =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     During 1995, 1994 and 1993, the Company made cash payments for interest of approximately $26,000, $10,000 and $4,000, respectively.

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

     In 1995, the Company issued 12,017 shares of unregistered common stock in satisfaction of contract obligations.

     In 1995, the Company incurred $101,000 in capital lease obligations for new equipment.

     In 1994, the Company issued 30,600 shares of common stock to Paradise Valley Securities, Inc. ("PVS") (See Note 8(III)(H)).

     In 1993, in connection with a settlement of certain class action litigation, the Company issued 250,000 shares of common stock (See Note 7(I)). In addition, in 1993, the Company issued 18,801 shares of unregistered common stock in lieu of cash payments for services rendered.

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

I. OPERATIONS

     Royce Laboratories, Inc. (the "Company") is a Florida corporation engaged in developing, manufacturing and marketing generic prescription and non-prescription drugs in solid dosage form (tablets and capsules). The Company sells its products primarily to U.S. based drug wholesalers, generic drug distributors, retail buying groups, managed care organizations and drug chains.

     In October 1991, the Company formed a wholly-owned subsidiary, Royce Research Group, Inc. ("RRGI") to engage, through a licensing agreement with the Company, in the development and marketing of five generic prescription drugs (See Note 9).

II. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies followed by the Company in the preparation of the accompanying financial statements is presented below.

  (A) Principles of consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

  (B) Fair value of financial instruments

     The financial instruments included in the Company's balance sheets are cash and cash equivalents and long-term debt. These instruments were carried at amounts approximating fair value at December 31, 1995 and 1994. The fair value of long-term debt was estimated based on future cash flows discounted at current interest rates available to the Company for instruments with similar maturities and characteristics.

  (C) Concentration of credit risk

     The Company is potentially subject to a concentration of credit risk consisting of its accounts receivable, the entire balance of which is due from generic drug distributors, wholesalers, retail buying groups, managed care organizations and drug chains. The Company assesses the financial strength of its customers and does not require collateral. The Company maintains reserves for potential losses from uncollectible accounts.

  (D) Cash and cash equivalents

     Cash on hand, deposits in banks, and money market funds, and other highly liquid investments with an original maturity of three months or less, are considered cash and cash equivalents.

  (E) Inventory

     Inventory is stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method.

  (F) Property and equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or

                            ROYCE LABORATORIES, INC.

estimated useful lives of the related assets. Expenditures for repairs and maintenance are charged to expense as incurred, while expenditures which extend the useful lives of assets are capitalized.

  (G) Income taxes

     The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted income tax rates that will be in effect when the differences are expected to reverse. An allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

  (H) Capital

     The Company effected a 1-for-3 reverse stock split in December 1993. All share amounts referred to in these financial statements and notes have been adjusted for the stock split.

  (I) Revenue recognition

     Sales are recorded at the time goods are shipped.

  (J) Research and development costs

     All research and development costs are expensed as incurred.

  (K) Loss per share

     Loss per share amounts are computed by dividing net losses by the weighted average number of shares of common stock outstanding during each of the periods. Warrants, options and other common stock equivalents have not been included in the calculation of loss per share because their effect would be antidilutive.

  (L) Reclassifications

     Beginning in 1995, volume rebates awarded to customers have been recorded in net sales. Prior to 1995, such rebates were recorded in selling expenses. Prior year financial statements have been reclassified to reflect this change. The effect of this reclassification was to decrease net sales and selling, general and administrative expenses by $380,000 and $91,000 for the years ended December 31, 1994 and 1993, respectively.

     In addition, certain other amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

  (M) Stock based compensation

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standards No. 123, Accounting For Stock Based Compensation ("SFAS 123"). SFAS 123, the disclosure provisions of which must be implemented for fiscal years beginning subsequent to December 15, 1995, establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company will adopt the provisions of SFAS 123 in 1996. Upon adoption, the Company intends to retain the intrinsic value method of accounting for stock based compensation, which it currently uses.

                            ROYCE LABORATORIES, INC.

  (N) Management estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates made by management in the accompanying financial statements relate to accounts receivable allowances. Actual results could differ from those estimates.

NOTE 2.  INVENTORIES

     Inventories consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               1995     1994
                                                              ------   ------
Raw materials...............................................  $2,439   $1,426
Work-in-process.............................................     783      284
Finished goods..............................................     990      339
                                                              ------   ------
                                                              $4,212   $2,049
                                                              ======   ======

NOTE 3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                           DECEMBER 31,       ESTIMATED
                                                         -----------------   USEFUL LIVES
                                                          1995       1994      (YEARS)
                                                         -------    ------   ------------
Leasehold improvements.................................  $   529    $  216      5 - 10
Machinery and equipment................................    1,948     1,501       3 - 7
Transportation equipment...............................       17        13           3
Furniture and equipment................................      435       146       3 - 7
                                                         -------    ------
                                                           2,929     1,876
Less accumulated depreciation and amortization.........   (1,197)     (896)
                                                         -------    ------
                                                         $ 1,732    $  980
                                                         =======    ======

                            ROYCE LABORATORIES, INC.

NOTE 4. LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1995    1994
                                                              -----   -----
Notes payable to banks, payable in monthly installments,
  including interest at rates ranging from 9.6% to 10.5% per annum for terms expiring at various dates through March
  2000, secured by furniture and equipment..................   $186    $ 58
Capital lease obligations, net of imputed interest of $16,
  payable in monthly installments including interest at
  imputed rates ranging from 10.8% to 13.0% per annum for
  terms expiring at various dates through May 1999, secured
  by equipment..............................................     85      --
                                                               ----    ----
                                                                271      58
Less current maturities.....................................    (90)    (25)
                                                               ----    ----
                                                               $181    $ 33
                                                               ====    ====

     Annual maturities of long-term debt including capital lease obligations at December 31, 1995 were as follows:

1996........................................................  $ 90
1997........................................................    81
1998........................................................    59
1999........................................................    32
2000........................................................     9
                                                              ----
                                                              $271
                                                              ====

NOTE 5.  MAJOR CUSTOMERS

          The table below reflects the percentage of total net sales that major customers (i.e., customers who accounted for more than 10% of the Company's total net sales in any year) accounted for:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1995   1994   1993
                                                              ----   ----   ----
Customer A..................................................   13%    14%    15%
Customer B..................................................   --     10%    --
Customer C..................................................   12%    --     12%

NOTE 6.  INCOME TAXES

     At December 31, 1995 and 1994, the Company had a deferred tax asset of approximately $6.0 million and $5.4 million, respectively, attributable primarily to net operating loss carryforwards. The Company has established a valuation allowance for 100% of the deferred tax asset due to the uncertainties related to its eventual realizability. The change in the Company's net deferred tax asset and the related valuation allowance in 1995 was due to losses incurred for income tax purposes during the year. The Company has net operating loss carryforwards of approximately $16.0 million for tax purposes which expire between the years 2000 and 2010.

     As a result of certain changes in the Company's ownership during 1991, the utilization of net operating loss carryforwards has been limited to approximately $350,000 per year for losses incurred prior to 1991.

                            ROYCE LABORATORIES, INC.

Future changes in the Company's ownership, if any, may have the effect of further limiting the annual utilization of loss carryforwards.

NOTE 7.  OTHER MATTERS

I. CLASS ACTION SETTLEMENT

     In April 1992, several class action lawsuits were filed against the Company and certain of its officers and directors (the "Defendants"). The complaints alleged that the Defendants had misrepresented the Company's prospects for obtaining final approval from the Food and Drug Administration ("FDA") to manufacture and market Piroxicam. On September 28, 1993, the U.S. District Court approved a settlement of the class action lawsuits. Pursuant to the settlement agreement, the Company agreed to (i) pay $850,000 which was funded by the Company's Directors and Officers liability insurance; (ii) issue 250,000 shares of free trading common stock; and (iii) issue five year warrants (See Note 8(III)(E)), to purchase 658,333 shares of free trading common stock at $15.00 per share. All such shares and warrants were distributed in early 1995. In 1993, the Company recorded a charge to earnings of $1,336,000 related to this settlement. Such charge represented the market value of the 250,000 shares on the settlement date.

II. WRITE OFF OF INVENTORY AND RECEIVABLES

     As a result of the Company's withdrawal of its abbreviated new drug applications for Minoxidil, Haloperidol and Piroxicam, the Company wrote off inventory and issued credits to customers in the amounts of $792,000 in 1993.

NOTE 8. CAPITAL STOCK

I. CAPITAL STOCK -- AUTHORIZED AND ISSUED

     At December 31, 1995, the Company had authorized 200,000 shares of preferred stock, $.005 par value (the "Preferred Stock"), none of which was issued and outstanding.

     In addition to its 12,838,466 common shares issued, the Company had a total of 3,047,143 warrants and options outstanding at December 31, 1995.

II. STOCK OFFERINGS

  (A) 1995 Private Placement

     During July 1995, the Company completed a $5 million private placement ("1995 Private Placement") of 833,333 units at a price of $6.00 per unit. Each unit consisted of one share of common stock, $.005 par value, and a twelve month warrant (the "Private Warrants") to purchase one share of common stock at an exercise price of $6.50 per share. The price of the shares was determined in arms-length negotiations between the Company and the placement agent, Gruntal & Co., Incorporated ("Gruntal"). The Company received aggregate net proceeds of approximately $4.4 million from this offering. In addition to fees for serving as the placement agent, Gruntal received three-year warrants (See Note 8(III)(C)) to purchase 83,333 shares of common stock at an exercise price of $6.00 per share.

     In August 1995, the Company filed a registration statement relating to the shares of common stock sold in the 1995 Private Placement and the shares of common stock underlying the warrants sold in the private placement. Such registration statement was declared effective under the Securities Act of 1933, as amended, during October 1995. The Company has also agreed to use its best efforts to maintain the effectiveness of the registration statement until July 1997.

     On December 12, 1995, the Company reduced the exercise price of the Private Warrants from $6.50 to $6.00 for a 60 day period as an incentive for warrant holders to exercise. Subsequent to December 31, 1995,

                            ROYCE LABORATORIES, INC.

the Company issued 581,333 shares of its common stock as a result of the exercise of 581,333 Private Warrants. Net proceeds from the exercise of these warrants amounted to approximately $3.4 million.

  (B) 1994 Private Placement

     During September 1994, the Company completed a private placement ("1994 Private Placement") in which the Company sold an aggregate of 2,000,000 shares of its common stock at a price of $2.50 per share. The price of the shares was determined in arms-length negotiations between the Company and Gruntal, which acted as the placement agent of this offering. In addition to fees for serving as the placement agent, Gruntal also received 200,000 warrants (See Note 8(III)(D)). The Company received aggregate net proceeds of approximately $4.1 million from this offering. A registration statement relating to the shares sold in the 1994 Private Placement is effective as of the date of these financial statements.

III. STOCK OPTIONS, WARRANTS AND RIGHTS

  (A) Employee and director stock option plans

     (1) Description

     In 1992, the Company established a stock option plan which provides for the granting at the fair market value of the underlying shares at the date of grant, of incentive options for its employees, officers and directors (the "1992 Plan"). The 1992 Plan provides for the grant of up to 333,333 shares of common stock to officers, directors and other key employees. The 1992 Plan provides for mandatory grants to directors for serving on the Board of Directors, committees of the Board of Directors, as chairman of committees and as Chairman of the Board of Directors. Options granted pursuant to the 1992 Plan expire five years from the date they become vested, which is, in most cases, over a three year period beginning with the grant date. The 1992 Plan is administered by the Compensation Committee of the Board of Directors.

     At the Company's annual meeting of shareholders on July 25, 1995, the shareholders approved the Board of Directors's adoption of a new stock option plan (the "1995 Plan"). Under the 1995 Plan, the Board is authorized to issue options to purchase up to 550,000 shares of common stock to officers, directors, and other key employees. The 1995 Plan provides for mandatory grants to directors for serving on the Board of Directors, committees of the Board of Directors, as chairman of committees and as Chairman of the Board of Directors, which mandatory grants of options superceded the options grants provided for in the 1992 Plan. The exercise price of options granted under the 1995 Plan must equal or exceed the fair market value of the common stock on the date such options are granted. No options issued under the 1995 Plan may be exercised more than ten years from the date of grant. The Compensation Committee of the Board of Directors is responsible for administering the 1995 Plan.

     All employee and director options expire at various times between 1996 and 2005.

     (2) Employee and director stock option activity in 1995

     In 1995, the Board of Directors granted a total of 35,828 stock options under its 1995 Plan to the President and the outside directors for their services on the Board and its committees. These options are exercisable at $8.44 per share and expire in April 2000. During 1995, the Company also granted 110,000 stock options to certain employees of the Company. These options vest generally over three years, are exercisable at prices between $5.91 and $9.00 per share and expire five years from their vesting dates. All of the above options were issued at or above the fair market value of the Company's common stock at the date of grant.

                            ROYCE LABORATORIES, INC.

     Below is a table summarizing transactions and other relevant data pertaining to employee and director stock options:

                                                             NUMBER OF      PRICE PER
                                                              OPTIONS         SHARE
                                                             ---------   ---------------
1992 PLAN
Options outstanding at December 31, 1992...................    97,494     $9.56 - $25.41
Options granted............................................   113,329     $4.50 - $ 7.69
                                                             --------
Options outstanding at December 31, 1993...................   210,823     $4.50 - $25.41
Options granted............................................    85,829     $4.63 - $ 5.75
                                                             --------
Options outstanding at December 31, 1994...................   296,652     $4.50 - $25.41
Options granted............................................   103,761     $5.91 - $ 9.00
Options exercised..........................................    (9,166)    $5.75 - $ 6.63
Options canceled...........................................   (67,080)   $19.50 - $25.41
                                                             --------
Options outstanding at December 31, 1995...................   324,167     $4.50 - $25.41
                                                             ========
1995 PLAN
Options outstanding at December 31, 1994...................        --                 --
Options granted............................................    42,067     $8.44 - $ 9.00
                                                             --------
Options outstanding at December 31, 1995...................    42,067     $8.44 - $ 9.00
                                                             ========
NON-PLAN STOCK OPTIONS
Options outstanding at December 31, 1992...................   446,137      $.75 - $25.41
Options granted............................................     9,999             $ 6.56
Options exercised..........................................  (137,560)            $  .75
                                                             --------
Options outstanding at December 31, 1993...................   318,576      $.75 - $25.41
Options granted............................................   462,500     $3.00 - $ 6.75
Options exercised..........................................  (105,665)            $  .75
Options canceled...........................................    (3,334)            $  .75
                                                             --------
Options outstanding at December 31, 1994...................   672,077      $.75 - $25.41
Options exercised..........................................   (29,499)     $.75 - $ 6.56
                                                             --------
Options outstanding at December 31, 1995...................   642,578      $.75 - $25.41
                                                             ========

     At December 31, 1995, 623,809 of the previously described options were vested.

  (B) 1995 private placement warrants

     As part of the Company's 1995 Private Placement, the Company issued 833,333 Private Warrants.

     Each Private Warrant entitles the holder to purchase one share of common stock at an exercise price of $6.50 per share. The exercise price is subject to increase or decrease upon the happening of certain corporate events including, but not limited to the payment of any stock dividend, stock split, stock combination or similar transaction. The Private Warrants may be exercised at any time through July 20, 1996, unless such period is extended by the Company.

     On December 12, 1995, the Company reduced the exercise price of the Private Warrants from $6.50 to $6.00 for a 60 day period as an incentive for warrant holders to exercise their Private Warrants. Subsequent to December 31, 1995, the Company issued 581,333 shares of its common stock as a result of the exercise of 581,333 Private Warrants. Net proceeds from the exercise of these warrants amounted to approximately $3.4 million.

                            ROYCE LABORATORIES, INC.

  (C) 1995 Gruntal warrant

     As part of its compensation for acting as the placement agent in connection with the 1995 Private Placement, Gruntal received the 1995 Gruntal warrant which allows them to purchase 83,333 shares of common stock at an exercise price equal to $6.00 per share, exercisable until July 21, 1998. The holder of the 1995 Gruntal warrant may pay the exercise price in cash or use a cashless exercise. In a cashless exercise, the holder of the 1995 Gruntal warrant has the right at any time to exercise the warrant in whole or in part by surrendering the warrant certificate in exchange for the number of shares of common stock equal to (x) the number of shares as to which the 1995 Gruntal warrant is being exercised multiplied by (y) a fraction, the numerator of which is the market price (as defined in the 1995 Gruntal warrant) of the common stock at the date of exercise less the exercise price and the denominator of which is such market price. The 1995 Gruntal warrant provides for an adjustment of the exercise price and the number and type of securities issuable upon the exercise thereof upon the occurrence of certain events, including the payment of any stock dividend stock split, stock combination or similar transaction.

  (D) 1994 Gruntal warrant

     As part of its compensation for acting as the placement agent in connection with the 1994 Private Placement, Gruntal received warrants which allow them to purchase 200,000 shares of common stock at an exercise price equal to $3.50 per share, exercisable until August 12, 1999. The holder of the 1994 Gruntal warrant may pay the exercise price in cash or use a cashless exercise. The provisions for a cashless exercise and adjustments to the exercise price are similar to those described above for the 1995 Gruntal warrant.

  (E) Class action settlement warrants

     In accordance with the settlement in 1993 of the class action lawsuit, during the first quarter of 1995, the Company issued warrants to purchase 658,333 shares of common stock (See Note 7(I)). Each of these warrants (the "Series F Warrants") entitles the holder to purchase one share of common stock at an exercise price of $15.00 per share. The Series F Warrants are exercisable through December 1999, unless such period is extended by the Company. The exercise price and the number of shares of common stock to be purchased upon the exercise of each Series F Warrant are subject to increase or decrease upon the happening of certain corporate events, including but not limited to the payment of any stock dividend, stock split, stock combination or similar transactions.

     The Series F Warrants may be called at the sole option of the Company upon thirty days prior written notice to the registered holders thereof so long as the common stock trades above $18.00 per share for 20 consecutive trading days ending not more than 10 days prior to the date that the notice of redemption is given. Any such redemption shall be for all outstanding Series F Warrants. If the Company elects to redeem the Series F Warrants, then the Warrant holders shall have the rights to exercise their Series F Warrants until the redemption date, and thereafter, the holder shall only be entitled to receive the redemption price therefor.

  (F) 1992 public offering warrants

     As part of the Company's 1992 public offering, 1,150,000 warrants (the "Public Warrants") were issued. Each Public Warrant entitled the holder to purchase one sixth ( 1/6) of a share of common stock (six Public Warrants were required to purchase one share of common stock) at an exercise price of $30 per Share. On July 8, 1995, all such warrants expired unexercised.

  (G) 1992 underwriters warrants

     The Company has outstanding underwriters' warrants relating to its 1992 public offering ("the 1992 Underwriters Warrants"). Paradise Valley Securities, Inc. ("PVS"), the managing underwriter of the

                            ROYCE LABORATORIES, INC.

Company's January 1992 public offering and designees of Chatfield Dean and Co., Inc., one of the underwriters of such offering, own an aggregate of 33,333 1992 Underwriters Warrants to purchase units of the Company's securities at an exercise price of $21.60 per unit. Each unit consists of 2 shares of common stock and a warrant to purchase 1/2 of a share of common stock at an exercise price of $30 per share. The exercise price and the number of shares of common stock and warrants which can be purchased upon the exercise of the 1992 Underwriters' Warrants are subject to increase of decrease upon the happening of certain events, and in the event that the Company issues shares of common stock at less than $9.00 per share. The issuance of the shares of common stock and, if issued, the warrants, will cause a reduction in the exercise price of and an increase in the number of shares of common stock issuable upon the exercise of this warrant. Issuances of securities subsequent to the date of issuance of the 1992 Underwriters Warrants have reduced the exercise price of the units to approximately $17.25 per unit and increased the number of units available for purchase to approximately 40,000 units. The warrants are exercisable through January 9, 1997.

  (H) 1991 public offering warrants

     In August 1993, PVS exercised an "Underwriter's Warrant" issued in connection with the Company's February 1991 public offering. The Underwriter's warrant entitled PVS to purchase 15,300 Units of the Company's securities. Each unit consisted of eight shares of common stock, $.005 par value, and two common stock purchase warrants, at an exercise price of $7.68 per Unit. In connection with the exercise of this Underwriter's Warrant, the Company issued 122,400 shares of its common stock and a warrant to purchase 30,600 shares and received $117,504 from the Underwriter.

     On May 2, 1994, PVS exercised their warrant to purchase 30,600 shares of the Company's common stock. The exercise price of the warrant was $3.00 per share, representing an aggregate exercise price of $91,800. PVS paid the Company $45,225, which represents the difference between the aggregate exercise price and a credit of $46,575, which the Company granted to PVS in return for PVS agreeing to waive its right of first refusal contained in the underwriting agreement relating to the Company's 1992 public offering. In connection with this agreement, the Company and PVS executed mutual releases with respect to all matters arising under the 1992 underwriting agreement and with respect to the class action litigation.

  (I) Customer options

     In June 1991, the Company entered into an option agreement with a customer, which agreement was subsequently assigned to the customer's parent. Under the agreement, the customer was granted a five-year option to purchase shares of the Company's common stock at $1.875 per share, upon the satisfaction of certain purchase targets. Options earned are determined as of June 30 of each year based on the previous 12 months' purchases by the customer. As of December 31, 1995, the maximum number of options the customer could earn through the end of this agreement in June 1996 is 106,666 options. If the customer earns options for the contract year ended June 30, 1996 and at that date a spread exists whereby the fair market value per share exceeds the option price (the "Spread"), the Company will record a charge to earnings equal to the Spread times the number of options earned.

     In February 1995, the Company entered into an agreement with another customer whereby the customer agreed to engage the Company as its sole supplier of the Company's present and future products for a five year period subject to certain exceptions. In return, the Company granted the customer stock options to purchase up to 50,000 shares of common stock at $6.00 per share, the market price on the date of grant. Such options vest at the rate of 9,000 per year, with 5,000 options vesting upon entering into this agreement. In connection with this agreement, the Company has recorded a charge to earnings of approximately $66,000 in 1995.

                            ROYCE LABORATORIES, INC.

  (J) Anti-takeover right

     Certain provisions of the Articles and Bylaws of the Company may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including an attempt that might result in a premium being bid over the market price for the shares held by shareholders. Several provisions may not be amended in the Company's Articles and Bylaws without the affirmative vote of the shareholder of 80% of the outstanding shares of common stock.

     A supermajority (80%) vote of the shareholders is required to approve certain transactions with an entity of which 10% or more is beneficially owned by a 10% or more shareholder of the company, unless such transaction is approved by a majority of the continuing directors.

     The Company has a classified Board of Directors divided into three classes serving staggered terms. At each annual meeting, approximately one-third of the director's terms of office expire for which elections are held. Directors may be removed from office only for cause and only by supermajority vote of the shareholders.

     In addition, shareholder action must be effected at a duly called annual or special meeting of the shareholders and may not be effected by written consent. Special meetings are called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

NOTE 9.  R &D LIMITED PARTNERSHIP

     In 1991, the Company, through its subsidiary RRGI, completed the funding of a research and development limited partnership (the "Partnership"). The Partnership received net proceeds of $1,035,000 from its partners to develop five generic prescription drugs ("Licensed Drugs"). The Partnership's funds were paid, in part, to the Company for its services in developing the Licensed Drugs and to obtain a one-percent royalty interest in the gross revenue derived from the commercial sale of Piroxicam for a three-year period, with the remainder paid to third party vendors used in the development of the products. As remuneration for developing the Licensed Drugs, the Company received $40,000 and $52,000 in 1994 and 1993, respectively, from the Partnership. In return for funding the development of the Licensed Drugs, the Partnership will receive a royalty of 10 percent of the net revenues generated by sales of the Licensed Drugs over a five-year period.

     As of March 1, 1996, the Company had received FDA approvals for three of the Licensed Drugs and Piroxicam. Applications are pending for the other two Licensed Drugs. The Company incurred royalty expenses of $69,000 in 1995 related to the sales of the Licensed Drugs and Piroxicam.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

I. OPERATING LEASES

     The Company leases its 25,000 square foot production facility under an operating lease that expires on July 31, 2000 and provides for two five-year renewal options. The Company has also agreed to lease an additional 10,228 square foot space contiguous to its existing space when it becomes available, but no later than November 1996. Pursuant to the lease agreement, the Company also has an option throughout the term of the lease, including renewal periods, to purchase the entire building and an adjacent building at a specified price. Annual rent under the lease is approximately $137,000, subject to annual cost of living increases.

     The Company also leases another nearby 40,000 square foot facility which houses its executive offices, warehouse and in the future and, will house its research and development laboratory. The lease is for a 10 1/2 year term, with two five-year renewal options. The lease requires the Company to make annual lease payments of approximately $195,000. The Company also has an option to purchase the leased facility during the first twelve-months of the lease and during the sixth year of the lease at a specified price.

                            ROYCE LABORATORIES, INC.

     Total rental expense for operating leases was $324,000, $178,000 and $167,000 for 1995, 1994 and 1993, respectively. The terms of the operating leases for the Company's facilities require the Company to maintain minimum insurance coverage and to pay property taxes and repair and maintenance expenses.

     At December 31, 1995, future minimum lease payments under all non-cancelable operating leases are as follows (in thousands):

1996........................................................  $  256
1997........................................................     260
1998........................................................     265
1999........................................................     269
2000........................................................     216
Thereafter..................................................     750
                                                              ------
          Total minimum lease payments......................  $2,016
                                                              ======

II. OTHER COMMITMENTS

  (A) Purchase commitments

     The Company has entered into a development agreement with a raw material supplier to develop two products and to purchase its raw material requirements for these products from the supplier. So long as the Company files ANDAs, obtains approval of same within a specified time period and thereafter satisfies certain purchase requirements, the supplier has agreed that the Company shall be its only customer for this raw material in the United States, Canada and Mexico. The Company currently has ANDAs pending for both products.

  (B) Product license agreement

     In August 1993, the Company entered into a perpetual license agreement with the formulator of a drug whereby the Company has agreed to pay the formulator a sliding royalty with a maximum of 10 percent of net sales of this product for a ten-year period. In 1994, the Company paid the formulator certain fees ($70,000 in cash) when the Company received an acceptable bioequivalency study for this drug and charged such fees to expense. In 1995, the Company issued the formulator 10,695 shares in unregistered common stock upon the filing of an ANDA for this drug and accordingly charged $24,000 to expense. In 1995, the royalty expense incurred for this product was $38,000.

  (C) Foreign distribution agreements

     On July 31, 1994 the Company entered into a license agreement with an Australian pharmaceutical manufacturer with respect to the licensing of one or more products developed by the Company. The license permits the Australian manufacturer to develop, manufacture and market the licensed products in the Pacific Rim markets, including Australia, New Zealand, Japan, Taiwan and Hong Kong (the "Territory").

     Although the Company and the Australian manufacturer have agreed on the first product to be licensed under the agreement, there can be no assurance that any other products will be licensed under such agreement. The Company is not obligated under such agreement to license any products to the Australian manufacturer other than the first product, and the Australian manufacturer is not obligated to accept and license any additional product from the Company. Under the agreement, the Company will receive a royalty from the Australian manufacturer with respect to any sales of the licensed products by such manufacturer in the Territory. In November 1994, the Company entered into a license agreement with a Canadian pharmaceutical company. Pursuant to the agreement, the Canadian company licensed the right to manufacture or purchase from the company at normal selling prices and distribute eight of the Company's products

                            ROYCE LABORATORIES, INC.

under its private label. Under the agreement, the Company will receive a royalty on the Canadian company's sales of the licensed products in Canada.

III. EMPLOYMENT CONTRACTS

     In 1994, the Company entered into employment contracts with certain officers, the most significant of which is with the Company's President. The President's contract provides for an annual base salary, plus cost of living increases, plus a bonus equal to three percent of pre-tax income, the total not to exceed three times the President's base salary. Additionally, the President was granted options to purchase up to 250,000 shares of common stock at a price of $6.75 per share. Such options become exercisable at the rate of 50,000 each January 1st, beginning January 1, 1994. The agreement and these options expire December 31, 1998. The President has agreed not to compete with the Company for a period of eighteen months after termination of his employment.

     Each contract with the Company's other officers provides for a minimum base salary, bonuses and stock options, which generally vest over a three-year period. These contracts expire at various dates between 1995 and 1997.

IV. CONTINGENCIES

  (A) Litigation

     In February 1993, the Securities and Exchange Commission initiated a formal investigation into possible violations of the federal securities laws by the Company and certain of its officers and directors. The SEC's examination is focusing on the Company's public disclosure during the period between July 1991 and April 1992 regarding the status of the Company's ANDAs for Piroxicam and Minoxidil and on sales of securities during this period by certain persons, including Company executive officers and/or directors. The Company believes that the SEC's investigation is ongoing. While no assurances can be given as to the outcome of the SEC's investigation, the Company does not believe such outcome will have a material adverse effect on the Company's financial condition or results of operations.

     On January 12, 1994, the Company was served with a suit brought by one of its shareholders who opted out of the Company's settlement of the class action litigation settled during 1993. The suit, Dinesh Shah v. Royce Laboratories, Inc. and Chatfield Dean & Co., Inc., 94 CIV 0061 (S.D. N.Y.) which has also been brought against one of the underwriters of the Company's January 1992 public offering, alleges that the Company's January 9, 1992 prospectus was false and misleading. The suit seeks rescissory damages for violations of Section 11 of the Securities Act of 1933 in the amount of approximately $40,000 plus interest. The Company is vigorously defending this suit and believes it has a meritorious defense. No assurances can be given as to the outcome of this matter.

     On August 4, 1995, the Company was sued by Bristol-Myers Squibb Company, Inc. and E.R. Squibb & Sons, Inc. (collectively, "Bristol-Myers") in the Southern District of Florida with respect to Captopril (Case No.
95-1682-CIV-Davis).

     In March 1995, the Company received a tentative approval of its ANDA for Captopril, the Company's generic equivalent to Bristol-Myers' anti-hypertensive drug Capoten(R). Under the General Agreement on Tariffs and Trade ("GATT") treaty implementing legislation, patent protection for Capoten(R) was extended from August 8, 1995 until February 13, 1996. The Company asserted, in a certification (the "Certification") filed with the FDA, that under GATT, the Company should have the right to market Captopril after August 8, 1995, subject to the Company's possible obligation to pay "equitable remuneration" to Bristol-Myers on the Company's sales of Captopril during the period between August 8, 1995 and February 13, 1996 (the "Delta Period"). Bristol-Myers suit against the Company was filed based upon the Company's filing of the Certification.

                            ROYCE LABORATORIES, INC.

     On August 25, 1995, the District Court determined that under the GATT treaty, the Company's manufacture, use or sale of Captopril during the Delta Period would not infringe upon Bristol-Myers' patent for Capoten(R). Based upon this determination, the District Court granted the Company's Emergency Motion to set aside the statutory injunction which arises automatically upon the filing of an infringement action. The District Court further dismissed Bristol-Myers' complaint for patent infringement. However, the District Court denied the Company's request that the District Court order an immediate effective date of the Company's ANDA for Captopril.

     Bristol-Myers appealed the decision of the District Court and on November 1, 1995, the United States Court of Appeals for the Federal Circuit (the "Circuit Court") reversed and remanded, with instructions, the decision of the District Court. The Circuit Court, in its ruling, determined that as a matter of law, the safe harbor provisions of GATT do not permit the Company to make, use or sell Captopril prior to February 13, 1996. The Circuit Court further concluded that as a result of its finding, the statutory bar against FDA approval of the Company's ANDA for Captopril prior to February 13, 1996 remained in effect. The Company appealed the Circuit Court's decision to the U.S. Supreme Court however, the Supreme Court did not grant certiorari and the matter has now been remanded to the District Court.

     While there can be no assurance, the Company does not believe that this litigation will have a material adverse impact on its financial position or results of operations.

     In the ordinary course of business, the Company is at times involved in other legal actions and proceedings. Presently, there are no such actions which are expected to have a significant effect on the Company's operations.

                            ROYCE LABORATORIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $  3,950        $  2,291
  Accounts receivable, net of allowances of $1,740 and $909,
     respectively...........................................       3,780           3,466
  Inventories...............................................       5,858           4,212
  Prepaid expenses and other current assets.................         582             315
                                                                --------        --------
          Total current assets..............................      14,170          10,284
Property and equipment, net.................................       3,359           1,732
Other assets................................................          59              77
                                                                --------        --------
                                                                $ 17,588        $ 12,093
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  1,746        $  2,521
  Accrued liabilities.......................................         649             628
  Current maturities of long-term debt......................         386              90
                                                                --------        --------
          Total current liabilities.........................       2,781           3,239
Long term debt..............................................       1,053             181
                                                                --------        --------
          Total liabilities.................................       3,834           3,420
                                                                --------        --------
Commitments and contingencies...............................          --              --
                                                                --------        --------
Stockholders' equity:
  Common stock, $.005 par value, 35,000,000 shares
     authorized; 13,519,213 and 12,838,466 shares issued,
     respectively...........................................          67              64
  Additional paid-in capital................................      30,335          26,471
  Accumulated deficit.......................................     (16,637)        (17,851)
  Treasury stock (2,500 shares at cost).....................         (11)            (11)
                                                                --------        --------
          Total stockholders' equity........................      13,754           8,673
                                                                --------        --------
                                                                $ 17,588        $ 12,093
                                                                ========        ========

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1996          1995
                                                              ----------   -------------
Net sales...................................................     $17,216        $6,522
Cost of goods sold..........................................      11,200         4,784
                                                              ----------    ----------
Gross profit................................................       6,016         1,738
Operating Expenses:
  Research and development..................................       1,252         1,235
  Selling, general and administrative.......................       3,633         2,122
                                                              ----------    ----------
Operating income (loss).....................................       1,131        (1,619)
                                                              ----------    ----------
Other income (expense):
  Other income..............................................         162           123
  Interest expense..........................................         (47)          (17)
                                                              ----------    ----------
                                                                     115           106
                                                              ----------    ----------
Income (loss) before income taxes...........................       1,246        (1,513)
Income taxes................................................          32            --
                                                              ----------    ----------
Net income (loss)...........................................     $ 1,214       $(1,513)
                                                              ==========    ==========
Per share data:
  Earnings (loss) per common and common equivalent share....     $   .09        $ (.12)
                                                              ==========    ==========
Weighted average number of common and common equivalent
  shares outstanding........................................  14,013,366    12,189,873
                                                              ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                          (IN THOUSANDS EXCEPT SHARES)
                                  (UNAUDITED)

                                       COMMON STOCK       ADDITIONAL                                TOTAL
                                    -------------------    PAID-IN     ACCUMULATED   TREASURY   STOCKHOLDERS'
                                      SHARES     AMOUNT    CAPITAL       DEFICIT      STOCK        EQUITY
                                    ----------   ------   ----------   -----------   --------   -------------
Balance at December 31, 1995......  12,838,466    $64      $26,471      $(17,851)      $(11)       $ 8,673
Issuance of stock -- exercise of
  warrants and options............     680,747      3        3,766            --         --          3,769
Stock options.....................          --     --           98            --         --             98
Net income........................          --     --           --         1,214         --          1,214
                                    ----------    ---      -------      --------       ----        -------
Balance at September 30, 1996.....  13,519,213    $67      $30,335      $(16,637)      $(11)       $13,754
                                    ==========    ===      =======      ========       ====        =======

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS EXCEPT IN SUPPLEMENTAL DISCLOSURES)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                               1996         1995
                                                              -------      -------
Cash flows from operating activities:
  Net income (loss).........................................  $ 1,214      $(1,513)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities;
     Depreciation...........................................      396          207
     Option grant to customer...............................       32           --
  Changes in operating assets and liabilities:
     Increase in accounts receivable........................     (314)        (758)
     Increase in inventories................................   (1,646)      (1,434)
     Increase in other current assets.......................     (267)        (190)
     (Increase) decrease in other assets....................       18           (4)
     Decrease in accounts payable...........................     (775)        (213)
     Increase in accrued liabilities........................       87           76
                                                              -------      -------
          Net cash used in operating activities.............   (1,255)      (3,829)
                                                              -------      -------
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (1,464)        (652)
                                                              -------      -------
          Net cash used in investing activities.............   (1,464)        (652)
                                                              -------      -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................      743          138
  Repayment of long-term debt...............................     (134)         (39)
  Net proceeds from issuance of stock.......................    3,769        4,485
  Collection of loans receivable............................       --           27
                                                              -------      -------
          Net cash provided by financing activities.........    4,378        4,611
                                                              -------      -------
Net increase in cash and cash equivalents...................    1,659          130
Cash and cash equivalents, beginning of period..............    2,291        3,323
                                                              -------      -------
Cash and cash equivalents, end of period....................  $ 3,950      $ 3,453
                                                              =======      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     During the nine months ended September 30, 1996 and 1995, the Company made cash payments for interest totaling approximately $50,000 and $16,000, respectively.

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

     During the nine months ended September 30, 1996 and 1995, the Company incurred $546,000 and $101,000, respectively, in capital lease obligations for new equipment.

     During the nine months ended September 30, 1995, the Company issued 12,017 shares of unregistered common stock in satisfaction of contract obligations.

   The accompanying notes are an integral part of these financial statements.

                            ROYCE LABORATORIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

NOTE 1.  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

I. INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1995. The accompanying unaudited financial statements have not been examined by independent certified public accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, that are necessary to present fairly the Company's financial position and results of operations for the interim periods. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996.

II. SIGNIFICANT ACCOUNTING POLICIES

  (A) Earnings (loss) per common and common equivalent share

     Earnings (loss) per common and common equivalent share amounts are computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during each of the periods. Warrants, options and other common stock equivalents have not been included in the calculation of loss per share for the nine months ended September 30, 1995 because their effect would be anti-dilutive. Primary and fully diluted earnings per share were the same for the nine months ended September 30, 1996.

  (B) Reclassification

     Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

NOTE 2.  INVENTORIES

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
                                                               (UNAUDITED)
Raw materials...............................................     $2,276          $2,439
Work-in-progress............................................      1,585             783
Finished goods..............................................      1,997             990
                                                                 ------          ------
                                                                 $5,858          $4,212
                                                                 ======          ======

NOTE 3. LONG-TERM DEBT

     On August 5, 1996, the Company received $742,500 in net proceeds under a bank term loan related to purchases of equipment. The term loan is payable in 48 monthly installments of $19,022, consisting of principal and interest, and is collateralized by a first priority security interest in all of the equipment and fixtures owned by the Company, except equipment financed under capital leases. The effective interest rate on the term loan is 10.5%. In connection with this loan, the Company is required to comply with various covenants, including debt to equity and interest coverage ratios.

     On August 27, 1996, the Company entered into a $546,000 non-cancelable three-year capital lease agreement for furniture and equipment. The obligation is payable in monthly installments, consisting of

                            ROYCE LABORATORIES, INC.

principal and interest at 10.4% per annum, and is secured by the furniture and equipment leased. At the end of the original lease term, the Company has the option to purchase the equipment for 25% of its total cost.

NOTE 4. INCOME TAXES

     The Company used approximately $1.5 million of its net operating loss carryforwards to offset 90% of its taxable income for the nine months ended September 30, 1996. Accordingly, the Company's net deferred tax asset and its valuation allowance for such asset were reduced by approximately $550,000 in the nine months ended September 30, 1996. The provision for income taxes for the nine months ended September 30, 1996 consists of the Company's estimate of alternative minimum taxes incurred during the periods.

NOTE 5. CAPITAL STOCK

1995 PRIVATE PLACEMENT WARRANTS

     As part of the Company's 1995 private placement, the Company issued 833,333 twelve-month warrants (the "Private Warrants") to purchase one share of common stock at an exercise price of $6.50 per share until July 20, 1996. The exercise price of these warrants was reduced from $6.50 to $6.00 during the 60 day period beginning December 12, 1995. During the nine months ended September 30, 1996, the Company issued 581,333 shares of its common stock as a result of the exercise of 581,333 Private Warrants. Net proceeds from the exercise of these warrants amounted to approximately $3.4 million. The remaining 252,000 Private Warrants expired on July 20, 1996. The shares of common stock underlying the Private Warrants were registered for sale by the holders thereof under the Securities Act of 1933, as amended.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

     In February 1993, the Securities and Exchange Commission (the "SEC") initiated a formal investigation into possible violations of the federal securities laws by the Company and certain of its officers and directors. The SEC's examination focused on the Company's public disclosure during the period between July 1991 and April 1992 regarding the status of the Company's abbreviated new drug applications ("ANDAs") for Piroxicam and Minoxidil and on sales of securities during this period by certain persons, including certain Company executive officers and/or directors.

     On May 2, 1996, the Company and Patrick J. McEnany, the Company's Chairman and Chief Executive Officer, entered into a settlement (the "Settlement") with the SEC resolving the SEC's formal investigation with respect to the Company and Mr. McEnany, without admitting or denying that a violation of the securities laws had occurred. As part of the Settlement, the Company and Mr. McEnany consented to the granting of a civil injunction requiring them to comply with the federal securities laws in the future. Further, in connection with the Settlement, Mr. McEnany paid a $25,000 administrative fine, which amount was reimbursed to Mr. McEnany by the Company under the indemnification provisions of the Company's Articles of Incorporation and By-Laws. The Company believes that the Settlement brings to a close the SEC's investigation of the Company and Mr. McEnany.

     In January 1994, the Company was served with a suit brought by one of its shareholders who opted out of the Company's settlement of the class action litigation settled during 1993. The suit, Dinesh Shah v. Royce Laboratories, Inc. and Chatfield Dean & Co., Inc., 94 CIV 0061 (S.D. N.Y.) which was also brought against one of the underwriters of the Company's January 1992 public offering, alleged that the Company's January 9, 1992 prospectus was false and misleading. In August 1996, the Company settled this matter for $25,000 in cash.

     On August 4, 1995, the Company was sued by Bristol-Myers Squibb Company, Inc. and E.R. Squibb & Sons, Inc. (collectively, "Bristol-Myers") in the Southern District of Florida with respect to Captopril (Case No.
95-1682-CIV-Davis). For information regarding this suit, see Note 10 (IV) (A) of the Notes to

                            ROYCE LABORATORIES, INC.

Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. In July 1996, this suit was dismissed without any further liability to the Company.

     An agreement in which one of the Company's customers could earn options to purchase shares of the Company's common stock by meeting certain purchase targets expired during the second quarter of 1996. The Company believes, and has been so advised by its legal counsel, that based upon the terms and its interpretation of the written agreement, the customer did not satisfy the purchase requirement under the agreement and thus, did not earn the options. Accordingly, the Company has not recorded any sales allowance relating to these options. Notwithstanding, the customer may disagree with this interpretation and no assurance can be given as to the ultimate outcome of any dispute with respect to this issue. The future resolution of this matter in a manner inconsistent with the Company's interpretation would result in a charge to earnings at the time of any such resolution.

     In the ordinary course of business, the Company is at times involved in other legal actions and proceedings. Presently, there are no such actions which are expected to have a significant effect on the Company's operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Watson Pharmaceuticals, Inc.

     In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Watson Pharmaceuticals, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Somerset Pharmaceuticals, Inc. (Somerset), an entity which is 50% owned by the Company. The Company's investment in Somerset aggregated $25,741,000 and $22,554,000 at December 31, 1995 and 1994, respectively, and its equity in the earnings of Somerset totaled $24,800,000, $25,100,000 and $23,800,000 for the years ended December 31, 1995, 1994 and 1993, respectively. In addition, we did not audit the financial statements of Circa Pharmaceuticals, Inc. (Circa), a wholly owned subsidiary, as of December 31, 1994 and for the each of the two years in the period ended December 31, 1994, which statements reflect total assets of $103,857,000 (includes $22,554,000 of investment in Somerset) and net income of $17,259,000 and $8,395,000 (includes equity in the earnings of Somerset of $25,100,000 and $23,800,000, respectively) for the years ended December 31, 1994 and 1993, respectively. Those financial statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Somerset and Circa, is based solely on the reports of each of the respective other auditors. We conducted our audits of the financial statements of Watson Pharmaceuticals, Inc. in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the respective reports of other auditors provide a reasonable basis for the opinion expressed above.

     As described in Notes 1 and 2, on February 27, 1997, the Company merged with Oclassen Pharmaceuticals, Inc. (Oclassen) in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Watson Pharmaceuticals Inc. with Oclassen.

     In our opinion, based upon our audits and the reports of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Watson Pharmaceuticals, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Somerset, an entity which is 50% owned by the Company. The Company's investment in Somerset aggregated $25,741,000 and $22,554,000 at December 31, 1995 and 1994, respectively, and its equity in the earnings of Somerset totaled $24,800,000, $25,100,000 and $23,800,000 for the years ended December 31, 1995, 1994 and 1993, respectively. We did not audit the financial statements of Circa, a wholly owned subsidiary, as of December 31, 1994 and for the each of the two years in the period ended December 31, 1994, which statements reflect total assets of $103,857,000 (includes $22,554,000 of investment in Somerset) and net income of $17,259,000 and $8,395,000 (includes equity in the earnings of Somerset of $25,100,000 and $23,800,000, respectively) for the years ended December 31, 1994 and 1993, respectively. In addition, we did not audit the financial statements of Oclassen which statements reflect total assets of $30,021,000 and $28,041,000 at December 31, 1995 and 1994,
respectively, and total revenues of

$29,247,000, $28,557,000 and $25,148,000 for the years ended December 31, 1995,
1994 and 1993, respectively. Those financial statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Somerset, Circa and Oclassen, is based solely on the reports of each of the respective other auditors. We conducted our audits of the supplementary financial statements of Watson Pharmaceuticals, Inc. in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the respective reports of the other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Costa Mesa, California
February 5, 1996, except as to
Note 13, which is as of
March 4, 1996 and except as to
the pooling of interests with Oclassen
which is as of February 27, 1997

     INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Somerset Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995 (incorporated herein and not included separately). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP
-------------------------
Pittsburgh, Pennsylvania
February 2, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Circa Pharmaceuticals, Inc.

     We have audited the accompanying consolidated balance sheet of Circa Pharmaceuticals, Inc. and Subsidiaries (the "Company") as of December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Somerset Pharmaceuticals, Inc. ("Somerset"), an entity which is 50% owned by the Company. The Company's investment in Somerset constitutes 22% of consolidated total assets in 1994. In 1994 and 1993, the Company has recorded income from Somerset of $25,089,000 and $23,787,000, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Somerset, is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Circa Pharmaceuticals, Inc. and Subsidiaries as of December 31, 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 2, the Company changed its method of accounting for investments in marketable securities effective January 1, 1994.

COOPERS & LYBRAND L.L.P.

/s/ Coopers & Lybrand L.L.P.
----------------------------
Melville, New York
February 7, 1995.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Oclassen Pharmaceuticals, Inc.:

     We have audited the balance sheets of Oclassen Pharmaceuticals, Inc. (a Delaware corporation) as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oclassen Pharmaceuticals, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oakland, California
February 8, 1996

                          WATSON PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1994
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents (Note 1)........................    $ 92,214       $ 71,165
  Marketable securities (Note 1)............................      26,038         35,531
  Accounts receivable, net of allowances for doubtful
     accounts of $1,320 and $903 (Note 1)...................      25,081         16,128
  Royalty receivable (Note 6)...............................       8,205
  Inventories (Note 3)......................................      22,637         16,361
  Prepaid expenses and other current assets.................       2,344          2,732
  Current deferred tax assets (Note 7)......................      21,115         30,995
                                                                --------       --------
          Total current assets..............................     197,634        172,912
Property and equipment, net (Note 3)........................      69,999         54,115
Investments in joint ventures and other long-term
  investments (Note 4)......................................      49,355         31,824
Other assets................................................       5,133          3,465
                                                                --------       --------
          Total assets......................................    $322,121       $262,316
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses (Note 3)............    $ 25,215       $ 17,610
  Income taxes payable (Note 7).............................       2,985
  Current portion of long-term debt (Note 5)................         622            641
                                                                --------       --------
          Total current liabilities.........................      28,822         18,251
Long-term debt (Note 5).....................................       3,577          5,058
Deferred partnership liability (Note 6).....................                     14,033
Other liabilities...........................................         687          1,604
                                                                --------       --------
          Total liabilities.................................      33,086         38,946
                                                                --------       --------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Preferred stock; no par; 2,500,000 shares authorized; none outstanding (Note 8)
  Common stock; par value of $.0033; 100,000,000 shares
     authorized; 36,368,725 and 35,782,704 shares issued and
     outstanding, respectively (Note 8).....................         120            118
  Additional paid-in capital................................     146,439        132,115
  Retained earnings.........................................     142,711         94,821
  Unrealized holding gain (loss) on marketable securities...         621           (870)
  Unearned compensation-stock awards (Note 1)...............        (856)        (2,814)
                                                                --------       --------
          Total stockholders' equity........................     289,035        223,370
                                                                --------       --------
          Total liabilities and stockholders' equity........    $322,121       $262,316
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                          WATSON PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995        1994       1993
                                                              ---------   --------   ---------
Revenues:
  Product sales.............................................   $130,688    $93,649    $ 70,838
  Royalty income (Note 6)...................................     22,247      1,209
                                                               --------    -------    --------
          Total revenues....................................    152,935     94,858      70,838
                                                               --------    -------    --------
Operating expenses:
  Cost of revenues (Note 9).................................     64,996     48,972      39,207
  Research and development (Note 9).........................     18,573     18,980      15,085
  Selling, general and administrative (Note 9)..............     17,030     13,342      15,682
  Merger expenses (Note 2)..................................     13,939
                                                               --------    -------    --------
          Total operating expenses..........................    114,538     81,294      69,974
                                                               --------    -------    --------
Operating income............................................     38,397     13,564         864
                                                               --------    -------    --------
Other income (expense):
  Equity in earnings of joint ventures (Note 4).............     22,766     24,968      24,688
  Investment and other income...............................     11,594      6,542      16,879
  Gain from (provision for) legal settlements...............                 2,299      (6,297)
  Partnership loss..........................................                            (7,644)
                                                               --------    -------    --------
          Total other income, net...........................     34,360     33,809      27,626
                                                               --------    -------    --------
Income before provision for income taxes....................     72,757     47,373      28,490
Provision (benefit) for income taxes (Note 7)...............     24,867     10,828     (21,927)
                                                               --------    -------    --------
Net income..................................................   $ 47,890    $36,545    $ 50,417
                                                               ========    =======    ========
Per share data:
Earnings per share (Note 1).................................   $   1.29    $  1.00    $   1.42
                                                               ========    =======    ========
Weighted average number of common and common equivalent
  shares outstanding (Note 1)...............................     37,143     36,515      35,504
                                                               ========    =======    ========

          See accompanying notes to consolidated financial statements.

                          WATSON PHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                      UNREALIZED
                                                                         NOTES       HOLDING GAIN
                             COMMON STOCK     ADDITIONAL               RECEIVABLE       (LOSS)         UNEARNED         TOTAL
                            ---------------    PAID-IN     RETAINED       FROM       ON MARKETABLE   COMPENSATION   STOCKHOLDERS'
                            SHARES   AMOUNT    CAPITAL     EARNINGS   STOCKHOLDERS    SECURITIES     STOCK AWARDS      EQUITY
                            ------   ------   ----------   --------   ------------   -------------   ------------   -------------
BALANCE AT DECEMBER 31,
  1992....................  31,699    $105     $ 71,629    $  7,859       $(42)                        $(4,850)       $ 74,701
  Net proceeds from
    initial public
    offering..............   2,443       8       25,975                                                                 25,983
  Net proceeds from second
    public offering.......   1,065       3       28,921                                                                 28,924
  Exercise of
    options/warrants......     410       1        2,093                                                                  2,094
  Net collections of notes
    receivable from
    stockholders..........                                                   2                                               2
  Tax benefit related to
    stock option plan.....                        2,285                                                                  2,285
  Common stock issued to
    employees.............     344       1        2,862                                                 (2,863)              0
  Cancellation of common
    stock issued to
    employees.............    (411)     (1)      (2,960)                                                 2,163            (798)
  Amortization of unearned
    compensation..........                                                                               1,471           1,471
  Net income..............                                   50,417                                                     50,417
                            ------    ----     --------    --------       ----          ------         -------        --------
BALANCE AT DECEMBER 31,
  1993....................  35,550     117      130,805      58,276        (40)                         (4,079)        185,079
  Exercise of
    options/warrants......     213       1          425                                                                    426
  Collections of notes
    receivable from
    stockholders..........                                                  40                                              40
  Tax benefit related to
    stock option plan.....                          659                                                                    659
  Common stock issued to
    employees.............      26                  326                                                                    326
  Cancellation of common
    stock issued to
    employees.............      (6)                (100)                                                    80             (20)
  Amortization of unearned
    compensation..........                                                                               1,185           1,185
  Adjustment for
    unrealized holding
    loss on investment....                                                              $ (870)                           (870)
  Net income..............                                   36,545                                                     36,545
                            ------    ----     --------    --------       ----          ------         -------        --------
BALANCE AT DECEMBER 31,
  1994....................  35,783     118      132,115      94,821                       (870)         (2,814)        223,370
  Exercise of options.....     586       2        7,516                                                                  7,518
  Tax benefit related to
    stock option plan.....                        6,808                                                                  6,808
  Amortization of unearned
    compensation..........                                                                               1,958           1,958
  Adjustment for
    unrealized holding
    gain on investment....                                                               1,491                           1,491
  Net income..............                                   47,890                                                     47,890
                            ------    ----     --------    --------       ----          ------         -------        --------
BALANCE AT DECEMBER 31,
  1995....................  36,369    $120     $146,439    $142,711       $             $  621         $  (856)       $289,035
                            ======    ====     ========    ========       ====          ======         =======        ========

          See accompanying notes to consolidated financial statements.

                          WATSON PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1995        1994        1993
                                                              ----------   ---------   ---------
Cash Flows from Operating Activities:
  Net income................................................   $  47,890    $ 36,545    $ 50,417
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................       5,243       4,447       3,666
    Amortization of unearned compensation-stock awards......       1,958       1,491       1,471
    Amortization of deferred income and bond premium........        (917)       (146)       (917)
    Decrease in deferred partnership liability..............     (14,033)     (1,209)
    Dividends received from Somerset........................      18,000      18,000      17,688
    Equity in earnings of joint ventures....................     (19,067)    (20,945)    (13,152)
    Gain on sale of Marsam stock............................      (6,243)     (3,180)    (14,491)
    Gain on settlements with former officers................                  (2,299)     (3,416)
    Provision for doubtful accounts.........................         417         119         257
    Tax benefit related to stock option plan................       6,808         659       2,285
  Changes in assets and liabilities:
    Increase in accounts receivable.........................      (9,371)     (7,262)     (2,089)
    Increase in royalty receivable..........................      (8,205)
    Increase in inventories.................................      (6,276)     (3,715)     (4,829)
    Decrease in prepaid expenses and other current assets...          24         420         845
    (Increase) decrease in deferred tax assets..............       8,215        (597)    (29,632)
    (Increase) decrease in other assets.....................          82          49        (157)
    Increase in accounts payable and accrued expenses.......       7,605       1,931       7,798
    Increase (decrease) in income taxes payable.............       3,263                    (360)
    Decrease in accrual for legal settlements...............                 (10,881)     (5,256)
                                                               ---------    --------    --------
         Total adjustments..................................     (12,497)    (23,118)    (40,289)
                                                               ---------    --------    --------
         Net cash provided by operating activities..........      35,393      13,427      10,128
                                                               ---------    --------    --------
Cash Flows from Investing Activities:
  Additions to property and equipment.......................     (22,588)    (21,484)    (13,380)
  Disposals of property and equipment.......................       1,463         104           4
  Purchases of marketable securities........................    (386,502)    (19,164)    (18,173)
  Proceeds from sale of marketable securities...............     396,725      45,324
  Proceeds from sale of Marsam stock........................       7,005       3,869      16,428
  Proceeds from sale of a joint venture.....................                   7,992
  Investment in Andrx.......................................     (15,645)     (6,000)
  Investment (increase) decrease in other joint ventures....        (818)     (1,518)        676
  Payment to partnership....................................                              (8,000)
                                                               ---------    --------    --------
         Net cash provided by (used in) investing
           activities.......................................     (20,360)      9,123     (22,445)
                                                               ---------    --------    --------
Cash Flows from Financing Activities:
  Net proceeds from initial public offering.................                              25,983
  Net proceeds from second public offering..................                              28,924
  Proceeds from issuance of long-term debt..................                   5,000
  Principal payments on long-term debt......................      (1,502)     (1,938)     (2,665)
  Purchase and retirement of stock..........................                                (825)
  Proceeds from exercise of stock options...................       7,518         426       2,094
  Net collections of notes receivable from stockholders.....                      40           2
                                                               ---------    --------    --------
         Net cash provided by financing activities..........       6,016       3,528      53,513
                                                               ---------    --------    --------
Net increase in cash and cash equivalents...................      21,049      26,078      41,196
Cash and cash equivalents at beginning of year..............      71,165      45,087       3,891
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $  92,214    $ 71,165    $ 45,087
                                                               =========    ========    ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
    Interest................................................   $     446    $    901    $    778
    Income taxes............................................   $   6,765    $ 10,082    $  6,387
Additional Disclosures of Non-cash Items:
  Stock issued in exchange for note receivable..............                            $     20

          See accompanying notes to consolidated financial statements.

                          WATSON PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

     Watson Pharmaceuticals, Inc. (the "Company") is engaged in the production, marketing and distribution of off-patent pharmaceutical products and the research and development of proprietary pharmaceutical products and drug delivery systems. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, including Circa Pharmaceuticals, Inc. ("Circa") that merged with the Company on July 17, 1995 (Note 2). Investments are accounted for under the equity method of accounting where the Company can exert significant influence and ownership does not exceed 50%. All investments in which the Company holds less than a 20% interest and does not exert significant influence are accounted for under the cost method of accounting. Intercompany accounts and transactions have been eliminated.

     The Company's wholly-owned subsidiaries include Watson Laboratories, Inc. ("Watson Labs"), Circa, Watson Pharmaceuticals (Asia), Ltd. ("Watson (Asia)"), and Corona Pharmaceuticals, Inc. (currently inactive). Watson (Asia) was formed in 1995 to expand the Company's operations into the Asian and Pacific Rim markets. In 1995, the Company developed a plan to merge its wholly-owned subsidiary, Zetachron, Inc. ("Zetachron") into Watson Labs. At December 31, 1995, all Zetachron assets were either merged into Watson Labs or disposed of for an immaterial loss. The Company's investments accounted for under the equity method include Somerset Pharmaceuticals, Inc. and ANCIRC. The investment in Andrx Corporation is accounted for under the cost method of accounting. See Note 4 for further discussion of these investments.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include time deposits and readily marketable securities with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments" ("SFAS 107"). The carrying amounts of cash and cash equivalents, marketable securities, accounts and other receivables, inventories, accounts payable, accrued expenses and debt approximate fair value. For certain long-term investments for which there are no market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. It was not practicable to estimate the fair value of an investment representing 19.5% of the issued common stock of Andrx Corporation, a privately-held company. Accordingly, the investment in Andrx was carried at its original cost of $21.6 million at December 31, 1995.

MARKETABLE SECURITIES

     The Company's investment portfolio consists of fixed income securities, equity securities and money market funds, all of which are included in the Company's cash and cash equivalents or marketable securities. In 1994, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS 115, all of the Company's investments are classified as "available-for-sale" securities and are reported at fair market value. Any unrealized holding gains or losses are reported as a separate component of stockholders' equity. Realized gains and losses are determined on the specific identification method and are reported in income. Maturity dates on fixed income securities ranged from 1996 to 2023.

                          WATSON PHARMACEUTICALS, INC.

     The amortized cost and fair market values of all marketable securities are summarized as follows (in thousands):

                                                              DECEMBER 31, 1995
                                                ----------------------------------------------
                                                              GROSS        GROSS        FAIR
                                                AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                  COST        GAINS        LOSSES      VALUES
                                                ---------   ----------   ----------   --------
Fixed income securities:
  U.S. Treasury securities....................  $ 36,741       $463        $ (54)     $ 37,150
  State-issued securities.....................     4,400                                 4,400
  Corporate bonds.............................     9,444        232                      9,676
  Commercial paper............................    46,197                     (48)       46,149
Equity securities.............................     6,624         28                      6,652
Money market funds............................    14,225                                14,225
                                                --------       ----        -----      --------
                                                $117,631       $723        $(102)     $118,252
                                                ========       ====        =====      ========

                                                              DECEMBER 31, 1994
                                                ----------------------------------------------
                                                              GROSS        GROSS        FAIR
                                                AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                  COST        GAINS        LOSSES      VALUES
                                                ---------   ----------   ----------   --------
Fixed income securities:
  U.S. Treasury securities....................  $ 51,526      $           $(2,610)    $ 48,916
  State-issued securities.....................     8,961                      (62)       8,899
  Commercial paper............................    16,699                                16,699
Equity securities.............................     4,648                     (771)       3,877
Marsam common stock...........................       763       2,573                     3,336
Money market funds............................    24,969                                24,969
                                                --------      ------      -------     --------
                                                $107,566      $2,573      $(3,443)    $106,696
                                                ========      ======      =======     ========

     Realized gains from the sales of Marsam common stock were $6.2 million, $3.2 million and $14.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. Realized gains and losses from the sales of other marketable securities were not material for the three years in the period ended December 31, 1995.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major renewals and improvements are capitalized, while normal maintenance and repairs are expensed as incurred. At the time properties are retired from service, the cost and accumulated depreciation are removed from the respective accounts and gains or losses are reflected in income.

     Depreciation expense is computed principally on a straight-line basis over the estimated useful lives of two to ten years for furniture, fixtures and equipment and thirty years for buildings and building improvements. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the terms of the respective leases.

                          WATSON PHARMACEUTICALS, INC.

UNEARNED COMPENSATION

     Prior to its merger with the Company (Note 2), Circa maintained stock award plans (the "stock awards") for key employees and officers. The stock awards contained certain vesting provisions which required unearned compensation to be recorded for the fair market value of the shares issued. Concurrent with the merger, the stock awards were converted to equivalent common shares in the Company pursuant to the merger exchange ratio in the merger agreement. Compensation expense was charged on a straight-line basis to selling, general and administrative expense over the related vesting periods. At December 31, 1995, unearned compensation related to the stock awards totalled $856,000 and will be amortized through January 1997.

REVENUE RECOGNITION

     Revenues from product sales are recognized upon shipment and are net of returns. Royalty income is recognized as earned pursuant to the terms of the Company's amended agreement with Rhone-Poulenc Rorer, Inc. (Note 6).

PRODUCT SALES TO MAJOR CUSTOMERS

     In 1993, two customers accounted for 21% of product sales, 10% and 11% individually. In 1994, one customer accounted for 10% of product sales. In 1995, no individual customers accounted for more than 10% of the Company's product sales.

RESEARCH AND DEVELOPMENT ACTIVITIES

     The costs associated with the development, testing and approval of pharmaceutical products and drug delivery systems are expensed as incurred.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes". Under the liability method specified by SFAS 109, the deferred tax assets and liabilities are measured each year based on the difference between the financial statement and income tax bases of assets and liabilities at the applicable enacted income tax rates. The deferred tax provision is the result of changes in the deferred tax assets and liabilities.

EARNINGS PER SHARE

     The computation of earnings per share is based on the weighted average number of common shares outstanding. The weighted average number of shares includes the dilutive effect of the assumed exercise of all outstanding stock options and warrants described in Note 9.

USE OF ESTIMATES BY MANAGEMENT

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions are reflected in the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at December 31, 1995 and 1994. Management's estimates and assumptions are also reflected in the revenues and expenses for the three years ended December 31, 1995.

CONCENTRATION OF CREDIT RISK

     The Company is potentially subject to a concentration of credit risk with respect to its trade receivable balance, all of which is due from service providers, distributors, wholesalers and chain drug stores in the health

                          WATSON PHARMACEUTICALS, INC.

care and pharmaceutical industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts. Actual losses from uncollectible accounts have been within management's expectations.

RECLASSIFICATIONS

     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation. These reclassifications had no effect on net income or retained earnings.

RECENT PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which established a fair-value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will be required to adopt SFAS 123 in 1996. The Company's intention is to continue to account for employee stock awards in accordance with APB Opinion No. 25 and to adopt the disclosure only alternative as described in SFAS 123. Accordingly, it is expected that this adoption will not have a material impact on the Company's consolidated financial statements or results of operations.

     In March 1995, the Financial Accounting Standards Board issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," (SFAS 121) which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective in 1996. The company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect its adoption to have a material impact on the Company's financial condition or results of operations.

2.  MERGER WITH CIRCA

     On July 17, 1995, the stockholders of the Company and Circa approved the merger which resulted in Circa becoming a wholly-owned subsidiary of the Company. Circa, founded in 1960, develops and manufactures off-patent and proprietary drugs, develops alternative drug delivery systems and distributes pharmaceutical products. Under the terms of the merger agreement, Circa stockholders received 0.86 of a share of the Company's common stock for each Circa share. Accordingly, the Company issued approximately 18.7 million shares of its common stock for all of the outstanding common shares of Circa.

     The merger qualifies as a tax-free reorganization and was accounted for as a pooling-of-interests. The Company's financial statements have been retroactively restated to include the results of Circa for all periods presented.

                          WATSON PHARMACEUTICALS, INC.

     Combined and separate results of Watson and Circa during the periods preceding the merger are summarized as follows (in thousands):

                                                  WATSON     CIRCA    ADJUSTMENT   COMBINED
                                                  -------   -------   ----------   --------
Six months ended June 30, 1995 (Unaudited)
  Total revenues................................  $53,142   $ 7,483                $60,625
  Equity in earnings of joint ventures..........            $10,204                $10,204
  Net income....................................  $12,257   $13,447                $25,704
Year ended December 31, 1994
  Total revenues................................  $87,057   $ 7,801                $94,858
  Equity in earnings of joint ventures..........            $24,968                $24,968
  Net income....................................  $18,686   $17,259    $   600     $36,545
Year ended December 31, 1993
  Total revenues................................  $67,547   $ 3,291                $70,838
  Equity in earnings of joint ventures..........            $24,688                $24,688
  Net income....................................  $12,222   $ 8,395    $29,800     $50,417

     The combined financial results of the Company and Circa presented above include adjustments and reclassifications made to conform accounting policies and financial statement presentation of the two companies. The adjustments that affected net income resulted from the reduction in the valuation allowance related to certain net deferred tax assets. These deferred tax assets resulted principally from net operating loss carryforwards and tax credit carryforwards generated by Circa prior to its acquisition by the Company. Previously, these net deferred tax assets were fully reserved by Circa. In determining that the deferred tax assets were fully realizable by the combined company, management considered the prior operating results of each company and the future plans and expectations for the combined company. Intercompany transactions between the two companies for the periods presented were not material.

     In connection with the merger, the Company recorded a one-time charge of $13.9 million for merger-related expenses during the quarter ended September 30, 1995. These expenses included investment banking fees and other costs related to the consolidation of operations between the two companies.

                          WATSON PHARMACEUTICALS, INC.

3.  BALANCE SHEET COMPONENTS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1994
                                                              --------    --------
                                                                 (IN THOUSANDS)
INVENTORIES:
  Raw materials.............................................  $ 11,483    $  7,969
  Work-in-process...........................................     5,112       3,264
  Finished goods............................................     6,042       5,128
                                                              --------    --------
                                                              $ 22,637    $ 16,361
                                                              ========    ========
PROPERTY AND EQUIPMENT:
  Buildings and improvements................................  $ 22,457    $ 23,392
  Leasehold improvements....................................     7,396       7,339
  Land and land improvements................................     4,937       5,058
  Machinery and equipment...................................    41,403      31,421
  Research and laboratory equipment.........................     9,020       7,753
  Furniture and fixtures....................................     2,667       2,372
                                                              --------    --------
                                                                87,880      77,335
  Less accumulated depreciation and amortization............   (32,647)    (28,307)
                                                              --------    --------
                                                                55,233      49,028
  Construction in progress..................................    14,766       5,087
                                                              --------    --------
                                                              $ 69,999    $ 54,115
                                                              ========    ========
ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
  Trade accounts payable....................................  $ 16,824    $ 10,140
  Reserve for litigation settlement.........................     2,839       3,119
  Accrued payroll and benefits..............................     2,716       1,890
  Reserve for sales coupons.................................     1,783
  Other accrued expenses....................................     1,053       2,461
                                                              --------    --------
                                                              $ 25,215    $ 17,610
                                                              ========    ========

4.  INVESTMENTS IN JOINT VENTURES AND OTHER LONG-TERM INVESTMENTS

JOINT VENTURES

  Somerset Pharmaceuticals, Inc. ("Somerset")

     The Company maintains a 50% interest in the outstanding common stock of Somerset and utilizes the equity method to account for this investment. Somerset markets the product Eldepryl(R), which is used in the treatment of Parkinson's disease. Income recognized from Somerset was approximately $24.8 million, $25.1 million and $23.8 million for the years ended December 31, 1995, 1994 and 1993, respectively. Income includes 50% of Somerset's earnings, ongoing management fees and amortization of deferred income, offset by amortization of goodwill. The excess cost of this investment over the Company's proportionate share of Somerset's net assets was $8.4 million and $9.4 million at December 31, 1995 and 1994 respectively, and is being amortized on a straight-line basis over 15 years.

                          WATSON PHARMACEUTICALS, INC.

     Condensed income statements and balance sheets of Somerset are as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1995        1994        1993
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Net revenues.......................................  $107,365    $124,566    $118,998
Costs and expenses.................................    42,812      59,557      55,825
Income taxes.......................................    20,200      20,900      21,408
                                                     --------    --------    --------
          Net income...............................  $ 44,353    $ 44,109    $ 41,765
                                                     ========    ========    ========

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1994
                                                              -------    -------
                                                                (IN THOUSANDS)
Current assets..............................................  $43,993    $48,770
Other assets................................................    7,127      6,380
                                                              -------    -------
          Total assets......................................  $51,120    $55,150
                                                              =======    =======
Current liabilities.........................................  $17,057    $29,211
Other liabilities...........................................       63        292
Stockholders' equity........................................   34,000     25,647
                                                              -------    -------
          Total liabilities and stockholders' equity........  $51,120    $55,150
                                                              =======    =======

  ANCIRC

     In July 1994, the Company and Andrx Corporation ("Andrx") formed a joint venture, ANCIRC, to develop off-patent pharmaceutical products utilizing Andrx's controlled-release technology. During 1995, the terms of the ANCIRC joint venture agreement were amended whereby the Company and Andrx became equal partners in the sharing of costs and profits in the ANCIRC joint venture. Previously, the Company was responsible for 40% of the costs and profits of ANCIRC. The Company utilizes the equity method to account for this joint venture and recognized losses from ANCIRC of approximately $1.7 million and $220,000 for the years ended December 31, 1995 and 1994, respectively.

COMBINED RESULTS FOR UNCONSOLIDATED INVESTMENTS IN JOINT VENTURES

     The following aggregate financial information is provided for unconsolidated investments in joint ventures accounted for using the equity method:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1995        1994        1993
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Net revenues.......................................  $107,365    $126,726    $121,202
                                                     ========    ========    ========
Gross profit.......................................  $ 93,748    $109,979    $107,158
                                                     ========    ========    ========
Net income.........................................  $ 41,099    $ 44,409    $ 43,567
                                                     ========    ========    ========

                          WATSON PHARMACEUTICALS, INC.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1994
                                                              -------   -------
                                                               (IN THOUSANDS)
Current assets..............................................  $44,078   $49,473
Other assets................................................    7,127     6,516
                                                              -------   -------
          Total assets......................................  $51,205   $55,989
                                                              =======   =======
Current liabilities.........................................  $18,422   $30,201
Other liabilities...........................................       63       292
Stockholders' equity........................................   32,720    25,496
                                                              -------   -------
          Total liabilities and stockholders' equity........  $51,205   $55,989
                                                              =======   =======

  American Triumvirate Insurance Company ("ATIC")

     Prior to December 21, 1994, the Company had a 50% ownership interest with another pharmaceutical company in ATIC, a captive insurance company, which underwrote product liability insurance for Circa, Somerset and the joint venture partner. The investment was accounted for under the equity method of accounting. The Company recognized $759,000 and $901,000 as its equity in ATIC's earnings for the years ended December 31, 1994 and 1993, respectively. On December 21, 1994, the Company sold its 50% interest in ATIC to the other joint venture partner. The selling price was $8.2 million, which was equal to 50% of ATIC's shareholders' equity at December 31, 1994. The Company received approximately $8.0 million in cash and established a receivable for the balance. For financial reporting purposes, the sale of ATIC did not result in a gain or loss to the Company.

OTHER LONG-TERM INVESTMENTS

  Andrx Corporation

     Andrx develops advanced controlled-release drug delivery systems and distributes certain off-patent pharmaceutical products manufactured by others. On October 30, 1995, the Company invested an additional $15.6 million in Andrx, bringing its ownership to 19.5% of Andrx's total outstanding common shares. The Company utilizes the cost method to account for its investment in Andrx.

5.  DEBT

     In 1994, the Company entered into an agreement with a bank (the "financing agreement") that provided for several financing facilities. Under the terms of a facility in this agreement, $5.0 million was borrowed in 1994. A seven-year note payable was established, with monthly payments due through September 2001.

     At December 31, 1995, the facilities available to the Company under the financing agreement are composed of (i) a $10 million revolving, unsecured working capital line of credit, (ii) a $6 million revolving, unsecured equipment loan and (iii) a $10 million non-revolving, unsecured building improvement loan. The financing agreement provides for a variable interest rate, which would initially range from the bank's prime rate (8.50% at December 31, 1995) minus one-eighth of a percent to the bank's prime rate. The Company may elect a fixed interest rate, which would be based on the bank's short-term base rate plus a maximum of one and one-eighth percent. The Company must maintain specified financial ratios and must comply with certain restrictive covenants. At December 31, 1995, the Company was in compliance with all of the ratios and covenants. The financing agreement expires on June 1, 1996. Except for the note payable outstanding at December 31, 1995, no borrowings have been made under this financing agreement.

                          WATSON PHARMACEUTICALS, INC.

     Long-term debt is summarized as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1995     1994
                                                              ------   ------
                                                              (IN THOUSANDS)
Note payable to bank, unsecured, at a fixed rate of 8.105%,
  payable in monthly installments of $78, including
  interest, due September 2001..............................  $4,199   $4,770
Mortgage due to bank, repaid on November 30, 1995...........              562
Mortgage due to Pennsylvania Industrial Development
  Authority, repaid on November 30, 1995....................              367
                                                              ------   ------
                                                               4,199    5,699
  Less current portion......................................    (622)    (641)
                                                              ------   ------
          Long-term debt....................................  $3,577   $5,058
                                                              ======   ======

     At December 31, 1995, annual maturities of long-term debt consist of the following:

              YEARS ENDING DECEMBER 31, (IN THOUSANDS)
--------------------------------------------------------------------
1996........................................................  $  622
1997........................................................     673
1998........................................................     730
1999........................................................     791
2000........................................................     858
Thereafter..................................................     525
                                                              ------
                                                              $4,199
                                                              ======

6.  PARTNERSHIP WITH RHONE-POULENC RORER, INC. ("RPR")

     In 1989, the Company and RPR formed a partnership (the "Partnership") to develop and market Dilacor XR(R), a pharmaceutical product used in the treatment of hypertension. Dilacor XR(R) was launched by the Partnership in 1992. At December 31, 1993, a liability was due to the Partnership of $15.2 million for the Company's share of development and operating costs. The Partnership agreement was amended in April 1993, such that after September 1, 1993 the Company earns a royalty from sales of the branded product, Dilacor XR(R). The amended agreement also provided that all royalties earned will be used first to offset the Partnership liability. The royalty rate established for this agreement was 1% in 1994, 20% in 1995 and 1996, 22% from 1997 to 2000 and 3%
thereafter. Royalties earned in excess of the Partnership liability will be remitted to the Company on a quarterly basis. In a subsequent amendment, effective January 1, 1995, it was agreed that royalty income would be determined by prescriptions written, as defined, for Dilacor XR(R).

     For the year ended December 31, 1993, the Company recognized a loss of $7.6 million from the Partnership. For the years ended December 31, 1995 and 1994, the Company earned royalties of $22.2 million and $1.2 million, respectively and recorded a royalty receivable of $8.2 million at December 31, 1995.

                          WATSON PHARMACEUTICALS, INC.

7.  INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             1995        1994         1993
                                                           ---------   ---------   ----------
                                                                     (IN THOUSANDS)
Taxes currently payable:
  Federal................................................    $ 6,623     $ 8,400     $  4,635
  State..................................................      3,336       2,372        1,010
                                                             -------     -------     --------
                                                               9,959      10,772        5,645
Deferred provision (benefit):
  Federal................................................      7,622        (592)     (25,421)
  State..................................................        478         (11)      (4,436)
                                                             -------     -------     --------
                                                               8,100        (603)     (29,857)
Exercise of stock options not treated as a reduction of
  income tax expense.....................................      6,808         659        2,285
                                                             -------     -------     --------
                                                             $24,867     $10,828     $(21,927)
                                                             =======     =======     ========

     The exercise of stock options represents a tax benefit reflected as a reduction of taxes currently payable, however, it is not treated as a reduction of income tax expense for financial reporting purposes. Income taxes have been provided for the possible distribution of approximately $17.0 million of undistributed earnings related to the Company's investments in joint ventures.

     The income tax provision differs from the amount computed by applying the federal income tax rate to income as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1994      1993
                                                              -----     -----     -----
Expected tax at federal statutory rate......................    35%       35%       35%
State income tax, net of federal benefit....................     5         6         6
Research tax credits........................................    (1)       (2)       (3)
Dividends received deduction................................    (7)      (11)      (17)
Non-deductible merger expenses..............................     3
Other.......................................................    (1)       (4)
Reduction of valuation allowance related to deferred tax
  assets....................................................    --        (1)      (98)
                                                                --       ---       ---
                                                                34%       23%      (77)%
                                                                ==       ===       ===

     Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. Deferred tax assets and liabilities are the results of the following temporary differences:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1994
                                                              -------   -------
                                                               (IN THOUSANDS)
Benefits from net operating loss carryforwards..............  $18,122   $26,562
Difference in accounting for inventory and receivables......    4,019     2,045
Benefits from tax credits and carryforward credits..........    2,965     3,023
Difference in depreciation for book and tax purposes........   (4,998)   (3,394)
Difference in investment basis for book and tax.............     (116)      502
Other items.................................................    2,788     2,257
                                                              -------   -------
          Net deferred tax assets...........................  $22,780   $30,995
                                                              =======   =======

                          WATSON PHARMACEUTICALS, INC.

     The Company had net operating loss ("NOL") carryforwards at December 31, 1995 of approximately $51.0 million for federal and New York state income tax purposes. During 1995, the Company utilized NOL carryforwards of approximately $26.3 million and $9.0 million to offset federal and New York state income, respectively. The utilization of the New York NOL carryforward is generally limited to the federal NOL carryforward amount. Due to certain income tax regulations related to the Company's ownership change, the amount of the federal NOL carryforward available to offset future taxable income is subject to an annual limitation of approximately $40.0 million. The annual NOL limitation may be further limited if additional changes in ownership occur. The Company's NOL carryforwards will begin to expire in 2006. The Company has approximately $1.9 million in federal qualified research credits which expire beginning in 2001 and approximately $1.7 million in federal alternative minimum tax credits which have no expiration date. These credits are available to directly offset future federal income taxes.

     The NOL carryforwards discussed above were generated by Circa prior to its acquisition by the Company. Prior to the acquisition, Circa's net deferred tax assets were fully reserved due to uncertainty of future realization. As a result of the acquisition of Circa by Watson, the Company determined that such net deferred tax assets were likely to be realized. See Note 2 for related discussion.

8.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

     In 1992, the Company authorized 2,500,000 shares of no par preferred stock. The Board of Directors has the authority to fix the rights, preferences, privileges and restrictions, including dividend rates, conversion and voting rights, terms and prices of redemptions and liquidation preferences without vote or action by the stockholders. At December 31, 1995, no preferred stock was issued.

WARRANTS

     In 1987, the Company issued warrants to purchase shares of the Company's common stock at $8.48 per share. All of the warrants were exercised prior to their expiration in September 1994, which resulted in the issuance of 101,203 shares of the Company's common stock.

STOCK OPTION PLANS

     The Company has adopted several stock option plans that authorize the granting of options to employees, directors and/or consultants to purchase the Company's common stock subject to certain conditions. The options are generally granted at the fair market value of the shares underlying the options at the date of the grant, become exercisable over a five year period and expire in ten years. In conjunction with the merger with Circa, certain stock option plans were assumed (the "assumed options") by the Company. The assumed options were adjusted by the exchange ratio as specified in the merger agreement. No additional options will be granted under any of the assumed options plans.

                          WATSON PHARMACEUTICALS, INC.

     Activity under the stock option plans during the years ended December 31, 1995, 1994 and 1993 is summarized as follows:

                                                              NUMBER      OPTION PRICE
                                                             OF SHARES      PER SHARE
                                                             ---------   ---------------
Outstanding at December 31, 1992...........................  1,673,059   $ 0.30 - $30.52
  Granted..................................................    204,547   $ 6.69 - $25.00
  Exercised................................................   (357,976)  $ 0.30 - $11.05
  Canceled.................................................    (84,029)  $ 5.38 - $30.52
                                                             ---------   ---------------
Outstanding at December 31, 1993...........................  1,435,601   $ 2.00 - $30.52
  Granted..................................................    741,470   $12.65 - $33.00
  Exercised................................................    (30,512)  $ 3.67 - $16.50
  Canceled.................................................   (170,441)  $ 6.69 - $30.52
                                                             ---------   ---------------
Outstanding at December 31, 1994...........................  1,976,118   $ 2.00 - $33.00
  Granted..................................................  1,572,698   $18.75 - $47.00
  Exercised................................................   (567,107)  $ 2.00 - $49.05
  Canceled.................................................    (70,524)  $14.39 - $37.25
                                                             ---------   ---------------
Outstanding at December 31, 1995...........................  2,911,185   $ 3.67 - $47.00
                                                             =========   ===============
Exercisable at December 31, 1995...........................  1,115,664   $ 3.67 - $36.63
                                                             =========   ===============

     In 1991, the Company issued 330,125 non-statutory options at an exercise price of $3.67 per share. Through December 31, 1995, 103,299 of these options were exercised. The remaining 226,826 options are exercisable in 1996.

9.  RELATED PARTIES

     The Company leases a portion of its facilities from related parties. The rent expense is charged to cost of revenues, research and development and selling, general and administrative expenses. These leases are summarized below:

     In 1985, the Company entered into leases for a manufacturing facility and leasehold improvements with a family trust in which the Chief Executive Officer and certain family members are beneficiaries for an original term of ten years, commencing January 1, 1986. The agreement for the leasehold improvements has expired and the obligation was paid in full at December 31, 1995. The lease for the manufacturing facility was extended through December 31, 2000, requires monthly payments of approximately $25,000 and includes a 5% per year escalation factor.

     In 1989, the Company assigned its purchase rights under a lease for office and manufacturing facilities to a partnership in which the Chief Executive Officer and certain family members are the general partners. The partnership purchased the facilities and assumed the lease with the Company. In April 1994, the Company acquired the manufacturing and office facilities from the family partnership for a purchase price of $3.6 million which approximated the fair market value at the time of sale.

     The Company's research and development facility in Pennsylvania is leased from a partnership in which the Chairman of the Board is a partner. The 15 year lease was entered into on March 1, 1984. Lease payments of approximately $130,000 were made to the partnership in each of the three years ended December 31, 1995. The Company has the option, at any time during the lease period, to purchase the building from the partnership for the partnership's cost ($1.2 million) plus the cost of any partnership improvements to the building. The Company guarantees the partnership's mortgage on the building.

                          WATSON PHARMACEUTICALS, INC.

     Rent paid to related parties is summarized as follows:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              1995   1994   1993
                                                              ----   ----   ----
                                                                (IN THOUSANDS)
Cost of revenues............................................  $247   $323   $548
Research and development expenses...........................   154    133    225
Selling, general and administrative expenses................    31     94    122
                                                              ----   ----   ----
                                                              $432   $550   $895
                                                              ====   ====   ====

10.  COMMITMENTS AND CONTINGENCIES

FACILITY AND EQUIPMENT LEASES

     The Company has entered into operating leases for certain of its facilities and equipment. The terms of the operating leases for the Company's facilities require the Company to pay property taxes, normal maintenance expenses and maintain minimum insurance coverage. Total rental expense for operating leases were approximately $631,000, $1.1 million and $1.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     At December 31, 1995, future minimum lease payments under all noncancelable operating leases consist of the following:

              YEARS ENDING DECEMBER 31, (IN THOUSANDS)
--------------------------------------------------------------------
1996........................................................  $  642
1997........................................................     629
1998........................................................     507
1999........................................................     320
2000........................................................     297
                                                              ------
          Total minimum lease payments......................  $2,395
                                                              ======

EMPLOYEE RETIREMENT PLAN

     The Company maintains a 401(k) retirement plan covering substantially all employees. Monthly contributions are made by the Company based upon the employee contributions to the plan. The Company contributed approximately $190,000, $161,000 and $67,000 to the retirement plan for the years ended December 31, 1995, 1994 and 1993, respectively.

LEGAL MATTERS

  March 1996 Settlement of United States Department of Justice Inquiry

     In July 1995, Circa initiated discussions with the United States Department of Justice as to the possible resolution of a long-standing open inquiry with regard to possible violations of the False Claims Act in respect of drugs sold prior to cessation of these product sales in 1990. Through these discussions, the parties entered into a settlement agreement in March 1996. Under the terms of this agreement, in March 1996 the Company paid $2.7 million in settlement of all outstanding claims. The Company had established a reserve at December 31, 1995 for the full amount of the settlement.

                          WATSON PHARMACEUTICALS, INC.

  1993 and 1994 Legal Settlements and Legal Provisions

     In November 1994, Circa settled its litigation with a former president, who resigned in 1990. Under the terms of the agreement, the former president, through an escrow agent, sold all of the 528,108 shares of Circa's common stock owned by him. The proceeds from the sale of a substantial portion of such shares, after payment of expenses and various taxes, were utilized to settle Circa's claim that his conduct damaged Circa and also to reimburse Circa for legal expenses paid on his behalf in past years. Circa recognized a gain on settlement of $2.3 million.

     In 1994, Circa made cash settlement payments aggregating $8.9 million, which amounts had been provided for in prior years. Such payments related to civil anti-trust claims settled in 1994 and other claims settled in prior years.

     In 1993, Circa settled anti-trust and other matters requiring payments of $4.8 million. In addition, Circa recorded a gain of $2.5 million related to a settlement of an action against a former officer and received a refund of $1.1 million from a settlement fund established in 1991. Income from these events was offset by an increase in the liability for future legal settlements.

     The Company is involved in various disputes and litigation matters which arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits may adversely effect the Company. Management believes, however, that the ultimate resolution of such matters will not have a material adverse impact on the Company's financial position or results of operations.

11.  SUBSEQUENT EVENT

     In March 1996, the Company's wholly-owned subsidiary, Watson Pharmaceuticals (Asia) Ltd. ("Watson (Asia)") entered into an agreement to form two joint ventures with China-based Changzhou No. 4 Pharmaceutical Factory ("Changzhou"). The first joint venture, Changzhou Watson Pharmaceuticals Co. Ltd. ("Joint Venture A") will establish a manufacturing facility in China for the production, marketing and sales of pharmaceuticals and related products. A second joint venture will be known as Changzhou Siyao Pharmaceuticals Co. Ltd. ("Joint Venture B"). Joint Venture B will provide the raw materials to Joint Venture A. The total investment by Watson (Asia) in Joint Ventures A and B is anticipated to be approximately $9.0 million. Joint Venture A will be 87.5% owned by Watson (Asia) and 12.5% owned by Changzhou. Joint Venture B will be owned 25% by Watson (Asia) and 75% by Changzhou. The Company will consolidate Joint Venture A and will account for Joint Venture B under the equity method of accounting.

                SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

        WATSON PHARMACEUTICALS, INC., AND OCLASSEN PHARMACEUTICALS, INC.

                          WATSON PHARMACEUTICALS, INC.

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1994
                                                              ------------   ------------
                           ASSETS
Current assets:
  Cash and cash equivalents (Note 1)........................    $ 95,216       $ 74,618
  Marketable securities (Note 1)............................      41,761         50,476
  Accounts receivable, net of allowances for doubtful
     accounts of $2,135 and $1,346..........................      28,126         18,970
  Royalty receivable (Note 6)...............................       8,205
  Inventories (Note 3)......................................      25,886         20,134
  Prepaid expenses and other current assets.................       4,161          4,573
  Deferred tax assets (Note 7)..............................      21,115         30,995
                                                                --------       --------
          Total current assets..............................     224,470        199,766
Property and equipment, net (Note 3)........................      71,045         55,302
Investments in joint ventures and other long-term
  investments (Note 4)......................................      49,355         31,824
Other assets................................................       7,272          3,465
                                                                --------       --------
Total assets................................................    $352,142       $290,357
                                                                ========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses (Note 3)............    $ 32,817       $ 25,971
  Income taxes payable (Note 7).............................       2,985
  Current portion of long-term debt (Note 5)................         622            641
                                                                --------       --------
          Total current liabilities.........................      36,424         26,612
Long-term debt (Note 5).....................................       3,577          5,058
Deferred partnership liability (Note 6).....................          --         14,033
Other liabilities...........................................         726          1,679
                                                                --------       --------
          Total liabilities.................................      40,727         47,382
                                                                --------       --------
Mandatorily Redeemable Preferred Stock (Note 8).............      36,650         33,933
Commitments and contingencies (Note 12)
Stockholders' equity:
  Preferred stock; no par; 2,500,000 shares authorized; none outstanding (Note 9)
  Preferred Stock, Series A, $0.001 par value; 1,000,000
     shares authorized, 500,000 shares issued and
     outstanding............................................       1,000          1,000
  Common stock; par value of $.0033; 100,000,000 shares
     authorized; 37,016,662 and 36,417,234 shares issued and
     outstanding, respectively (Note 9).....................         123            121
  Additional paid-in capital................................     147,662        133,199
  Retained earnings.........................................     126,859         79,059
  Unrealized holding gain (loss)............................         621           (870)
  Notes receivable -- common stock..........................        (644)          (653)
  Unearned compensation -- stock awards (Note 1)............        (856)        (2,814)
                                                                --------       --------
          Total stockholders' equity........................     274,765        209,042
                                                                --------       --------
          Total liabilities and stockholders' equity........    $352,142       $290,357
                                                                ========       ========

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                SUPPLEMENTARY CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995        1994        1993
                                                              ---------   ---------   ---------
Revenues:
  Product sales.............................................   $159,724    $121,703    $ 95,503
  Royalty income (Note 6)...................................     22,247       1,209
                                                               --------    --------    --------
          Total revenues....................................    181,971     122,912      95,503
                                                               --------    --------    --------
Operating expenses:
  Cost of revenues (Note 10)................................     74,274      57,957      47,400
  Research and development (Note 10)........................     22,350      22,565      18,316
  Selling, general and administrative (Note 10).............     31,545      28,070      28,752
  Merger expenses (Note 2)..................................     13,939
                                                               --------    --------    --------
          Total operating expenses..........................    142,108     108,592      94,468
                                                               --------    --------    --------
Operating income............................................     39,863      14,320       1,035
Other income (expense):
  Equity in earnings of joint ventures (Note 4).............     22,766      24,968      24,688
  Investment and other income...............................     12,755       7,768      17,904
  Gain from (provision for) legal settlements...............                  2,299      (6,297)
  Partnership loss..........................................                             (7,644)
                                                               --------    --------    --------
          Total other income, net...........................     35,521      35,035      28,651
                                                               --------    --------    --------
Income before provision for income taxes....................     75,384      49,355      29,686
Provision (benefit) for income taxes (Note 7)...............     24,867      10,853     (21,917)
                                                               --------    --------    --------
Net income..................................................   $ 50,517    $ 38,502    $ 51,603
                                                               ========    ========    ========
Net income available to common stockholders.................   $ 47,800    $ 36,585    $ 51,494
                                                               ========    ========    ========
Per share data:
  Earnings per share
     -- Primary.............................................   $   1.27    $   0.98    $   1.42
                                                               ========    ========    ========
     -- Fully diluted.......................................                           $   1.33
                                                                                       ========
Weighted average number of common and common equivalent
  shares outstanding:
     -- Primary.............................................     37,778      37,144      36,132
                                                               ========    ========    ========
     -- Fully diluted.......................................                             38,748
                                                                                       ========

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                   SERIES A
                                  CONVERTIBLE                                                                   UNREALIZED
                                   PREFERRED                                                                     HOLDING
                                     STOCK         COMMON STOCK     ADDITIONAL   RETAINED     RECEIVABLE      GAIN (LOSS) ON
                                ---------------   ---------------    PAID-IN     EARNINGS        FROM       AVAILABLE-FOR-SALE
                                SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     (DEFICIT)   STOCKHOLDERS       SECURITIES
                                ------   ------   ------   ------   ----------   ---------   ------------   ------------------
BALANCE AT DECEMBER 31,
 1992.........................   500     1,000    32,333   $ 107     $ 72,935     ($9,020)      ($783)            $   --
 Net proceeds from initial
   public offering............                    2,443        8       25,975
 Net proceeds from second
   public offering............                    1,065        4       28,920
 Exercise of
   options/warrants...........                      410        1        2,098
 Net collection of note
   receivable from
   stockholders...............                                                                      2
 Tax benefit related to stock
   option plan................                                          2,285
 Common stock issued to
   employees..................                      344        1        2,862
 Cancellation of common stock
   issued to employees........                     (411)      (1)      (2,960)
 Amortization of unearned
   compensation...............
 Repurchases of common stock,
   net of issuances...........                      (10)                 (107)                    113
 Elimination of unamortized
   deferred compensation......                                           (246)
 Accretion of issuance cost of
   mandatorily redeemable
   preferred stock............                                                       (109)
 Net income...................    --        --                                     51,603
                                 ---     -----    ------   -----     --------     --------      -----              -----
BALANCE AT DECEMBER 31,
 1993.........................   500     1,000    36,174     120      131,762      42,474        (668)                --
 Exercise of
   options/warrants...........                      224        1          515
 Collection of note receivable
   from stockholders..........                                                                     40
 Tax benefit related to stock
   option plan................                                            659
 Common stock issued to
   employees..................                       26                   326
 Cancellation of common stock
   issued to employees........                       (6)                 (100)
 Amortization of unearned
   compensation...............
 Adjustment for unrealized
   holding loss on
   investment.................                                                                                      (870)
 Repurchases of common stock,
   net of issuances...........                       (1)                   37                     (25)
 Accretion of issuance cost of
   mandatorily redeemable
   preferred stock............                                                       (109)
 Cumulative dividends on
   mandatorily redeemable
   preferred stock............                                                     (1,808)
 Net income...................    --        --                                     38,502
                                 ---     -----    ------   -----     --------     --------      -----              -----


                                                 UNEARNED         TOTAL
                                  DEFERRED     COMPENSATION   STOCKHOLDERS'
                                COMPENSATION   STOCK AWARDS      EQUITY
                                ------------   ------------   -------------
BALANCE AT DECEMBER 31,
 1992.........................     $(246)        $(4,850)       $ 59,143
 Net proceeds from initial
   public offering............                                    25,983
 Net proceeds from second
   public offering............                                    28,924
 Exercise of
   options/warrants...........                                     2,099
 Net collection of note
   receivable from
   stockholders...............                                         2
 Tax benefit related to stock
   option plan................                                     2,285
 Common stock issued to
   employees..................                    (2,863)             --
 Cancellation of common stock
   issued to employees........                     2,163            (798)
 Amortization of unearned
   compensation...............                     1,471           1,471
 Repurchases of common stock,
   net of issuances...........                                         6
 Elimination of unamortized
   deferred compensation......       246                              --
 Accretion of issuance cost of
   mandatorily redeemable
   preferred stock............                                      (109)
 Net income...................                                    51,603
                                   -----         -------        --------
BALANCE AT DECEMBER 31,
 1993.........................        --          (4,079)        170,609
 Exercise of
   options/warrants...........                                       516
 Collection of note receivable
   from stockholders..........                                        40
 Tax benefit related to stock
   option plan................                                       659
 Common stock issued to
   employees..................                                       326
 Cancellation of common stock
   issued to employees........                        80             (20)
 Amortization of unearned
   compensation...............                     1,185           1,185
 Adjustment for unrealized
   holding loss on
   investment.................                                      (870)
 Repurchases of common stock,
   net of issuances...........                                        12
 Accretion of issuance cost of
   mandatorily redeemable
   preferred stock............                                      (109)
 Cumulative dividends on
   mandatorily redeemable
   preferred stock............                                    (1,808)
 Net income...................                                    38,502
                                   -----         -------        --------

                                   SERIES A
                                  CONVERTIBLE                                                                   UNREALIZED
                                   PREFERRED                                                                     HOLDING
                                     STOCK         COMMON STOCK     ADDITIONAL   RETAINED     RECEIVABLE      GAIN (LOSS) ON
                                ---------------   ---------------    PAID-IN     EARNINGS        FROM       AVAILABLE-FOR-SALE
                                SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     (DEFICIT)   STOCKHOLDERS       SECURITIES
                                ------   ------   ------   ------   ----------   ---------   ------------   ------------------
BALANCE AT DECEMBER 31,
 1994.........................   500     1,000    36,417   $ 121     $133,199     $79,059       $(653)            $ (870)
 Exercise of
   options/warrants...........                      600        2        7,628
 Tax benefit related to stock
   option plan................                                          6,808
 Amortization of unearned
   compensation...............
 Adjustment for unrealized
   holding gain on
   investment.................                                                                                     1,491
 Repurchases of common stock,
   net of issuances...........                                             27                       9
 Accretion of issuance cost of
   mandatorily redeemable
   preferred stock............                                                       (109)
 Cumulative dividends on
   mandatorily redeemable
   preferred stock............                                                     (2,608)
 Net income...................    --        --                                     50,517
                                 ---     -----    ------   -----     --------     --------      -----              -----
Balance at December 31,
 1995.........................   500     1,000    37,017   $ 123     $147,662     $126,859      $(644)            $  621
                                 ===     =====    ======   =====     ========     ========      =====              =====


                                                 UNEARNED         TOTAL
                                  DEFERRED     COMPENSATION   STOCKHOLDERS'
                                COMPENSATION   STOCK AWARDS      EQUITY
                                ------------   ------------   -------------
BALANCE AT DECEMBER 31,
 1994.........................     $  --         $(2,814)       $209,042
 Exercise of
   options/warrants...........                                     7,630
 Tax benefit related to stock
   option plan................                                     6,808
 Amortization of unearned
   compensation...............                     1,958           1,958
 Adjustment for unrealized
   holding gain on
   investment.................                                     1,491
 Repurchases of common stock,
   net of issuances...........                                        36
 Accretion of issuance cost of
   mandatorily redeemable
   preferred stock............                                      (109)
 Cumulative dividends on
   mandatorily redeemable
   preferred stock............                                    (2,608)
 Net income...................                                    50,517
                                   -----         -------        --------
Balance at December 31,
 1995.........................     $  --         $  (856)       $274,765
                                   =====         =======        ========

 See Accompanying Notes to the Supplementary Consolidated Financial Statements

                          WATSON PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995         1994        1993
                                                              ---------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  50,517    $ 38,502    $ 51,603
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      6,024       4,880       4,008
     Amortization of unearned compensation-stock awards.....      1,958       1,491       1,471
     Amortization of deferred income and bond premium.......       (917)       (146)       (917)
     Decrease in deferred partnership liability.............    (14,033)     (1,209)
     Dividends received from Somerset.......................     18,000      18,000      17,688
     Equity in earnings of joint ventures...................    (19,067)    (20,945)    (13,152)
     Gain on sale of Marsam stock...........................     (6,243)     (3,180)    (14,491)
     Gain on settlement with former officers................         --      (2,299)     (3,416)
     Provision for doubtful accounts........................        417         119         257
     Tax benefit related to stock option plan...............      6,808         659       2,285
     Changes in assets and liabilities:
       Increase in accounts receivable......................     (9,574)     (7,988)     (2,720)
       Increase in royalty receivable.......................     (8,205)         --
       Increase in inventories..............................     (6,196)     (3,903)     (6,798)
       (Increase) decrease in prepaid expenses and other
        current assets......................................         47        (152)        983
       (Increase) decrease in deferred tax assets...........      8,215        (597)    (29,632)
       (Increase) decrease in other assets..................         82          49        (157)
       Increase in accounts payable and accrued expenses....      6,810       1,863      11,433
       Increase (decrease) in income taxes payable..........      3,263          --        (360)
       Decrease in accrual for legal settlements............         --     (10,881)     (5,256)
                                                              ---------    --------    --------
          Total adjustments.................................    (12,611)    (24,239)    (38,774)
                                                              ---------    --------    --------
          Net cash provided by operating activities.........     37,906      14,263      12,829
                                                              ---------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................    (22,922)    (21,707)    (14,354)
  Disposals of property and equipment.......................      1,463         104           4
  Purchases of marketable securities........................   (387,280)    (19,164)    (23,475)
  Proceeds from maturities of marketable securities.........    396,725      47,471
  Loan to officer...........................................                   (700)
  Proceeds from sale of Marsam stock........................      7,005       3,869      16,428
  Proceeds from sale of a joint venture.....................                  7,992
  Investment in Andrx.......................................    (15,645)     (6,000)
  Purchase of other assets..................................     (2,000)         --
  Investment (increase) decrease in other joint ventures....       (818)     (1,518)        676
  Payment to partnership....................................                             (8,000)
                                                              ---------    --------    --------
          Net cash provided by (used in) investing
            activities......................................    (23,472)     10,347     (28,721)
                                                              ---------    --------    --------

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1995      1994      1993
                                                              -------   -------   -------
Cash flows from financing activities:
  Net proceeds from initial public offering.................                      $25,983
  Net proceeds from second public offering..................                       28,924
  Proceeds from issuance of long-term debt..................            $ 5,000
  Principal payments on long-term debt......................  $(1,502)   (1,938)   (2,665)
  Purchase and retirement of stock..........................                         (825)
  Proceeds from exercise of stock options...................    7,666       528     2,105
  Net collections of notes receivable from stockholders.....                 40         2
                                                              -------   -------   -------
          Net cash provided by financing activities.........    6,164     3,630    53,524
                                                              -------   -------   -------
Net increase in cash and cash equivalents...................   20,598    28,240    37,632
Cash and cash equivalents at beginning of year..............   74,618    46,378     8,746
                                                              -------   -------   -------
Cash and cash equivalents at end of year....................  $95,216   $74,618   $46,378
                                                              =======   =======   =======
Supplemental disclosures of cash flow information:
  Cash paid during the periods for:
     Interest...............................................  $   446   $   901   $   778
     Income taxes...........................................  $ 6,765   $10,082   $ 6,387
  Additional disclosures of non-cash items:
     Issuance of common stock for note receivable...........  $    27   $    37   $   107
     Exchange of inventory for rights to license new
      product...............................................  $   445

   See accompanying Notes to Supplementary Consolidated Financial Statements

                          WATSON PHARMACEUTICALS, INC.

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

     Watson Pharmaceuticals, Inc. (the "Company") is engaged in the production, marketing and distribution of off-patent pharmaceutical products and the research and development of proprietary pharmaceutical products and drug delivery systems. The supplementary consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been retroactively restated to include the accounts of Circa Pharmaceuticals, Inc. ("Circa") that merged with the Company on July 17, 1995 and Oclassen Pharmaceuticals, Inc. ("Oclassen") that merged with the Company on February 27, 1997 (Note 2).

     The supplementary consolidated financial statements will become the historical consolidated financial statements of the Company and subsidiaries after consolidated financial statements covering the date of consummation of the merger are issued.

     Investments are accounted for under the equity method of accounting where the Company can exert significant influence and ownership does not exceed 50%. All investments in which the Company holds less than 20% interest and does not exert significant influence are accounted for under the cost method of accounting. Intercompany accounts and transactions have been eliminated.

     The Company's wholly owned subsidiaries include Watson Laboratories, Inc. ("Watson Labs"), Circa, Watson Pharmaceuticals (Asia) Ltd. (Note 13), Corona Pharmaceuticals, Inc. (currently inactive) and Oclassen. Watson (Asia) was formed in 1995 to expand the Company's operations into the Asian and Pacific Rim markets. In 1995, the Company developed a plan to merge its wholly owned subsidiary, Zetachron, Inc. ("Zetachron") into Watson Labs. At December 31, 1995, all Zetachron assets were either merged into Watson Labs or disposed of for an immaterial loss. The Company's investments accounted for under the equity method include Somerset Pharmaceuticals, Inc. and ANCIRC. The investment in Andrx Corporation is accounted for under the cost method of accounting. See Note 4 for further discussion of these investments.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include time deposits and readily marketable securities with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments" ("SFAS 107"). The carrying amounts of cash and cash equivalents, marketable securities, accounts and other receivables, inventories, accounts payable, accrued expenses and debt approximate fair value. For certain long-term investments for which there are no market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. It was not practicable to estimate the fair value of an investment representing 19.5% of the issued common stock of Andrx Corporation, a privately-held company. Accordingly, the investment in Andrx was carried at its original cost of $21.6 million at December 31, 1995.

MARKETABLE SECURITIES

     The Company's investment portfolio consists of fixed income securities, equity securities and money market funds, all of which are included in the Company's cash and cash equivalents or marketable securities. In 1994, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS 115, all of the Company's investments are classified as "available-for-sale" securities and are reported at fair market value. Any unrealized holding gains or losses are reported as a separate component of stockholders' equity. Realized gains and losses are determined on the specific identification method and are reported in income. Maturity dates on fixed income securities ranged from 1996 to 2023.

                          WATSON PHARMACEUTICALS, INC.

     The amortized cost and fair market values of all marketable securities are summarized as follows (in thousands):

                                                              DECEMBER 31, 1995
                                                ----------------------------------------------
                                                              GROSS        GROSS        FAIR
                                                AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                  COST        GAINS        LOSSES      VALUES
                                                ---------   ----------   ----------   --------
Fixed income securities:
  U.S. Treasury securities....................  $ 50,054       $463        $ (54)     $ 50,463
  State-issued securities.....................     4,400                                 4,400
  Corporate bonds.............................    11,854        232                     12,086
  Commercial paper............................    46,197                     (48)       46,149
Equity securities.............................     6,624         28                      6,652
Money market funds............................    17,227                                17,227
                                                --------       ----        -----      --------
                                                $136,356       $723        $(102)     $136,977
                                                ========       ====        =====      ========

                                                              DECEMBER 31, 1994
                                                ----------------------------------------------
                                                              GROSS        GROSS        FAIR
                                                AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                  COST        GAINS        LOSSES      VALUES
                                                ---------   ----------   ----------   --------
Fixed income securities:
  U.S. Treasury securities....................  $ 66,471                  $(2,610)    $ 63,861
  State-issued securities.....................     8,961                      (62)       8,899
  Commercial paper............................    16,699                                16,699
Equity securities.............................     4,648                     (771)       3,877
Marsam common stock...........................       763       2,573                     3,336
Money market funds............................    28,422                                28,422
                                                --------      ------      -------     --------
                                                $125,964      $2,573      $(3,443)    $125,094
                                                ========      ======      =======     ========

     Realized gains from the sales of Marsam common stock were $6.2 million, $3.2 million and $14.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. Realized gains and losses from the sales of other marketable securities were not material for the three years ended December 31, 1995.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major renewals and improvements are capitalized, while normal maintenance and repairs are expensed as incurred. At the time properties are retired from service, the cost and accumulated depreciation are removed from the respective accounts and gains or losses are reflected in income.

     Depreciation expense is computed principally on a straight-line basis, over the estimated useful lives of two to ten years for furniture, fixtures and equipment and thirty years for buildings and building improvements. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the terms of the respective leases.

                          WATSON PHARMACEUTICALS, INC.

UNEARNED COMPENSATION

     Prior to its merger with the Company (Note 2), Circa maintained stock award plans (the "stock awards") for key employees and officers. The stock awards contained certain vesting provisions which required unearned compensation to be recorded for the fair market value of the shares issued. Concurrent with the merger, the stock awards were converted to equivalent common shares in the Company pursuant to the merger exchange ratio in the merger agreement. Compensation expense was charged on a straight-line basis to selling, general and administrative expense over the related vesting periods. At December 31, 1995, unearned compensation related to the stock awards totalled $856,000 and will be amortized through December 1996.

REVENUE RECOGNITION

     Revenues from product sales are recognized upon shipment and are net of returns and adjustments. Royalty income is recognized as earned pursuant to the terms of the Company's amended agreement with Rhone-Poulenc Rorer, Inc. (Note
6).

PRODUCT SALES TO MAJOR CUSTOMERS

     In 1993, two customers accounted for 21% of product sales, 10% and 11% individually. In 1994, one customer accounted for 10% of product sales. In 1995, no individual customers accounted for more than 10% of the Company's product sales.

RESEARCH AND DEVELOPMENT ACTIVITIES

     The costs associated with the development, testing and approval of pharmaceutical products and drug delivery systems are expensed as incurred

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes". Under the liability method specified by SFAS 109, the deferred tax assets and liabilities are measured each year based on the difference between the financial statement and income tax bases of assets and liabilities at the applicable enacted income tax rates. The deferred tax provision is the result of changes in the deferred tax assets and liabilities.

EARNINGS PER SHARE

     The computation of primary earnings per share is based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of the assumed exercise of all outstanding stock options and warrants, described in Note 9, using the treasury stock method. Fully diluted earnings per share assumes the conversion of convertible preferred stock (Notes 8 and 9), if dilutive, as well as the dilutive effects of stock options and warrants using the treasury stock method.

USE OF ESTIMATES BY MANAGEMENT

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions are reflected in the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at December 31, 1995 and 1994. Management's estimates and assumptions are also reflected in the revenues and expenses for the three years ended December 31, 1995.

                          WATSON PHARMACEUTICALS, INC.

CONCENTRATION OF CREDIT RISK

     The Company is potentially subject to a concentration of credit risk with respect to its trade receivable balance, all of which is due from service providers, distributors, wholesalers and chain drug stores in the health care and pharmaceutical industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts. Actual losses from uncollectible accounts have been within management's expectations.

RECLASSIFICATIONS

     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation. These reclassifications had no effect on net income or retained earnings.

RECENT PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which established a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will be required to adopt SFAS 123 in 1996. The Company's intention is to continue to account for employee stock awards in accordance with APB Opinion No. 25 and to adopt the disclosure only alternative as described in SFAS 123. Accordingly, it is expected that this adoption will not have a material impact on the Company's consolidated financial statements or results of operations.

     In March 1995, the Financial Accounting Standards Board issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective in 1996. The company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect its adoption to have a material impact on the Company's financial condition or results of operations.

2. MERGERS

MERGER WITH CIRCA

     On July 17, 1995, the stockholders of the Company and Circa approved a merger which resulted in Circa becoming a wholly owned subsidiary of the Company. Circa, founded in 1960, develops and manufactures off-patent and proprietary drugs, develops alternative drug delivery systems and distributes pharmaceutical products. Under the terms of the merger agreement, Circa stockholders received 0.86 of a share of the Company's common stock for each Circa share. Accordingly, the Company issued approximately 18.7 million shares of its common stock for all of the outstanding common shares of Circa. The merger qualifies as a tax-free reorganization and was accounted for as a pooling-of-interests. The Company's financial statements have been retroactively restated to include the results of Circa for all periods presented.

                          WATSON PHARMACEUTICALS, INC.

     Combined and separate results of Watson and Circa during the periods preceding the merger are summarized as follows (in thousands):

                                            WATSON      CIRCA     ADJUSTMENT    COMBINED
                                            -------    -------    ----------    --------
Six months ended June 30, 1995 (Unaudited)
  Total revenues..........................  $53,142    $ 7,483                  $60,625
  Equity in earnings of joint ventures....             $10,204                  $10,204
  Net income..............................  $12,257    $13,447                  $25,704
Year ended December 31, 1994
  Total revenues..........................  $87,057    $ 7,801                  $94,858
  Equity in earnings of joint ventures....             $24,968                  $24,968
  Net income..............................  $18,686    $17,259     $   600      $36,545
Year ended December 31, 1993
  Total revenues..........................  $67,547    $ 3,291                  $70,838
  Equity in earnings of joint ventures....             $24,688                  $24,688
  Net income..............................  $12,222    $ 8,395     $29,800      $50,417

     The combined financial results of the Company and Circa presented above include adjustments and reclassifications made to conform accounting policies and financial statement presentation of the two companies. The adjustments that affected net income resulted from the reduction in the valuation allowance related to certain net deferred tax assets. These deferred tax assets resulted principally from net operating loss carryforwards and tax credit carryforwards generated by Circa prior to its acquisition by the Company. Previously, these net deferred tax assets were fully reserved by Circa. In determining that the deferred tax assets were fully realizable by the combined company, management considered the prior operating results of each company and the future plans and expectations for the combined company. Intercompany transactions between the two companies for the periods presented were not material.

     In connection with the merger, the Company recorded a one-time charge of $13.9 million for merger-related expenses during the quarter ended September 30, 1995. These expenses included investment banking fees and other costs related to the consolidation of operations between the two companies.

MERGER WITH OCLASSEN

     Effective February 27, 1997, the Company completed a merger with Oclassen, which resulted in Oclassen becoming a wholly owned subsidiary of the Company. Oclassen, founded in 1985, develops and markets specialty pharmaceuticals for the prevention, diagnosis and treatment of skin diseases. Immediately prior to the completion of the merger, each holder of Oclassen Preferred Stock, Series A, B, C, D and E voluntarily converted each share of Oclassen Preferred Stock into one share of Oclassen common stock. Subsequent to the conversion of preferred shares to common shares, under the terms of the merger agreement, the holders of Oclassen common stock received 0.37 of a share of the Company's common stock for each share of Oclassen common stock. Accordingly, to effectuate the merger, the Company issued approximately 3.3 million shares of the Company's common stock for all of the outstanding common shares of Oclassen.

     The merger qualifies as a tax free reorganization and was accounted for as a pooling-of-interests. These supplementary consolidated financial statements have been retroactively restated to include the results of Oclassen for all periods presented.

                          WATSON PHARMACEUTICALS, INC.

     The following table summarizes the combined and separate results of Watson and Oclassen for the three years in the period ended December 31, 1995. For purposes of the following table, the results for Watson include the accounts of Circa.

                                                               WATSON    OCLASSEN   COMBINED
                                                              --------   --------   --------
Year ended December 31, 1995
  Total revenues............................................  $152,935   $29,036    $181,971
  Equity in earnings of joint ventures......................  $ 22,766              $ 22,766
  Net income................................................  $ 47,890   $ 2,627    $ 50,517
Year ended December 31, 1994
  Total revenues............................................  $ 94,858   $28,054    $122,912
  Equity in earnings of joint ventures......................  $ 24,968              $ 24,968
  Net income................................................  $ 36,545   $ 1,957    $ 38,502
Year ended December 31, 1993
  Total revenues............................................  $ 70,838   $24,665    $ 95,503
  Equity in earnings of joint ventures......................  $ 24,688              $ 24,688
  Net income................................................  $ 50,417   $ 1,186    $ 51,603

     The combined financial results of the Company and Oclassen presented above include reclassifications made to conform accounting policies and financial statement presentation of the two companies. There were no adjustments that affected net income of the combined company. There were no intercompany transactions between the two companies.

     In connection with the merger, the Company will record a one-time charge of approximately $8.0 million for merger-related expenses during the quarter ending March 31, 1997. These expenses include investment banking fees and other costs related to the consolidation of operations between the two companies.

                          WATSON PHARMACEUTICALS, INC.

3. BALANCE SHEET COMPONENTS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1994
                                                              -------   -------
                                                               (IN THOUSANDS)
Inventories:
  Raw materials.............................................  $11,837   $ 8,140
  Work-in-process...........................................    5,112     3,264
  Finished goods............................................    8,937     8,730
                                                              -------   -------
                                                              $25,886   $20,134
                                                              =======   =======
Property and equipment:
  Buildings and improvements................................  $22,457   $23,392
  Leaseholds improvements...................................    8,340     8,117
  Land and land improvements................................    4,937     5,058
  Machinery and equipment...................................   42,658    32,526
  Research and laboratory equipment.........................    9,020     7,753
  Furniture and fixtures....................................    3,114     2,801
                                                              -------   -------
                                                               90,526    79,647
  Less accumulated depreciation and amortization............  (34,247)  (29,432)
                                                              -------   -------
                                                               56,279    50,215
  Construction in progress..................................   14,766     5,087
                                                              -------   -------
                                                              $71,045   $55,302
                                                              =======   =======
Accounts payable and accrued expenses:
  Trade accounts payable....................................  $19,224   $12,310
  Reserve for litigation settlement.........................    2,839     3,119
  Accrued payroll and benefits..............................    3,573     2,761
  Reserve for sales coupons.................................    1,783
  Contract obligations......................................    2,708     2,919
  Other accrued expenses....................................  2,690..     4,862
                                                              -------   -------
                                                              $32,817   $25,971
                                                              =======   =======

4. INVESTMENTS IN JOINT VENTURES AND OTHER LONG-TERM INVESTMENTS

JOINT VENTURES

  Somerset Pharmaceuticals, Inc. ("Somerset")

     The Company maintains a 50% interest in the outstanding common stock of Somerset and utilizes the equity method to account for this investment. Somerset markets the product Eldepryl(R), which is used in the treatment of Parkinson's disease. Income recognized from Somerset was approximately $24.8 million, $25.1 million and $23.8 million for the years ended December 31, 1995, 1994 and 1993, respectively. Income includes 50% of Somerset's earnings, ongoing management fees and amortization of deferred income, offset by amortization of goodwill. The excess cost of this investment over its net assets was $8.4 million and $9.4 million at December 31, 1995 and 1994 respectively, and is being amortized on a straight-line basis over 15 years.

                          WATSON PHARMACEUTICALS, INC.

     Condensed income statements and balance sheets of Somerset are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1995       1994       1993
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Net revenues...........................................  $107,365   $124,566   $118,998
Costs and expenses.....................................    42,812     59,557     55,825
Income taxes...........................................    20,200     20,900     21,408
                                                         --------   --------   --------
          Net income...................................  $ 44,353   $ 44,109   $ 41,765
                                                         ========   ========   ========

                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1994
                                                              -------   -------
                                                               (IN THOUSANDS)
Current assets..............................................  $43,993   $48,770
Other assets................................................    7,127     6,380
                                                              -------   -------
          Total assets......................................  $51,120   $55,150
                                                              =======   =======
Current liabilities.........................................  $17,057   $29,211
Other liabilities...........................................       63       292
Stockholders' equity........................................   34,000    25,647
                                                              -------   -------
          Total liabilities and stockholders' equity........  $51,120   $55,150
                                                              =======   =======

  ANCIRC

     In July 1994, the Company and Andrx Corporation ("Andrx") formed a joint venture, ANCIRC, to develop off-patent pharmaceutical products utilizing Andrx's controlled-release technology. During 1995, the terms of the ANCIRC joint venture agreement were amended whereby the Company and Andrx became equal partners in the sharing of costs and profits in the ANCIRC joint venture. Previously, the Company was responsible for 40% of the costs and profits of ANCIRC. The Company utilizes the equity method to account for this joint venture and recognized losses from ANCIRC of approximately $1.7 million and $220,000 for the years ended December 31, 1995 and 1994, respectively.

                          WATSON PHARMACEUTICALS, INC.

COMBINED RESULTS FOR UNCONSOLIDATED INVESTMENTS IN JOINT VENTURES

     The following aggregate financial information is provided for unconsolidated investments in joint ventures accounted for using the equity method:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1995        1994        1993
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Net revenues.......................................  $107,365    $126,726    $121,202
                                                     ========    ========    ========
Gross profit.......................................  $ 93,748    $109,979    $107,158
                                                     ========    ========    ========
Net income.........................................  $ 41,099    $ 44,409    $ 43,567
                                                     ========    ========    ========

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1995        1994
                                                                 --------    --------
                                                                    (IN THOUSANDS)
Current assets...............................................    $ 44,078    $ 49,473
Other assets.................................................       7,127       6,516
                                                                 --------    --------
                    Total assets.............................    $ 51,205    $ 55,989
                                                                 ========    ========
Current liabilities..........................................    $ 18,422    $ 30,201
Other liabilities............................................         363         292
Stockholders' equity.........................................      32,420      25,496
                                                                 --------    --------
          Total liabilities and stockholders' equity.........    $ 51,205    $ 55,989
                                                                 ========    ========

  American Triumvirate Insurance Company ('ATIC')

     Prior to December 21, 1994, the Company had a 50% ownership interest with another pharmaceutical company in ATIC, a captive insurance company, which underwrote product liability insurance for Circa, Somerset and the joint venture partner. The investment was accounted for under the equity method of accounting. The Company recognized $759,000 and $901,000 as its equity in ATIC's earnings for the years ended December 31, 1994 and 1993, respectively. On December 21, 1994, the Company sold its 50% interest in ATIC to the other joint venture partner. The selling price was $8.2 million, which was equal to 50% of ATIC's shareholders' equity at December 31, 1994. The company received approximately $8.0 million in cash and established a receivable for the balance. For financial reporting purposes, the sale of ATIC did not result in a gain or loss to the Company.

OTHER LONG-TERM INVESTMENTS

  Andrx Corporation

     Andrx develops advanced controlled-release drug delivery systems and distributes certain off-patent pharmaceutical products manufactured by others. On October 30, 1995, the Company invested an additional $15.6 million in Andrx, bringing its ownership to 19.5% of Andrx's total outstanding common shares. The Company utilizes the cost method to account for its investment in Andrx.

5. DEBT

     In 1994, the Company entered into an agreement with a bank (the "financing agreement") that provided for several financing facilities. Under the terms of a facility in this agreement, $5.0 million was borrowed in 1994. A seven-year note payable was established, with monthly payments due through September 2001.

                          WATSON PHARMACEUTICALS, INC.

     At December 31, 1995, the facilities available to the Company under the financing agreement are composed of (i) a $10 million revolving, unsecured working capital line of credit, (ii) a $6 million revolving, unsecured equipment loan and (iii) a $10 million non-revolving, unsecured building improvement loan. The financing agreement provides for a variable interest rate, which would initially range from the bank's prime rate (8.50% at December 31, 1995) minus one-eighth of a percent to the bank's prime rate. The Company may elect a fixed interest rate, which would be based on the bank's short-term base rate plus a maximum of one and one-eighth percent. The Company must maintain specified financial ratios and must comply with certain restrictive covenants. At December 31, 1995, the Company was in compliance with all of the ratios and covenants. The financing agreement expires on June 1, 1996. Except for the note payable outstanding at December 31, 1995, no borrowings have been made under this financing agreement.

     In addition effective June 6, 1995, Oclassen renewed a secured, $5,000,000 line of credit agreement with a bank. Proceeds from this line of credit may be used for general working capital purposes and financing product acquisitions. Borrowings are available on a short-term basis under various market-based interest rate options. Additionally, the line of credit may be converted to a three year term loan. Pursuant to the terms of the line of credit, the Company must comply with certain covenants. As of December 31, 1995, Oclassen was in compliance with these covenants. The line is renewable on an annual basis. There were no borrowings during 1995 under the line.

LONG-TERM DEBT IS SUMMARIZED AS FOLLOWS:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1995     1994
                                                              ------   ------
                                                              (IN THOUSANDS)
Note payable to bank, unsecured, at a fixed rate of 8.105%,
  payable in monthly installments of $78, including
  interest, due September 2001..............................  $4,199   $4,770
Mortgage due to bank, repaid on November 30, 1995...........              562
Mortgage due to Pennsylvania Industrial Development
  Authority, repaid on November 30, 1995....................              367
                                                              ------   ------
                                                              $4,199    5,699
Less current portion........................................    (622)    (641)
                                                              ------   ------
Long-term debt..............................................  $3,577   $5,058
                                                              ======   ======

     At December 31, 1995, annual maturities of long-term debt consisted of the following:

         YEARS ENDING DECEMBER 31, (IN THOUSANDS):
         -----------------------------------------
1996........................................................  $  622
1997........................................................     673
1998........................................................     730
1999........................................................     791
2000........................................................     858
Thereafter..................................................     525
                                                              ------
                                                              $4,199
                                                              ======

6. PARTNERSHIP WITH RHONE-POULENC RORER, INC. ("RPR")

     In 1989, the Company and RPR formed a partnership (the "Partnership") to develop and market Dilacor XR(R), a pharmaceutical product used in the treatment of hypertension. Dilacor XR(R) was launched by the Partnership in 1992. At December 31, 1993, a liability was due to the Partnership of $15.2 million for the Company's share of development and operating costs. The Partnership agreement was amended in April 1993,

                          WATSON PHARMACEUTICALS, INC.

such that after September 1, 1993 the Company earns a royalty from sales of the branded product, Dilacor XR(R). The amended agreement also provided that all royalties earned will be used first to offset the Partnership liability. The royalty rate established for this agreement was 1% in 1994, 20% in 1995 and 1996, 22% from 1997 to 2000 and 3% thereafter. Royalties earned in excess of the Partnership liability will be remitted to the Company on a quarterly basis. In a subsequent amendment, effective January 1, 1995, it was agreed that royalty income would be determined by prescriptions written, as defined, for Dilacor XR(R).

     For the year ended December 31, 1993, the Company recognized a loss of $7.6 million from the Partnership. For the years ended December 31, 1995 and 1994, the Company earned royalties of $22.2 million and $1.2 million, respectively and recorded a royalty receivable of $8.2 million at December 31, 1995. Dilacor XR(R) lost exclusivity in May 1995. The Partnership may develop a generic version of Dilacor XR(R), to be launched as considered appropriate. The costs and profits from the sale of the generic product are to be shared equally by the partners.

7. INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             1995        1994         1993
                                                           ---------   ---------   ----------
                                                                     (IN THOUSANDS)
Taxes currently payable:
  Federal................................................    $ 6,623     $ 8,400     $  4,660
  State..................................................      3,336       2,397        1,020
                                                             -------     -------     --------
                                                               9,959      10,797        5,680
                                                             -------     -------     --------
Deferred tax provision (benefit):
  Federal................................................      7,622        (592)     (25,446)
  State..................................................        478         (11)      (4,436)
                                                             -------     -------     --------
                                                               8,100        (603)     (29,882)
Exercise of stock options not treated as a reduction of
  income tax expense.....................................      6,808         659        2,285
                                                             -------     -------     --------
                                                             $24,867     $10,853     $(21,917)
                                                             =======     =======     ========

     The exercise of stock options represents a tax benefit reflected as a reduction of taxes currently payable, however, it is not treated as a reduction of income tax expense for financial reporting purposes. Income taxes have been provided for the possible distribution of approximately $17.0 million of undistributed earnings related to the Company's investments in joint ventures.

                          WATSON PHARMACEUTICALS, INC.

     The income tax provision differs from the amount computed by applying the federal income tax rate to income as follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1995    1994    1993
                                                              ----    ----    ----
Expected tax at federal statutory rate......................   35%     35%     35%
State income tax, net of federal benefit....................    5       6       6
Research tax credits........................................   (1)     (2)     (3)
Dividends received deduction................................   (7)    (11)    (17)
Non-deductible merger expenses..............................    3
Other.......................................................   (1)     (4)
Reduction of valuation allowance related to deferred tax
  assets....................................................   (1)     (2)    (95)
                                                               --     ---     ---
                                                               33%     22%    (74)%
                                                               ==     ===     ===

     Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. Deferred tax assets and liabilities are the results of the following temporary differences:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1994
                                                              -------    -------
                                                                (IN THOUSANDS)
Benefits from net operating loss carryforwards..............  $19,630    $28,301
Difference in accounting for inventory and receivables......    4,019      2,045
Benefits from tax credits and carryforward credits..........    4,077      3,968
Difference in depreciation for book and tax purposes........   (4,998)    (3,394)
Difference in investment basis for book and tax.............     (116)       502
Contract revenue and expense recognition....................    1,087      1,168
Other.......................................................    3,823      4,171
                                                              -------    -------
          Gross deferred tax assets.........................   27,522     36,761
Deferred tax asset valuation allowance......................   (4,742)    (5,766)
                                                              -------    -------
          Net deferred tax assets...........................  $22,780    $30,995
                                                              =======    =======

     Watson had net operating loss ("NOL") carryforwards at December 31, 1995 of approximately $51.0 million for both federal and New York state income tax purposes. In the year ended December 31, 1995, Watson utilized NOL carryforwards of approximately $26.3 million and $9.0 million to offset federal and New York state income, respectively. The utilization of the New York NOL carryforward is generally limited to the federal NOL carryforward amount. Due to certain income tax regulations related to the Watson's ownership change, the amount of the federal NOL carryforward available to offset future taxable income is subject to an annual limitation of approximately $40.0 million. The annual NOL limitation may be further limited if additional changes in ownership occur. The NOL carryforwards were generated by Circa prior to its acquisition by Watson. Prior to the acquisition, Circa's net deferred tax assets were fully reserved due to uncertainty of future realization. As a result of the acquisition of Circa by Watson, Watson determined that such net deferred tax assets were likely to be realized. See Note 2 for related discussion.

     At December 31, 1995, Oclassen had federal and state income tax NOL carryforwards totaling approximately $3.8 million and $2.3 million, respectively, which are available to offset future taxable income related to Oclassen, if any, through 2010 and 2000, respectfully. As a result of the acquisition of Oclassen in 1997, the amount of NOL carryforward available to offset taxable income will also be subject to annual limitation.

     The Company's NOL carryforwards will begin to expire in 2000. The Company has approximately $3.0 million in federal qualified research credits which expire beginning in 2000 and approximately $1.7 million in

                          WATSON PHARMACEUTICALS, INC.

federal alternative minimum tax credits which have no expiration date. These credits are available to directly offset future federal income taxes.

8. MANDATORILY REDEEMABLE PREFERRED STOCK

     As discussed in Note 2, in connection with the Company's merger with Oclassen, the holders of Oclassen's Mandatorily Redeemable Preferred Stock Series B, C, D and E voluntarily converted each share of preferred stock into one share of Oclassen common stock and immediately exchanged each outstanding common share of Oclassen for 0.37 shares of the Company's common stock. As a condition of the merger and the voluntary conversion of Oclassen Preferred Stock, referred to above, all accrued and unpaid dividends on shares of Oclassen Preferred Stock will be forfeited and all preference payments that holders of Oclassen Preferred Stock would have received upon consummation of the merger will be forfeited. Undeclared cumulative accrued dividends, inclusive of those dividends associated with Series A Preferred Stock (Note 9), through December 31, 1995 totaled approximately $4.4 million. The following describes each class of mandatorily redeemable preferred stock including amounts outstanding as of December 31, 1995.

SERIES B

     Oclassen is authorized to issue 2,889,403 shares, and had issued 1,418,184 shares of Series B Preferred Stock at a price of $2.30 per share before reduction for issuance costs.

SERIES C

     Oclassen is authorized to issue 3,024,748 shares, and had issued 1,422,906 shares of Series C Preferred Stock at a price of $4.36 per share before reduction for issuance costs.

SERIES D

     Oclassen is authorized to issue 7,000,000 shares, and had issued 3,105,888 shares of Series D Preferred Stock at a price of $5.00 per share before reduction for issuance costs.

SERIES E

     Oclassen is authorized to issue, and had issued 625,000 shares of Series E Preferred Stock at a price of $12.00 per share before reduction for issuance costs.

     The rights of the preferred stockholders as to dividends, redemption, liquidation and conversion are defined by Oclassen's Certificate of Incorporation and are summarized as follows:

     The shares of Series B, C, D and E Preferred Stock had liquidation preferences which equal the sum of the original issue price plus any unpaid cumulative dividends, whether or not declared. The priority of liquidation and dividend preferences is first Series E, Series D, Series C and Series B Preferred Stock as a group, then Series A Preferred Stock and then Common Stock to the extent of book value per share, after which preferred and common stockholders share ratably. The priority of liquidation in a merger, acquisition or sale of substantially all of the Company's assets is as above except that after the Series A preference, common stockholders share equally with preferred stockholders on an "as if converted to common" basis. Dividends of $0.96, $0.40, $0.35, $0.18 and $0.20 per share are payable to Series E, Series D, Series C, Series B and Series A Preferred Stockholders, respectively, in preference to any dividend distributions to common stockholders. The Series E, Series D, Series C and Series B preferred stock dividends are noncumulative through April 22, 1994, and are cumulative thereafter. These amounts through December 31, 1995 totaled $4.4 million and are included in the accompanying balance sheets in mandatorily redeemable preferred stock. No dividends have been declared through December 31, 1995.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

     Net income available to common stockholders represents net income as adjusted to reflect accrued dividends and the accretion of issuance costs related to mandatorily redeemable Preferred Stock.

                          WATSON PHARMACEUTICALS, INC.

9. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     In 1992, the Company authorized 2,500,000 shares of no par preferred stock. The Board of Directors has the authority to fix the rights, preferences, privileges and restrictions, including dividend rates, conversion and voting rights, terms and prices of redemptions and liquidation preferences without vote or action by the stockholders. At December 31, 1995, no preferred stock was issued.

     Oclassen is authorized to issue 1 million shares and has issued 500,000 shares of Series A Preferred Stock at a price of $2.00 per share. As discussed in Note 2, in connection with Watson's acquisition of Oclassen, these shares were voluntarily converted into Oclassen common stock and immediately thereafter exchanged, pursuant to the exchange ratio defined in the merger agreement, for 184,850 shares of Watson Common Stock. In addition, Oclassen is authorized to issue 1 million shares of preferred stock, which is undesignated as to series.

WARRANTS

     In 1987, the Company issued warrants to purchase shares of the Company's common stock at $8.48 per share. All of the warrants were exercised prior to their expiration in September 1994, which resulted in the issuance of 101,203 shares of the Company's common stock.

STOCK OPTION PLANS

     The Company has adopted several stock option plans that authorize the granting of options to employees, directors and/or consultants to purchase the Company's common stock subject to certain conditions. The options are generally granted at the fair market value of the shares underlying the options at the date of the grant, become exercisable over a five year period and expire in ten years. In conjunction with the merger with Circa, certain stock option plans were assumed (the "assumed options") by the Company. The assumed options were adjusted by the exchange ratio as specified in the merger agreement. No additional options will be granted under any of the assumed options plans.

     Activity under the stock option plans during the years ended December 31, 1995, 1994 and 1993 is summarized as follows:

                                                               NUMBER         OPTION PRICE
                                                              OF SHARES         PER SHARE
                                                              ---------   ---------------------
Outstanding at December 31, 1992............................  1,810,567   $ 0.30     -   $40.57
  Granted...................................................    508,658   $ 6.69     -   $25.00
  Exercised.................................................   (358,184)  $ 0.30     -   $11.05
  Canceled..................................................   (254,209)  $ 5.38     -   $40.57
                                                              ---------   ---------------------
Outstanding at December 31, 1993............................  1,706,832   $ 2.00     -   $30.52
  Granted...................................................    910,257   $12.65     -   $33.00
  Exercised.................................................    (41,565)  $ 3.67     -   $16.50
  Canceled..................................................   (185,349)  $ 6.69     -   $30.52
                                                              ---------   ---------------------
Outstanding at December 31, 1994............................  2,390,175   $ 2.00     -   $33.00
  Granted...................................................  1,776,230   $18.75     -   $47.00
  Exercised.................................................   (581,001)  $ 2.00     -   $49.05
  Canceled..................................................    (99,615)  $14.39     -   $37.25
                                                              ---------   ---------------------
Outstanding at December 31, 1995............................  3,485,789   $ 3.67     -   $47.00
Exercisable at December 31, 1995............................  1,335,199   $ 3.67     -   $36.63
                                                              =========   =====================

                          WATSON PHARMACEUTICALS, INC.

     In 1991, the Company issued 330,125 non-statutory options at an exercise price of $3.67 per share. Through December 31, 1995, 103,299 of these options were exercised. The remaining 226,826 options are exercisable in 1996.

STOCK PURCHASE PLAN

     During 1987, Oclassen adopted the 1987 Stock Purchase Plan (the "1987 Purchase Plan") under which it has reserved 469,069 shares, as converted pursuant to the exchange ratio defined in the merger agreement with Oclassen, of Watson's Common Stock for sale to employees, directors and consultants. The terms of the 1987 Purchase Plan provide that the price of the shares to be purchased under the 1987 Purchase plan shall be determined by the Company's Board of Directors, provided that such price shall not be less than fair market value of the common stock at the date of grant. In the event of voluntary or involuntary termination of employment, the Company retains the right to repurchase, for a period of 60 days after such termination, the invested shares purchased under the 1987 Purchase Plan at the original purchase price. Initial grants under the 1987 Purchase Plan generally vest at the rate of 25% at the end of the 12 month period following commencement of employment, with the remaining balance vesting ratably over the next 36 months. Subsequent grants under the 1987 Purchase Plan generally vest ratably over 48 months following the date of the grant. At December 31, 1995, there were no remaining shares of common stock available for issuance under the 1987 Purchase Plan.

NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from stockholders relate to shares issued under the 1987 Purchase Plan, bear interest at rates ranging from 6.25% to 9.0% per annum, and are generally due the earlier of four years from the date of issuance or the date of the employee's termination.

10. LICENSE, ROYALTY AND CO-PROMOTION ARRANGEMENTS

     The Company has entered into various license and royalty agreements which provide the Company with certain rights to develop and market products using certain technological and patent rights covered under the agreements. In addition, such agreements require the Company to pay royalties on sales and certain agreements contain requirements for development funding and/or minimum marketing efforts to maintain exclusivity.

     Beginning in 1996, the Company became obligated for minimum purchase commitments of raw materials for one of its product lines. The commitment is for approximately $690,000 annually through 2001.

     In August, 1993, the Company terminated an agreement for the co-promotion of one of its products. The termination agreement provided for a termination payment of $1.2 million to be paid by the Company in eight equal quarterly installments of $150,000 through July 1, 1995. The termination payment was charged to expense upon signing of the termination agreement. The termination agreement also includes a noncompete provision which expired July 1, 1995.

     During August 1992, the Company entered into development and marketing agreements with another company (the "Licensee") concerning the use of an oral formulation of FIAU for the treatment of hepatitis-B infections. Under terms of the agreements, all funding for the worldwide development of oral FIAU for the treatment of hepatitis-B, would be paid by the Licensee. Additionally, the Licensee would market any resulting products outside the United States, would pay development milestone payments to the Company and would pay royalties to the Company based on sales outside the United States. In connection with the matter discussed further in Note 12, all activity related to these agreements has ceased. Contract obligations and reserves of approximately $2.7 million, net of any contractual and legal obligations, will be relieved upon the resolution of any uncertainties related to the agreements or their termination.

                          WATSON PHARMACEUTICALS, INC.

     During February 1995, the Company in connection with renegotiating one of its license and supply agreements, acquired the Monodox(R) New Drug Application ("NDA") for $2.0 million and recorded the purchase as an intangible asset. The Monodox(R) NDA is being amortized over a six-year period. In addition to the NDA, the Company received various product cost reductions. The term of the new supply agreement is through February 1, 2000, and shall be automatically renewed in one-year increments thereafter unless terminated by one of the parties to the agreement.

11. RELATED PARTIES

     The Company leases a portion of its facilities from related parties. The rent expense is charged to cost of revenues, research and development and selling, general and administrative expenses. These leases are summarized below:

     In 1985, the Company entered into leases for a manufacturing facility and leasehold improvements with a family trust in which the Chief Executive Officer and certain family members are beneficiaries for an original term of ten years, commencing January 1, 1986. The agreement for the leasehold improvements has expired and the obligation was paid in full at December 31, 1995. The lease for the manufacturing facility was extended through December 31, 2000, requires monthly payments of approximately $25,000 and includes a 5% per year escalation factor.

     In 1989, the Company assigned its purchase rights under a lease for office and manufacturing facilities to a partnership in which the Chief Executive Officer and certain family members are the general partners. The partnership purchased the facilities and assumed the lease with the Company. In April 1994, the Company acquired the manufacturing and office facilities from the family partnership for a purchase price of $3.6 million which approximated the fair market value at the time of sale.

     The Company's research and development facility in Pennsylvania is leased from a partnership in which the Chairman of the Board is a partner. The 15 year lease was entered into on March 1, 1984. Lease payments of approximately $130,000 were made to the partnership in each of the three years ended December 31, 1995. The Company has the option, at any time during the lease period, to purchase the building from the partnership for the partnership's cost ($1.2 million) plus the cost of any partnership improvements to the building. The Company guarantees the partnership's mortgage on the building.

     In March 1994, Oclassen made a $700,000 loan to its President and Chief Executive Officer. The loan bears interest at 3.94% per annum, payable monthly, and is secured by real property and 18,485 shares of the Company's common stock. The principal is due the earlier of April 1997 or within 180 days of the sale of the real property securing the loan. Principal and interest receivable are $702,000 at December 31, 1995, and are recorded in prepaid expenses and other current assets in the accompanying balance sheets.

     Rent paid to related parties is summarized as follows:

                                                               YEAR ENDED DECEMBER
                                                                       31,
                                                              ---------------------
                                                              1995    1994    1993
                                                              -----   -----   -----
                                                                 (IN THOUSANDS)
Cost of revenues............................................   $247    $323    $548
Research and development expenses...........................    154     133     225
Selling, general and administrative expenses................     31      94     122
                                                               ----    ----    ----
                                                               $432    $550    $895
                                                               ====    ====    ====

                          WATSON PHARMACEUTICALS, INC.

12. COMMITMENTS AND CONTINGENCIES

FACILITY AND EQUIPMENT LEASES

     The Company has entered into operating leases for certain of its facilities and equipment. The terms of the operating leases for the Company's facilities require the Company to pay property taxes, normal maintenance expenses and maintain minimum insurance coverage. Total rental expense for operating leases were approximately $1.5 million, $1.9 million and $1.9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     At December 31, 1995, future minimum lease payments under all noncancelable operating leases consist of the following:

          YEARS ENDING DECEMBER 31 (IN THOUSANDS)
          ---------------------------------------
1996........................................................  $1,400
1997........................................................   1,108
1998........................................................     905
1999........................................................     716
2000........................................................     692
                                                              ------
          Total minimum lease payments......................  $4,821
                                                              ======

LEGAL MATTERS

     In July 1995, Circa initiated discussions with the United States Department of Justice as to the possible resolution of a long-standing open inquiry with regard to possible violations of the False Claims Act in respect of drugs sold prior to cessation of these product sales in 1990. Through these discussions, the parties entered into a settlement agreement in March 1996. Under the terms of this agreement, in March 1996, the Company paid $2.7 million in settlement of all outstanding claims. The Company had established a reserve at December 31, 1995 for the full amount of the settlement.

     In November 1994, Circa settled its litigation with a former president, who resigned in 1990. Under the terms of the agreement, the former president, through an escrow agent, sold all of the 528,108 shares of Circa's common stock owned by him. The proceeds from the sale of a substantial portion of such shares, after payment of expenses and various taxes, were utilized to settle Circa's claim that his conduct damaged Circa and also to reimburse Circa for legal expenses paid on his behalf in past years. Circa recognized a gain on settlement of $2.3 million. In 1994, Circa made cash settlement payments aggregating $8.9 million, which amounts had been provided for in prior years. Such payments related to civil anti-trust claims settled in 1994 and other claims settled in prior years.

     In 1993, Circa settled anti-trust and other matters requiring payments of $4.8 million. In addition, Circa recorded a gain of $2.5 million related to a settlement of an action against a former officer and received a refund of $1.1 million from a settlement fund established in 1991. Income from these events was offset by an increase in the liability for future legal settlements.

     During 1993, clinical trials involving a compound that was licensed to another company in 1992 were halted as a result of serious adverse events. The potential exists for product liability claims against Oclassen, and several claims have been filed through December 31, 1995. At this time, the financial obligation related to this matter remains uncertain. However, the Company believes, based on the opinion of outside counsel, that the outcome of this matter will not have a material adverse effect on the Company's financial position or results of operations.

                          WATSON PHARMACEUTICALS, INC.

     The Company is involved in various disputes and litigation matters which arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits may adversely effect the Company. Management believes, however, that the ultimate resolution of such matters will not have a material adverse impact on the Company's financial position or results of operations.

13. SUBSEQUENT EVENT

     In March 1996, the Company's wholly owned subsidiary, Watson Pharmaceuticals (Asia) Ltd. ("Watson (Asia)") entered into an agreement to form two joint ventures with China-based Changzhou No. 4 Pharmaceutical Factory ("Changzhou"). The first joint venture, Changzhou Watson Pharmaceuticals Co. Ltd. ("Joint Venture A") will establish a manufacturing facility in China for the production, marketing and sales of pharmaceuticals and related products. A second joint venture will be known as Changzhou Siyao Pharmaceuticals Co. Ltd. ("Joint Venture B"). Joint Venture B will provide the raw materials to Joint Venture A. The total investment by Watson (Asia) in Joint Ventures A and B is anticipated to be approximately $9.0 million. Joint Venture A will be 87.5% owned by Watson (Asia) and 12.5% owned by Changzhou. Joint Venture B will be owned 25% by Watson (Asia) and 75% by Changzhou. The Company will consolidate Joint Venture A and will account for Joint Venture B under the equity method of accounting.

                          WATSON PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $112,111        $ 92,214
  Marketable securities.....................................      71,308          26,038
  Accounts receivable, net of allowances for doubtful
     accounts of $1,856 and $1,320..........................      25,721          25,081
  Royalty receivable........................................       7,255           8,205
  Inventories:
     Raw materials..........................................      11,780          11,483
     Work-in-process........................................       6,413           5,112
     Finished goods.........................................       8,110           6,042
  Prepaid expenses and other current assets.................       2,805           2,344
  Current deferred tax assets...............................      11,106          21,115
                                                                --------        --------
          Total current assets..............................     256,609         197,634
Property and equipment, net.................................      73,010          69,999
Investments in joint ventures and other long-term
  investments...............................................      60,148          49,355
Other assets................................................       5,427           5,133
                                                                --------        --------
          Total assets......................................    $395,194        $322,121
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 24,320        $ 25,215
  Income taxes payable......................................       9,984           2,985
  Current portion of long-term debt.........................         621             622
                                                                --------        --------
          Total current liabilities.........................      34,925          28,822
Long-term debt..............................................       3,116           3,577
Other liabilities...........................................                         687
                                                                --------        --------
          Total liabilities.................................      38,041          33,086
                                                                --------        --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock; no par; 2,500,000 shares authorized; none outstanding Common stock; par value of $.0033;
     500,000,000 shares authorized; 36,804,371 and
     36,368,725 shares issued and outstanding...............         121             120
  Additional paid-in capital................................     155,031         146,439
  Retained earnings.........................................     196,328         142,711
  Unrealized holding gain on marketable securities..........       5,813             621
  Unearned compensation-stock awards........................        (140)           (856)
                                                                --------        --------
          Total stockholders' equity........................     357,153         289,035
                                                                --------        --------
          Total liabilities and stockholders' equity........    $395,194        $322,121
                                                                ========        ========

          See accompanying Notes to Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Revenues:
  Product sales.............................................  $122,155   $ 93,626
  Royalty income............................................    19,862     16,013
                                                              --------   --------
          Total revenues....................................   142,017    109,639
                                                              --------   --------
Operating expenses:
  Cost of revenues..........................................    56,842     47,005
  Research and development..................................    12,467     13,922
  Selling, general and administrative.......................    13,371     12,528
  Merger expenses...........................................        --     13,939
                                                              --------   --------
          Total operating expenses..........................    82,680     87,394
                                                              --------   --------
Operating income (loss).....................................    59,337     22,245
Other income (expense):
  Equity in earnings of joint ventures......................    14,156     15,857
  Investment and other income...............................     5,844      4,067
  Gain on sale of Marsam stock..............................        --      6,126
                                                              --------   --------
          Other income, net.................................    20,000     26,050
                                                              --------   --------
Income before provision for income taxes....................    79,337     48,295
Provision for income taxes..................................    25,720     17,284
                                                              --------   --------
Net income..................................................  $ 53,617   $ 31,011
                                                              ========   ========
Per share data:
  Earnings per share........................................  $   1.43   $   0.84
                                                              ========   ========
  Weighted average number of common and common equivalent
     shares outstanding.....................................    37,624     36,987
                                                              ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  53,617   $  31,011
                                                              ---------   ---------
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      4,514       3,892
  Provision for doubtful accounts...........................        536         152
  Amortization of unearned compensation-stock awards........        716       1,214
  Amortization of deferred income...........................       (687)       (687)
  Equity in earnings of joint ventures......................    (11,415)    (14,112)
  Dividends received from Somerset..........................     10,500      13,500
  Decrease in deferred partnership liability................                (14,033)
  Gain on sale of Marsam stock..............................                 (6,126)
  Increase in deferred tax liabilities......................                  2,173
  Tax benefit related to stock option plan..................      3,764       1,981
Changes in assets and liabilities:
  (Increase) in accounts receivable.........................     (1,176)     (5,752)
  (Increase) decrease in royalty receivable.................        950      (1,976)
  (Increase) in inventories.................................     (3,666)     (3,699)
  (Increase) decrease in other current assets...............       (461)        286
  Decrease in deferred tax assets...........................     10,009       5,939
  (Increase) in other assets................................       (294)     (2,510)
  Increase (decrease) in accounts payable and accrued
     expenses...............................................       (895)      7,639
  Increase in income taxes payable..........................      6,999         805
                                                              ---------   ---------
     Total adjustments......................................     19,394     (11,314)
                                                              ---------   ---------
          Net cash provided by operating activities.........     73,011      19,697
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (7,526)    (14,913)
  Purchase of marketable securities.........................   (574,661)   (254,595)
  Proceeds from sale of marketable securities...............    528,561     265,455
  Investment in joint ventures..............................     (3,857)     (1,000)
  Proceeds from sale of Marsam Stock........................                  7,005
                                                              ---------   ---------
          Net cash (used) provided in investing
            activities......................................    (57,483)      1,952
                                                              ---------   ---------

          See accompanying Notes to Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1996      1995
                                                              --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options...................     4,830     2,788
  Principal payments on long-term debt......................      (461)     (533)
                                                              --------   -------
          Net cash provided by financing activities.........     4,369     2,255
                                                              --------   -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    19,897    23,904
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    92,214    71,165
                                                              --------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $112,111   $95,069
                                                              ========   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the periods for:
     Interest...............................................  $    243   $   279
     Income taxes...........................................  $  4,882   $ 5,673

          See accompanying Notes to Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

NOTE A -- GENERAL

     The unaudited, consolidated financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, as well as related notes, should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments), necessary to present fairly the Company's financial position as of September 30, 1996, and the results of operations for the nine months ended September 30, 1996 and 1995 and cash flows for the nine months ended September 30, 1996 and 1995. The results of operations and cash flows for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996. The accounting policies followed during the nine months ended September 30, 1996 were the same as those disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

NOTE B -- MERGER AGREEMENT

     On September 25, 1996, the Company entered into a definitive merger agreement with Oclassen Pharmaceuticals, Inc. ("Oclassen"). The merger is a stock-for-stock transaction, expected to be accounted for as a "pooling of interests" in which Oclassen will become a wholly-owned subsidiary of the Company. Oclassen is a privately held company which primarily markets dermatology related pharmaceutical products.

     Under the terms of the merger agreement signed by both companies, Oclassen stockholders will receive common shares of Watson valued at approximately $135.0 million. The actual number of Watson common shares to be issued will be based on the average of the Watson closing price for the 10 days prior to the Oclassen stockholder meeting, subject to a "collar" of $27.00 to $35.00 per share. Under the proposed agreement, the maximum number of Watson shares to be issued would be 5.00 million (based on an average closing price of $27.00 per share). The minimum number of Watson shares to be issued would be 3.86 million (based on an average closing price of $35.00 per share). The ultimate completion of this proposed transaction is subject to a number of conditions, including, but not limited to, the approval of the merger by the stockholders of Oclassen and receipt of regulatory approvals. It is anticipated that this transaction will close in early 1997.

NOTE C -- JOINT VENTURES

     Somerset Pharmaceuticals, Inc. ("Somerset"). The Company maintains a 50% interest in the outstanding common stock of Somerset and utilizes the equity interest method to account for this investment. Somerset markets the product Eldepryl(R), which is used in the treatment of Parkinson's disease. Income recognized from Somerset was $15.7 million for the nine months ended September 30, 1996. Income includes 50% of Somerset's earnings, ongoing management fees and amortization of deferred income, offset by goodwill. The excess cost of this investment over the Company's proportionate share of Somerset's net assets was $8.7 million at September 30, 1996 and $9.4 million at December 31, 1995 and is being amortized on a straight-line basis over 15 years.

                          WATSON PHARMACEUTICALS, INC.

     Condensed balance sheets and income statements of Somerset are as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
Current assets..............................................     $47,274        $43,993
Other assets................................................      18,583          7,127
                                                                 -------        -------
          Total assets......................................     $65,857        $51,120
                                                                 =======        =======
Current liabilities.........................................     $25,457        $17,057
Other liabilities...........................................           0             63
Stockholders' equity........................................      40,400         34,000
                                                                 -------        -------
          Total liabilities and stockholders' equity........     $65,857        $51,120
                                                                 =======        =======

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Net revenues................................................  $81,826    $75,450
Costs and expenses..........................................   39,516     30,582
Income taxes................................................   14,911     14,500
                                                              -------    -------
  Net income................................................  $27,399    $30,368
                                                              =======    =======

     ANCIRC. In July 1994, the Company and Andrx Corporation ("Andrx") formed a joint venture, ANCIRC, to develop off-patent pharmaceutical products utilizing Andrx's controlled-release technology. During 1995, the terms of the joint venture were amended whereby the Company and Andrx became equal partners in sharing of costs and profits in the ANCIRC joint venture. Previously, the Company was responsible for 40% of the costs and profits of ANCIRC. The Company utilizes the equity method to account for this joint venture and recognized losses from ANCIRC of approximately $1.4 million for the nine months ended September 30, 1996.

     Condensed balance sheets and income statements of ANCIRC are as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1996            1995
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
Cash........................................................      $518          $    85
Other assets................................................        26                0
                                                                  ----          -------
          Total assets......................................      $544          $    85
                                                                  ====          =======
Current liabilities.........................................      $612          $ 1,285
Partners' deficit...........................................       (68)          (1,200)
                                                                  ----          -------
          Total liabilities and partners' deficit...........      $544          $    85
                                                                  ====          =======

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Research & development expenses.............................  $ 2,776    $ 2,172
                                                              -------    -------
Net loss....................................................  $(2,768)   $(2,163)
                                                              =======    =======

                          WATSON PHARMACEUTICALS, INC.

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1996             1995
                                                              -------------    ------------
                                                               (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $117,492         $ 95,216
  Marketable securities.....................................      86,299           41,761
  Accounts receivable, net of allowance for doubtful
     accounts of $3,002 and $2,135..........................      28,854           28,126
  Royalty receivable........................................       7,255            8,205
  Inventories:
     Raw materials..........................................      12,335           11,837
     Work-in-process........................................       6,413            5,112
     Finished goods.........................................      11,472            8,937
  Prepaid expenses and other current assets.................       5,381            4,161
  Current deferred tax assets...............................      11,106           21,115
                                                                --------         --------
          Total current assets..............................     286,607          224,470
Property and equipment, net.................................      74,170           71,045
Investments in joint ventures and other long-term
  investments...............................................      60,148           49,355
Other assets................................................       7,279            7,272
                                                                --------         --------
          Total assets......................................    $428,204         $352,142
                                                                ========         ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 32,024         $ 32,817
  Income taxes payable......................................       9,984            2,985
  Current portion of long-term debt.........................         621              622
                                                                --------         --------
          Total current liabilities.........................      42,629           36,424
Long-term debt..............................................       3,116            3,577
Other liabilities...........................................          12              726
                                                                --------         --------
          Total liabilities.................................      45,757           40,727
                                                                --------         --------
Mandatorily Redeemable Preferred Stock......................      38,688           36,650
Commitments and contingencies
Stockholders' equity:
  Preferred Stock; no par; 2,500,000 shares authorized; none outstanding............................................
  Preferred Stock; Series A; $0.001 par value; 1,000,000
     shares authorized, 500,000 shares issued and
     outstanding............................................       1,000            1,000
  Common stock; par value of $.0033; 500,000,000 shares
     authorized; 37,489,508 and 37,016,662 shares issued and
     outstanding............................................         125              123
  Additional paid-in capital................................     156,469          147,662
  Retained earnings.........................................     181,198          126,859
  Unrealized holding gain on marketable securities..........       5,813              621
  Notes receivable -- common stock..........................        (706)            (644)
  Unearned compensation -- stock awards.....................        (140)            (856)
                                                                --------         --------
          Total stockholders' equity........................     343,759          274,765
                                                                --------         --------
          Total liabilities and stockholders' equity........    $428,204         $352,142
                                                                ========         ========

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                SUPPLEMENTARY CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Revenues:
  Product sales.............................................  $146,431   $114,821
  Royalty income............................................    19,862     16,013
                                                              --------   --------
          Total revenues....................................   166,293    130,834
                                                              --------   --------
Operating expenses:
  Cost of revenues..........................................    63,941     53,836
  Research and development..................................    16,021     16,926
  Selling, general and administrative.......................    25,037     22,963
  Merger expenses...........................................               13,939
                                                              --------   --------
          Total operating expenses..........................   104,999    107,664
                                                              --------   --------
Operating income............................................    61,294     23,170
Other income:
  Equity in earnings of joint ventures......................    14,156     15,857
  Investment and other income...............................     6,707      4,942
  Gain on sale of Marsam stock..............................                6,126
                                                              --------   --------
          Other income, net.................................    20,863     26,925
                                                              --------   --------
Income before provision for income taxes....................    82,157     50,095
Provision for income taxes..................................    25,780     17,284
                                                              --------   --------
Net income..................................................  $ 56,377   $ 32,811
                                                              ========   ========
Net income available to common stockholders.................  $ 54,339   $ 30,773
                                                              ========   ========
Per share data:
  Earnings per share
     -- Primary.............................................  $   1.41   $   0.82
                                                              ========   ========
     -- Fully diluted.......................................  $   1.36
                                                              ========
  Weighted average number of common and common equivalent
     shares outstanding
     -- Primary.............................................    38,519     37,621
                                                              ========   ========
     -- Fully diluted.......................................    41,339
                                                              ========

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  56,377   $  32,811
                                                              ---------   ---------
Adjustments to reconcile net income to net cash provided by
  operating activities
  Depreciation and amortization.............................      5,198       4,464
  Amortization of unearned compensation-stock awards........        716       1,214
  Amortization of deferred income and bond premium..........       (687)       (687)
  Decrease in deferred partnership liability................                (14,033)
  Dividends received from Somerset..........................     10,500      13,500
  Equity in earnings of joint ventures......................    (11,415)    (14,112)
  Gain on sale of Marsam stock..............................                 (6,126)
  Provision for doubtful accounts...........................        536         152
  Tax benefit related to stock option plan..................      3,764       1,981
Changes in assets and liabilities:
  Increase in accounts receivable...........................     (1,264)     (5,905)
  (Increase) decrease in royalty receivable.................        950      (1,976)
  Increase in inventories...................................     (4,334)     (3,336)
  Increase in prepaid expenses & other current assets.......     (1,420)       (201)
  Decrease in deferred tax assets...........................     10,009       8,112
  Increase in other assets..................................       (294)     (2,510)
  Increase (decrease) in accounts payable and accrued
     expenses...............................................       (820)      6,164
  Increase in income taxes payable..........................      6,999         805
                                                              ---------   ---------
     Total adjustments......................................     18,438     (12,494)
                                                              ---------   ---------
          Net cash provided by operating activities.........     74,815      20,317
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................     (8,037)    (15,213)
  Purchase of marketable securities.........................   (574,661)   (253,966)
  Proceeds from maturities of marketable securities.........    529,293     265,455
  Proceeds from sale of Marsam stock........................                  7,005
  Repayment of loan to officer..............................        200
  Investment in Andrx.......................................                 (1,000)
  Purchase of other assets..................................                 (2,000)
  Increase in investment in other joint ventures............     (3,857)
                                                              ---------   ---------
          Net cash (used) provided in investing
            activities......................................    (57,062)        281
                                                              ---------   ---------

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1995
                                                              --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......................  $   (461)    $  (533)
  Proceeds from exercise of stock options...................     4,984       2,907
                                                              --------     -------
          Net cash provided by financing activities.........     4,523       2,374
                                                              --------     -------
Net increase in cash and cash equivalents...................    22,276      22,972
Cash and cash equivalents at beginning of period............    95,216      74,618
                                                              --------     -------
Cash and cash equivalents at end of year....................  $117,492     $97,590
                                                              ========     =======
Supplemental disclosures of cash flow information:
  Cash paid during the periods for:
     Interest...............................................       243         279
     Income taxes...........................................     4,890       5,676
  Additional disclosure of non-cash item:
     Issuance of common stock for note receivable...........        28          27

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

NOTE A -- GENERAL

     The unaudited supplementary consolidated financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, as well as related notes, should be read in conjunction with the Company's Supplementary Consolidated Financial Statements as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 included elsewhere herein.

     In the opinion of management, the accompanying supplementary consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments), necessary to present fairly the Company's financial position as of September 30, 1996, and the results of operations for the nine months ended September 30, 1996 and 1995 and cash flows for the nine months ended September 30, 1996 and 1995. The results of operations and cash flows for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996. The accounting policies followed during the nine months ended September 30, 1996 were the same as those disclosed in the Company's supplementary consolidated financial statements as of December 31, 1995 and for each of the three years in the period ended December 31, 1995.

NOTE B -- MERGER AGREEMENT

     On September 25, 1996, the Company entered into a definitive merger agreement with Oclassen Pharmaceuticals, Inc. ("Oclassen"). Oclassen is a privately held company which primarily markets dermatology related pharmaceutical products. On February 26, 1997, the stockholders of Oclassen approved the merger which resulted in Oclassen becoming a wholly owned subsidiary of the Company. The merger became effective on February 27, 1997. Under the terms of the Oclassen merger agreement, Oclassen stockholders received
0.37 of a share of the Company's common stock for each Oclassen common share. Accordingly, the Company issued approximately 3.3 million shares of its common stock for all of the outstanding common shares of Oclassen. The merger qualifies as a tax-free reorganization and was accounted for as a pooling of interests.

NOTE C -- JOINT VENTURES

SOMERSET PHARMACEUTICALS, INC. ("SOMERSET")

     The Company maintains a 50% interest in the outstanding common stock of Somerset and utilizes the equity method to account for this investment. Somerset markets the producer Eldepryl(R), which is used in the treatment of Parkinson's disease. Income recognized from Somerset was $15.7 million and $17.0 million for the nine months ended September 30, 1996 and 1995, respectively. Income includes 50% of Somerset's earnings, ongoing management fees and amortization of deferred income, offset by goodwill. The excess cost of this investment over the Company's proportionate share of Somerset's net assets was $8.7 million at September 30, 1996 and $9.4 million at December 31, 1995 and is being amortized on a straight-line basis over 15 years.

                          WATSON PHARMACEUTICALS, INC.

     Condensed balance sheets and income statements of Somerset are as follows (in thousands):

                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1996              1995
                                                            -------------     ------------
Current assets............................................     $47,274          $43,993
Other assets..............................................      18,583            7,127
                                                               -------          -------
          Total assets....................................     $65,857          $51,120
                                                               =======          =======
Current liabilities.......................................     $25,457          $17,057
Other liabilities.........................................          --               63
Stockholders' equity......................................      40,400           34,000
                                                               -------          -------
          Total liabilities and stockholders' equity......     $65,857          $51,120
                                                               =======          =======

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1996        1995
                                                              -------     -------
Net revenues................................................  $81,826     $75,450
Costs and expenses..........................................   39,516      30,582
Income taxes................................................   14,911      14,500
                                                              -------     -------
Net income..................................................  $27,399     $30,368
                                                              =======     =======

ANCIRC

     In July 1994, the Company and Andrx Corporation ("Andrx") formed a joint venture, ANCIRC, to develop off-patent pharmaceutical products utilizing Andrx's controlled-release technology. During 1995, the terms of the joint venture were amended whereby the Company and Andrx became equal partners in sharing of costs and profits in the ANCIRC joint venture. Previously, the Company was responsible for 40% of the costs and profits of ANCIRC. The company utilizes the equity method to account for this joint venture and recognized losses from ANCIRC of approximately $1.4 million and $0.9 million for the nine months ended September 30, 1996 and 1995, respectively.

     Condensed balance sheets and income statements of ANCIRC are as follows (in thousands):

                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1996              1995
                                                            -------------     ------------
Cash......................................................      $518            $    85
Other assets..............................................        26
                                                                ----            -------
          Total assets....................................      $544            $    85
                                                                ====            =======
Current liabilities.......................................      $612            $ 1,285
Partners' deficit.........................................       (68)            (1,200)
                                                                ----            -------
          Total liabilities and stockholders' equity......      $544            $    85
                                                                ====            =======

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1996        1995
                                                              -------     -------
Research & development expenses.............................  $ 2,776     $ 2,172
                                                              -------     -------
Net loss....................................................  $(2,768)    $(2,163)
                                                              =======     =======

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

         WATSON PHARMACEUTICALS, INC., OCLASSEN PHARMACEUTICALS, INC.,
                          AND ROYCE LABORATORIES, INC.

     The following Unaudited Pro Forma Condensed Combined Financial Statements include the accounts of Watson, Oclassen and Royce. On February 27, 1997, Watson completed its merger with Oclassen in a transaction accounted for as a pooling of interests. Watson's transaction with Royce is planned to be accounted for under the pooling of interests method of accounting. Accordingly, Watson's consolidated financial statements have been retroactively adjusted as if Watson, Royce and Oclassen had operated as one entity since inception.

     The following Unaudited Pro Forma Condensed Combined Balance Sheet presents the pro forma combined financial position of Watson as of September 30, 1996 as if the pending acquisition of Royce and the merger with Oclassen had been consummated as of September 30, 1996.

     The following Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 present the pro forma results of the combined company as if Watson's acquisition of Oclassen and pending acquisition of Royce had been consummated as of January 1, 1993.

     The unaudited pro forma earnings per common and common equivalent share include the weighted average number of common shares and common share equivalents outstanding of Watson and Royce and Oclassen (based on the respective merger share exchange ratios). Common share equivalents include, where appropriate, the assumed exercise of conversion of warrants and options. In computing the unaudited pro forma earnings per common and common equivalent share, Watson utilizes the treasury stock method.

     These Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto should be read in conjunction with the respective historical consolidated financial statements and notes thereto of each Watson, Royce and Oclassen and the Supplementary Consolidated Financial Statements of Watson which are included elsewhere herein. The supplementary financial information of Watson, which retroactively reflects Watson's acquisition of Oclassen, has been derived from Watson's Supplementary Consolidated Financial Statements, and notes thereto, included elsewhere herein and should be read in conjunction with the Watson/Oclassen S-4, the historical audited financial statements of Oclassen, the Risk Factors associated with the Merger of Watson and Oclassen, and Oclassen's Management's Discussion included in the Watson/Oclassen S-4. The pro forma condensed combined results of operations do not necessarily reflect actual results which would have occurred if the acquisitions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

                             WATSON/OCLASSEN/ROYCE

                              UNAUDITED PRO FORMA
                     CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                                              PRO FORMA
                                                                                      PRO FORMA               COMBINED
                                                                                    SUPPLEMENTARY              WATSON/
                                                                                       WATSON/                OCLASSEN/
                                                               WATSON    OCLASSEN     OCLASSEN       ROYCE      ROYCE
                                                              --------   --------   -------------   -------   ---------
Revenues:
  Product sales, net........................................  $122,155   $24,276      $146,431      $17,216   $163,647
  Royalty income............................................    19,862        --        19,862           --     19,862
                                                              --------   -------      --------      -------   --------
        Total revenues......................................   142,017    24,276       166,293       17,216    183,509
                                                              --------   -------      --------      -------   --------
Operating expenses:
  Cost of revenues..........................................    56,842     7,099        63,941       11,200     75,141
  Research and development..................................    12,467     3,554        16,021        1,252     17,273
  Selling, general and administrative.......................    13,371    11,666        25,037        3,633     28,670
                                                              --------   -------      --------      -------   --------
        Total operating expenses............................    82,680    22,319       104,999       16,085    121,084
                                                              --------   -------      --------      -------   --------
Operating income............................................    59,337     1,957        61,294        1,131     62,425
                                                              --------   -------      --------      -------   --------
Other income:
  Equity in earnings of joint ventures......................    14,156        --        14,156           --     14,156
  Investment and other income...............................     5,844       863         6,707          115      6,822
                                                              --------   -------      --------      -------   --------
        Total other income..................................    20,000       863        20,863          115     20,978
                                                              --------   -------      --------      -------   --------
Income before provision for income taxes....................    79,337     2,820        82,157        1,246     83,403
Provision for income taxes..................................    25,720        60        25,780           32     25,812
                                                              --------   -------      --------      -------   --------
        Net income..........................................  $ 53,617   $ 2,760      $ 56,377      $ 1,214   $ 57,591
                                                              ========   =======      ========      =======   ========
Per share data:
  Earnings per share:
    Primary.................................................  $   1.43   $  0.30      $   1.41      $  0.09   $   1.36
                                                              ========   =======      ========      =======   ========
    Fully diluted                                                        $  0.27      $   1.36                $   1.32
                                                                         =======      ========                ========
  Weighted average number of common and common equivalent
    shares outstanding:
    Primary.................................................    37,624     2,424        38,519       14,013     40,931
                                                              ========   =======      ========      =======   ========
    Fully diluted                                                         10,063        41,339                  43,751
                                                                         =======      ========                ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

                              UNAUDITED PRO FORMA
                     CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                                              PRO FORMA
                                                                                      PRO FORMA               COMBINED
                                                                                    SUPPLEMENTARY              WATSON/
                                                                                       WATSON/                OCLASSEN/
                                                               WATSON    OCLASSEN     OCLASSEN       ROYCE      ROYCE
                                                              --------   --------   -------------   -------   ---------
Revenues:
  Product sales, net........................................  $130,688   $29,036      $159,724      $10,503   $170,227
  Royalty income............................................    22,247        --        22,247           --     22,247
                                                              --------   -------      --------      -------   --------
        Total revenues......................................   152,935    29,036       181,971       10,503    192,474
                                                              --------   -------      --------      -------   --------
Operating expenses:
  Cost of revenues..........................................    64,996     9,278        74,274        7,143     81,417
  Research and development..................................    18,573     3,777        22,350        2,212     24,562
  Selling, general and administrative.......................    17,030    14,515        31,545        3,634     35,179
  Merger expenses...........................................    13,939        --        13,939           --     13,939
                                                              --------   -------      --------      -------   --------
        Total operating expenses............................   114,538    27,570       142,108       12,989    155,097
                                                              --------   -------      --------      -------   --------
Operating income (loss).....................................    38,397     1,466        39,863       (2,486)    37,377
                                                              --------   -------      --------      -------   --------
Other income:
  Equity in earnings of joint ventures......................    22,766        --        22,766           --     22,766
  Investment and other income...............................    11,594     1,161        12,755          150     12,905
                                                              --------   -------      --------      -------   --------
        Total other income..................................    34,360     1,161        35,521          150     35,671
                                                              --------   -------      --------      -------   --------
Income (loss) before provision for income taxes.............    72,757     2,627        75,384       (2,336)    73,048
Provision for income taxes..................................    24,867        --        24,867           --     24,867
                                                              --------   -------      --------      -------   --------
        Net income (loss)...................................  $ 47,890   $ 2,627      $ 50,517      $(2,336)  $ 48,181
                                                              ========   =======      ========      =======   ========
Per share data:
  Earnings (loss) per share.................................  $   1.29   $ (0.05)     $   1.27      $ (0.19)  $   1.14
                                                              ========   =======      ========      =======   ========
  Weighted average number of common and common equivalent
    shares outstanding......................................    37,143     1,719        37,778       12,352     39,910
                                                              ========   =======      ========      =======   ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

                              UNAUDITED PRO FORMA
                     CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                                             PRO FORMA
                                                                                     PRO FORMA               COMBINED
                                                                                   SUPPLEMENTARY              WATSON/
                                                                                      WATSON/                OCLASSEN/
                                                              WATSON    OCLASSEN     OCLASSEN       ROYCE      ROYCE
                                                              -------   --------   -------------   -------   ---------
Revenues:
  Product sales, net........................................  $93,649   $28,054      $121,703      $ 6,191   $127,894
  Royalty income............................................   1,209         --         1,209           --      1,209
                                                              -------   -------      --------      -------   --------
        Total revenues......................................  94,858     28,054       122,912        6,191    129,103
Operating expenses:
  Cost of revenues..........................................  48,972      8,985        57,957        4,538     62,495
  Research and development..................................  18,980      3,585        22,565          960     23,525
  Selling, general and administrative.......................  13,342     14,728        28,070        2,298     30,368
                                                              -------   -------      --------      -------   --------
        Total operating expenses............................  81,294     27,298       108,592        7,796    116,388
                                                              -------   -------      --------      -------   --------
Operating income (loss).....................................  13,564        756        14,320       (1,605)    12,715
                                                              -------   -------      --------      -------   --------
Other Income:
  Equity in earnings of joint ventures......................  24,968         --        24,968           --     24,968
  Investment and other income...............................   6,542      1,226         7,768          128      7,896
  Gain from legal settlements...............................   2,299         --         2,299           --      2,299
                                                              -------   -------      --------      -------   --------
        Total other income..................................  33,809      1,226        35,035          128     35,163
                                                              -------   -------      --------      -------   --------
Income (loss) before provision for income taxes.............  47,373      1,982        49,355       (1,477)    47,878
Provision for income taxes..................................  10,828         25        10,853           --     10,853
                                                              -------   -------      --------      -------   --------
        Net income (loss)...................................  $36,545   $ 1,957      $ 38,502      $(1,477)  $ 37,025
                                                              =======   =======      ========      =======   ========
Per share data:
  Earnings (loss) per share.................................  $ 1.00    $  0.02      $   0.98      $ (0.14)  $   0.90
                                                              =======   =======      ========      =======   ========
  Weighted average number of common and common equivalent
    shares outstanding......................................  36,515      1,705        37,144       10,554     38,966
                                                              =======   =======      ========      =======   ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

                              UNAUDITED PRO FORMA
                     CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                                                              PRO FORMA
                                                                                      PRO FORMA               COMBINED
                                                                                    SUPPLEMENTARY              WATSON/
                                                                                       WATSON/                OCLASSEN/
                                                               WATSON    OCLASSEN     OCLASSEN       ROYCE      ROYCE
                                                              --------   --------   -------------   -------   ---------
Revenues:
  Product sales, net........................................  $ 70,838   $24,665      $ 95,503      $ 3,519   $ 99,022
  Royalty income............................................        --        --            --           --         --
                                                              --------   -------      --------      -------   --------
        Total revenues......................................    70,838    24,665        95,503        3,519     99,022
                                                              --------   -------      --------      -------   --------
Operating expenses:
  Cost of revenues..........................................    39,207     8,193        47,400        3,017     50,417
  Write-off of inventory....................................        --        --            --          768        768
  Research and development..................................    15,085     3,231        18,316          305     18,621
  Selling, general and administrative.......................    15,682    12,537        28,219        2,084     30,303
  Other.....................................................        --       533           533           --        533
                                                              --------   -------      --------      -------   --------
        Total operating expenses............................    69,974    24,494        94,468        6,174    100,642
                                                              --------   -------      --------      -------   --------
Operating income (loss).....................................       864       171         1,035       (2,655)    (1,620)
                                                              --------   -------      --------      -------   --------
Other income (expense):
  Equity in earnings of joint ventures......................    24,688        --        24,688           --     24,688
  Investment and other income...............................    16,879     1,025        17,904           58     17,962
  Provision for legal settlements...........................    (6,297)       --        (6,297)      (1,336)    (7,633)
  Partnership loss..........................................    (7,644)       --        (7,644)          --     (7,644)
                                                              --------   -------      --------      -------   --------
        Total other income (expense)........................    27,626     1,025        28,651       (1,278)    27,373
                                                              --------   -------      --------      -------   --------
Income (loss) before provision for income taxes.............    28,490     1,196        29,686       (3,933)    25,753
Provision (benefit) for income taxes........................   (21,927)       10       (21,917)          --    (21,917)
                                                              --------   -------      --------      -------   --------
        Net income (loss)...................................  $ 50,417   $ 1,186      $ 51,603      $(3,933)  $ 47,670
                                                              ========   =======      ========      =======   ========
Per share data:
  Earnings (loss) per share:
    Primary.................................................  $   1.42   $  0.63      $   1.42      $ (0.41)  $   1.26
                                                              ========   =======      ========      =======   ========
    Fully diluted...........................................             $  0.13      $   1.33                $   1.18
                                                                         =======      ========                ========
  Weighted average number of common and common equivalent
    shares outstanding:
    Primary.................................................    35,504     1,702        36,132        9,493     37,770
                                                              ========   =======      ========      =======   ========
    Fully diluted...........................................               8,787        38,748                  40,386
                                                                         =======      ========                ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                  PRO FORMA
                                                                           PRO FORMA                              COMBINED
                                                                         SUPPLEMENTARY                             WATSON/
                                                                            WATSON/                               OCLASSEN/
                                      WATSON    OCLASSEN   ADJUSTMENTS     OCLASSEN       ROYCE     ADJUSTMENTS     ROYCE
                                     --------   --------   -----------   -------------   --------   -----------   ---------
                                                          ASSETS
Cash and cash equivalents..........  $112,111   $ 5,381     $ (8,000)      $109,492      $  3,950    $ (6,500)    $106,942
Marketable securities..............    71,308    14,991                      86,299            --                   86,299
Accounts receivable, net...........    25,721     3,133                      28,854         3,780                   32,634
Royalty receivable.................     7,255        --                       7,255            --                    7,255
Inventories........................    26,303     3,917                      30,220         5,858                   36,078
Deferred tax assets................    11,106        --                      11,106            --                   11,106
Other current assets...............     2,805     2,576                       5,381           582                    5,963
                                     --------   --------                   --------      --------                 --------
        Total current assets.......   256,609    29,998                     278,607        14,170                  286,277
Property and equipment, net........    73,010     1,160                      74,170         3,359                   77,529
Investments in joint ventures and
  other long-term investments......    60,148        --                      60,148            --                   60,148
Other assets.......................     5,427     1,852                       7,279            59                    7,338
                                     --------   --------    --------       --------      --------    --------     --------
                                     $395,194   $33,010     $ (8,000)      $420,204      $ 17,588    $ (6,500)    $431,292
                                     ========   ========    ========       ========      ========    ========     ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accruals......  $ 24,320   $ 5,045                    $ 29,365      $  2,395                 $ 31,760
Current portion of long-term
  debt.............................       621        --                         621           386                    1,007
Contract obligations and reserve...        --     2,659                       2,659            --                    2,659
Income taxes payable...............     9,984        --                       9,984            --                    9,984
                                     --------   --------                   --------      --------                 --------
        Total current
          liabilities..............    34,925     7,704                      42,629         2,781                   45,410
Long-term debt.....................     3,116        --                       3,116         1,053                    4,169
Other liabilities..................        --        12                          12            --                       12
                                     --------   --------                   --------      --------                 --------
        Total liabilities..........    38,041     7,716                      45,757         3,834                   49,591
                                     --------   --------                   --------      --------                 --------
Mandatorily redeemable preferred
  stock............................        --    38,688     $(38,688)            --            --                       --
                                     --------   --------                   --------      --------                 --------
Preferred stock....................        --     1,000       (1,000)            --            --                       --
Common stock.......................       121     1,442       (1,429)           134            67    $    (59)         142
Additional paid-in capital.........   155,031        --       41,117        196,148        30,335          59      226,542
Retained earnings (deficit)........   196,328   (15,130)      (8,000)       173,198       (16,637)     (6,500)     150,061
Treasury stock (2,500 shares, at
  cost)............................                  --                          --           (11)                     (11)
Unrealized holding gain............     5,813        --                       5,813            --                    5,813
Notes receivable -- common stock...        --      (706)                       (706)           --                     (706)
Unearned compensation -- stock
  awards...........................      (140)       --                        (140)           --                     (140)
                                     --------   --------                   --------      --------                 --------
        Total stockholders' equity
          (deficit)................   357,153   (13,394)                    374,447        13,754                  381,701
                                     --------   --------    --------       --------      --------    --------     --------
                                     $395,194   $33,010     $ (8,000)      $420,204      $ 17,588    $ (6,500)    $431,292
                                     ========   ========    ========       ========      ========    ========     ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                  PRO FORMA
                                                                           PRO FORMA                              COMBINED
                                                                         SUPPLEMENTARY                             WATSON/
                                                                            WATSON/                               OCLASSEN/
                                      WATSON    OCLASSEN   ADJUSTMENTS     OCLASSEN       ROYCE     ADJUSTMENTS     ROYCE
                                     --------   --------   -----------   -------------   --------   -----------   ---------
                                                          ASSETS
Cash and cash equivalents..........  $ 92,214   $ 3,002                    $ 95,216      $  2,291                 $ 97,507
Marketable securities..............    26,038    15,723                      41,761            --                   41,761
Accounts receivable, net...........    25,081     3,045                      28,126         3,466                   31,592
Royalty receivable.................     8,205        --                       8,205            --                    8,205
Inventories........................    22,637     3,249                      25,886         4,212                   30,098
Deferred tax assets................    21,115        --                      21,115            --                   21,115
Other current assets...............     2,344     1,817                       4,161           315                    4,476
                                     --------   --------                   --------      --------                 --------
        Total current assets.......   197,634    26,836                     224,470        10,284                  234,754
Property and equipment, net........    69,999     1,046                      71,045         1,732                   72,777
Investments in joint ventures and
  other long-term investments......    49,355        --                      49,355            --                   49,355
Other assets.......................     5,133     2,139                       7,272            77                    7,349
                                     --------   --------    --------       --------      --------    --------     --------
                                     $322,121   $30,021     $     --       $352,142      $ 12,093    $     --     $364,235
                                     ========   ========    ========       ========      ========    ========     ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accruals......  $ 25,215   $ 4,894                    $ 30,109      $  3,149                 $ 33,258
Current portion of long-term
  debt.............................       622        --                         622            90                      712
Contract obligations and reserve...        --     2,708                       2,708            --                    2,708
Income taxes payable...............     2,985        --                       2,985            --                    2,985
                                     --------   --------                   --------      --------                 --------
        Total current
          liabilities..............    28,822     7,602                      36,424         3,239                   39,663
Long-term debt.....................     3,577        --                       3,577           181                    3,758
Other liabilities..................       687        39                         726            --                      726
                                     --------   --------                   --------      --------                 --------
        Total liabilities..........    33,086     7,641                      40,727         3,420                   44,147
                                     --------   --------                   --------      --------                 --------
Mandatorily redeemable preferred
  stock............................        --    36,650     $(36,650)            --            --                       --
                                     --------   --------                   --------      --------                 --------
Preferred stock....................        --     1,000       (1,000)            --            --                       --
Common stock.......................       120     1,226       (1,213)           133            64    $    (56)         141
Additional paid-in capital.........   146,439        --       38,863        185,302        26,471          56      211,829
Retained earnings (deficit)........   142,711   (15,852)                    126,859       (17,851)                 109,008
Treasury stock (2,500 shares, at
  cost)............................        --        --                          --           (11)                     (11)
Unrealized holding gain............       621        --                         621            --                      621
Notes receivable -- common stock...        --      (644)                       (644)           --                     (644)
Unearned compensation -- stock
  awards...........................      (856)       --                        (856)           --                     (856)
                                     --------   --------                   --------      --------                 --------
        Total stockholders' equity
          (deficit)................   289,035   (14,270)                    311,415         8,673                  320,088
                                     --------   --------    --------       --------      --------    --------     --------
                                     $322,121   $30,021     $     --       $352,142      $ 12,093    $     --     $364,235
                                     ========   ========    ========       ========      ========    ========     ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                  PRO FORMA
                                                                           PRO FORMA                              COMBINED
                                                                         SUPPLEMENTARY                             WATSON/
                                                                            WATSON/                               OCLASSEN/
                                      WATSON    OCLASSEN   ADJUSTMENTS     OCLASSEN       ROYCE     ADJUSTMENTS     ROYCE
                                     --------   --------   -----------   -------------   --------   -----------   ---------
                                                          ASSETS
Cash and cash equivalents..........  $ 71,165   $ 3,453                    $ 74,618      $  3,323                 $ 77,941
Marketable securities..............    35,531    14,945                      50,476            --                   50,476
Accounts receivable, net...........    16,128     2,842                      18,970         1,453                   20,423
Inventories........................    16,361     3,773                      20,134         2,049                   22,183
Deferred tax assets................    30,995        --                      30,995            --                   30,995
Other current assets...............     2,732     1,841                       4,573           223                    4,796
                                     --------   --------                   --------      --------                 --------
        Total current assets.......   172,912    26,854                     199,766         7,048                  206,814
Property and equipment, net........    54,115     1,187                      55,302           980                   56,282
Investments in joint ventures and
  other long-term investments......    31,824        --                      31,824            --                   31,824
Other assets.......................     3,465        --                       3,465            83                    3,548
                                     --------   --------    --------       --------      --------      ----       --------
                                     $262,316   $28,041     $     --       $290,357      $  8,111      $ --       $298,468
                                     ========   ========    ========       ========      ========      ====       ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accruals......  $ 17,610   $ 5,442                    $ 23,052      $  1,698                 $ 24,750
Current portion of long-term
  debt.............................       641        --                         641            25                      666
Contract obligations and reserve...        --     2,919                       2,919            --                    2,919
Income taxes payable...............        --        --                          --            --                       --
                                     --------   --------                   --------      --------                 --------
        Total current
          liabilities..............    18,251     8,361                      26,612         1,723                   28,335
Long-term debt.....................     5,058        --                       5,058            33                    5,091
Deferred partnership liability.....    14,033        --                      14,033            --                   14,033
Other liabilities..................     1,604        75                       1,679            --                    1,679
                                     --------   --------                   --------      --------                 --------
        Total liabilities..........    38,946     8,436                      47,382         1,756                   49,138
                                     --------   --------                   --------      --------                 --------
Mandatorily redeemable preferred
  stock............................        --    33,933     $(33,933)            --            --                       --
                                     --------   --------    --------       --------      --------      ----       --------
Preferred stock....................        --     1,000       (1,000)            --            --                       --
Common stock.......................       118     1,087       (1,074)           131            60      $(52)           139
Additional paid-in capital.........   132,115        --       36,007        168,122        21,821        52        189,995
Retained earnings (deficit)........    94,821   (15,762)                     79,059       (15,515)                  63,544
Treasury stock (2,500 shares, at
  cost)............................        --        --                          --           (11)                     (11)
Unrealized holding (loss)..........      (870)       --                        (870)           --                     (870)
Notes receivable -- common stock...        --      (653)                       (653)           --                     (653)
Unearned compensation -- stock
  awards...........................    (2,814)       --                      (2,814)           --                   (2,814)
                                     --------   --------                   --------      --------                 --------
        Total stockholders' equity
          (deficit)................   223,370   (14,328)                    242,975         6,355                  249,330
                                     --------   --------    --------       --------      --------      ----       --------
                                     $262,316   $28,041     $     --       $290,357      $  8,111      $ --       $298,468
                                     ========   ========    ========       ========      ========      ====       ========

                             See accompanying notes
      to the unaudited pro forma condensed combined financial statements.

                             WATSON/OCLASSEN/ROYCE

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     (1) Historical Presentation. The foregoing unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of Watson, Oclassen and Royce included or incorporated by reference elsewhere in this Proxy Statement/Prospectus and Watson's Supplementary Consolidated Financial Statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The fiscal years of Watson, Royce and Oclassen end on December 31, and, as such, the historical audited consolidated statements of income have been reported on such fiscal year bases. No adjustments have been made to the Unaudited Pro Forma Condensed Combined Financial Statements for differences in the application of generally accepted accounting principles between Watson and Royce, as the impact of such adjustments would not be material. The unaudited pro forma condensed combined financial information gives effect to Watson's mergers with Oclassen and Royce under the pooling of interests accounting method as if the mergers had occurred at the beginning of each period presented for the statements of income and on the date of each balance sheet presented.

     Certain amounts in the consolidated historical financial statements of Watson, Oclassen and Royce have been reclassified to conform with the Unaudited Pro Forma Condensed Combined Financial Statement presentation.

     No adjustments are necessary to eliminate intercompany transactions and balances in the Unaudited Pro Forma Condensed Combined Financial Statements as there were no intercompany transactions or balances.

     The pro forma statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been consummated in accordance with the assumptions set forth in these notes, nor is it necessarily indicative of future operating results or financial position.

     (2) Watson and Royce Merger. The following pro forma adjustments were made to arrive at the pro forma combined adjustments:

          (a) Under the terms of the Royce Merger Agreement, Royce will become a wholly owned subsidiary of Watson, and stockholders of Royce will receive common shares of Watson valued at approximately $98 million. The Royce Merger Agreement provides that Watson will issue at the closing of the Merger to the holders of each share of Royce Common Stock the number of shares of Watson Common Stock equal to $7.25 divided by the Average Closing Price of Watson's Common Stock for the ten consecutive trading days ending on the trading day immediately preceding the effective date of the Merger, subject to a $38.00 to $47.00 collar.

          For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it was assumed that the Average Closing Price will be $42.00 and, accordingly, approximately 2.33 million shares of Watson Common Stock were assumed to have been issued to consummate the merger. See Exhibit 11.1 for a computation of pro forma earnings per share.

          (b) The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1996 has been adjusted to reflect estimated nonrecurring merger costs of $6.5 million. The adjustment gives effect to these merger costs as if they had been paid on September 30, 1996. The estimated merger costs are expected to include costs associated with investment banking fees, legal, accounting, printing and other costs with respect to the Merger. These costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended September 30, 1996 due to their nonrecurring nature.

                             WATSON/OCLASSEN/ROYCE

                          NOTES TO UNAUDITED PRO FORMA
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          (c) Royce's Options. As of February 27, 1997, there were outstanding the following options and warrants:

1992 Stock Option Plan......................................    285,168
1995 Stock Option Plan......................................    207,643
Options granted outside of Company Plan.....................    625,081
Warrants....................................................    941,666
                                                              ---------
                                                              2,059,558
                                                              =========

          Under the Merger Agreement, each of the options and warrants will become an option or warrant to purchase a number of whole shares of Watson Common Stock equal to the number of shares of Royce Common Stock into which such Royce option or warrant is exercisable immediately prior to the effective date of the Merger multiplied by the Exchange Ratio at an option or warrant exercise price determined by dividing the exercise price of such option or warrant immediately prior to the effective date of the Merger by the Exchange Ratio.

     (3) Watson and Oclassen Merger. On February 27, 1997, Watson completed its merger with Oclassen in a transaction accounted for as a pooling of interests. The following adjustments were made to arrive at the pro forma supplementary Watson/Oclassen financial statements:

     (a) Under the terms of the Oclassen Merger Agreement, Oclassen became a wholly owned subsidiary of Watson. Immediately prior to completion of the Merger, each holder of Oclassen Preferred Stock, Series A, B, C, D, and E, converted each share of the Oclassen Preferred Stock into one share of Oclassen Common Stock. The following table summarizes the number of shares of Oclassen Preferred Stock outstanding at September 30, 1996:

                                                                          FOLLOWING CONVERSION
                                                          NUMBER OF       FROM PREFERRED, THE
                                                           OCLASSEN        NUMBER OF OCLASSEN
                                                       PREFERRED SHARES      COMMON SHARES
                                                       ----------------   --------------------
Preferred Stock, Series A............................       500,000              500,000
Preferred Stock, Series B............................     1,418,184            1,418,184
Preferred Stock, Series C............................     1,442,906            1,442,906
Preferred Stock, Series D............................     3,105,888            3,105,888
Preferred Stock, Series E............................       625,000              625,000
                                                          ---------            ---------
                                                          7,091,978            7,091,978

     (b) Pursuant to the Oclassen Merger Agreement, shares of Oclassen Common Stock were exchanged for shares of Watson Common Stock. The average closing price, as defined in the Oclassen merger agreement, used in the merger was $35.00, which resulted in an exchange ratio of 0.369. Accordingly, approximately
3.30 million shares of Watson Common Stock were issued to consummate the merger.

     (c) The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1996 has been adjusted to reflect estimated nonrecurring merger costs of $8.0 million. The adjustment gives effect to these merger costs as if they had been paid on September 30, 1996. The estimated merger costs are expected to include costs associated with investment banking fees, legal, accounting, printing and other costs with respect to the Merger. These costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended September 30, 1996 due to their nonrecurring nature.

                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of December 24, 1996 (the "Agreement") by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Dolphins Acquisition Corp., a Florida corporation and the wholly-owned subsidiary of Watson ("Watson Sub"), and Royce Laboratories, Inc., a Florida corporation (the "Company").

     WHEREAS, the Board of Directors of each of Watson and the Company have determined that a business combination between Watson and the Company merging their respective pharmaceutical businesses is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests"; and

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Watson Sub shall be merged with and into the Company in accordance with the laws of the State of Florida and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Watson Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").

     1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Chicago, Illinois 60602 at 10:00 a.m. three business days after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

     1.3. Effective Time.  If all the conditions to the Merger set forth in
Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Florida and the terms of this Agreement on or before the Closing Date. The parties hereto shall also take such further actions as may be required under the laws of the State of Florida in connection with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Florida or at such later time as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Watson Sub, all as provided under applicable law.

     1.4. Conversion of Shares.

     (a) At the Effective Time:

          (i) each share of Common Stock, par value $0.01 per share, of Watson Sub outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Corporation; and

          (ii) each share of Common Stock, $0.005 par value per share, of the Company (the "Company Common Stock") outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(c) and 1.4(e) hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: $7.25 divided by the Average Closing Price (as defined herein) (the "Exchange Ratio").

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest, the consideration set forth in this
Section 1.4 and cash for fractional shares of Watson Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Company Common Stock in accordance with the provisions of this Article I.

     (c) Each share of Company Common Stock and each share of Series A, B, C, D or E Preferred Stock of the Company (collectively, the "Preferred Stock") held by the Company as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of Watson at the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     (d) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share last daily closing price of Watson Common Stock as quoted on the Nasdaq National Market ("Nasdaq") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date; provided, however, that (A) if the Average Closing Price is greater than $47, for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $47; and (B) if the Average Closing Price is less than $38, for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $38; (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.

     (e) As soon as practicable after the date hereof, the parties hereto will negotiate in good faith to enter into an agreement to allow Watson to pay cash to certain holders of small numbers of shares of Company Common Stock in lieu of the consideration to be received by such holders of Company Common Stock pursuant to Section 1.4(a) hereof; provided, however, that the aggregate cash consideration to be paid to such holders may not exceed 9.9% of the aggregate consideration to be paid to all holders of Company Common Stock upon consummation of the transactions contemplated hereby.

     1.5. Stock Options. All options and warrants to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's 1992 Stock Option Plan, the Company's 1995 Stock Option Plan or otherwise (the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, shall be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were
Section 424 applicable to such option. Each Company Option assumed by Watson shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of Watson Common Stock (rounded to the nearest whole share, with 0.5 rounded upward) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of Watson Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent, with $0.005 rounded upward). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged unless modified by or as a result of the transaction contemplated by this Agreement. As soon as practicable after the Effective Time, Watson shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section 1.5 as well as notice of Watson's assumption of the Company's obligations with respect thereto (which occurs by virtue of this Agreement). Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.

     1.6. Exchange of Certificates Representing Company Common Stock.

     (a) American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) As of the Effective Time and in any event, no later than five (5) business days after the Effective Time, Watson shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article I, the shares of Watson Common Stock issuable pursuant to Section 1.4 in exchange for shares of Company Common Stock outstanding at the Effective Time and a sufficient amount of cash to satisfy the cash payments to be made by Watson to certain holders of Company Common Stock pursuant to Sections 1.4(e) and 1.6(f) hereof.

     (c) On or promptly after the Effective Time, Watson shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to Watson; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.6 hereof. Upon surrender of a Certificate representing shares of Company Common Stock for cancellation to Watson, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor either (i) cash in accordance with Section 1.4(e) hereof; or (ii)(A) a certificate representing that number of whole shares of Watson Common Stock; and (B) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, in each case, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable pursuant to
Section 1.4(e) hereof, the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock who receive shares of Watson Common Stock pursuant to Section 1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to Watson, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the

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Effective Time, for all corporate purposes other than the payment of dividends
(except to the extent provided in Section 1.6(d) below), to evidence the consideration to be received by the holders of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof.

     (d) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of Company Common Stock entitled to be converted into shares of Watson Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

     (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act") shall not be exchanged until Watson has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.9.

     (f) No fractional shares of Watson Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of Watson Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Watson Common Stock.

     (g) All former stockholders of the Company (each, a "Stockholder" and collectively the "Stockholders") shall look only to Watson for payment of cash (if a Stockholder is to receive cash pursuant to Section 1.4(e) hereof), shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock, as the case may be, deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (h) None of Watson, Watson Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Watson will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and 1.6 hereof.

     (j) Any portion of the property delivered to the Exchange Agent in accordance with this Section 1.6 that remains unclaimed by the Stockholders one year after the Effective Time shall be delivered to Watson. Any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Watson for payment of their consideration to be received by such Stockholder pursuant to Sections 1.4 and 1.6 hereof deliverable in respect of each share of the Company Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     1.7. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Average Closing Price shall be appropriately adjusted.

     1.8. Tax Consequences and Accounting Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the transaction be accounted for as a pooling of interests.

     1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Watson Sub, the officers and directors of the Company and Watson Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                          CERTAIN MATTERS RELATING TO
                           THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Watson Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Royce Laboratories, Inc.".

     2.2. By-Laws of the Surviving Corporation. The By-Laws of Watson Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.

     2.3. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Exhibit A attached hereto, to hold office until their successors are duly appointed or elected in accordance with applicable law.

     2.4. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Exhibit B attached hereto who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                             WATSON AND WATSON SUB

     Watson and Watson Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by Watson and Watson Sub to the Company concurrently herewith and identified as the "Watson Disclosure Statement." All exceptions noted in the Watson Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however that any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

     3.1 Existence, Good Standing, Corporate Authority. Each of Watson and Watson Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a Watson Material Adverse Effect (as defined herein) and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do

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

business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have a Watson Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Watson Material Adverse Effect. The copies of Watson's and Watson Sub's Articles or Certificate of Incorporation and By-Laws as in effect on the date hereof have been previously delivered to the Company or have been made available for the Company's review and are true and correct. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to any entity means (a) a material adverse effect on the business, results of operations, financial condition or prospects of such entity and its subsidiaries, taken as a whole, or (b) a material impairment in the ability of such entity or its subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger.

     3.2 Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which Watson or Watson Sub is a party (collectively, the "Watson Ancillary Documents"), have been duly authorized by the Board of Directors of Watson and Watson Sub and no other proceedings on the part of Watson or Watson Sub or their stockholders are necessary to authorize the execution, delivery or performance of this Agreement or any Watson Ancillary Document. This Agreement is, and, as of the Closing Date, each of the Watson Ancillary Documents will be, a valid and binding obligation of Watson and/or Watson Sub, as the case may be, enforceable against Watson and/or Watson Sub, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency; reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     3.3 No Violation. Neither the execution and delivery by Watson and Watson Sub of this Agreement or the Watson Ancillary Agreements, nor the consummation by Watson and Watson Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of Watson or Watson Sub; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson stock option plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or Watson Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or Watson Sub is a party, or by which Watson or Watson Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Watson or Watson Sub, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; or (e) other than the filings provided for in Sections 1.3 and 5.7, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Watson Material Adverse Effect.

     3.4 SEC Documents. Watson has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1994, which reports constitute all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports and any Watson Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Watson has timely filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since January 1, 1994. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of Watson and the Watson Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Watson and the Watson Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of Watson, including the notes thereto, included in or incorporated by reference into the Watson Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except as may be indicated in the notes thereto). Since January 1, 1994, there has been no material change in Watson's accounting methods or principles except as described in the notes to such Watson financial statements. All transactions entered into by Watson or its Subsidiaries with Related Parties (as defined herein) that are required to be disclosed in the Watson Reports have been properly disclosed, in all material respects.

     3.5 No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained Bear Stearns & Co. Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

     3.6 Opinion of Financial Advisor. Watson has received the opinion of Bear Stearns & Co. Inc., to the effect that, as of the date of such opinion, the consideration to be paid by Watson pursuant to the Merger is fair to Watson from a financial point of view.

     3.7 Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights.

     3.8 Capitalization

     (a) The total authorized capital stock of Watson consists of (i) 500,000,000 shares of Watson Common Stock, 36,818,957 shares of which are issued and outstanding as of December 1, 1996 and (ii) 2,500,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Watson Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Watson. There are no shares of capital stock of Watson or Watson Sub of any other class authorized, issued or outstanding. Except as set forth in the Watson Disclosure Statement, Watson has not issued any shares of Watson Common Stock or Preferred Stock since December 1, 1996. All of such outstanding shares of Watson Common Stock have been validly issued, are fully paid and nonassessable and were issued in compliance with all preemptive rights.

     (b) Except as set forth in the Watson Disclosure Statement, there are currently no outstanding, and as of the Closing; there will be no outstanding
(i) securities convertible into or exchangeable for any capital stock of Watson or any of the Watson Significant Subsidiaries (as defined below), (ii) options, warrants or other rights to purchase or subscribe to capital stock of Watson or any of the Watson Significant Subsidiaries or securities convertible into or exchangeable for capital stock of Watson or any of the Watson Significant Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Watson or any of the Watson Significant Subsidiaries. For purposes of this Agreement, a "Watson Significant Subsidiary" shall mean each Subsidiary of Watson which has total assets or total revenues for the previous fiscal year in excess of $10,000,000.

     3.9 Material Adverse Change. Since September 30, 1996 to the date of this Agreement, Watson, Watson Sub and their Subsidiaries, taken as a whole, have not suffered any change in their businesses, operations, assets, liabilities, financial condition or prospects which would reasonably have a Watson Material Adverse Effect; provided, that a Watson Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including its 50% Subsidiary, Somerset Pharmaceuticals, Inc.), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions). Since September 30, 1996 to the date of this Agreement, (a) Watson, Watson Sub and their Subsidiaries have not entered into any transaction outside the ordinary course of business which will be required to be disclosed in Watson's Form 10-K for the year ended December 31, 1996; (b) Watson has not (i) declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (ii) directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock, or made any commitment for any such action; or (c) neither Watson nor any Watson Significant Subsidiary has voluntarily elected to alter the manner of keeping its books, accounts or records, or changed in any manner the accounting practices therein reflected, except for (i) changes that would not have a Watson Material Adverse Effect; or (ii) changes in accounting laws which effect all pharmaceutical companies generally.

     3.10 Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to Watson's knowledge, threatened against Watson, any of the Watson Significant Subsidiaries or any of Watson's or the Watson Significant Subsidiaries' respective officers, directors or affiliates, with respect to or affecting Watson's or any of the Watson Significant Subsidiaries' operations, business, products, sales practices or financial condition, or related to the consummation of the transactions contemplated hereby, or by the Watson Ancillary Documents or the Ancillary Documents which, in each case, if conducted with results unfavorable to Watson or any of the Watson Significant Subsidiaries, would have a Watson Material Adverse Effect. There are no facts known to Watson which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Watson or any of the Watson Significant Subsidiaries, would have a Watson Material Adverse Effect.

     3.11 Disclosure Documents. The Proxy Statement/Prospectus to be delivered to the Stockholders in connection with the approval of the transactions contemplated by this Agreement, or any amendment or supplement thereto (the "Proxy Statement") at the time of mailing thereof and at the time of the meeting of Stockholders, or, in the case of the Form S4 (as defined in Section 5.7 of this Agreement) and each amendment or supplement thereto, at the time it is filed or becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Watson in reliance upon and in conformity with written information concerning the Company furnished to Watson by the Company specifically for use in the Proxy Statement.

     3.12 Tax Reorganization; Accounting Matters. Neither Watson nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code; or (b) being treated as a "pooling or interests" in accordance with

Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     3.13 Compliance with Laws -- General. Watson and each of the Watson Significant Subsidiaries are in substantial compliance with all foreign, federal, state or local laws, ordinances or regulations of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") (including, but not limited to, those related to occupational health and safety, controlled substances, Environmental Laws (as defined herein), Tax (as defined herein) laws, labor, ERISA (as defined herein), the Foreign Corrupt Practices Act, employment and employment practices or EEOC matters) that are applicable to Watson and each Watson Significant Subsidiary or affect or relate to this Agreement or the transactions contemplated hereby, except for any such noncompliance that would not, individually or in the aggregate, have a Watson Material Adverse Effect. To Watson's knowledge, there has been no storage, treatment, generation, transportation or Release (as defined herein) of any Materials of Environmental Concern (as defined herein) by Watson, any Watson Significant Subsidiary or by any other person or entity for which Watson or any Watson Significant Subsidiary is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws, where such liability or obligation would be reasonably likely to have a Watson Material Averse Effect.

     3.14 Compliance with Laws -- FDA.

     (a) Watson and each Watson Significant Subsidiary are in substantial compliance with all Federal and state laws applicable to the manufacture, processing, packing, testing and sale of pharmaceutical products to the extent such laws are applicable to them, all rules and regulations of the Food and Drug Administration ("FDA") and the U.S. Drug Enforcement Agency (the "DEA"), to the extent such rules and regulations are applicable to them, each new drug application ("NDA") and abbreviated new drug application ("ANDA") and each of its establishment license applications ("ELA") and/or product license applications ("PLA") in which Watson or any of the Watson Significant Subsidiaries have sold any product on or after July 17, 1995, except where the failure to be in such compliance would not have a Watson Material Adverse Effect.

     (b) At any time after July 17, 1995, neither Watson, the Watson Significant Subsidiaries nor, to the knowledge of Watson, their respective officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

     (c) At any time after July 17, 1995, neither Watson nor any of the Watson Significant Subsidiaries have received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any judicial action against or to withdraw its approval or request the recall of any product of Watson or any of the Watson Significant Subsidiaries, where such product withdrawal or recall would have a Watson Material Adverse Effect, or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by Watson or any of the Watson Significant Subsidiaries or any other facility at which any of Watson's or any of the Watson Significant Subsidiaries' products are manufactured, processed, packaged, labeled, stored, distributed, tested or otherwise handled (the "Manufacturing Locations"), where such action would have a Watson Material Adverse Effect.

     (d) Watson has made available to the Company copies of any and all material reports of inspection observations, establishment inspection reports, warning letters and any other material documents received from or issued by the FDA or the DEA since January 1, 1995 that indicate or suggest a lack of material compliance with the FDA or the DEA regulatory requirements by Watson or by any Watson Significant Subsidiary.

     3.15 Books and Records. Watson's and each Watson Significant Subsidiary's books, accounts and records are, in all material respects, maintained in Watson's and such Watson Significant Subsidiary's usual, regular and ordinary manner, in accordance with GAAP and with respect to Watson and the Watson Significant Subsidiaries other than Circa Pharmaceuticals, Inc. ("Circa"), since January 1, 1995, and, with respect to Circa, since July 18, 1995, all material transactions to which Watson or any Watson Significant Subsidiary is or has been a party, taken as a whole, are properly reflected therein.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Watson and Watson Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to Watson and Watson Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers; provided, however that any disclosure set forth on any particular schedule shall be deemed disclosed in reference to all applicable schedules.

     4.1. Organization, Standing and Qualification. The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate their respective properties and assets, and to carry on their respective businesses as now conducted and as currently proposed to be conducted except where the failure to have such power and authority would not have a Company Material Adverse Effect and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which they own or lease property or in which the conduct of their respective businesses requires them to so qualify or be licensed except where the failure to so qualify, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Company Material Adverse Effect.

     4.2. Capitalization.

     (a) The total authorized capital stock of the Company consists of (i) 35,000,000 shares of common stock, par value $0.005 per share, 13,519,213 shares of which are issued and outstanding as of the date of this Agreement; (ii) 38,500 shares of Series A Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (iii) 10,000 shares of Series B Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (iv) 35,000 shares of Series C Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (v) 10,000 shares of Series D Preferred Stock, par value $0.005 per share, none of which are issued and outstanding as of the date of this Agreement; (vi) 27,000 shares of Series E Preferred Stock, par value $10 per share, none of which are issued and outstanding as of the date of this Agreement; and (iii) 128,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

     (b) Except as set forth in the Disclosure Statement, each share of the outstanding Company Common Stock is (i) duly authorized and validly issued; (ii) fully paid and nonassessable and free of preemptive and similar rights; and
(iii) to the knowledge of the Company, with respect to the shares of Company Common Stock owned by the directors and officers of the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

     (c) Except as set forth in the Disclosure Statement, there are currently no outstanding, and, except as permitted pursuant to Section 5.2 or the exercise or cancellation of outstanding options in accordance with their terms, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries,
(ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance of any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option or warrant to purchase capital stock of the Company or any of its Subsidiaries.

     4.3. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries indicated in the Disclosure Schedule as being owned by the Company. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of the Company is listed in the Disclosure Schedule, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office;
(c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; and (e) the number of issued and outstanding shares of capital stock or share capital.

     4.4. Ownership Interests. Except for the interests in the Company's Subsidiaries and the interests disclosed in the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Since January 1, 1992, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

     4.5. Constituent Documents. True and complete copies of the Certificate of Incorporation and all amendments thereto, the By-Laws as amended and currently in force, all stock records, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished or made available by the Company to Watson for inspection to the extent requested by Watson. Said stock records accurately reflect all stock transactions and the current stock ownership of the Company and its Subsidiaries. Since April 1, 1990, the corporate minute books and records of the Company and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders or the board of directors of the Company and its Subsidiaries and any other action formally taken by them respectively as such.

     4.6. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company is a party (collectively, the "Ancillary Documents"), have been duly authorized by the Board of Directors of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document, except the approval of the Merger by the Stockholders. This Agreement is, and, as of the Closing Date, each of the Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of Stockholder approval of the Merger.

     4.7. No Violation. Neither the execution and delivery of this Agreement nor the Ancillary Documents by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

     4.8. Compliance with Laws -- General.

     (a) The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of any Governmental Entities necessary for the lawful conduct of its business (the "Permits"), except where the failure to hold such permits would not have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries are in substantial compliance with the terms of its Permits.

     (c) The Company and its Subsidiaries are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities (including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any noncompliance that would not have a Company Material Adverse Effect.

     (d) As of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is to the knowledge of the Company, pending or threatened.

     (e) Neither the Company nor any of its Subsidiaries are subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.

     4.9. Compliance with Laws -- FDA.

     (a) As to each drug of the Company for which a new drug application or abbreviated new drug application has been approved by the FDA, which drug is described in the Disclosure Statement, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. sec.sec. 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the application.

     (b) As to each biologic product of the Company or its Subsidiaries for which an ELA and/or PLA has been filed, which products are described in the Disclosure Statement, the applicant and all persons performing operations covered by the application are in substantial compliance with 42 U.S.C.
sec. 262, 21 C.F.R. Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

     (c) The Company and each of its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207. To the extent required, the Company and each of its Subsidiaries have obtained licenses from the DEA and are in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA.

     (d) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company and its Subsidiaries have been and are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

     (e) Neither the Company, its Subsidiaries nor, to the knowledge of the Company, their respective officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

     (f) The Company has made available to Watson copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from or issued by the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by the Company, its Subsidiaries or persons covered by product applications or otherwise performing services for the benefit of the Company or its Subsidiaries.

     (g) Neither the Company nor its Subsidiaries have received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or its Subsidiaries or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Company or its Subsidiaries or any of the Company's or its Subsidiaries' Manufacturing Locations.

     (h) As to each article of drug or consumer product currently manufactured and/or distributed by the Company or its Subsidiaries, which products are described in the Disclosure Statement, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. sec.sec. 301c et. seq.

     (i) As to each drug referred to in (a), the Company, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(l) and the list described in 21 U.S.C. sec. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (j) Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, their respective officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or authorized by 21 U.S.C. sec. 335a(b).

     (k) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Company or its Subsidiaries, or applicants acting on its behalf as of the date of this Agreement, the Company and its Subsidiaries have complied in all material respects with the requirements of 21 U.S.C. sec.sec. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

     4.10. Books and Records. The Company's and its Subsidiaries' books, accounts and records are, and have been, in all material respects, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, in accordance with GAAP, and since July 1, 1990, all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

     4.11. SEC Documents. The Company has delivered or made available to Watson each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1993, which reports constitute all of the documents required to be filed by the Company with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any Company Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed with the SEC all reports required to be filed under Section 13, 14 and 15(d) of the Exchange Act since January 1, 1993. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since January 1, 1993, there has been no material change in the Company's accounting methods or principles except as described in the notes to such Company financial statements.

     4.12. Accounts Receivables. To the knowledge of the Company, none of the trade receivables and notes receivable which are reflected in the financial statements contained in the Company Reports or which arose subsequent to September 30, 1996, is or was subject to any counterclaim or set off. All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and to the Company's knowledge, all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts, were and are adequate and materially consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of its business, subject to industry changes due to shelf restocking or customer rebates. Since September 30, 1996, there has not been a material write-down or write-off of the Company's aggregate trade receivables or a material adverse change in the aging thereof. The Company does not have, to a material extent, any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

     4.13. Inventory. All inventory of the Company or any of its Subsidiaries which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value on an item by item basis. None of such write-downs have had a Company Material Adverse Effect since September 30, 1996. With the exception of items of below standard quality which have been written down to their estimated net realizable value, no material portion of the materials and/or workmanship comprising the Inventory is defective. All Inventory reflected in the Company Reports is valued at the lower of cost or market with cost determined by the first in first out accounting method. Since September 30, 1996, there has not been a material change in the level of the Inventory. All Inventory is, and, to the knowledge of the Company, all tools, dies, jigs, patterns, molds, equipment, supplies and other materials used in the production of Inventory are, located at the Real Estate (as defined herein), the Leased Premises (as defined herein) or the Company's or its Subsidiaries' Manufacturing Locations.

     4.14. Bank Accounts. The Disclosure Statement contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; (b) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company or any of its Subsidiaries; and (c) all instruments or agreements to which the Company or any of its Subsidiaries is a party as an endorser, surety or guarantor, other than checks or other instruments endorsed for collection or deposit.

     4.15. Intellectual Property.

     (a) The Disclosure Statement identifies all of the following which are used in the Company's or any of its Subsidiaries' businesses and in which the Company or any of its Subsidiaries claims any ownership rights: (i) all registered trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) all common law Trademarks; (iii) all patents on and pending applications to patent any technology or design; (iv) all registrations of and applications to register copyrights; and (v) all licenses or rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by the Company or any of its Subsidiaries, other than licenses to commercially available computer software and other know-how acquired or entered into by the Company or any of its Subsidiaries in the ordinary course of business. The rights required to be so identified, together with all proprietary formulation, manufacturing methods, know-how and trade secrets that are material to the Company's or any of its Subsidiaries' businesses, are referred to herein collectively as the "Intellectual Property".

     (b)(i) The Company or its Subsidiaries is the owner of or duly licensed to use each Trademark and its associated goodwill; (ii) each of the Trademark registrations exists and has been maintained in good standing; (iii) each patent and application included in the Intellectual Property exists, is owned by or licensed to the Company or its Subsidiaries and, to the Company's knowledge, has been maintained in good standing; (iv) each copyright registration exists and is owned by the Company or its Subsidiaries; (v) to the Company's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (vi) the Company has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property; (vii) the Company has no knowledge of any claim or knowledge of any facts that would give the Company any reason to reasonably believe that the Company's or its Subsidiaries' use of any Intellectual Property infringes any right of any third party; (viii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any third party is infringing on any of the Company's or its Subsidiaries' rights in any of the Intellectual Property; (ix) the Company has no knowledge and there are no facts known to the Company that would give the Company any reasonable basis to believe that any of its actions or the actions of its Subsidiaries has infringed or is infringing on any third party's Intellectual Property rights; (x) to the Company's knowledge, there are no undisclosed government restrictions, domestic or foreign, which specifically limit the manner in which any of the Intellectual Property may be used or licensed; and (xi) to the Company's knowledge, neither the Company, its Subsidiaries nor any of their respective officers or directors has disclosed any confidential information of the Company or any of its Subsidiaries which would constitute trade secrets under Florida law, except in the ordinary course of business of the Company and its Subsidiaries or with the authority of the Company or its Subsidiaries.

     (c) Watson understands and acknowledges that the Surviving Corporation must continue to assert control over the quality of the goods or services offered in connection with the Company's Trademarks or its Subsidiaries in order to maintain its claim of ownership in the Trademarks after the Closing.

     4.16. Title to Properties. Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company or any of its Subsidiaries which has a net book value in excess of $50,000. The Company or its Subsidiaries (i) has good, marketable, legal and valid title to such property free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"), except for (A) Liens set forth on the Disclosure Statement and (B) (x) mechanic's, materialmen's, and similar liens, (y) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (z) liens on goods in transit incurred pursuant to documentary letters of credit; and (ii) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which the Company or any of its Subsidiaries is a party (other than leases for Leased Premises) are legal, valid and binding obligations of the Company or its Subsidiaries and in full force and effect, and no default by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto has occurred or is continuing thereunder. The Disclosure Schedule lists all properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement to the extent the Company or its Subsidiaries remaining obligations under any such lease or agreement exceeds $50,000. Except for such assets and facilities as are immaterial to the business of the Company or its Subsidiaries, all tangible assets and facilities of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate with the intangible assets of the Company, are sufficient to conduct the business of the Company and its Subsidiaries as previously conducted prior to the date hereof.

     4.17. Real Estate.

     (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses of the Real Estate. The Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are, to the Company's knowledge, in violation of any material use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement or any other applicable law. No material expenditures are required to be made for the repair or maintenance of any improvements on the Real Estate or for the Real Estate to be used for its intended purpose.

     (b) Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true, correct and complete copies of which have been provided to Watson or its counsel. None of the improvements comprising the Leased Premises, or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are, to the Company's knowledge, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not have a Company Material Adverse Effect or materially interfere with the conduct of the business of the Company or its Subsidiaries. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises or for the Leased Premises to be used for its intended purpose. Neither the Company nor its Subsidiaries are in default under any agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder. All options in favor of the Company or its Subsidiaries to purchase any of the Leased Premises, if any, are in full force and effect.

     (c) The Real Estate, the Leased Premises, each facility located on the Real Estate and the Leased Premises and, to the Company's knowledge, each of the Company's or its Subsidiaries' Manufacturing Locations are currently served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such Real Estate, Leased Premises, Manufacturing Locations and/or facility at its current rate of production, and none of the utility companies serving any such Real Estate, Leased Premises, any facility and, to the Company's knowledge, each of such Manufacturing Locations has threatened the Company or its Subsidiaries with any reduction in service.

     (d) There are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Real Estate or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 4.17(d) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

     (e) There are no condemnation proceedings pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.

     (f) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or, to the extent the Company or its Subsidiaries is liable for payment therefor, the Leased Premises.

     (g) The buildings and other facilities located on the Real Estate and the Leased Premises are free of any material latent structural or engineering defects known to the Company or any material patent structural or engineering defects.

     4.18. Contracts.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral: (i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive, or pursuant to which the Company or its Subsidiaries has previously paid or received, an amount in excess of $50,000 (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices); (ii) employment or consulting agreement or arrangement; (iii) collective bargaining agreement; (iv) plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company, other than Plans, Welfare Plans and Employee Benefit Plans (in each case as defined herein) described in the Disclosure Statement; (v) agreement restricting in any manner the Company's right to compete with any other person or entity, the Company's right to sell to or purchase from any other person or entity, the right of any other party to compete with the Company, or the ability of such person or entity to employ any of the Company's employees; (vi) secrecy or confidentiality agreements; (vii) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (viii) agreement between the Company and any of its affiliates or other Related Parties (as herein defined); (ix) guaranty, performance, bid or completion bond, or surety or indemnification agreement; (x) requirements contract; (xi) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (xii) agreement for the treatment or disposal of Materials of Environmental Concern (as defined herein);
(xiii) power of attorney; (xiv) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (xvi) any contract, agreement or arrangement containing change of control provisions; or
(xvii) any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries are currently negotiating (and have not entered into preliminary discussions with respect to) any transaction involving an aggregate payment by the Company or its Subsidiaries and/or receipts to the Company or its Subsidiaries in excess of $150,000 excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices.

     (b) All agreements, leases, subleases and other instruments referred to in this Section 4.18, are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, and, to the knowledge of the Company, the other parties thereto. Neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party. Neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.

     (c) Immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

     (d) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company or its Subsidiaries according to the terms of this Agreement will be a default of a material provision under or an event of acceleration, or grounds for termination, or whereby timely performance by the Company of this Agreement may be prohibited, prevented or delayed.

     4.19. Insurance. The Disclosure Statement contains a true and correct list of all insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as

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an insured (or loss payee), including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. All such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies. In the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries have received any written notice from, or on behalf of, any insurance carrier relating to or involving an annual increase by over 10% in insurance rates (except to the extent that insurance risks may be increased for all similarly situated risks) or non-renewal of a policy, or requiring or suggesting material alteration of any of the Company's or its Subsidiaries' assets, purchase of additional equipment, or material modification of any of the Company's or its Subsidiaries' methods of doing business. Neither the Company nor any of its Subsidiaries made any claim for reimbursement from its insurance carriers since June 30, 1993.

     4.20. Litigation. Except as set forth in the Disclosure Schedule or matters which are immaterial to the Company or its Subsidiaries, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective officers, directors or affiliates, with respect to or affecting the Company's or its Subsidiaries' respective operations, businesses, products, sales practices or financial condition, or related to the consummation of the transactions contemplated hereby or by the Watson Ancillary Documents or the Ancillary Documents. There are no facts known to the Company which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or its Subsidiaries, would have a Company Material Adverse Effect.

     4.21. Warranties. To the Company's knowledge, neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof except as are described in the Disclosure Statement. There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services nor are there any facts known to the Company relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or governmental authority, would reasonably give rise to a material claim or proceeding. The Disclosure Statement sets forth a summary, which is accurate in all material respects, of all returns of products during the period beginning January 1, 1995 and ending on the date hereof, and all credits and allowances for returned products given to customers during said period to the extent that such returns, credits and allowances with respect to any one product exceeds $50,000 in the aggregate, and said summary contains a description of any reoccurring product defects (other than returns due to date expirations). The Company has no knowledge of or reason to believe that the percentage of warranty claims or product returns for products sold by the Company and its Subsidiaries prior to the Closing Date will exceed historical levels.

     4.22. Products Liability. Neither the Company nor any of its Subsidiaries have received any written notice relating to, nor does the Company have knowledge of any facts or circumstances which could reasonably give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement.

     4.23. Arbitration. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the Company or its Subsidiaries.

     4.24. Taxes.

     (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service,

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service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

     (b) There have been properly completed and filed on a timely basis and in correct form all material Returns required to be filed by the Company or any of its Subsidiaries. As of the time of filing, the foregoing Returns were correct and complete in all material respects. An extension of time within which to file any Return which has not been filed has not been requested or granted.

     (c) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before September 30, 1996, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company or its Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid or adequately reserved for on the financial statements contained in the Company Reports, and any Taxes accrued but not due and payable as of September 30, 1996 have been accrued or otherwise reserved for in financial statements contained in the most recent Company Report. No Taxes have been (or will prior to the Closing Date be) recorded by the Company or any of its Subsidiaries other than in the ordinary course of business. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.

     (d) To the Company's knowledge, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which Returns will be required but are not yet due to be filed and have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report.

     (e) The unpaid Taxes of the Company or any of its Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report, as adjusted for the passage of time through the Closing.

     (f) Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

     (g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code.

     (h) All material elections with respect to Taxes affecting the Company or any of its Subsidiaries that are currently effective as of the date hereof that are not reflected in the Company's Returns are set forth in the Disclosure Statement.

     4.25. ERISA. The Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans

(defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, officers or agents of any Commonly Controlled Entity with medical, health, life, bonus, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its subsidiaries or any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of any Commonly Controlled Entity. The Company has delivered or made available to Watson true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Forms 5500 and 990, if any, filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan; and (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists). Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a Company Material Adverse Effect.

     (b) All Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (c) No Commonly Controlled Entity has adopted or been obligated to contribute to any "defined benefit pension plan" as defined in Section 3(35) of ERISA subject to Title IV of ERISA in the five years preceding the date hereof.

     (d) No Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ) or has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

     (e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

     (f) Except as set forth in the Disclosure Schedule, neither the Company or any Commonly Controlled Entity nor any Person acting on behalf of the Company or any Commonly Controlled Entity has, in contemplation of any corporate transaction involving Watson, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced,
(ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Watson will be made available to such employees.

     (g) No Commonly Controlled Entity has ever promised or been obligated to provide former employees with coverage or benefits under Benefit Plans, other than as required by Section 4980B of the Code.

     (h) All contributions or premiums owed by Commonly Controlled Entities with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and Commonly Controlled Entities are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

     (i) To the Company's knowledge, no Pension Plan or Welfare Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

     (j) There are no pending or, to the Company's knowledge, threatened likely claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA thereto, any Commonly Controlled Entity or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

     (k) Nothing in this Agreement or the transaction contemplated hereunder will: (i) cause the termination or repricing of any insurance contract to which a Commonly Controlled Entity or Benefit Plan is a party to the purposes of providing employee benefits; (ii) trigger a right of any employee of any Commonly Controlled Entity to severance, deferred compensation or retirement benefits; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.

     (l) No Commonly Controlled Entity maintains any unfunded plan of deferred compensation.

     4.26. Labor Matters. Except as set forth in the Disclosure Statement or for events that occur after the date hereof which are disclosed in writing by the Company to Watson, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past three years, there has not been any such action; (b) there are no union claims to represent the employees of the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (d) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor to the knowledge of the Company does any question concerning representation exist with respect to such employees; (e) to the knowledge of the Company, the Company and its Subsidiaries are, and has at all times been, in material compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices; (f) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or, to the knowledge of the Company, any charges or complaints, or facts which could reasonably give rise to a charge or complaint, pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (g) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending relating to the Company or any of its Subsidiaries; (h) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees;
(i) upon termination of the employment of any of the employees of the Company or any of its Subsidiaries after the Closing, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay, except as otherwise required by federal law; (j) the employment of each of the Company's or its Subsidiaries' employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments disclosed on the Disclosure Statement or required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (k) no employee or former employee of the Company or any of its Subsidiaries has any right to be rehired by the Company or its Subsidiaries prior to the Company's or its Subsidiaries' hiring a person not previously employed by the Company or its Subsidiaries; and (l) the Disclosure Statement contains a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of December 1, 1996, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions. Neither the Company nor any of its Subsidiaries owes any past or present employee any sum in excess of $25,000 individually or $50,000 in the aggregate other than for accrued wages or salaries for the current payroll period, and amounts payable under Plans, Welfare Plans or Employee Benefit Plans. No employee owes any sum to the Company or any of its Subsidiaries in excess of $25,000, and all employees together do not owe the Company or any of its Subsidiaries in excess of $50,000.

     4.27. Environmental Matters.

     (a) The Company, its Subsidiaries and their respective assets and businesses are in substantial compliance with all Environmental Laws and Environmental Permits (as herein defined) applicable to them. A copy of any notice, citation, inquiry or complaint which the Company or any of its Subsidiaries has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in the Disclosure Schedule, and all violations alleged in said notices have been or are being corrected. A description of all such violations currently being corrected is contained in the Disclosure Statement. The Company and its Subsidiaries possess all Environmental Permits which are required for the operation of their respective businesses, and are in substantial compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits issued to the Company or any of its Subsidiaries have been provided or made available to Watson or its counsel. The Company has delivered to Watson copies of all environmental reports with respect to the Real Estate and the Leased Premises in its possession (other than reports prepared by or on behalf of Watson) which were conducted during the last five years.

     (b) The Disclosure Statement sets forth a complete list of all Materials of Environmental Concern stored, treated, generated, used, transported or Released (as herein defined) in connection with the operation of the Company's business. There has been no storage, treatment, generation, transportation or Release of any Materials of Environmental Concern by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other person or entity for which the Company or any of its Subsidiaries is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws.

     (c) The Disclosure Statement sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed during the last two years from, the Real Estate or the Leased Premises. All Containers which have been heretofore removed from the Real Estate or the Leased Premises have been removed substantially in accordance with all applicable Environmental Laws.

     (d) For the purposes of this Agreement: (i) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (iii) "Materials of Environmental Concern" means (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof; and (B) even if not prohibited, limited or regulated by Environmental

Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Real Estate or the Leased Premises; (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Materials of Environmental Concern into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA; (v) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized ("CERCLA"); (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company; and (vii) "Containers" means above-ground and under-ground storage tanks, vessels and related equipment and containers.

     4.28. Interim Conduct of Business. Except as otherwise contemplated by this Agreement, since September 30, 1996, neither the Company nor any of its Subsidiaries has:

     (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of Inventory and cash applied in the payment of the Company's or its Subsidiaries' liabilities in the usual and ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;

     (b) written off any asset which has a net book value which exceeds $25,000 individually or $50,000 in the aggregate in value, or suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

     (c) waived any material right arising out of the conduct of, or with respect to, its business;

     (d) made (or committed to make) capital expenditures in an amount which exceeds $25,000 for any item or $100,000 in the aggregate;

     (e) made any change in accounting methods or principles;

     (f) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money;

     (g) entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as defined herein) in an amount which exceeds $15,000 or $50,000 in the aggregate (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

     (h) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

     (i) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

     (j) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business;

     (k) hired any employee who has an annual salary in excess of $35,000, or employees with aggregate annual salaries or wages in excess of $70,000;

     (l) terminated any employee having an annual salary or wages in excess of $35,000 or employees with aggregate annual salaries or wages in excess of $70,000;

     (m) adopted any new Plan, Welfare Plan or Employee Benefit Plan;

     (n) issued or sold any securities of any class, except for the grant or exercise of options to purchase Company Common Stock under the Company Option Plans;

     (o) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class; or

     (p) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the usual and ordinary course of business in accordance with past practices.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.28 by entering into this Agreement or by consummating the transactions contemplated hereby.

     4.29. Affiliated Transactions. Since January 1, 1995, neither the Company nor any of its Subsidiaries has been a party to any transactions (other than employee compensation and other ordinary incidents of employment) in excess of $15,000 individually or $50,000 in the aggregate with a "Related Party" other than loans to Company employees made in connection with the exercise of Company stock options, all of which have been paid in full as of the date hereof. For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director, 10% stockholder or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's or its Subsidiaries' respective businesses, is presently owned by or leased or licensed by or to any Related Party. Prior to the Closing, all amounts due and owing to or from the Company or its Subsidiaries by or to any of the Related Parties (excluding employee compensation and other incidents of employment) shall be paid in full. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company, its Subsidiaries, nor to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's or its Subsidiaries' respective businesses.

     4.30. Significant Customers, Suppliers and Employees. The Disclosure Statement sets forth an accurate list of the Company's and its Subsidiaries' Significant Customers (as defined herein), Significant Suppliers (as defined herein) and Significant Employees (as defined herein). The Company has no knowledge of any intention or indication of intention by a (a) Significant Customer to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; (b) Significant Supplier to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; or (c) Significant Employee intends to terminate his employment with the Company or its Subsidiaries. Notwithstanding the foregoing, nothing contained herein shall be deemed to be a covenant or guaranty by the Company that any particular Significant Customer, Significant Supplier or Significant Employee will continue to conduct business with the Company and its Subsidiaries after the date hereof. As used herein, (w) "Significant Customer" means the 10 largest customers of the Company and its Subsidiaries, taken as a whole, including distributors of the Company's products, measured in terms of sales volume in dollars for the year ended December 31, 1995 and for the eleven month period ending November 30, 1996, (x) "Significant Supplier" means any supplier of the Company and its Subsidiaries from whom the Company or its Subsidiaries has purchased $250,000 or more of goods during the year ended December 31, 1995 or $229,000 or more goods during the eleven month period ending November 30, 1996, for use in the Company's or its Subsidiaries' respective businesses; and (y) "Significant Employee" means the Chief Executive Officer, the President, the Senior Director of Research and Development, any Vice President, the Director of Field Sales or any regional sales manager of the Company or its Subsidiaries.

     4.31. Material Adverse Change. Since September 30, 1996 to the date of this Agreement, neither the Company nor its Subsidiaries has suffered any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or its Subsidiaries, taken as a whole.

     4.32. Bribes. Since April 1, 1990, neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

     4.33. Absence of Indemnifiable Claims, etc. There are no pending claims and, to the knowledge of the Company, no facts that would reasonably entitle any director, officer or employee of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Certificate of Incorporation or By-laws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries.

     4.34. No Undisclosed Liabilities. There are no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the Company or its Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the Company Reports; (ii) liabilities which, individually or in the aggregate, are not material to the Company or its Subsidiaries; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and (iv) liabilities incurred since September 30, 1996 in the ordinary course of business and consistent with past practices.

     4.35. No Brokers. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Gruntal & Co., Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Watson prior to the date hereof.

     4.36. Tax Reorganization. Neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     4.37. Opinion of Financial Advisor. The Company has received the opinion of Gruntal & Co., Incorporated to the effect that, as of the date hereof, the consideration to be received by the Stockholders pursuant to the Merger is fair to such Stockholders from a financial point of view.

     4.38. Information Supplied. The information supplied or to be supplied in writing by the Company, its Subsidiaries, or any of their respective officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in (a) the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Stockholders, at the time such Stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) the Form S-4, together with all amendments and supplements thereto, will not, at the time the Form S-4 is filed or becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Watson or any of Watson's Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

     4.39. Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, applicable to the Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

     5.1 Alternative Proposals.  Prior to the Effective Time, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate or solicit, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1; and (c) that it will notify the other immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 shall prohibit the Board of Directors of the Company from (A) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (i) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law; (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Watson to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (iii) subject to any confidentiality agreement with such person or entity (which the Company determined in good faith was required to be executed in order for its Board of Directors to comply with its fiduciary duties to stockholders imposed by law), the Company keeps Watson informed of the status of any such discussions or negotiations; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof); (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (z) affect any other obligation of the Company under this Agreement.

     5.2 Interim Operations.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless Watson has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to,:

          (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) not amend their respective Certificates of Incorporation or By-Laws or comparable governing instruments;

          (iv) promptly notify Watson of any material emergency or other Company Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

          (v) promptly deliver to Watson true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice; (D) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices; (E) hire any new employee who shall have, or terminate the employment of any employee who has, an annual salary in excess of $80,000; or (F) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (vii) not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

          (viii) not enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

          (ix) not enter into any additional research and development contracts which call for the payment or receipt of funds in excess of $10,000 individually or $50,000 in the aggregate, other than the contracts contemplated by the Company's research and development plan which has been disclosed by the Company to Watson prior to the date hereof;

          (x) not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than in the ordinary course of its business, but in no event in an amount exceeding $2,500,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies);

          (xi) not make any loans, advances or capital contributions to, or investments in, any other Person;

          (xii) Except as described in the Disclosure Statement, not make or commit to made any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

          (xiii) not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate or Related Party of the Company or any of its Subsidiaries or enter into any transaction with any affiliate or Related Party of the Company or its Subsidiaries (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

          (xiv) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for changes in accounting laws which effect all pharmaceutical companies generally;

          (xv) not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except Liens for taxes not currently due and liens granted to incur the indebtedness contemplated by Section 5.2(a)(x) hereof; and

          (xvi) maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), Watson shall, and shall cause each of its Subsidiaries to,:

          (i) conduct their respective operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted (except for entering into transactions described in 5.2(b)(v) below);

          (ii) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (iii) promptly notify the Company of any material emergency or other Watson Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

          (iv) not amend their respective Certificates of Incorporation or By-laws or comparable governing instruments;

          (v) promptly notify the Company of its entering into any agreement with respect to any material transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization or recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

          (vi) not take any action that would result in a failure to maintain the trading of Watson Common Stock on the Nasdaq National Market;

          (vii) with respect to Watson only (and not its Subsidiaries), not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; and

          (viii) not voluntarily elect to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except for (A) changes that would not have a Watson Material Adverse Effect; or (B) changes in accounting laws which effect all pharmaceutical companies generally.

     5.3 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement to the Stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the Stockholders imposed by law.

     5.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, Permit or Environmental Permit, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further commercially reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and the Surviving Corporation shall take all such necessary action.

     5.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of Watson reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to Watson, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Watson and its investigation of the business of the Company and its Subsidiaries. From the date hereof to the Effective Time, Watson shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of Watson to cooperate with the Company in its investigation of the business of Watson or its Subsidiaries. All information disclosed by the Company to Watson and its representatives or by Watson to the Company and its representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of December 13, 1995 between Watson and the Company.

     5.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

     5.7 Registration Statement. Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Watson Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Proxy Statement. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-4 declared effective by the SEC as promptly as practicable. Watson shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Proxy Statement will be made by Watson or the Company without the approval of the other party, which approval shall not be unreasonably withheld. Watson will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Watson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and Watson shall use its best efforts to promptly resolve any such stop order, suspension or qualification.

     5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     5.9 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Watson a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit C. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

     5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except
(a) as otherwise expressly provided for herein; and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement shall be shared equally by the Company and Watson.

     5.11 Tax Treatment of Merger. From and after the date hereof and until the Effective Time, neither Watson nor the Company nor any of their respective Subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as (i) a reorganization within the meaning of Section 368(a) of the Code; or (ii) a "pooling of interests" for accounting purposes; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, Watson shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     5.12 Employee Benefit Plans. Watson covenants and agrees that it will continue the Company's existing benefit plans and arrangements for a period of at least six months following the Effective Date. Thereafter, to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated, such employees who remain employees of the Surviving Corporation shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to Watson's employees on the same basis as Watson's employees in similar positions are eligible to participate. For purposes of satisfying the terms and conditions of such plans, Watson shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior to the Effective Time. To the extent Watson's benefit plans provide medical or dental welfare benefits after the Closing Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the Closing Date shall be taken into account under Watson's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

     5.13 Company Options. Immediately after the Effective Time, but in any event, no later than three business days after the Closing Date, Watson shall register the shares of Watson Common Stock issuable upon exercise of such Company Options with the SEC on Form S-8, to the extent that such Company Options may be registered on such form. To the extent that all or any portion of the Company Options may not be registered on Form S-8 (the "Non-Employee Options"), Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-3 (the "Form S-3") under the Securities Act, with respect to the Watson Common Stock issuable upon exercise of the Non-Employee Options. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-3 declared effective by the SEC on or prior to the Effective Date. Watson will advise holders of such Non-Employee Options, promptly after it receives notice thereof, of the time when the Form S-3 has become effective, the issuance of any stop order or the suspension of the qualification of the Watson Common Stock issuable in connection with the exercise of the Non-Employee Options for offering or sale in any jurisdiction and Watson shall use its best efforts to promptly resolve any such stop order, suspension or qualification.

     5.14 Indemnification of Directors and Officers of the Company

     (a) From and after the Effective Time of the Merger, Watson agrees to indemnify and hold harmless, and to cause the Surviving Corporation to honor its separate indemnification to, each person who is an officer or director of the Company or its Subsidiaries on the date of this Agreement (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of the Company or its Subsidiaries, to the same extent he or she would have been indemnified under the Articles of Incorporation or By-laws of Watson as such documents were in effect on the date of this Agreement and to the extent permitted under applicable law. Subject to an Indemnified Person's obligation to refund any advances in accordance with the Florida Business Corporation Act, Watson shall advance all litigation costs reasonably incurred by such Indemnified Person in accordance with applicable law.

     (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger consolidation or reorganization of Watson.

     (c) The rights to indemnification granted by this Section 5.14 are subject to the following limitations: (i) amounts otherwise required to be paid by Watson to an Indemnified Person pursuant to this Section 5.14 shall be reduced by any amounts that such Indemnified Person has recovered by virtue of the claim for which indemnification is sought and Watson shall be reimbursed for any amounts paid by Watson that such Indemnified Person subsequently recovers by virtue of such claim; (ii) any claim for indemnification pursuant to this
Section 5.14 must be submitted in writing to the Chief Executive Officer or Chairman of Watson promptly upon such Indemnified Person becoming aware of such claim, provided that any such failure to advise promptly will not cause a loss of indemnity unless it has a prejudicial effect on Watson; and (iii) an Indemnified Person shall not settle any claim for which indemnification is provided herein without the prior written consent of Watson, which consent shall not be unreasonably withheld.

     5.15 Publication of Post-Merger Results. Watson shall use its reasonable best efforts to cause financial results covering at least thirty days of post-Merger combined operations to be published in its first report of quarterly financial statements as soon as practicable after such information is required to be filed with the SEC.

     5.16 Agreement with respect to Products under Development. As soon as practicable after the date hereof, but in any event within ten (10) business days after the date hereof, Watson and the Company shall negotiate in good faith and shall use their best efforts to enter into an agreement with respect to the development and sale of all of the Company's products under development.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.6 hereof):

          (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (d) The Form S-4 and Form S-3 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 or the Form S-3 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been received.

          (e) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

          (f) The Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been authorized for trading on the Nasdaq National Market subject only to official notice of issuance.

          (g) Watson shall have received the opinion of D'Ancona & Pflaum, counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

          (h) The Company shall have received the opinion of Akerman, Senterfitt & Eidson P.A., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

          (i) Watson shall have received the opinion of Price Waterhouse LLP, dated the Closing Date, to the effect that the Merger will be treated as a "pooling of interests" for accounting purposes.

          (j) The Company shall have received from Price Waterhouse LLP a letter, dated the Closing Date, indicating that the Company has not taken any action that would preclude it from entering into a transaction that would be treated as a "pooling of interests" for accounting purposes.

          (k) Patrick J. McEnany shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit D.

     6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.6 hereof):

          (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and the Company shall have received a certificate of the Chairman or President of Watson, dated the Closing Date, certifying to such effect.

          (b) The representations and warranties of Watson and Watson Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing in all material respects, and the Company shall have received a certificate of the Chairman or President of Watson, dated the Closing Date, certifying to such effect.

          (c) The Company shall have received from Watson certified copies of the resolutions of Watson's and Watson Sub's Boards of Directors approving and adopting this Agreement, the Watson Ancillary Documents and the transactions contemplated hereby and thereby.

          (d) The Company shall have received the opinion of D'Ancona & Pflaum to such matters as the Company or the Company's counsel shall reasonably request.

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of Watson and its Subsidiaries, taken as a whole; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including its 50% subsidiary, Somerset Pharmaceuticals, Inc.), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions).

          (f) The Company shall have received the updated opinion of Gruntal & Co., Incorporated dated the Closing Date, to the effect that the Merger or the Exchange Ratio, as the case may be, continues to be fair to the Stockholders from a financial point of view.

          (g) Watson and Watson Sub shall have executed and delivered such other documents and taken such other actions as the Company shall reasonably request.

     6.3 Conditions to Obligation of Watson and Watson Sub to Effect the Merger. The obligations of Watson and Watson Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.6 hereof):

          (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and Watson shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

          (b) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing in all material respects, and Watson shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

          (c) Watson shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and Stockholders approving and adopting this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

          (d) Watson shall have received the opinion of Akerman, Senterfitt & Eidson P.A. to such matters as Watson or Watson's counsel shall reasonably request.

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of the Company.

          (f) The Company shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, Permit, Environmental Permit and license which are required as a result of a change of control of the Company except in those instances where failure to receive any such consent would not have a Company Material Adverse Effect.

          (g) The Company shall have executed and delivered such other documents and taken such other actions as Watson shall reasonably request.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders, by the mutual consent of Watson and the Company.

     7.2 Termination by Either Watson or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Watson or the Company if (a) the Merger shall not have been consummated by March 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;
(b) the approval of the Stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.2(b) if the Company caused (directly or indirectly) or aided in the failure to obtain such approval; or (c) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) compelling Watson, Watson Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson and the Company, or sell or license any material product of Watson or the Company, and such order, decree, ruling or other action shall have become final and non-appealable.

     7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the Stockholders, by action of the Board of Directors of the Company, if (a) the Company receives an Alternative Proposal and the Board of Directors of the Company determines in good faith and pursuant to the exercise of its fiduciary duties to its Stockholders, to accept such Alternative Proposal, and the Board of Directors of the Company recommends or resolves to accept or recommend to the Stockholders such Alternative Proposal;
(b) the Board of Directors of the Company determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of this Agreement and/or the Merger; (c) the Board of Directors of Watson shall have withdrawn or modified in a manner materially adverse to the Company, its approval or recommendation of this Agreement and/or the Merger (other than upon the happening of an event described in Sections 7.4(b) or 7.4(c)); (d) there has been a breach by Watson or Watson Sub of any representation or warranty contained in this Agreement which would have a Watson Material Adverse Effect;
(e) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Watson; or (f) Watson enters into any transaction, or series of related transactions, or enters into any agreement relating to any of the foregoing, where Watson would (i) require the approval of its shareholders pursuant to Nevada General Corporate Law; or (ii) issue or propose to issue in excess of twenty-percent (20%) of the outstanding Watson Common Stock in connection with such transaction, or series of related transactions, calculated on a fully diluted basis after giving effect to the consummation of the contemplated transaction between Watson and Oclassen Pharmaceuticals, Inc. and the consummation of such new transaction or series of related new transactions.

     7.4 Termination by Watson. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Stockholders, by action of the Board of Directors of Watson, if
(a) the Board of Directors of the Company shall have (i) recommended an Alternative Proposal to the Stockholders or (ii) withdrawn or modified in a manner materially adverse to Watson, its approval or recommendation of this Agreement or the Merger (other than upon the happening of an event described in Sections 7.3(d) or 7.3(e)); (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have a Company Material Adverse Effect; or (c) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Watson to the Company.

     7.5 Effect of Termination and Abandonment.

     (a) In the event that this Agreement is terminated by the Company pursuant to Sections 7.3(a) or 7.3(b) or by Watson pursuant to Section 7.4(a) and the Company enters into an agreement or an understanding with respect to an Alternative Proposal within nine (9) months of the date of such termination and thereafter, consummates such transaction, then the Company shall promptly pay Watson a fee in an amount equal to $3,000,000. If (x) the Company terminates this Agreement pursuant to Section 7.3(a) or Watson terminates this Agreement pursuant to Section 7.4(a)(i); and (y) the Company does not enter into an agreement or an understanding with respect to an Alternative Proposal within nine (9) months after the termination of this Agreement or does not consummate such transaction within eighteen (18) months after the termination of this Agreement, the Company shall reimburse Watson for all actual out-of-pocket costs and expenses incurred by Watson in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds within twelve months from the date of termination of this Agreement. The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Watson and Watson Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Watson or Watson Sub commences a suit which results in a final, non-appealable judgment against the Company for the fee set forth in this Section 7.5(a), the Company shall pay to Watson its costs and expenses (including attorneys' fees) incurred by Watson in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.5 and the provisions of Sections 5.6 and 5.10, which obligations shall survive the termination of this Agreement.

     7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and, shall not survive the Merger, provided, however, that the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.9, 5.10, 5.11, 5.12, 5.13, 5.14 and 5.15 and
Articles 2 and 8 and the agreements delivered pursuant to this Agreement shall survive the Merger.

     8.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Watson or Watson Sub:                    If to the Company:
Watson Pharmaceuticals, Inc.                   Royce Laboratories, Inc.
311 Bonnie Circle                              5350 N.W. 165th Street
Corona, California 91720                       Miami, Florida 33014
Fax: (909) 270-1096                            Fax:
Attn: Dr. Allen Chao,                          Attn: Patrick J. McEnany, Chairman,
        Chairman & CEO                                 President and CEO
With copies to:                                With copies to:
D'Ancona & Pflaum                              Akerman, Senterfitt & Eidson P.A.
30 North LaSalle, Suite 2900                   One S.E. 3rd Avenue
Chicago, Illinois 60602                        Miami, Florida 33131
Fax: (312) 580-0923                            Fax: (305) 374-5095
Attn: Michel J. Feldman                        Attn: Philip B. Schwartz

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     8.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 2.3, and 2.4, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4 Entire Agreement. This Agreement, the Exhibits, the Disclosure Statement, the Watson Disclosure Statement, the Confidentiality Agreement, the Ancillary Documents, the Watson Ancillary Agreements, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made which by law requires the further approval of Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its rules of conflict of laws.

     8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 Incorporation of Exhibits. The Disclosure Statement, the Watson Disclosure Statement and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          WATSON PHARMACEUTICALS, INC.

                                          By: /s/  Allen Chao
                                            ------------------------------------

                                          Title:  Chairman and CEO
                                             -----------------------------------

                                          DOLPHINS ACQUISITION CORP.

                                          By: /s/  Allen Chao
                                            ------------------------------------

                                          Title:  President
                                             -----------------------------------

                                          ROYCE LABORATORIES, INC.

                                          By: /s/  Patrick J. McEnany
                                            ------------------------------------

                                          Title:  Chairman, President and CEO
                                             -----------------------------------

                                   EXHIBIT A

                                   DIRECTORS

Dr. Allen Chao
Patrick McEnany
Fred Wilkinson

                                   EXHIBIT B

                                    OFFICERS

Dr. Allen Chao
  Chairman
Patrick McEnany
  President
Michel Feldman
  Secretary

                               FORM OF AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment (the "Amendment") dated as of March 4, 1997 to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 24, 1996 among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Dolphins Acquisition Corp., a Florida corporation and the wholly-owned subsidiary of Watson ("Watson Sub"), and Royce Laboratories, Inc., a Florida corporation (the "Company"), is entered into by and among Watson, Watson Sub and the Company.

                                    RECITALS

     A. Watson, Watson Sub and the Company have heretofore entered into the Merger Agreement providing for the merger of Watson Sub with and into the Company, with the Company surviving the Merger. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     B. The Merger Agreement contemplates that it may be terminated and the Merger may be abandoned by action of the Board of Directors of either Watson or the Company if the Merger shall not have been consummated on or prior to March 31, 1997.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Status of the Merger Agreement. Except as specifically set forth herein, the Merger Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Merger Agreement, except as specifically set forth herein.

          2. Amendment to the Merger Agreement. Section 7.2(a) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

             "(a) The Merger shall not have been consummated by April 30, 1997; provided, however, that the right to terminate this Agreement under this
        Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;"

          3. Representations and Warranties of Entities. Each of the Company, Watson and Watson Sub represents and warrants that its execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of such entity in accordance with its terms.

          4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          5. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Florida, without regard to conflict of laws principles.

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          WATSON PHARMACEUTICALS, INC.

                                          By: /s/ Allen Chao
                                            ------------------------------------

                                          Title:  Chairman and CEO
                                             -----------------------------------

                                          DOLPHINS ACQUISITION CORP.

                                          By: /s/ Allen Chao
                                            ------------------------------------

                                          Title:  President
                                             -----------------------------------

                                          ROYCE LABORATORIES, INC.

                                          By: /s/ Patrick J. McEnany
                                            ------------------------------------

                                          Title:  Chairman, President and CEO
                                             -----------------------------------

                              [GRUNTAL LETTERHEAD]

                                                                         ANNEX B

February 27, 1997

Board of Directors
Royce Laboratories, Inc.
5350 Northwest 165th Street
Miami, Florida 33014

Dear Sirs:

     We understand that Royce Laboratories, Inc. ("Royce"), Watson Pharmaceuticals, Inc. ("Watson") and a wholly-owned subsidiary of Watson ("Watson-Sub") have entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Watson-Sub will be merged with and into Royce (the "Merger"). We understand that, pursuant to the Agreement, among other things, (i) each share of common stock of Royce ("Royce common stock") outstanding at the Effective Time (as defined in the Agreement) shall be converted into the right to receive the number of shares of Watson common stock ("Watson common stock") equal $7.25 divided by the Average Closing Price (as defined in the Agreement); (ii) the number of shares of Watson common stock to be issued is subject to a collar of $38.00 to $47.00 per share and (iii) the outstanding stock options and warrants to purchase Royce common stock, whether or not exercisable, will be automatically converted into options and warrants to purchase Watson common stock. (The transaction contemplated by the Agreement is referred to herein as the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Agreement.

     You have requested our opinion as to the fairness to the shareholders of Royce from a financial point of view of the terms of the Merger.

     In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information relating to Royce and Watson. We have also reviewed certain other information, including financial forecasts and related information, provided to us by Royce and Watson and we have met with Royce's and Watson's managements to discuss the business and prospects of Royce and Watson. We have also considered certain financial and stock market data of Royce and Watson, and we have compared that data with similar data for other publicly held companies in businesses similar to those of Royce and Watson, and we have considered the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deem relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Royce's and Watson's managements as to the future financial performance of Royce and Watson. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Royce or Watson, nor have we been furnished with any such evaluations or appraisals.

     We have relied as to all legal matters on advice of counsel to Royce. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. We are not expressing any opinion as to what the value of the Watson common stock actually will be when issued to Royce shareholders in the Merger or the prices at which such common stock will trade subsequent to the Merger. We have not been requested to solicit or entertain any other offers for the acquisition of Royce as a whole or any other transaction involving Royce. We have not been requested to opine, and our opinion does not in any manner address, the Company's underlying business decision to proceed with the Transaction.

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     We have assumed, with the consent of Royce and Watson, that the Transaction will comply with applicable federal and state laws, including, without limitation, laws relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. We have assumed, with the consent of Royce and Watson, that receipt of Watson common stock will be tax-free for federal income tax purposes to the shareholders of Royce and that neither Royce nor Watson will recognize income, gain or loss as a result of the Transaction.

     We have acted as financial advisor to Royce in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Royce has agreed to indemnify us for certain liabilities arising out of our engagement as financial advisor, including the rendering of this opinion.

     As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As you know, we have previously acted as a financial advisor for Royce and have rendered services to Royce in connection with two private placements of securities and a warrant call for which we received compensation, including warrants to purchase an aggregate of 283,333 shares of Royce common stock. Certain of our executives and employees own Royce common stock and/or warrants to purchase Royce common stock.

     In the ordinary course of our business, we and our affiliates may actively trade the equity securities of both Royce and Watson for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, we also regularly publish research reports regarding the businesses and securities of publicly-owned companies in the pharmaceutical industry, including Royce and Watson, and are a market maker for Royce common stock and Watson common stock.

     It is understood that this letter is for information of the Board of Directors of the Company in connection with its consideration of the Transaction. Our opinion does not constitute a recommendation to any member of the Board of Directors or any shareholder as to how such member or shareholder should vote on the proposed Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for other purposes, without our prior written consent. We understand that this opinion will be filed with the Securities and Exchange Commission and distributed to Royce's shareholders as part of the Proxy Statement related to the proposed Merger. We hereby consent to the foregoing use of the opinion.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the terms of the Merger are fair, from a financial point of view, to the holders of Royce common stock.

                                          Respectfully submitted,

                                          By:     /s/ GRUNTAL & CO., INC.
                                            ------------------------------------
                                                    Gruntal & Co., Inc.

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

                                                                         ANNEX C

                           [BEAR STEARNS LETTERHEAD]

                               December 19, 1996

Board of Directors
Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 91720

           Attention: Dr. Allen Chao, Chief Executive Officer

Dear Sirs:

     We understand that Watson Pharmaceuticals, Inc. ("Watson") and Royce Laboratories, Inc. ("Royce") are considering a transaction in which Dolphin Acquisition Corp. ("Dolphin"), a newly-formed wholly-owned subsidiary of Watson, would be merged with and into Royce in a stock-for-stock exchange (the "Merger"). Pursuant to the Merger each outstanding share of common stock of Royce would be converted into the right to receive a number of shares of Watson common stock equal to the result obtained by dividing $7.25 by the average per share closing price of Watson's common stock as quoted on the NASDAQ National Market during the ten consecutive trading days ending on the trading day immediately preceding the closing date; provided, however, that in no event will the Exchange Ratio be greater than 0.19079 or less than 0.15426. We understand that the Merger will be accounted for as a pooling of interests.

     You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of Watson.

     In the course of analyses for rendering this opinion, we have:

          1. reviewed a draft of the Merger Agreement dated December 19, 1996;

          2. reviewed Royce's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended September 30, 1996;

          3. reviewed certain operating and financial information, including projections, provided to us by Royce's management relating to its business and prospects;

          4. met with certain members of Royce's senior management to discuss its operations, historical financial statements and future prospects;

           5. reviewed Watson's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Report on Form 10-Q for the period ended September 30, 1996;

           6. reviewed certain operating and financial information, including projections, provided to us by Watson's management relating to its business and prospects;

           7. reviewed analyses provided to us by Watson's management relating to the anticipated pro forma financial impact on Watson of the merger;

           8. met with certain members of Watson's senior management to discuss its operations, historical financial statements and future prospects;

           9. reviewed the historical prices and trading volumes of the common shares of Royce and Watson;

          10. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Royce;

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

          11. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Royce; and

          12. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Royce and Watson. With respect to Royce's and Watson's projected financial results and potential synergies that could be achieved upon consummation of the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements as to their respective expected future performance. We have not assumed any responsibility for the independent verification of any of such information or of the projections provided to us and we have further relied upon the assurances of the managements of Royce and Watson that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Royce or Watson. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of Watson.

     We have acted as financial advisor to Watson in connection with the Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of Watson in its evaluation of the Merger. We understand that this opinion will be filed with the Securities and Exchange Commission and distributed to Royce's shareholders as part of the Proxy Statement relating to the proposed Merger. We hereby consent to the foregoing use of the opinion. Otherwise our opinion may not be published or otherwise used or referred to without our written consent, which shall not be unreasonably withheld.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By:        /s/ KEVIN CLARKE
                                            ------------------------------------
                                                     Managing Director

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